As filed with the Securities and Exchange Commission on June 8, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Wells Real Estate Investment Trust II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6798	20-0068852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

(770) 449-7800

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Leo F. Wells, III

President

Wells Real Estate Investment Trust II, Inc.

6200 The Corners Parkway, Suite 250

Norcross, Georgia 30092

(770) 449-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradford S. Markoff, Esq.

Robert H. Bergdolt, Esq.

Carrie J. Hartley, Esq.

DLA Piper Rudnick Gray Cary US LLP

4700 Six Forks Road, Suite 200

Raleigh, North Carolina 27609-5244

(919) 786-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.01 par value per share	300,000,000	$10.00	$3,000,000,000	$353,100

(1)	Estimated solely for purposes of determining the registration fee pursuant to Rule 457.

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included in this registration statement is a combined prospectus and relates to registration statement no. 333-107066 previously filed by the registrant and declared effective on November 26, 2003. Upon effectiveness, this registration statement, which is a new registration statement, will also constitute a post-effective amendment to registration statement no. 333-107066.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC and various states is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JUNE 8, 2005

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

480,000,000 Shares of Common Stock

Wells Real Estate Investment Trust II, Inc. buys, owns and operates commercial real estate consisting primarily of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. As of May 18, 2005, we owned interests in 24 properties, comprising approximately 6.8 million square feet of commercial office space located in 11 states and the District of Columbia. We were incorporated in the State of Maryland in July 2003 and, beginning with our first year of operations ended December 31, 2003, we have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. We intend to operate in such a manner so that we may continue to qualify for taxation as a REIT.

We are offering up to 300,000,000 shares of common stock in our primary offering for $10 per share, with discounts available for certain categories of purchasers as described in “Plan of Distribution.” We are also offering up to 180,000,000 shares to be issued pursuant to our dividend reinvestment plan at a purchase price equal to the higher of $9.55 per share or 95% of the estimated value of a share of our common stock, as estimated by our advisor or another firm we choose for that purpose.

See “ Risk Factors” beginning on page 18 to read about risks you should consider before buying shares of our common stock. These risks include the following:

•	No public market currently exists for our shares of common stock and we have no current plans to list our shares on a national securities exchange or the Nasdaq National Market. If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.	•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

•	While we are investing the proceeds of this offering, continuing high demand for the type of properties we desire to acquire may cause our dividend and the long-term returns of our investors to be lower than they otherwise would.	•	We are dependent upon our advisor and its affiliates to conduct our operations and this offering; thus, adverse changes in the financial health of our advisor or its affiliates or our relationship with them could cause our operations to suffer.

•	If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our dividend and the long-term returns of our investors to be lower than they otherwise would.	•	Our advisor and its affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other Wells-sponsored programs and conflicts in allocating time among us and these other programs.

•	We were incorporated in July 2003 and have a limited operating history, which makes our future performance and the performance of your investment difficult to predict.	•	Our failure to qualify as a REIT for federal income tax purposes would reduce the amount of income we have available for distribution and limit our ability to make distributions to our stockholders.

Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of our common stock, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment.

	Price to Public*	Selling Commissions*	Dealer Manager Fee*	Net Proceeds (Before Expenses)
Primary Offering
Per Share	$10.00	$0.70	$0.25	$9.05
Total Maximum	$3,000,000,000	$210,000,000	$75,000,000	$2,850,000,000
Dividend Reinvestment Plan
Per Share	$9.55	$0.4775	$—	$9.0725

Total Maximum	$1,719,000,000	$85,950,000	$—	$1,633,050,000

*	The selling commissions and, in some cases, all or a portion of the dealer manager fee will not be charged with regard to shares sold to or for the account of certain categories of purchasers. The reduction in these fees will be accompanied by a corresponding reduction in the per share purchase price, except that all shares sold under the dividend reinvestment plan will be at the higher of $9.55 per share or 95% of the estimated value of a share of our common stock. See “Plan of Distribution.”

The dealer manager of this offering, Wells Investment Securities, Inc., who is our affiliate, is not required to sell any specific number or dollar amount of shares but will use its best efforts to sell the shares offered. The minimum permitted purchase is generally $1,000. We will offer shares of common stock in our primary offering until the earlier of             , 2007, or the date we sell 300,000,000 shares. We may sell shares under the dividend reinvestment plan beyond             , 2007, until we have sold 180,000,000 shares through the reinvestment of dividends. In some states, we may not be able to continue the offering for these periods without renewing the registration statement or filing a new registration statement. We may terminate this offering at any time.

WELLS INVESTMENT SECURITIES, INC.

                    , 2005

SUITABILITY STANDARDS

The shares we are offering are suitable only as a long-term investment. Because there is no public market for the shares, you will have difficulty selling your shares. In consideration of these factors, we require initial stockholders and subsequent purchasers to have either:

•	a net worth of at least $150,000; or

•	gross annual income of at least $45,000 and a net worth of at least $45,000.

In addition, we will not sell shares to investors in the states named below unless they meet special suitability standards.

California, Iowa, Kansas, Massachusetts, Michigan, Missouri, New Jersey and Tennessee - Investors must have either (1) a net worth of at least $225,000, or (2) gross annual income of at least $60,000 and a net worth of at least $60,000.

Maine - Investors must have either (1) a net worth of at least $200,000, or (2) gross annual income of at least $50,000 and a net worth of at least $50,000.

Iowa, Kansas, Missouri, Ohio and Pennsylvania - In addition to the suitability requirements described above, investors must have a net worth of at least 10 times their investment in us.

For purposes of determining suitability of an investor, net worth in all cases should be calculated excluding the value of an investor’s home, furnishings and automobiles. In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares if such person is the fiduciary or by the beneficiary of the account.

Those selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. See “Plan of Distribution – Suitability Standards” for a detailed discussion of the determinations regarding suitability that we require of all those selling shares on our behalf.

i

We have not yet identified any of the properties that we will purchase with the proceeds of this offering, which makes your investment more speculative.	19
If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment in us will fluctuate with the performance of the specific properties we acquire.	19
We were incorporated in 2003 and have a limited operating history, which makes our future performance and the performance of your investment difficult to predict.	20
We may be unable to pay or maintain cash distributions or increase distributions over time, and, until we have invested the proceeds of this offering and our properties are generating sufficient cash flow, we may have difficulty funding our distributions solely from cash flow from operations, which could reduce the funds we have available for investment and your overall return.	20
Our loss of or inability to obtain key personnel could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.	20
Our operating performance could suffer if Wells Capital incurs significant losses, including those losses that may result from being the general partner of other entities.	21
Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.	21
Risks Related to Conflicts of Interest	21
Wells Capital and possibly Wells Management will face conflicts of interest relating to the purchase and leasing of properties and such conflicts may not be resolved in our favor, i.e., our advisor may offer us less attractive investment opportunities or we may lease to less attractive tenants, lowering your overall return.	21
Wells Capital will face conflicts of interest relating to joint ventures that we may form with affiliates of Wells Capital, which conflicts could result in a disproportionate benefit to the other venture partners at our expense.	22
Wells Capital, its affiliates and our officers will face competing demands on their time, and this may cause our operations and your investment to suffer.	22
Our officers and some of our directors face conflicts of interest related to the positions they hold with Wells Capital and its affiliates, which could hinder our ability to successfully implement our business strategy and to generate returns to you.	22
Wells Capital and its affiliates, including our officers and some of our directors, will face conflicts of interest caused by compensation arrangements with us and other Wells-sponsored programs, which could result in actions that are not in the long-term best interests of our stockholders.	23
Our board’s loyalties to Wells REIT I (and possibly to future Wells-sponsored programs) could influence its judgment, resulting in actions that are not in our stockholders’ best interest or that result in a disproportionate benefit to another Wells program at our expense.	24
Risks Related to This Offering and Our Corporate Structure	24

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.	24
Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.	25
Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we become an unregistered investment company, we could not continue our business.	25
You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.	26
You may not be able to sell your shares under the share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.	26
The offering price was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.	26
Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of us or the prospectus customarily undertaken in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty you face as a stockholder.	27
Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.	27
Payment of fees to Wells Capital and its affiliates will reduce cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.	27
Adverse economic and geopolitical conditions could cause our operations to suffer and reduce the overall value of your investment.	28
If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.	28
You may be more likely to sustain a loss on your investment because our promoters do not have as strong an economic incentive to avoid losses as do promoters who have made significant equity investments in their company.	28
General Risks Related to Investments in Real Estate	29
Economic and regulatory changes that impact the real estate market generally may cause our operating results to suffer and decrease the value of our real estate properties.	29
Properties that have significant vacancies could be difficult to sell, which could diminish the return on your investment.	29
We depend on tenants for our revenue, and lease terminations could reduce our net income and limit our ability to make distributions to our stockholders.	29
Our inability to sell a property when we want could limit our ability to pay cash distributions to you.	30
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our net income and the return on your investment.	30
Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks.	30
Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.	31

Actions of our joint venture partners could reduce the returns on our joint venture investments and decrease your overall return.	31
Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.	31
Discovery of previously undetected environmentally hazardous conditions may decrease our revenues and the return on your investment.	32
If we sell properties and provide financing to purchasers, defaults by the purchasers would decrease our cash flows and limit our ability to make distributions to you.	32
Risks Associated with Debt Financing	32
We have incurred and are likely to continue to incur mortgage and other indebtedness, which may increase our business risks.	32
High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.	33
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.	33
Increases in interest rates could increase the amount of our debt payments and limit our ability to pay dividends to our stockholders.	33
We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.	33
Section 1031 Exchange Program Risks	34
We may have increased exposure to liabilities from litigation as a result of our participation in the Section 1031 Exchange Program, which increases the risks you face as a stockholder.	34
We will be subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment; these risks could reduce the value of our co-tenancy investments and your overall return.	34
Our participation in the Section 1031 Exchange Program may limit our ability to borrow funds in the future; this could reduce the number of investments we can make and limit our ability to make distributions to you.	35
Federal Income Tax Risks	35
Failure to qualify as a REIT would reduce our net income and cash available for distributions.	35
Certain fees paid to Wells OP II may cause us to lose our REIT status, which would reduce the return on your investment.	36
Recharacterization of transactions under the Section 1031 Exchange Program may result in a 100% tax on income from a prohibited transaction, which would diminish our cash distributions to our stockholders.	36
Recharacterization of sale-leaseback transactions may cause us to lose our REIT status, which would reduce the return on your investment.	36
You may have current tax liability on distributions you elect to reinvest in our common stock.	36
Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.	37
To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders, which could increase our operating costs and decrease the value of your investment.	37

v

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which could delay or hinder our ability to meet our investment objectives and lower the return on your investment.	37
Retirement Plan Risks	38
If you fail to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.	38
Cautionary Note Regarding Forward-Looking Statements	38
Estimated Use Of Proceeds	39
Management	41
Board of Directors	41
Committees of the Board of Directors	42
Executive Officers and Directors	44
Compensation of Directors	48
Independent Director Stock Option Plan	49
Stock Option Plan	50
Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents	51
The Advisor	52
The Advisory Agreement	53
Initial Investment by Our Advisor	54
Affiliated Companies	55
Management Decisions	57
Management Compensation	57
Stock Ownership	62
Conflicts of Interest	62
Our Advisor’s Interests in Other Wells Real Estate Programs	63
Receipt of Fees and Other Compensation by Wells Capital and its Affiliates	64
Our Board’s Loyalties to Wells REIT I and Possibly to Future Wells-Sponsored Programs	65
Fiduciary Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates	66
Affiliated Dealer Manager	66
Affiliated Property Manager	66
Certain Conflict Resolution Procedures	66
Investment Objectives and Criteria	71
General	71
Acquisition and Investment Policies	71
Section 1031 Exchange Program	75
Borrowing Policies	76
Disposition Policies	78
Investment Limitations	78
Description of Real Estate Investments	79
Properties	80
Recent Acquisition	94
Competition	96
Insurance	96
Summary Financial Data	97

PROSPECTUS SUMMARY

This prospectus summary highlights material information contained elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to invest in our common stock.

What is a REIT?

In general, a REIT is a company that:

•	combines the capital of many investors to acquire or provide financing for real estate properties;

•	allows individual investors to invest in a large-scale diversified real estate portfolio through the purchase of interests, typically shares, in the REIT;

•	is required to pay dividends to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain); and

•	avoids the “double taxation” treatment of income that would normally result from investments in a corporation because a REIT does not generally pay federal corporate income taxes on its net income, provided certain income tax requirements are satisfied.

However, REITs are subject to numerous organizational and operational requirements. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

What is Wells Real Estate Investment Trust II, Inc.?

Wells Real Estate Investment Trust II, Inc. buys, owns and operates commercial real estate consisting primarily of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. We may also invest in entities that make similar investments. As of May 18, 2005, we owned interests in 24 properties, comprising approximately 6.8 million square feet of commercial office space located in 11 states and the District of Columbia.

We were incorporated in the State of Maryland in July 2003 and, beginning with our first year of operations ended December 31, 2003, we have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. We intend to operate in such a manner so that we may continue to qualify for taxation as a REIT.

We have no paid employees and are externally advised and managed by Wells Capital, Inc. and Wells Management Company, Inc.

Our office is located at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092. Our telephone number outside the State of Georgia is 800-557-4830 (770-243-8282 in Georgia). Our fax number is (770) 243-8198, and the e-mail address of our investor relations department is investor.services@wellsref.com.

One of our affiliates also maintains an Internet site at www.wellsref.com at which there is additional information about us and our affiliates. The contents of that site are not incorporated by reference in, or otherwise a part of, this prospectus.

What is your relationship to Wells Real Estate Investment Trust, Inc.?

Wells Real Estate Investment Trust, Inc., which we refer to as Wells REIT I, is a separate REIT from us. However, we have a common advisor, Wells Capital, Inc., and some of our directors and all of our officers are also directors and officers of Wells REIT I.

What are your investment objectives?

Our primary investment objectives are:

•	to provide current income for you through the payment of cash dividends; and

•	to preserve and return your capital contributions.

We also seek capital gain from our investments. See the “Investment Objectives and Criteria” section of this prospectus for a more complete description of our investment policies and charter-imposed investment restrictions.

Are there any risks involved in an investment in your shares?

An investment in our shares involves significant risk. You should read the “Risk Factors” section of this prospectus beginning on page 18. That section contains a detailed discussion of material risks that you should consider before you invest in the common stock we are selling with this prospectus. Some of the more significant risks relating to an investment in our shares include the following:

•	No public market currently exists for our shares of common stock and we have no current plans to list our shares on a national securities exchange or the Nasdaq National Market. If you are able to sell your shares, you would likely have to sell them at a substantial discount from their public offering price.

•	We were incorporated in July 2003 and have a limited operating history, which makes our future performance and the performance of your investment difficult to predict.

•	While we are investing the proceeds of this offering, continuing high demand for the type of properties we desire to acquire may cause our dividend and the long-term returns of our investors to be lower than they otherwise would.

•	If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our dividend and the long-term returns of our investors to be lower than they otherwise would.

•	We are dependent upon our advisor and our dealer manager to conduct our operations and this offering; thus, adverse changes in the financial health of our advisor or dealer manager or our relationship with them could cause our operations to suffer.

•	We will pay substantial fees and expenses to our advisor, its affiliates and participating broker-dealers, which payments increase the risk that you will not earn a profit on your investment.

•	Our advisor and its affiliates will face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other Wells-sponsored programs and conflicts in allocating time among us and these other programs.

•	Our failure to qualify as a REIT for federal income tax purposes would reduce the amount of income we have available for distribution and limit our ability to make distributions to our stockholders.

Who is your advisor?

Wells Capital is our advisor. Wells Capital was incorporated in the State of Georgia in 1984. As of April 30, 2005, Wells Capital had sponsored or advised public real estate programs that had raised approximately $6.4 billion from approximately 180,000 investors.

What will the advisor do?

Wells Capital, as our advisor, will manage our daily affairs and make recommendations on all property acquisitions to our board of directors. Leo F. Wells, III, Douglas P. Williams, Randall D. Fretz, Donald A. Miller and Robert E. Bowers, acting through our advisor, Wells Capital, will make most of the decisions regarding our investments. We expect that a committee of our board of directors consisting of all of our independent directors will exercise its right to approve or reject all proposed property acquisitions. Wells Capital will also provide asset management, marketing, investor relations and other administrative services on our behalf.

How will Wells Capital select potential properties for acquisition?

Wells Capital will generally seek to acquire high-quality office and industrial buildings located in or near densely populated metropolitan markets leased to creditworthy companies and governmental entities. As of April 30, 2005, our current tenants include AT&T, Coca-Cola Enterprises, IBM, Acxiom, Novartis, Northrop Grumman and General Electric.

To find properties that best meet our selection criteria for investment, Wells Capital’s property acquisition team will study regional demographics and market conditions and interview local brokers to gain the practical knowledge that these studies sometimes lack. An experienced commercial construction engineer will inspect the structural soundness and the operating systems of each building, and an environmental firm will investigate all environmental issues to ensure each property meets our quality specifications.

What conflicts of interest will your advisor face?

Wells Capital, as our advisor, will experience conflicts of interest in connection with the management of our business affairs, including the following:

•	Wells Capital must determine which investment opportunities to recommend to us or another Wells-sponsored program or joint venture;

•	Wells Capital may structure the terms of joint ventures between us and other Wells-sponsored programs;

•	Wells Capital must determine which property and leasing managers to retain and may retain Wells Management Company, Inc., an affiliate, to manage and lease some or all of our properties;

•	Wells Capital and its affiliates will have to allocate their time between us and other real estate programs and activities in which they are involved;

•	Wells Capital and its affiliates will receive fees in connection with transactions involving the purchase, management and sale of our properties, regardless of the quality of the property acquired or the services provided to us; and

•	Wells Capital, Wells Investment Securities and its affiliates will also receive fees in connection with our public offerings of equity securities.

All of our officers and two of our directors will also face these conflicts because of their affiliation with Wells Capital. In addition, all of our officers serve as officers of Wells REIT I, and eight of our directors serve as directors of Wells REIT I. See the “Conflicts of Interest” section of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts.

The following chart shows the ownership structure of the various Wells entities that perform or are likely to perform important services for us.

What are the fees that you will pay to the advisor and its affiliates in connection with this offering?

Wells Capital and its affiliates will receive compensation and reimbursement for services relating to this offering and the investment and management of our assets. The most significant items of compensation are included in the table below. The selling commissions and dealer manager fee may vary for different categories of purchasers. See “Plan of Distribution.” This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees and assumes a $9.55 price for each share sold through our dividend reinvestment plan.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (480,000,000 shares)
	Offering Stage

Selling Commissions	7.0% of gross offering proceeds in primary offering and 5.0% of gross proceeds from sales under our dividend reinvestment plan; all selling commissions will be reallowed to participating broker-dealers	$295,950,000

Dealer Manager Fee	Up to 2.5% of gross offering proceeds	$75,000,000

Other Organization and Offering Expenses	Up to 2.0% of gross offering proceeds; however, if we raise the maximum offering amount, we expect that these other organization and offering expenses will not exceed 1.0% of our gross offering proceeds, or $47,190,000	$47,190,000

	Acquisition and Development Stage

Acquisition Fees	2.0% of gross offering proceeds	$94,380,000

	Operational Stage

Asset Management Fees	Monthly fee equal to one-twelfth of 0.75% of the sum of the cost of all occupied properties we own plus the cost of investments in joint ventures, provided that the amount paid in any calendar quarter may not exceed 1.0% of the net asset value of those investments at quarter end after deducting debt used to acquire or refinance properties; plus costs and expenses incurred by advisor in providing asset-management services	The actual amounts are dependent upon the total equity and debt capital we raise and the results of our operations; therefore, we cannot determine these amounts at this time.

Type of Compensation	Determination of Amount	Estimated Amount for Maximum Offering (480,000,000 shares)
Property Management Fee	For property management services for a property, we pay Wells Management a market-based property management fee based on the gross monthly income of the property. For leasing agent services for a property, we pay Wells Management: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building; and (ii) a market-based commission based on the net rent payable during the term of a new lease, during the term of any renewal or extension of any tenant lease and with respect to expansion space for the remaining portion of the initial lease term. For construction management services for a property, we pay Wells Management that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5.0% of such lease concessions and a management fee.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Operating Expenses	Reimbursement of our advisor’s cost of providing administrative services	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Liquidation/Listing Stage

Real Estate Commissions	Up to 1.0% of contract price for property sold for substantial assistance in connection with sale	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Subordinated Participation In Net Sale Proceeds (payable only if we are not listed on an exchange)	10.0% of remaining net sale proceeds after return of capital plus payment to investors of an 8.0% cumulative, non-compounded return on the capital contributed by investors	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

Subordinated Incentive Listing Fee (payable only if we are listed on an exchange)	10.0% of the amount by which our adjusted market value plus distributions exceeds the aggregate capital contributed by investors plus an amount equal to an 8.0% cumulative, non-compounded return to investors	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at this time.

See “Management Compensation” and “Plan of Distribution” for a more detailed description of the fees and expenses payable to our advisor, our dealer manager and their affiliates.

How many real estate properties do you currently own?

As of May 18, 2005, we owned interests in 24 properties, comprising approximately 6.8 million square feet of commercial office space located in 11 states and the District of Columbia. Our properties as of May 18, 2005 are listed below.

Property Name	Major Tenant(s)	Building Type / Square Feet
Weatherford Center Houston Building	Weatherford International, Ltd.	12-story office / 260,000 sq. ft.

New Manchester One Building	JVC Americas Corporation	single-story distribution facility / 593,000 sq. ft.

Republic Drive Buildings	Roush Industries, Inc	two single-story engineering buildings/ 169,000 sq. ft.

Manhattan Towers Property	Northrop Grumman Space and Mission Systems Corporation	two six-story office buildings / 310,000 sq. ft.

9 Technology Drive Building	EMC Corporation	two-story office building / 251,000 sq. ft.

180 Park Avenue – Buildings 103 and 104	AT&T Corporation	two three-story office buildings / 385,000 sq. ft.

One Glenlake Building	Siebel Systems, Inc.	14-story office building / 353,000 sq. ft.

80 M Street Building	BAE Systems Applied Technologies, Inc. Technology Management and Analysis Corporation Northrop Grumman Corporation	seven-story office building / 275,000 sq. ft.; three-level subsurface parking garage

One West Fourth Street Building	Wachovia Bank, N.A. Womble, Carlyle, Sandridge & Rice, PLLC	13-story office building / 431,000 sq. ft.

3333 Finley Road	Acxiom-May & Speh, Inc.	nine-story office building / 207,000 sq. ft.

1501 Opus Place Buildings	Acxiom-May & Speh, Inc.	four-story office / data center building / 115,000 sq. ft.

2500 Windy Ridge (Wildwood Buildings)	Coca-Cola Enterprises, Inc.	15-story office building / 317,000 sq. ft.

Property Name	Major Tenant(s)	Building Type / Square Feet
4100-4300 Wildwood (Wildwood Buildings)	BlueLinx Corporation	two-story office building and three-story office building / 250,000 sq. ft.

4200 Wildwood (Wildwood Buildings)	General Electric Company	six-story office building / 265,000 sq. ft.

Emerald Point Building	SBC Advanced Solutions, Inc. Franklin Templeton Corporate Services, Inc.	four-story office building / 194,000 sq. ft.

800 North Frederick Building	International Business Machine Corporation	two-story office building / 393,000 sq. ft.

The Corridors III Building	MAF Bancorp, Inc. Toyota Motor Credit Corporation Credit Suisse First Boston Corporation Metropolitan Life Insurance Company	seven-story office building / 222,000 sq. ft.

The Highland Landmark III Building*	PeopleSoft USA, Inc. New York Life	nine-story office building / 269,000 sq. ft.

180 Park Avenue – Building 105	Novartis Pharmaceuticals Corporation	three-story office building / 222,000 sq. ft.

8990 Duke Blvd (Governor’s Pointe Buildings)	Anthem Prescription Management	two-story office building / 78,000 sq. ft.;

4241 Irwin Simpson Road (Governor’s Pointe Buildings)	Community Insurance Company	five-story office building / 224,000 sq. ft.

5995 Opus Parkway Building	G&K Services, Inc. Opus Corporation Virtual Radiological Consultants, LLC	five-story office building / 165,000 sq. ft.

215 Diehl Road Building	ConAgra Foods, Inc.	four-story office building / 162,000 sq. ft.

100 East Pratt Building	T. Rowe Price Group, Inc. Tydings & Rosenberg, LLP Merrill Lynch & Co., Inc.	28-story office building / 656,000 sq. ft.

*	Wells REIT II / Lincoln – Highland Landmark III, LLC, a joint venture between us and Lincoln – Highland Landmark III, LLC, an unrelated party, purchased this property on December 28, 2004. Under the terms of the operating agreement and based upon our capital contribution, we own 95% of this joint venture.

For more information regarding our prior acquisitions, see the discussion below under “Description of Real Estate Investments.” We expect to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate primarily consisting of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities.

We may also invest in entities that make similar investments, including joint ventures. We have not yet identified any specific properties to purchase with the proceeds of this offering.

What steps do you take to make sure you purchase environmentally compliant properties?

We obtain a Phase I environmental assessment of each property we purchase. In addition, we generally expect to obtain a representation from the seller that, to its knowledge, the property is not contaminated with hazardous materials.

What will be the terms of your leases?

We seek to secure leases with creditworthy tenants before or at the time we acquire a property. We expect that our leases generally will be economically net leases, which means that the tenant would be responsible for the cost of repairs, maintenance, property taxes, utilities, insurance and other operating costs. In most of these leases, we will probably be responsible for the replacement of specific structural components of a property, such as the roof of the building or the parking lot. We expect that our leases generally will have terms of five or more years, some of which may have renewal options.

How will Wells REIT II own its real estate properties?

We expect to own substantially all of our real estate properties through Wells Operating Partnership II, L.P. (Wells OP II), our operating partnership. Wells OP II was formed in July 2003 to acquire, own and operate properties on our behalf. We are the sole general partner of Wells OP II and, as of April 30, 2005, owned approximately 99.9% of its limited partner units. Wells Capital has also purchased $200,000 of limited partner units in Wells OP II. As a result of this structure we are considered an “UPREIT.”

What is an “UPREIT”?

UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” The UPREIT structure is used because a sale of property directly to the REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT and defer taxation of gain until the seller later sells or exchanges his UPREIT units. Using an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results. At present, we have no plans to acquire any specific properties in exchange for units of Wells OP II

If I buy shares, will I receive dividends and how often?

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (which is computed without regard to the dividends-paid deduction and excludes net capital gain and which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States (GAAP)). Our board of directors may authorize distributions in excess of those required for us to maintain REIT status depending on our financial condition and such other factors as our board of directors deems relevant. We have not established a minimum distribution level.

How will you calculate the payment of dividends to stockholders?

We expect to calculate our quarterly dividends based upon daily record dates so that investors may be entitled to dividends immediately upon purchasing our shares.

May I reinvest my dividends in shares of Wells REIT II?

Yes. We have adopted a dividend reinvestment plan. You may participate in our dividend reinvestment plan by checking the appropriate box on your Subscription Agreement or by filling out an enrollment form we will provide to you at your request. The purchase price for shares purchased under this plan will be the higher of $9.55 or 95% of the estimated value of a share of our common stock, as estimated by our advisor or another firm we choose for that purpose. We intend to use our advisor’s estimate until at least three fiscal years after completion of our offering stage. We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering. Our advisor has indicated that during this initial period it intends to use the most recent price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as its estimated per share value of our shares. This estimated value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated the portfolio. If we pay selling commissions in connection with the sale of shares to you in our primary offering, we will pay a 5% selling commission on any dividends that you reinvest under our dividend reinvestment plan. Although we will not pay the 5% selling commissions in connection with sales to certain categories of purchasers, the price for all categories of purchasers will be the same.

We may terminate our dividend reinvestment plan at our discretion at any time upon 10 days prior written notice to you. For more information regarding the dividend reinvestment plan, see “Description of Shares – Dividend Reinvestment Plan.”

Will the dividends I receive be taxable as ordinary income?

Yes and No. Generally, dividends that you receive, including dividends that are reinvested pursuant to our dividend reinvestment plan, will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. Participants in our dividend reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent they purchase shares under our dividend reinvestment plan at a discount to fair market value. As a result, participants in our dividend reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash dividends to pay such liability.

We expect that some portion of your dividends will not be subject to tax in the year in which they are received because depreciation expense reduces the amount of taxable income but does not reduce cash available for distribution. The portion of your distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of your investment. Dividends that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or Wells REIT II is liquidated, at which time you will be taxed at capital gains rates. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor. You should also review the section of the prospectus entitled “Federal Income Tax Considerations.”

How much money did you raise in your prior offering?

As of May 18, 2005, we had sold approximately 116.5 million shares of common stock in our ongoing initial public offering (SEC File no. 333-107066, effective November 26, 2003), raising gross offering proceeds of approximately $1,164.7 million. From this amount, we paid approximately $23.3 million in acquisition fees to Wells Capital, approximately $110.5 million in selling commissions and dealer manager fees to Wells Investment Securities, and approximately $23.3 million in organization and offering costs and we redeemed shares of common stock for $2.6 million.

Wells Capital and its affiliates have sponsored 15 publicly offered real estate limited partnerships and Wells REIT I on an unspecified property, or “blind pool,” basis. As of April 30, 2005, they had raised in excess of $5.3 billion from approximately 147,000 investors in these 16 public real estate programs.

What will you do with the money raised in this offering?

We intend to use substantially all of the net proceeds from this offering to acquire and operate commercial real estate consisting primarily of high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. Depending primarily upon the number of shares we sell in this offering and assuming a $9.55 per share price for shares sold under our dividend reinvestment plan and that we sell at least the mid-point range of 240,000,000 shares of common stock, we estimate for each share sold in this offering that between $8.72 and $8.76 will be available for the purchase of real estate and the repurchase of shares under our share redemption program. We will use the remainder of the offering proceeds to pay the costs of the offering, including selling commissions and the dealer manager fee, and to pay the fee to our advisor for its services in connection with the selection, acquisition, development and construction of properties. We expect to use substantially all of the net offering proceeds from the sale of shares under our dividend reinvestment plan to repurchase our common stock pursuant to our share redemption program.

Until we invest the proceeds of this offering in real estate, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will not earn as high of a return as we expect to earn on our real estate investments, and we may be not be able to invest the proceeds in real estate promptly.

What kind of offering is this?

We are offering up to 480,000,000 shares of common stock on a “best efforts” basis. We are offering up to 300,000,000 shares of our common stock in our primary offering at $10 per share, with discounts available for certain categories of purchasers as described in “Plan of Distribution” below. We are also offering 180,000,000 shares of common stock under our dividend reinvestment plan at the higher of $9.55 or 95% of the estimated value of a share of our common stock, as estimated by our advisor or another firm we choose for that purpose.

How does a “best efforts” offering work?

When shares are offered on a “best efforts” basis, the broker-dealers participating in the offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all or any of the shares that we are offering.

How long will this offering last?

This offering will not last beyond                             , 2007, except that we may continue to offer shares under our dividend reinvestment plan beyond that date until we have sold 180,000,000 shares through the reinvestment of dividends. In some states, we may not be able to continue the offering for these periods without renewing the registration statement or filing a new registration statement. We may terminate this offering at any time.

Who can buy shares?

You can buy shares pursuant to this prospectus provided that you have either (1) a net worth of at least $45,000 and an annual gross income of at least $45,000, or (2) a net worth of at least $150,000. For this purpose, net worth does not include your home, home furnishings or personal automobiles. These minimum levels may be higher in certain states, so you should carefully read the more detailed description under “Suitability Standards” immediately following the cover page of this prospectus.

Are there any special restrictions on the ownership or transfer of shares?

Yes. Our charter contains restrictions on the ownership of our shares that prevent any one person from owning more than 9.8% of our outstanding shares unless exempted by our board of directors. These restrictions are designed to enable us to comply with the ownership restrictions imposed on REITs by the Internal Revenue Code. See “Description of Shares—Restriction on Ownership of Shares.” Our charter also limits your ability to transfer your shares to prospective stockholders unless (i) they meet suitability standards regarding income or net worth, which are described above at “Suitability Standards” immediately following the cover page of this prospectus, and (ii) the transfer complies with minimum purchase requirements, which are described below at “Plan of Distribution – Minimum Purchase Requirements.”

Are there any special considerations that apply to employee benefit plans subject to ERISA or other retirement plans that are investing in shares?

Yes. The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on individual retirement accounts and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should read this section of the prospectus very carefully.

Is there any minimum investment required?

Yes. For your initial purchase of our shares you must generally invest at least $1,000. Except in the states of Ohio, Maine, Minnesota, Nebraska and Washington, if you have purchased units or shares from an affiliated Wells public real estate program you can make purchases for less than the minimum investment. Once you have satisfied the applicable minimum purchase requirement, any additional purchases of our shares must be in amounts of at least $25, except for additional purchases pursuant to our dividend reinvestment plan. These minimum investment levels may be higher in certain states, so you should carefully read the more detailed description under “Plan of Distribution—Minimum Purchase Requirements.”

How do I subscribe for shares?

If you choose to purchase shares in this offering, you will need to fill out a Subscription Agreement, like the one contained in this prospectus as Appendix A, for a specific number of shares and pay for the shares at the time you subscribe.

If I buy shares in this offering, how may I later sell them?

At the time you purchase the shares, they will not be listed for trading on any securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. In addition, our charter imposes restrictions on the ownership of our common stock, which will apply to potential purchasers of your stock. As a result, you may find it difficult to find a buyer for your shares and realize a return on your investment. See “Description of Shares – Restriction on Ownership of Shares.”

After you have held your shares for at least one year, you may be able to sell your shares to us pursuant to our share redemption program. Initially, we will repurchase shares under the share redemption program at 91% of the price at which we sold the share. For example, we will pay $9.10 to redeem a share issued at $10.00. This initial redemption price will remain fixed until three years after we complete our offering stage. For purposes of the share redemption program, we define the completion of our offering stage in the same manner as described in this prospectus under “Description of Shares – Dividend Reinvestment Plan – Stock Purchases.” Thereafter, we will redeem shares at a price equal to 95% of the estimated per share value of the shares, as estimated by our advisor or another firm we choose for that purpose.

The terms of our share redemption program are more generous for redemptions sought within two years of a stockholder’s death or “qualifying disability.” See “Description of Shares – Share Redemption Program.” There are, however, numerous restrictions on your ability to sell your shares to us under the share redemption program. For example, the dollar amount we pay in connection with all redemptions during any calendar year may not exceed the net proceeds from the sale of shares under the dividend reinvestment plan during the calendar year. In addition, there are other limits on our ability to redeem shares if the redemption is not sought within two years of a stockholder’s death or qualifying disability. Our board of directors may amend, suspend or terminate our share redemption program upon 30 days notice.

When will the company seek to list its shares of common stock?

We will seek to list our shares of common stock if and when our independent directors believe listing would be in the best interest of our stockholders. If we do not list our shares of common stock on a national securities exchange or on the Nasdaq National Market by October 2015, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval of the liquidation of the corporation.

If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you.

What is the role of the board of directors?

We have a ten-member board of directors, eight of whom are independent of Wells Capital. All of our officers and two of our directors are affiliated with Wells Capital. Our charter, which requires that a majority of our directors be independent of Wells Capital, creates a committee of our board consisting solely of all of our independent directors. This committee, which we call the conflicts committee, is responsible for reviewing the performance of Wells Capital and must approve other matters set forth in our charter. See “Conflicts of Interest – Certain Conflict Resolution Procedures.” Our directors are elected annually by the stockholders

What is the experience of your officers and directors?

Our management team has extensive experience investing in and managing commercial real estate. Below is a short description of the background of each of our officers. See the “Management – Executive Officers and Directors” section of this prospectus for a more detailed description of the experience of each of our officers and directors.

Name	Title	Experience
Leo F. Wells, III	President and Director	Founder of Wells Real Estate Funds and has been involved in real estate sales, management and brokerage services for over 30 years

Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director	Former accounting executive at OneSource, Inc., a supplier of janitorial and landscape services

Name	Title	Experience
Randall D. Fretz	Senior Vice President	Former President of US & Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor

Charles R. Brown	Director*	President of CRB Realty Associates, a private real estate consulting firm, and former President of Technology Park/Atlanta, Inc., where he was instrumental in developing Technology Park/Atlanta, a 600-acre office park

Richard W. Carpenter	Director*	Former President and Chairman of the Board of Southmark Properties, an Atlanta-based REIT investing in commercial properties

Bud Carter	Director*	Former broadcast news director and anchorman and a current Chairman for TEC International, an organization established to aid corporate presidents and CEOs

Donald S. Moss	Director*	Former executive officer of Avon Products, Inc.

Jack M. Pinkerton	Director*	Former President and then Chairman of the Executive Committee of the Pinkerton and Laws Company, which was one of the 200 largest construction companies in the United States at the time of his retirement in 1988

Walter W. Sessoms	Director*	Former executive officer of BellSouth

Neil H. Strickland	Director*	Founder and currently the Senior Operation Executive of Strickland General Agency, Inc., a property and casualty general insurance agency concentrating on commercial customers

Name	Title	Experience
W. Wayne Woody	Director*	Interim Chief Financial Officer for Legacy Investment Group, a boutique investment firm, from 2000 to 2001. Senior Partner with KPMG LLP and predecessor firms, where he enjoyed a 31-year career

*	Denotes director is not affiliated with our advisor, Wells Capital.

Will I be notified of how the company and my investment are performing?

Yes, we will provide you with periodic updates on the performance of the company and your investment in us, including:

•	Four quarterly dividend reports;

•	An annual report; and

•	An annual IRS Form 1099-DIV, if required.

We will provide this information to you via U.S. mail or other courier. However, with your permission, we may furnish this information to you by electronic delivery, including, with respect to our annual report, by notice of the posting of our annual report on our affiliated website, which is www.wellsref.com. We will also include on this website access to our quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statement and other filings we make with the SEC, which filings will provide you with periodic updates on the Company’s performance and the performance of your investment.

When will I get my detailed tax information?

Your Form 1099-DIV tax information, if required, will be mailed by January 31 of each year.

Who can help answer my questions?

If you have more questions about the offering, or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

Investor Services Department

Wells Real Estate Funds, Inc.

Suite 250

6200 The Corners Parkway

Norcross, Georgia 30092

Telephone: (800) 557-4830 or (770) 243-8282

Fax: (770) 243-8198

E-mail: investor.services@wellsref.com

www.wellsref.com

RISK FACTORS

An investment in our common stock involves various risks and uncertainties. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing our common stock. The risks discussed in this prospectus can adversely affect our business, operating results, prospects and financial condition. This could cause the value of our common stock to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business.

Risks Related to an Investment in Us

There is no public trading market for your shares; therefore, it will be difficult for you to sell your shares.

There is no current public market for our shares and we currently have no plans to list our shares on a national securities exchange or the Nasdaq National Market. You may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. Our charter also prohibits the ownership of more than 9.8% of our stock, unless exempted by our board of directors, which may inhibit large investors from desiring to purchase your shares. Moreover, our share redemption program includes numerous restrictions that limit your ability to sell your shares to us, and our board of directors may amend, suspend or terminate our share redemption program upon 30 days notice. We describe these restrictions in detail under “Description of Shares — Share Redemption Program.” Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you would likely have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. You should purchase our shares only as a long-term investment because of the illiquid nature of the shares.

If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay dividends.

While we are investing the proceeds of this offering, the continuing high demand for the type of properties we desire to acquire may cause our dividend and the long-term returns of our investors to be lower than they otherwise would. We believe the current market for high-quality office properties is extremely competitive. We will be competing for these real estate investments with other REITs, real estate limited partnerships, pension funds and their advisors, bank and insurance company investment accounts, individuals and other entities. Many of our competitors have greater financial resources, and a greater ability to borrow funds to acquire properties, than we do. The greater the number of entities and resources competing for high-quality office properties the higher the acquisition prices of these properties will be, which could reduce our profitability and our ability to pay dividends to you. We cannot be sure that Wells Capital will be successful in obtaining suitable investments on financially attractive terms or that, if Wells Capital makes investments on our behalf, our objectives will be achieved. The more money we raise in this offering, the greater will be our challenge to invest all of the net offering proceeds on attractive terms. Therefore, the large size of this offering increases the risk that we may pay too much for real estate acquisitions. If we, through Wells Capital, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an interest-bearing account or invest the proceeds in short-term, investment-grade investments and may, ultimately, liquidate. In the event we are unable to timely locate suitable investments, we may be unable or limited in our ability to make distributions.

If we raise substantial offering proceeds in a short period of time, we may not be able to invest all of the net offering proceeds promptly, which may cause our dividends and your investment returns to be lower than they otherwise would.

We could suffer from delays in locating suitable investments. The more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly. Therefore, the large size of this offering increases the risk of delays in investing our net offering proceeds. Our reliance on our advisor to locate suitable investments for us at times when the management of our advisor is simultaneously seeking to locate suitable investments for other affiliated programs could also delay the investment of the proceeds of this offering. Delays we encounter in the selection, acquisition and development of income-producing properties would likely limit our ability to pay dividends to our stockholders and reduce our stockholders’ overall returns. In particular, where we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the distribution of cash dividends attributable to those particular properties. You should expect to wait several months after the closing of a property acquisition before we are in a position to pay cash dividends attributable to such property.

We have not yet identified any of the properties that we will purchase with the proceeds of this offering, which makes your investment more speculative.

We have not yet identified any of the investments that we will make with the proceeds of this offering. Our ability to identify well-performing properties and achieve our investment objectives depends upon the performance of Wells Capital, our advisor, in the acquisition of our investments and the determination of any financing arrangements. The large size of this offering increases the challenges that Wells Capital will face in investing our net offering proceeds promptly in attractive properties, and the continuing high demand for the type of properties we desire to purchase increases the risk that we may pay too much for the properties that we do purchase. Because of the illiquid nature of our shares, even if we disclose information about our potential investments before we make them, it will be difficult for you to sell you shares promptly or it all.

If we are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment in us will fluctuate with the performance of the specific properties we acquire.

This offering is being made on a “best efforts” basis, whereby the brokers participating in the offering are only required to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of the shares. As a result, the amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a broadly diversified property portfolio. This offering is not conditioned on the sale of any minimum number of shares. If we are unable to raise substantial funds in this offering, we will make fewer investments resulting in less diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. In that case, the likelihood that any single property’s performance would adversely affect our profitability will increase. Additionally, we are not limited in the number or size of our investments or the percentage of net proceeds we may dedicate to a single investment. Your investment in our shares will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In addition, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to pay distributions to our stockholders.

We were incorporated in 2003 and have a limited operating history, which makes our future performance and the performance of your investment difficult to predict.

We were incorporated in 2003. Because of our limited operating history, our prior performance may be a particularly unreliable indicator of our future performance. You should not rely upon the past performance of other Wells-sponsored real estate programs. Such past performance may not predict our future results. Our limited operating history significantly increases the risk and uncertainty you face in making an investment in our shares.

We may be unable to pay or maintain cash distributions or increase distributions over time, and, until we have invested the proceeds of this offering and our properties are generating sufficient cash flow, we may have difficulty funding our distributions solely from cash flow from operations, which could reduce the funds we have available for investment and your overall return.

There are many factors that can affect the availability and timing of distributions to stockholders. In the future we expect to fund distributions principally from cash flow from operations; however, while we are in our offering stage and until our properties are generating sufficient cash flow, we may fund our distributions from borrowings or even the net proceeds from this offering. If we fund distributions from financings or the net proceeds from this offering, we will have less funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain. We can give you no assurance that we will be able to pay or maintain cash distributions or increase distributions over time.

Our loss of or inability to obtain key personnel could delay or hinder implementation of our investment strategies, which could limit our ability to make distributions and decrease the value of your investment.

Our success depends to a significant degree upon the contributions of Leo F. Wells, III, Douglas P. Williams and Randall D. Fretz, each of whom would be difficult to replace. We do not have employment agreements with Messrs. Wells, Williams or Fretz, and we cannot guarantee that such persons will remain affiliated with us. Although Messrs. Wells, Williams and Fretz have entered into employment agreements with Wells Capital, these agreements are terminable at will by either party; thus, such persons may not remain affiliated with Wells Capital or us. If any of our key personnel were to cease their affiliation with us, we may be unable to find suitable replacement personnel, and our operating results could suffer. We do not intend to maintain key person life insurance on any person. We believe that our future success depends, in large part, upon our advisor’s and our property managers’ ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and our advisor and any property managers we retain may be unsuccessful in attracting and retaining such skilled personnel. Further, we intend to establish strategic relationships with firms that have special expertise in certain services or as to real properties in certain geographic regions. Maintaining such relationships will be important for us to effectively compete with other investors for properties in such regions. We may be unsuccessful in attracting and retaining such relationships. If we lose or are unable to obtain the services of highly skilled personnel or do not establish or maintain appropriate strategic relationships, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Our operating performance could suffer if Wells Capital incurs significant losses, including those losses that may result from being the general partner of other entities.

We are dependent on Wells Capital to select investments and conduct our operations; thus, adverse changes in the financial health of Wells Capital or our relationship with Wells Capital could hinder its ability to successfully manage our operations and our portfolio of investments. As a general partner to many Well-sponsored programs, Wells Capital may have contingent liability for the obligations of such partnerships. Enforcement of such obligations against Wells Capital could result in a substantial reduction of its net worth. If such liabilities affected the level of services that Wells Capital could provide, our operations and financial performance could suffer as well, which would limit our ability to make distributions and decrease the value of your investment.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in that capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that no independent director shall be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless they are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our independent directors than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a negligent manner. In addition, we may be obligated to fund the defense costs incurred by our independent directors (as well as by our other directors, officers, employees and agents) in some cases, which would decrease the cash otherwise available for distributions to you.

Risks Related to Conflicts of Interest

Wells Capital and possibly Wells Management will face conflicts of interest relating to the purchase and leasing of properties and such conflicts may not be resolved in our favor, i.e., our advisor may offer us less attractive investment opportunities or we may lease to less attractive tenants, lowering your overall return.

We rely on our advisor to identify suitable investment opportunities. Other Wells-sponsored programs also rely on Wells Capital for investment opportunities. Many investment opportunities would be suitable for us as well as other Wells programs. If Wells Capital directs an investment opportunity to a Wells-sponsored program, it is to offer the investment opportunity to the program for which the opportunity, in the discretion of Wells Capital, is most suitable. Likewise, we may rely at least in part on Wells Management to attract and retain creditworthy tenants. Other Wells-sponsored programs rely on Wells Management for the same tasks. If Wells Management directs creditworthy prospective tenants to another Wells-sponsored program where it could direct such tenants to our properties, our tenant base may have more inherent risk than might otherwise be the case. Our charter disclaims any interest in an investment opportunity known to Wells Capital that Wells Capital has not recommended to us. Wells Capital could direct attractive investment opportunities to other entities or even make such investments for its own account. Wells Management could direct attractive tenants to other entities. Such events could result in our investing in properties that provide less attractive returns or leasing properties to tenants that are more likely to default under their leases, thus reducing the level of dividends we may be able to pay you.

Wells Capital will face conflicts of interest relating to joint ventures that we may form with affiliates of Wells Capital, which conflicts could result in a disproportionate benefit to the other venture partners at our expense.

We are likely to enter into joint venture agreements with other Wells programs for the acquisition, development or improvement of properties. Wells Capital may have conflicts of interest in determining which Wells program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, Wells Capital may face a conflict in structuring the terms of the relationship between our interests and the interests of the affiliated co-venturer and in managing the joint venture. Since Wells Capital and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. Co-venturers may thus benefit to our and your detriment.

Wells Capital, its affiliates and our officers will face competing demands on their time, and this may cause our operations and your investment to suffer.

We rely on Wells Capital and its affiliates for the day-to-day operation of our business. Wells Capital and its affiliates, including our officers, have interests in other Wells programs and engage in other business activities. As a result, they will have conflicts of interest in allocating their time among us and other Wells programs and activities in which they are involved. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. If this occurs, the returns on our investments, and the value of your investment, may decline.

Our officers and some of our directors face conflicts of interest related to the positions they hold with Wells Capital and its affiliates, which could hinder our ability to successfully implement our business strategy and to generate returns to you.

Our executive officers and some of our directors are also officers and directors of our advisor, our dealer manager and other affiliated entities. As a result, they owe fiduciary duties to these various entities and their stockholders and limited partners, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could hinder the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to you and to maintain or increase the value of our assets.

Wells Capital and its affiliates, including our officers and some of our directors, will face conflicts of interest caused by compensation arrangements with us and other Wells-sponsored programs, which could result in actions that are not in the long-term best interests of our stockholders.

Wells Capital and its affiliates will receive substantial fees from us. These fees could influence our advisor’s advice to us, as well as the judgment of the affiliates of Wells Capital who serve as our officers or directors. Among other matters, the compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with Wells Capital and its affiliates, including the advisory agreement, the dealer manager agreement and any property management and leasing agreements;

•	public offerings of equity by us, which entitle Wells Investment Securities to dealer manager fees and entitle Wells Capital to increased acquisition and asset management fees;

•	property sales, which entitle Wells Capital to real estate commissions and possible success-based sale fees;

•	property acquisitions from other Wells-sponsored programs, which might entitle Wells Capital to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•	property acquisitions from third parties, which utilize proceeds from our public offerings, thereby increasing the likelihood of continued equity offerings and related fee income for Wells Investment Securities and Wells Capital;

•	whether and when we seek to list our common stock on a national securities exchange or the Nasdaq National Market, which listing could entitle Wells Capital to a success-based listing fee but could also hinder its sales efforts for other programs if the price at which our shares trade is lower than the price at which we offered shares to the public; and

•	whether and when we seek to sell the company or its assets, which sale could entitle Wells Capital to a success-based fee but could also hinder its sales efforts for other programs if the sales price for the company or its assets resulted in proceeds less than the amount needed to preserve our stockholders’ capital.

The acquisition fees paid to Wells Capital and management and leasing fees that would be paid to its affiliate, Wells Management, if Wells Management were retained to manage some of our properties, will be paid irrespective of the quality of their acquisition or property-management services during the term of the related agreement. Moreover, Wells Capital and Wells Management will have considerable discretion with respect to the terms and timing of acquisition, disposition and leasing transactions. Considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our stockholders, which could hurt our ability to pay you dividends or result in a decline in the value of your investment.

Our board’s loyalties to Wells REIT I (and possibly to future Wells-sponsored programs) could influence its judgment, resulting in actions that are not in our stockholders’ best interest or that result in a disproportionate benefit to another Wells program at our expense.

Eight of our ten directors are also directors of Wells REIT I. The loyalties of those eight directors to Wells REIT I may influence the judgment of our board when considering issues for us that may affect Wells REIT I, such as the following:

•	The conflicts committee of our board of directors must evaluate the performance of Wells Capital with respect to whether Wells Capital is presenting to us our fair share of investment opportunities. If our advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to Wells REIT I or if our advisor is giving preferential treatment to Wells REIT I in this regard, our conflicts committee may not be well suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

•	The conflicts committee may have to make a similar evaluation with respect to the performance of Wells Management to the extent that we retain Wells Management to manage and lease our properties. If Wells Management is not performing well as our property manager because of its services for Wells REIT I, the divided loyalties of the members of our conflicts committee could make them less willing to insist on improvement in the performance of Wells Management or to seek another property manager.

•	The conflicts committee will likely decide whether we purchase a property. This decision could be influenced by the hope that Wells Capital would present the opportunity to Wells REIT I if we did not pursue it.

•	We could enter into transactions with Wells REIT I, such as property sales or acquisitions, joint ventures or financing arrangements. Decisions of the board or the conflicts committee regarding the terms of those transactions may be influenced by the board’s or committee’s loyalties to Wells REIT I.

•	A decision of the board or the conflicts committee regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of Wells REIT I.

•	A decision of the board or the conflicts committee regarding the timing of property sales could be influenced by concerns that the sales would compete with those of Wells REIT I.

We could also face similar conflicts if our promoters sponsor additional REITs. See “Conflicts of Interest – Our Advisor’s Interest in Other Wells Real Estate Programs – General.”

Risks Related to This Offering and Our Corporate Structure

Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of our outstanding common stock. This restriction may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could result in a premium price to our stockholders.

Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act; if we become an unregistered investment company, we could not continue our business.

We do not intend to register as an investment company under the Investment Company Act of 1940, as amended. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

In order to maintain our exemption from regulation under the Investment Company Act, we must engage primarily in the business of buying real estate. To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

You will have limited control over changes in our policies and operations, which increases the uncertainty and risks you face as a stockholder.

Our board of directors determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.

You may not be able to sell your shares under the share redemption program and, if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares.

Our board of directors has adopted a share redemption program, but there are significant conditions and limitations that would limit your ability to sell your shares under the program. In addition, our board of directors may amend, suspend or terminate our share redemption program upon 30 days notice and without stockholder approval.

Generally, you would have to hold your shares for at least one year in order to participate in our share redemption program. The share redemption programs limits the number of shares that we may redeem under the program as follows: (1) during any calendar year, we may not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year and (2) we may not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for redemptions since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under our dividend reinvestment plan during such period. These limits may prevent us from accommodating all redemption requests made in any year. Initially, we will repurchase shares under the share redemption program at 91% of the price at which we sold the share. For example, we will pay $9.10 to redeem a share issued at $10.00. This initial redemption price will remain fixed until three years after we complete our offering stage. For purposes of the share redemption program, we define the completion of our offering stage in the same manner as described in this prospectus under “Description of Shares – Dividend Reinvestment Plan – Stock Purchases.” Thereafter, we will redeem shares at a price equal to 95% of the estimated per share value of the shares, as estimated by our advisor or another firm we choose for that purpose. These restrictions would severely limit your ability to sell your shares should you require liquidity and would limit your ability to recover the value you invested.

The terms of our share redemption program are more generous for redemptions sought within two years of a stockholder’s death or “qualifying disability.” See “Description of Shares –Share Redemption Program” for more information about the share redemption program.

The offering price was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

The offering price of the shares, which is the same offering price as in our initial public offering, bears no relationship to our book or asset values or to any other established criteria for valuing shares. The board of directors considered the following factors in determining the offering price:

•	the offering price of Wells REIT I;

•	the range of offering prices of comparable unlisted REITs; and

•	the recommendation of our dealer manager.

Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

Because the dealer manager is one of our affiliates, you will not have the benefit of an independent review of us or the prospectus customarily undertaken in underwritten offerings; the absence of an independent due diligence review increases the risks and uncertainty you face as a stockholder.

The dealer manager, Wells Investment Securities, is one of our affiliates and will not make an independent review of us or the offering. Accordingly, you do not have the benefit of an independent review of the terms of this offering. Further, the due diligence investigation of us by the dealer manager cannot be considered to be an independent review and, therefore, may not be as meaningful as a review conducted by an unaffiliated broker-dealer or investment banker.

Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.

Existing stockholders and potential investors in this offering do not have preemptive rights to any shares we issue in the future. Our charter authorizes us to issue 1,000,000,000 shares of capital stock, of which 900,000,000 shares are designated as common stock and 100,000,000 are designated as preferred stock. Our board of directors may increase the number of authorized shares of capital stock without stockholder approval. After your purchase in this offering, our board may elect to (1) sell additional shares in this or future public offerings, (2) issue equity interests in private offerings, (3) issue shares of our common stock upon the exercise of the options we may grant to our independent directors or to Wells Capital or Wells Management employees, (4) issue shares to our advisor, its successors or assigns, in payment of an outstanding fee obligation, or (5) issue shares of our common stock to sellers of properties we acquire in connection with an exchange of limited partnership interests of Wells OP II. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us will be diluted. Further, depending upon the terms of such transactions, most notably the offering price per share, which may be less than the price paid per share in any offering under this prospectus, and the value of our properties, existing stockholders may also experience a dilution in the book value of their investment in us.

Payment of fees to Wells Capital and its affiliates will reduce cash available for investment and distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.

Wells Capital and its affiliates will perform services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. We will pay them substantial fees for these services, which will result in immediate dilution to the value of your investment and will reduce the amount of cash available for investment in properties or distribution to stockholders. As a result of these substantial fees, we expect that for each share sold in this offering no more than $8.76 will be available for the purchase of real estate, depending primarily upon the number of shares we sell and assuming all shares sold under our dividend reinvestment plan are sold for $9.55 per share. Therefore, these fees increase the risk that the amount available for distribution to common stockholders upon a liquidation of our portfolio would be less than the purchase price of the shares in this offering. Substantial up-front fees also increase the risk that you will not be able to resell your shares at a profit, even if our shares are listed on a national securities exchange or on the Nasdaq National Market. See “Management Compensation.”

Adverse economic and geopolitical conditions could cause our operations to suffer and reduce the overall value of your investment.

Among others, the following market and economic challenges may hinder our performance:

•	poor economic times may result in tenant defaults under leases;

•	job transfers, layoffs and overbuilding may increase vacancies;

•	maintaining occupancy levels may require increased concessions or reduced rental rates; and

•	increased insurance premiums, resulting in part from the increased risk of terrorism, may reduce funds available for distribution or, to the extent we can pass such increases through to tenants, may lead to tenant defaults. Increased insurance premiums also may make it difficult to increase rents to tenants on turnover, which may limit our ability to increase our returns.

The impact on our operations will be greater to the extent that an economic downturn is prolonged or becomes more severe.

If we are unable to obtain funding for future capital needs, cash distributions to our stockholders and the value of our investments could decline.

When tenants do not renew their leases or otherwise vacate their space, we will often need to expend substantial funds for tenant improvements to the vacated space in order to attract replacement tenants. In addition, although we expect that our leases with tenants will require tenants to pay routine property maintenance costs, we will likely be responsible for any major structural repairs, such as repairs to the foundation, exterior walls and rooftops.

We will use substantially all of this offering’s gross proceeds to buy real estate and pay various fees and expenses. We do not intend to reserve significant proceeds from this offering for future capital needs. Accordingly, if we need significant capital in the future to improve or maintain our properties or for any other reason, we will have to obtain financing from other sources, such as cash flow from operations, borrowings, property sales or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to our stockholders and could reduce the value of your investment.

You may be more likely to sustain a loss on your investment because our promoters do not have as strong an economic incentive to avoid losses as do promoters who have made significant equity investments in their company.

As of April 30, 2005, our promoters had only invested approximately $1.2 million in us, primarily by our advisor purchasing 20,000 units of limited partnership interest in our operating partnership for $10.00 per unit before our initial public offering and by our three officers purchasing shares of common stock for $9.05 per share in our initial public offering. Therefore, if we are successful in raising enough proceeds to be able to reimburse our promoters for the significant organization and offering expenses of this offering and our prior offering, our promoters have little exposure to loss, especially if our shares are worth more than $9.05 per share upon the disposition of our properties.

Without this exposure, our investors may be at a greater risk of loss because our promoters do not have as much to lose from a decrease in the value of our shares as do those promoters who make more significant equity investments in their companies.

General Risks Related to Investments in Real Estate

Economic and regulatory changes that impact the real estate market generally may cause our operating results to suffer and decrease the value of our real estate properties.

Our operating results will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general or local economic conditions;

•	changes in supply of or demand for similar or competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds, which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws; and

•	periods of high interest rates and tight money supply.

These and other reasons may prevent us from being profitable or from realizing growth or maintaining the value of our real estate properties, which would reduce the value of your investment.

Properties that have significant vacancies could be difficult to sell, which could diminish the return on your investment.

A property may incur vacancies either by the continued default of tenants under their leases or the expiration of tenant leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available to distribute to stockholders. In addition, because properties’ market values depend principally upon the value of the properties’ leases, the resale value of properties with high or prolonged vacancies could suffer, which could further reduce your return.

We depend on tenants for our revenue, and lease terminations could reduce our net income and limit our ability to make distributions to our stockholders.

The success of our investments materially depends on the financial stability of our tenants. A default by a significant tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If significant leases are terminated, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to stockholders.

Our inability to sell a property when we want could limit our ability to pay cash distributions to you.

General economic conditions, availability of financing, interest rates and other factors, including supply and demand, all of which are beyond our control, affect the real estate market. We may be unable to sell a property for the price, on the terms or within the time frame we want. That inability could reduce our cash flow and cause our results of operations to suffer, limiting our ability to pay distributions to you.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our net income and the return on your investment.

Wells Capital will attempt to obtain adequate insurance on all of our properties to cover casualty losses. However, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to stockholders.

Our operating results may suffer because of potential development and construction delays and resultant increased costs and risks.

We may use proceeds from this offering to acquire and develop properties, including unimproved real properties, upon which we will construct improvements. We will be subject to uncertainties associated with re-zoning for development, environmental concerns of governmental entities and/or community groups, and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investments may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.

Actions of our joint venture partners could reduce the returns on our joint venture investments and decrease your overall return.

We are likely to enter into joint ventures with other Wells programs as well as additional joint ventures with third parties to acquire, develop or improve properties. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment in real estate, including, for example:

•	the possibility that our co-venturer, co-tenant or partner in an investment might become bankrupt;

•	that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals; or

•	that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce your returns.

Costs of complying with governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenants’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and which may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

Disco very of previously undetected environmentally hazardous conditions may decrease our revenues and the return on your investment.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost to remove or remediate hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials into the air. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to you.

If we sell properties and provide financing to purchasers, defaults by the purchasers would decrease our cash flows and limit our ability to make distributions to you.

In some instances we may sell our properties by providing financing to purchasers. When we provide financing to purchasers, we will bear the risk that the purchaser may default, which could negatively impact our cash dividends to stockholders. Even in the absence of a purchaser default, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property we may accept upon a sale are actually paid, sold, refinanced or otherwise disposed of.

Risks Associated with Debt Financing

We have incurred and are likely to continue to incur mortgage and other indebtedness, which may increase our business risks.

As of May 18, 2005, we had total outstanding indebtedness of $370.3 million, including $111.0 million outstanding under our $400.0 million credit facility and fixed rate mortgages on certain properties totaling approximately $259.3 million. We are likely to incur additional indebtedness even if we raise significant proceeds in this offering. We may also incur indebtedness to acquire properties, to fund property improvements and other capital expenditures, to pay our dividend and for other purposes.

Significant borrowings by us increase the risks of your investment. If there is a shortfall between the cash flow from properties and the cash flow needed to service our indebtedness, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt on behalf of the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity.

If any mortgages or other indebtedness contain cross-collateralization or cross-default provisions, a default on a single loan could affect multiple properties. Our $400 million credit facility includes a cross-default provision that provides that a default under any obligation of $10 million or more by us, Wells OP II or any of our subsidiaries constitutes a default under the credit facility. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be limited.

High mortgage rates may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the loans become due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. We may be unable to refinance properties. If any of these events occurs, our cash flow would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace Wells Capital as our advisor. These or other limitations may limit our flexibility and our ability to achieve our operating plans.

Increases in interest rates could increase the amount of our debt payments and limit our ability to pay dividends to our stockholders.

As of May 18, 2005, we had $370.3 million of indebtedness, including $111.0 million of variable-rate debt. We expect that we will incur additional indebtedness in the future, including debt that may be incurred to refinance fixed-rate indebtedness. Increases in interest rates will increase our interest costs, which would reduce our cash flows and our ability to pay dividends. In addition, if we need to repay existing debt during periods of higher interest rates, we might sell one or more of our investments in order to repay the debt, which sale at that time might not permit realization of the maximum return on such investments.

We have broad authority to incur debt, and high debt levels could hinder our ability to make distributions and could decrease the value of your investment.

Our policies do not limit us from incurring additional debt until debt would exceed 50% of the cost of our assets, though we may exceed this limit under some circumstances. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of your investment.

Section 1031 Exchange Program Risks

We may have increased exposure to liabilities from litigation as a result of our participation in the Section 1031 Exchange Program, which increases the risks you face as a stockholder.

Wells Management Company, Inc., an affiliate of Wells Capital, our advisor, has developed a program to facilitate real estate acquisitions for persons (1031 Participants) who seek to reinvest proceeds from a real estate sale and qualify that reinvestment for like-kind exchange treatment under Section 1031 of the Internal Revenue Code (Section 1031 Exchange Program). The program is described in greater detail under “Investment Objectives and Criteria – Acquisition and Investment Policies – Section 1031 Exchange Program.” The Section 1031 Exchange Program involves a private placement of co-tenancy interests in real estate. There will be significant tax and securities disclosure risks associated with these private placement offerings of co-tenancy interests to 1031 Participants. For example, in the event that the Internal Revenue Service conducts an audit of the purchasers of co-tenancy interests and successfully challenges the qualification of the transaction as a like-kind exchange, purchasers of co-tenancy interests may file a lawsuit against the entity offering the co-tenancy interests and its sponsors. We may be involved in one or more such offerings and could therefore be named in or otherwise required to defend against lawsuits brought by 1031 Participants. Any amounts we are required to expend for any such litigation claims may reduce the amount of funds available for distribution to you. In addition, disclosure of any such litigation may limit our future ability to raise additional capital through the sale of stock or borrowings.

We will be subject to risks associated with co-tenancy arrangements that are not otherwise present in a real estate investment; these risks could reduce the value of our co-tenancy investments and your overall return.

Our participation in the Section 1031 Exchange Program likely would involve an obligation of Wells OP II to purchase any co-tenancy interests in a property that remains unsold at the completion of a Section 1031 Exchange Program private placement offering. Accordingly, Wells OP II could be required to purchase the unsold co-tenancy interests and thus become subject to the risks of ownership of properties in a co-tenancy arrangement with unrelated third parties.

Ownership of co-tenancy interests involves risks not otherwise present with an investment in real estate such as the following:

•	the risk that a co-tenant may at any time have economic or business interests or goals that are inconsistent with our business interests or goals;
•	the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or
•	the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents, or allow the bankruptcy court to reject the tenants-in-common agreement or management agreement entered into by the co-tenants owning interests in the property.

Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce your returns.

In the event that our interests become adverse to those of the other co-tenants, we will not have the contractual right to purchase the co-tenancy interests from the other co-tenants. Even if we are given the opportunity to purchase such co-tenancy interests in the future, we cannot guarantee that we will have sufficient funds available at the time to purchase co-tenancy interests from the 1031 Participants.

We might want to sell our co-tenancy interests in a given property at a time when the other co-tenants in such property do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. In addition, we anticipate that it will be much more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned outright.

Our participation in the Section 1031 Exchange Program may limit our ability to borrow funds in the future; this could reduce the number of investments we can make and limit our ability to make distributions to you.

Institutional lenders may view our obligations under agreements to acquire unsold co-tenancy interests in properties as a contingent liability against our cash or other assets, which may limit our ability to borrow funds in the future. Lenders providing lines of credit may restrict our ability to draw on our lines of credit by the amount of our potential obligation. Further, our lenders may view such obligations in such a manner as to limit our ability to borrow funds based on regulatory restrictions on lenders that limit the amount of loans they can make to any one borrower. These events could limit our operating flexibility and our ability to make distributions to you.

Federal Income Tax Risks

Failure to qualify as a REIT would reduce our net income and cash available for distributions.

We expect DLA Piper Rudnick Gray Cary US LLP, our legal counsel, to render an opinion that we will qualify as a REIT, based upon our representations as to the manner in which we are and will be owned, invest in assets and operate, among other things. However, our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Internal Revenue Code. DLA Piper Rudnick Gray Cary US LLP will not review our compliance with the REIT qualification standards on an ongoing basis. This means that we may fail to satisfy the REIT requirements in the future. Also, this opinion will represent DLA Piper Rudnick Gray Cary US LLP’s legal judgment based on the law in effect as of the date of this prospectus. DLA Piper Rudnick Gray Cary US LLP’s opinion will not be binding on the Internal Revenue Service or the courts. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Certain fees paid to Wells OP II may cause us to lose our REIT status, which would reduce the return on your investment.

In connection with any transactions under the Section 1031 Exchange Program, Wells OP II would enter into a number of contractual arrangements that would, in effect, guarantee the sale of the co-tenancy interests being offered under the Section 1031 Exchange Program. In consideration for entering into these agreements, Wells OP II would be paid fees that could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the REIT qualification “income tests.” If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other non-qualifying income in any taxable year exceeded 5.0% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four ensuing taxable years. Our failure to qualify as a REIT would decrease the return on your investment.

Recharacterization of transactions under the Section 1031 Exchange Program may result in a 100% tax on income from a prohibited transaction, which would diminish our cash distributions to our stockholders.

The Internal Revenue Service could recharacterize transactions under the Section 1031 Exchange Program such that Wells OP II is treated as the bona fide owner, for tax purposes, of properties acquired and resold by the entity established to facilitate the transaction. Such recharacterization could result in the income realized on these transactions by Wells OP II being treated as gain on the sale of property that is held as inventory or otherwise held primarily for the sale to customers in the ordinary course of its trade or business. In such event, the gain would constitute income from a prohibited transaction and would be subject to a 100% penalty tax. If this occurs, our ability to pay cash distributions to our stockholders will be limited.

Recharacterization of sale-leaseback transactions may cause us to lose our REIT status, which would reduce the return on your investment.

We may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, we cannot assure you that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is challenged and recharacterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification asset tests or income tests and, consequently, lose our REIT status. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our dividend reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received. See “Description of Shares – Dividend Reinvestment Plan – Tax Consequences of Participation.”

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.

Even if we remain qualified as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•	In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders (which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed income.

•	We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•	If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•	If we sell a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders, which could increase our operating costs and decrease the value of your investment.

To qualify as a REIT, we must distribute to our stockholders each year 90% of our REIT taxable income (which is determined without regard to the dividends-paid deduction or net capital gain). At times, we may not have sufficient funds to satisfy these distribution requirements and may need to borrow funds to maintain our REIT status and avoid the payment of income and excise taxes. These borrowing needs could result from (i) differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, (ii) the effect of non-deductible capital expenditures, (iii) the creation of reserves or (iv) required debt or amortization payments. We may need to borrow funds at times when the market conditions are unfavorable. Such borrowings could increase our costs and reduce the value of our common stock.

To maintain our REIT status, we may be forced to forego otherwise attractive opportunities, which could delay or hinder our ability to meet our investment objectives and lower the return on your investment.

To qualify as a REIT, we must satisfy tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Retirement Plan Risks

If you fail to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to pension, profit sharing trusts or IRAs investing in shares. If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in our common stock, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Internal Revenue Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Internal Revenue Code;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal Revenue Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control.

These forward-looking statements are subject to various risks and uncertainties, including those discussed above under “Risk Factors,” that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The following tables set forth information about how we intend to use the gross proceeds raised in this offering assuming that we sell a mid-range point of 240,000,000 shares of common stock and the maximum of 480,000,000 shares of common stock. Many of the figures set forth below represent management’s best estimate since they cannot be precisely calculated at this time. Depending primarily on the number of shares we sell in this offering and assuming a $9.55 purchase price for shares sold under our dividend reinvestment plan and that we sell at least the mid-point range of 240,000,000 shares of common stock, we estimate that 88.74% to 89.14% of our gross offering proceeds, or between $8.72 and $8.76 per share, will be used for investments and the repurchase of shares under our share redemption program, while the remainder will be used to pay offering expenses, including selling commissions and the dealer manager fee, and to pay a fee to our advisor for its services in connection with the selection, acquisition, development and construction of our real estate investments.

	240,000,000 Shares
	Primary Offering (150,000,000 shares) ($10.00/ share)		Div. Reinv. Plan (90,000,000 shares) ($9.55/ share)		Total (240,000,000 shares)
	$	%	$	%	$	%
Gross Offering Proceeds	1,500,000,000	100.00%	859,500,000	100.00%	2,359,500,000	100.00%
Selling Commissions	105,000,000	7.00%	42,975,000	5.00%	147,975,000	6.27%
Dealer Manager Fee	37,500,000	2.50%	0	0.00%	37,500,000	1.59%
Other Organization and Offering Expenses (1)	23,900,000	1.59%	9,190,000	1.07%	33,090,000	1.40%
Acquisition Fees (2)	30,000,000	2.00%	17,190,000	2.00%	47,190,000	2.00%
Initial Working Capital Reserve (3)	0	0.00%	0	0.00%	0	0.00%

Amount Available for Investment (4)(5)	1,303,600,000	86.91%	790,145,000	91.93%	2,093,745,000	88.74%

	480,000,000 Shares
	Primary Offering (300,000,000 shares) ($10.00/ share)		Div. Reinv. Plan (180,000,000 shares) ($9.55/ share)		Total (480,000,000 shares)
	$	%	$	%	$	%
Gross Offering Proceeds	3,000,000,000	100.00%	1,719,000,000	100.00%	4,719,000,000	100.00%
Selling Commissions	210,000,000	7.00%	85,950,000	5.00%	295,950,000	6.27%
Dealer Manager Fee	75,000,000	2.50%	0	0.00%	75,000,000	1.59%
Other Organization and Offering Expenses (1)	30,000,000	1.00%	17,190,000	1.00%	47,190,000	1.00%
Acquisition Fees (2)	60,000,000	2.00%	34,380,000	2.00%	94,380,000	2.00%
Initial Working Capital Reserve (3)	0	0.00%	0	0.00%	0	0.00%

Amount Available for Investment (4)(5)	2,625,000,000	87.50%	1,581,480,000	92.00%	4,206,480,000	89.14%

1.	Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, reimbursing the due diligence expenses of broker-dealers, and amounts to reimburse Wells Capital for the salaries of its employees and other costs in connection with preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. Wells Capital has agreed to reimburse us to the extent organizational and offering expenses incurred by us, other than selling commissions and the dealer manager fee, exceed 2% of aggregate gross offering proceeds.
2.	We will pay Wells Capital, as our advisor, acquisition fees of 2.0% of gross offering proceeds for its services in connection with the selection, purchase, development and construction of real estate. We will pay Wells Capital the acquisition fee amount upon receipt of the offering proceeds rather than at the time a property is acquired. In addition to this acquisition fee, we may also incur customary third-party acquisition expenses in connection with the acquisition (or attempted acquisition) of a property. See note 5 below.
3.	Because we expect that the vast majority of leases for the properties acquired by us will provide for tenant reimbursement of operating expenses, we do not anticipate that a permanent reserve for maintenance and repairs of real estate properties will be established. We expect to meet all of our working capital needs out of cash flow from operations. However, to the extent that we have insufficient funds to meet our needs for working capital, we may establish reserves from gross offering proceeds.

4.	Amount available for investment will include customary third-party acquisition expenses, such as legal fees and expenses, costs of appraisals, accounting fees and expenses, title insurance premiums and other closing costs and miscellaneous expenses relating to the acquisition of real estate. We estimate that these third-party costs would average 0.5% of the contract purchase prices of property acquisitions.
5.	Although it is possible that the net proceeds from the sale of shares under our dividend reinvestment plan will be available for investment, we expect that all of these proceeds will instead be used to repurchase shares of our common stock under the share redemption program. See “Description of Shares – Share Redemption Program.”

Rather than using net proceeds to invest directly in real estate, we may use net proceeds to repay indebtedness and increase our borrowing capacity. Then, when we are ready to close on an acquisition, we might use debt proceeds or net offering proceeds, or a combination of both.

Until required in connection with the acquisition and development of properties, substantially all of the net proceeds of the offering and, thereafter, our working capital reserves, may be invested in short-term, highly liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and interest-bearing accounts or other authorized investments as determined by our board of directors.

MANAGEMENT

Board of Directors

We operate under the direction of our board of directors. The board is responsible for the management and control of our affairs. The board has retained Wells Capital to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision. Because of the numerous conflicts of interest created by the relationships among us, Wells Capital and various affiliates, many of the responsibilities of the board have been delegated to a committee comprised of all of our independent directors. See “Conflicts of Interest.”

We have a ten-member board of directors. Our board may change the size of the board, but not to fewer than three board seats. Our charter provides that a majority of the directors must be independent directors. We have eight independent directors. An “independent director” is a person who is not one of our officers or employees or an officer or employee of Wells Capital or its affiliates and has not been so for the previous two years. Serving as a director of, or having an ownership interest in, another Wells-sponsored program will not, by itself, preclude independent-director status.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. Although the number of directors may be increased or decreased, a decrease shall not have the effect of shortening the term of any incumbent director. Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Unless filled by a vote of the stockholders as permitted by the Maryland General Corporation Law, a vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director shall be filled by a vote of a majority of the remaining directors. As provided in our charter, nominations of individuals to fill the vacancy of a board seat previously filled by an independent director will be made by the remaining independent directors.

Our directors and officers are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties may require. In addition to meetings of the various committees of the board, which committees we describe below, we expect to hold seven regular board meetings each year. We do not expect that our directors will be required to devote a substantial portion of their time in discharging their duties. Our board is empowered to fix the compensation of all officers that it selects and may pay compensation to directors for services rendered to us in any other capacity.

Our general investment and borrowing policies are set forth in this prospectus. Our directors may establish further written policies on investments and borrowings and shall monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of the stockholders. We will follow the policies on investments and borrowings set forth in this prospectus unless they are modified by our directors.

Committees of the Board of Directors

Many of the powers of the board of directors may be delegated to one or more committees. Our charter requires that each committee consist of at least a majority of independent directors.

Audit Committee

Our bylaws require that the audit committee of the board of directors consist solely of independent directors. The audit committee selects the independent public accountants to audit our annual financial statements, reviews with the independent public accountants the plans and results of the audit engagement, approves the audit and non-audit services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our audit committee consists of Donald S. Moss, Walter W. Sessoms, Neil H. Strickland and W. Wayne Woody.

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors comprised of all of our independent directors, that is, all of our directors who are not affiliated with our advisor. Serving on the board of, or owning an interest in, another Wells-sponsored program will not, by itself, preclude a director from serving on the conflicts committee. The conflicts committee, which has retained its own legal advisor and is also authorized to retain its own financial advisor, is empowered to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by Wells Capital affiliates could reasonably be compromised. Those conflict-of-interest matters that cannot be delegated to a committee under Maryland law must be acted upon by both the board of directors and the conflicts committee. See “Conflicts of Interest – Certain Conflict Resolution Procedures.”

Because many of our independent directors are also independent directors of Wells REIT I, these independent directors would face conflicts of interests with respect to transactions between Wells REIT I and us. (See “Risk Factors – Risks Related to Conflicts of Interest – Our board’s loyalties to Wells REIT I (and possibly future Wells-sponsored programs) could influence its judgment.”) To address these conflicts, the conflicts committee has created a subcommittee of the conflicts committee comprised of all directors on the conflicts committee who are unaffiliated with another Wells-sponsored program. The conflicts subcommittee is empowered to act on any matter permitted by Maryland law if (1) the conflicts committee delegates the matter to the conflicts subcommittee or (2) the conflicts subcommittee disagrees with the conflict committee’s handling of a matter and its minutes reflect that it determined that the matter at issue was such that the exercise of independent judgment by both the affiliates of Wells Capital and the affiliates of another Wells-sponsored program could reasonably have been compromised. (See “Conflicts of Interest—Certain Conflict Resolution Procedures.”) Two of our directors serve on the conflicts subcommittee.

Our conflicts committee will also discharge the board’s responsibilities relating to compensation of our executives. The conflicts committee will administer the granting of stock options to selected employees of Wells Capital and Wells Management based upon recommendations from Wells Capital and Wells Management, and set the terms and conditions of such options in accordance with the Stock Option Plan, which we describe below. The conflicts committee will also have authority to amend the Stock Option Plan or create other incentive compensation and equity-based plans.

Nominating and Corporate Governance Committee

The primary functions of the nominating and corporate governance committee are: (1) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting; (2) developing and recommending to the board of directors a set of corporate governance policies and principles and periodically re-evaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and (3) overseeing an annual evaluation of the board of directors and each of the committees of the board of directors. All of the members of the nominating and corporate governance committee are independent directors.

Asset Management Committee

The primary function of the asset management committee is to review and advise the board of directors on investment criteria and acquisition policies, the general economic environment in various real estate markets, existing or prospective properties or tenants and portfolio diversification goals. All of the members of the asset management committee are independent directors.

Finance and Planning Committee

The primary function of the finance and planning committee is to review and advise the board of directors on our overall financial performance, which includes issues related to net proceeds raised, fees and expenses, operating earnings, dividends, capital structure and budgetary and reporting processes. All of the members of the finance and planning committee are independent directors.

Stockholder Relations, Communication and Development Committee

The primary function of the stockholder relations, communication and development committee is to advise the board of directors on various stockholder issues including market conditions, issues relating to net proceeds raised from stockholders and communications with stockholders. All of the members of the stockholder relations, communication and development committee are independent directors.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors.

Name	Age	Positions
Leo F. Wells, III	61	President and Director

Douglas P. Williams	54	Executive Vice President, Secretary, Treasurer and Director

Randall D. Fretz	52	Senior Vice President

Charles R. Brown	66	Director*

Richard W. Carpenter	68	Director*

Bud Carter	66	Director*

Donald S. Moss	69	Director*

Jack M. Pinkerton	77	Director*

Walter W. Sessoms	71	Director *

Neil H. Strickland	69	Director*

W. Wayne Woody	63	Director*

*	Denotes director is not affiliated with our advisor, Wells Capital.

Leo F. Wells, III is our President and one of our directors. He is also the President and a director of Wells REIT I. He is also the sole stockholder, sole director, President and Treasurer of Wells Real Estate Funds, Inc., which directly or indirectly owns Wells Capital, Wells Management, Wells Investment Securities, Inc., Wells & Associates, Inc., Wells Development Corporation, Wells Asset Management, Inc. and Wells Real Estate Advisory Services, Inc. He is also the President, Treasurer and sole director of Wells Capital; Wells Management; Wells Development Corporation, a company organized in 1997 to develop real estate properties; and Wells Asset Management, Inc., a company organized in 1997, which serves as an investment adviser to the Wells Family of Real Estate Funds. Mr. Wells is a trustee of the Wells Family of Real Estate Funds, an open-end management company organized as an Ohio business trust, which includes as one of its series the Wells S&P REIT Index Fund. He is President and sole director of Wells Real Estate Advisory Services, Inc. He is the President, Treasurer and a director of Wells & Associates, Inc., a real estate brokerage and investment company formed in 1976 and incorporated in 1978, for which Mr. Wells serves as the principal broker.

Mr. Wells was a real estate salesman and property manager from 1970 to 1973 for Roy D. Warren & Company, an Atlanta-based real estate company, and he was associated from 1973 to 1976 with Sax Gaskin Real Estate Company, during which time he became a Life Member of the Atlanta Board of Realtors Million Dollar Club. From 1980 to February 1985 he served as Vice President of Hill-Johnson, Inc., a Georgia corporation engaged in the construction business. Mr. Wells holds a Bachelor of Business Administration degree in economics from the University of Georgia. Mr. Wells is a member of the Financial Planning Association (FPA).

Douglas P. Williams is our Executive Vice President, Secretary and Treasurer and one of our directors. Since 1999, he has also served as Executive Vice President, Secretary and Treasurer and a director of Wells REIT I. He is also a Senior Vice President of our advisor and a Vice President, Chief Financial Officer, Treasurer and a director of Wells Investment Securities, our dealer manager. Mr. Williams is also a Vice President of Wells Real Estate Funds, Inc. and Wells Asset Management, Inc.

From 1996 to 1999, Mr. Williams served as Vice President and Controller of OneSource, Inc., a leading supplier of janitorial and landscape services, where he was responsible for corporate-wide accounting activities and financial analysis. Mr. Williams was employed by ECC International Inc., a supplier to the paper industry and to the paint, rubber and plastic industries, from 1982 to 1995. While at ECC, Mr. Williams served in a number of key accounting positions, including: Corporate Accounting Manager, U.S. Operations; Division Controller, Americas Region; and Corporate Controller, America/Pacific Division. Prior to joining ECC and for one year after leaving ECC, Mr. Williams was employed by Lithonia Lighting, a manufacturer of lighting fixtures, as a Cost and General Accounting Manager and Director of Planning and Control. Mr. Williams started his professional career as an auditor for a predecessor firm of KPMG Peat Marwick LLP. Mr. Williams is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants and is licensed with the NASD as a financial and operations principal. Mr. Williams received a Bachelor of Arts degree from Dartmouth College and a Masters of Business Administration degree from Amos Tuck School of Graduate Business Administration at Dartmouth College.

Randall D. Fretz is our Senior Vice President and is a Senior Vice President of Wells Capital. He is also the Chief of Staff and a Vice President of Wells Real Estate Funds, a Senior Vice President of Wells REIT I, and a director of Wells Investment Securities. Mr. Fretz is primarily responsible for corporate strategy and planning and advising and coordinating the executive officers of Wells Capital on corporate matters and special projects. Prior to joining Wells Capital in 2002, Mr. Fretz served for seven years as President of US & Canada operations for Larson-Juhl, a world leader in custom art and picture-framing home decor. Mr. Fretz was previously a Division Director at Bausch & Lomb, a manufacturer of optical equipment and products, and also held various senior positions at Tandem International and Lever Brothers. Mr. Fretz holds a bachelor degree in each of Sociology and Physical Education from McMaster University in Hamilton, Ontario. He also earned a Masters of Business Administration degree from the Ivey School of Business in London, Ontario.

Charles R. Brown is one of our independent directors. He has been involved in real estate activities for over 40 years. From 1971 to 1976, he served as Director of Marketing and Project Manager for Atlantic Center, one of the South’s largest multi-use complexes. Atlantic Center is a two-million square-foot project in the central business district of Atlanta and includes a Hilton Hotel, a bank and office and retail establishments. From 1976 to 1997, Mr. Brown was President of Technology Park/Atlanta, Inc., where he was instrumental in developing Technology Park/Atlanta, a 600-acre office park in Peachtree Corners north of Atlanta, which was selected for the Governor’s Award for its contribution to community economic development. He continues to serve on the board of directors of Technology Park/Atlanta.

Mr. Brown has been President of CRB Realty Associates, a private real estate consulting firm, since the 1980s. He has previously been president and vice chairman of Atlantic Station, LLC, where he was involved in the planning and development of Atlantic Station, a redevelopment project of the Atlantic Steel mill in Atlanta, Georgia. He has also represented one of the partnerships developing an office building constituting part of the Atlantic Station project.

Mr. Brown is a past President of the Georgia Tech Foundation, past Chairman of the Gwinnett County Chamber of Commerce and the Georgia Chamber of Commerce and past Vice Chairman of the Georgia Governor’s Development Council. He also served on the board of directors of the Georgia Department of Technical and Adult Education. He is a graduate of the Georgia Institute of Technology where he received a B.S. degree in Building Construction from the College of Architecture.

Richard W. Carpenter is one of our independent directors. He is also an independent director of Wells REIT I and a trustee of the Wells Family of Real Estate Funds. He served as General Vice President of Real Estate Finance of The Citizens and Southern National Bank from 1975 to 1979, during which time his duties included the establishment and supervision of the United Kingdom Pension Fund, U.K.-American Properties, Inc., which was established primarily for investment in commercial real estate within the United States.

Mr. Carpenter is a managing partner of Carpenter Properties, L.P., a real estate limited partnership, and a Director and Chairman of the Audit Committee of MidCountry Financial Corp. He retired as President and director of Commonwealth Oil Refining Company, Inc. and Realmark Holdings in 2001.

Mr. Carpenter previously served as Vice Chairman of the board of directors of both First Liberty Financial Corp. and Liberty Savings Bank, F.S.B. and Chairman of the Audit Committee of First Liberty Financial Corp. He has been a member of the National Association of Real Estate Investment Trusts and formerly served as President and Chairman of the Board of Southmark Properties, an Atlanta-based REIT that invested in commercial properties. Mr. Carpenter is a past Chairman of the American Bankers Association Housing and Real Estate Finance Division Executive Committee. Mr. Carpenter holds a Bachelor of Science degree from Florida State University, where he was named the outstanding alumnus of the School of Business in 1973.

Bud Carter is one of our independent directors. He is also an independent director of Wells REIT I and a trustee of the Wells Family of Real Estate Funds. He currently serves as a Chairman for TEC International, an organization established to aid presidents and CEOs through the sharing of ideas on ways to improve the management and profitability of their respective companies. Mr. Carter was the first Chairman of the organization recruited in Atlanta and currently serves as Chair for three 15-member groups of CEOs and presidents. Mr. Carter serves on the board of directors of Creative Storage Systems, Inc., DiversiTech Corporation and Wavebase9. He is a graduate of the University of Missouri where he earned degrees in journalism and social psychology.

Mr. Carter was an award-winning broadcast news director and anchorman for several radio and television stations in the Midwest for over 20 years. From 1975 to 1980, Mr. Carter served as General Manager of WTAZ-FM, a radio station in Peoria, Illinois and served as editor and publisher of The Peoria Press, a weekly business and political journal in Peoria, Illinois. From 1981 until 1989, Mr. Carter was also an owner and General Manager of Transitions, Inc., a corporate outplacement company in Atlanta, Georgia.

Donald S. Moss is one of our independent directors. He is also an independent director of Wells REIT I and a trustee of the Wells Family of Real Estate Funds. He was employed by Avon Products, Inc. from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983 and Group Vice President-Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss was also a member of the board of directors of Avon Canada, Avon Japan, Avon Thailand, and Avon Malaysia from 1980 to 1983.

Mr. Moss is currently a director of The Highlands Country Club and a former director of The Atlanta Athletic Club. He was the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss graduated from the University of Illinois where he received a degree in business.

Jack M. Pinkerton is one of our independent directors. He served as President of The Pinkerton and Laws Company from 1955 to 1983. He served as Chairman of the Executive Committee of The Pinkerton & Laws Company until his retirement in 1988, at which time The Pinkerton and Laws Company was one of the 200 largest construction companies in the United States. Mr. Pinkerton served as Chairman of the Board of Enterprise National Bank before it was sold to Regions Bank in 1999. Mr. Pinkerton has also served as Chairman of the Board of numerous non-profit organizations. Mr. Pinkerton’s current activities include Co-Director of Construction for Piedmont Park Conservancy and Early Learning Property Management, which develops and constructs early learning centers. He received his Civil Engineering degree from Vanderbilt University and a Master of Theology Studies degree from Emory University.

Walter W. Sessoms is one of our independent directors. He is also an independent director of Wells REIT I and a trustee of the Wells Family of Real Estate Funds. He was employed by Southern Bell and its successor company, BellSouth, from 1956 until his retirement in June 1997. While at BellSouth, Mr. Sessoms served in a number of key positions, including Vice President-Residence for the State of Georgia from June 1979 to July 1981, Vice President-Transitional Planning Officer from July 1981 to February 1982, Vice President-Georgia from February 1982 to June 1989, Senior Vice President-Regulatory and External Affairs from June 1989 to November 1991, and Group President-Services from December 1991 until his retirement on June 30, 1997. He also worked at AT&T Corporation in New York from 1969 to 1971 when Southern Bell was a part of the Bell System. From September 1973 to September 1974, Mr. Sessoms participated in the President’s Executive Interexchange Program in Washington, D.C.

Mr. Sessoms currently serves as a director of the Georgia Chamber of Commerce, of which he is a past Chairman of the Board, and the Salvation Army’s Board of Visitors of the Southeast Region. Mr. Sessoms is also a past advisory council member for the University of Georgia College of Business Administration and past member of the Executive Committee of the Atlanta Chamber of Commerce. Mr. Sessoms is a graduate of Wofford College where he earned a degree in economics and business administration and is currently a member of the Wofford College Board of Trustees. He is a past member of the Governor’s Education Reform Commission and a former member of the Georgia School Board. In addition, Mr. Sessoms is a member of the Board of Trustees of the Southern Center for International Studies and is past President of the Atlanta Rotary Club. He is also a Trustee for the Atlanta University Center.

Neil H. Strickland is one of our independent directors. He is also an independent director of Wells REIT I and a trustee of the Wells Family of Real Estate Funds. He was employed by Loyalty Group Insurance (which subsequently merged with America Fore Loyalty Group and is now known as The Continental Group) as an automobile insurance underwriter. From 1957 to 1961, Mr. Strickland served as Assistant Supervisor of the Casualty Large Lines Retrospective Rating Department. From 1961 to 1964, Mr. Strickland served as Branch Manager of Wolverine Insurance Company, a full service property and casualty service company, where he had full responsibility for underwriting of insurance and office administration in the State of Georgia. In 1964, Mr. Strickland and a non-active partner started Superior Insurance Service, Inc., a property and casualty wholesale general insurance agency. Mr. Strickland served as President and was responsible for the underwriting and all other operations of the agency. In 1967, Mr. Strickland sold his interest in Superior Insurance Service, Inc. and started Strickland General Agency, Inc., a property and casualty general insurance agency concentrating on commercial customers. Mr. Strickland is currently the Senior Operation Executive of Strickland General Agency, Inc. and devotes most of his time to long-term planning, policy development and senior administration.

Mr. Strickland is a past President of the Norcross Kiwanis Club and served as both Vice President and President of the Georgia Surplus Lines Association. He also served as President and a director of the National Association of Professional Surplus Lines Offices. Mr. Strickland currently serves as a director of First Capital Bank, a community bank located in the State of Georgia. Mr. Strickland attended Georgia State University where he majored in business administration. He received his L.L.B. degree from Atlanta Law School.

W. Wayne Woody is one of our independent directors. He is also an independent director of Wells REIT I and a trustee of the Wells Family of Real Estate Funds. He served as the Interim Chief Financial Officer for Legacy Investment Group, a boutique investment firm, from 2000 to 2001. From 1968 until his retirement in 1999, Mr. Woody was employed by KPMG LLP and its predecessor firms, Peat Marwick Mitchell & Co. and Peat Marwick Main. As a Senior Partner, he served in a number of key positions in the firm, including Securities and Exchange Commission Reviewing Partner and Partner-in-Charge of Professional Practice and Firm Risk Management for the southeastern United States and Puerto Rico. Mr. Woody was also a member of the Board of Directors of KPMG LLP from 1990 through 1994. Prior to joining KPMG, Mr. Woody was the Principal Budget Analyst for the State of Georgia Office of Planning and Budget where he reviewed, analyzed and presented the Governor’s budget proposals to the state legislature.

Mr. Woody currently serves as Chairman of the Audit Committee for the City of Atlanta. He is also a director and the Chairman of the Audit Committee of the Metropolitan Atlanta Chapter of the American Red Cross. Mr. Woody is a member of the Board of Directors of the Metropolitan Atlanta Chapter of the American Heart Association. He is also a director of Coast Dental Services, Inc. and American HomePatient, Inc., which are both public companies. In addition he is trustee and chairman of the Finance Committee for the Georgia State University Foundation. Mr. Woody previously served a three-year term as Chairman of the Board of Trustees of the Georgia Center for the Visually Impaired.

Mr. Woody received a Bachelor of Science degree from Middle Tennessee State University and a Masters of Business Administration degree from Georgia State University. He is a Certified Public Accountant in Georgia and North Carolina.

Compensation of Directors

We pay each of our independent directors an annual retainer of $12,000. In addition, we pay directors for attending board and committee meetings as follows:

•	$2,500 per regular board meeting; we expect seven regular board meetings per year.

•	$2,500 per audit committee meeting to review our periodic reports; we expect four such meetings per year.

•	$250 per special board meeting attended (whether held in person or by telephone conference); we expect two such meetings per month.

•	$1,500 for all other committee meetings; we expect five such meetings per committee per year.

•	An additional $500 to a committee chair for each committee meeting attended in person.

However, when a committee meeting follows a board meeting, an additional fee will not always be paid for attending the committee meeting. For example, a conflicts committee meeting will generally be held immediately after every board meeting, but a separate fee will not be paid for attendance at the conflicts committee meeting.

In addition, we have reserved 100,000 shares of common stock for future issuance upon the exercise of stock options granted to the independent directors pursuant to our Independent Director Stock Option Plan. All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors. If a director also is one of our officers, we will not pay separate compensation for services rendered as a director.

Independent Director Stock Option Plan

We have adopted an Independent Director Stock Option Plan. As of the date of this prospectus, we have issued options to purchase 28,000 shares of common stock to our independent directors pursuant to this plan. We issued options to purchase 2,500 shares to each independent director in connection with our initial public offering and issued options to purchase 1,000 shares to each independent director on the date of our first annual stockholders’ meeting. These options were anti-dilutive with an exercise price of $12 per share. In addition, we expect to issue options to purchase 1,000 shares to each independent director then in office on the date of each annual stockholders’ meeting. We may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares.

The exercise price for the subsequent options will be the greater of (1) $12.00 per share or (2) the fair market value of the shares on the date they are granted. Fair market value is generally defined to mean (1) the closing sales price on the immediately preceding date on which sales were reported if the shares are listed on a securities exchange or are traded over the Nasdaq National Market or (2) the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date if the shares are not listed on a securities exchange or traded over the Nasdaq National Market. However, if the conflicts committee determines that the fair market value of our shares is not properly reflected by such Nasdaq quotations, or if our shares are not quoted by Nasdaq, then the conflicts committee will determine fair market value in good faith.

We have authorized and reserved a total of 100,000 shares for issuance under the plan. If the number of outstanding shares is changed into a different number or kind of shares or securities through a reorganization or merger in which we are the surviving entity, or through a combination, recapitalization or otherwise, we will make an appropriate adjustment in the number and kind of shares that may be issued pursuant to exercise of the options. We will also make a corresponding adjustment to the exercise price of the options granted prior to any change. Any such adjustment, however, will not change the total payment, if any, applicable to the portion of the options not exercised but will change only the exercise price for each share.

Options will lapse on the first to occur of (1) the tenth anniversary of the date we grant them, (2) the removal for cause of the independent director as a member of the board of directors, or (3) three months following the date the independent director ceases to be a director for any reason other than death or disability. Options may be exercised by payment of cash or through the delivery of common stock. Options are generally exercisable in the case of death or disability for a period of one year after death or the disabling event. No option issued may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. The independent directors may not sell, pledge, assign or transfer their options other than by will or the laws of descent or distribution.

The term of the plan is 10 years. Upon our earlier dissolution or liquidation, upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation or upon the sale of all or substantially all of our properties, the plan will terminate, and any outstanding options will terminate and be forfeited. The board of directors may provide in writing in connection with any such transaction for any or all of the following alternatives:

•	for the assumption by the successor corporation of the options granted or the replacement of the options with options covering the stock of the successor corporation, or a parent or subsidiary of such corporation, with appropriate adjustments as to the number and kind of shares and exercise prices;

•	for the continuance of the plan and the options by such successor corporation under the original terms; or

•	for the payment in cash or shares of common stock in lieu of and in complete satisfaction of such options.

Stock Option Plan

We have adopted a Stock Option Plan that is designed to assist Wells Capital and Wells Management to obtain or retain the services of employees considered important to our long-range success and the success of Wells Capital and Wells Management by offering such employees an opportunity to participate in our growth through ownership of our common stock.

The conflicts committee of the board of directors conducts the general administration of the plan. The conflicts committee is authorized to grant “non-qualified” stock options to selected employees of Wells Capital and Wells Management based upon the recommendation of Wells Capital and subject to the absolute discretion of the conflicts committee and applicable limitations of the plan. The exercise price for the options shall be the greater of (1) $11.00 per share or (2) the fair market value of the shares on the date the option is granted. Fair market value for this plan will be determined in the same fashion as the Independent Director Stock Option Plan. A total of 750,000 shares have been authorized and reserved for issuance under our Stock Option Plan. However, we may not grant options at any time when the issuance of the shares underlying the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to our advisor, directors, officers or any of their affiliates, would exceed 10% of our outstanding shares. As of the date of this prospectus, we have not issued any options to purchase shares of common stock under this plan.

The conflicts committee shall set the term of the options in its discretion, although no option shall have a term greater than five years The conflicts committee shall set the period during which the right to exercise an option vests in the holder of the option. No option issued may be exercised, however, if such exercise would jeopardize our status as a REIT under the Internal Revenue Code. In addition, no option may be sold, pledged, assigned or transferred by an option holder in any manner other than by will or the laws of descent or distribution.

In the event that the conflicts committee determines that any dividend or other distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the shares such that the conflicts committee determines an adjustment to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan or with respect to an option, then the conflicts committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any option. The plan has a 10-year term and has the same provisions as the Independent Director Stock Option Plan with respect to dissolution, liquidation, reorganization, merger or other similar transactions.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Our charter limits the liability of our directors and officers to us and our stockholders for monetary damages and requires us to indemnify our directors, officers, Wells Capital and its affiliates for losses they may incur by reason of their service in that capacity if all of the following conditions are met:

•	the party seeking exculpation or indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•	the party seeking exculpation or indemnification was acting on our behalf or performing services for us;

•	in the case of an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director;

•	in the case of a non-independent director, Wells Capital or one of its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification or exculpation; and

•	the indemnification is recoverable only out of our net assets and not from the stockholders.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Furthermore, our charter prohibits the indemnification of our directors, Wells Capital or its affiliates or broker-dealers for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Our charter further provides that the advancement of funds to our directors and to Wells Capital and its affiliates for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding for which indemnification is being sought is permissible only if all of the following conditions are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves the advancement; and

•	the person seeking the advancement undertakes to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person is not entitled to indemnification.

We also purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

The Advisor

Our advisor is Wells Capital. Wells Capital has contractual and fiduciary responsibilities to us and our stockholders. Some of our officers and directors are also officers and directors of Wells Capital.

The directors and executive officers of Wells Capital are as follows:

Name	Age	Positions
Leo F. Wells, III	61	President, Treasurer and sole director

Douglas P. Williams	54	Senior Vice President and Assistant Secretary

Stephen G. Franklin	56	Senior Vice President

Randall D. Fretz	52	Senior Vice President

Donald A. Miller	43	Senior Vice President

Robert E. Bowers	49	Senior Vice President

The backgrounds of Messrs. Wells, Williams and Fretz are described in the “Management – Executive Officers and Directors” section of this prospectus. Below is a brief description of the other executive officers of Wells Capital.

Stephen G. Franklin, Ph.D. is a Senior Vice President of Wells Capital. Mr. Franklin is responsible for marketing, sales and coordination of broker-dealer relations. Mr. Franklin also serves as Vice President of Wells Real Estate Funds, Inc. Prior to joining Wells Capital in 1999, Mr. Franklin served as President of Global Access Learning, an international executive education and management development firm. From 1997 to 1999, Mr. Franklin served as President, Chief Academic Officer and Director of EduTrek International, a publicly traded provider of international post-secondary education that owns American InterContinental University, with campuses in Atlanta, Ft. Lauderdale, Los Angeles, Washington, D.C., London and Dubai. While at EduTrek, he was instrumental in developing the Masters and Bachelors of Information Technology, International MBA and Adult Evening BBA programs. Prior to joining EduTrek, Mr. Franklin was Associate Dean of the Goizueta Business School at Emory University and a former tenured Associate Professor of Business Administration. He served on the founding Executive MBA faculty and has taught graduate, undergraduate and executive courses in management and organizational behavior, human resources management and entrepreneurship. He is also co-founder and Director of the Center for Healthcare Leadership in the Emory University School of Medicine. Mr. Franklin was a frequent guest lecturer at universities throughout North America, Europe and South Africa.

In 1984, Mr. Franklin took a sabbatical from Emory University and became Executive Vice President and a principal stockholder of Financial Service Corporation (FSC), an independent financial planning broker-dealer. Mr. Franklin and the other stockholders of FSC later sold their interests in FSC to Mutual of New York Life Insurance Company.

Donald A. Miller is a Senior Vice President of Wells Capital. Mr. Miller is responsible for directing all aspects of the acquisitions, dispositions, property management, construction and leasing groups of our advisor and its affiliates. Prior to joining Wells in 2003, Mr. Miller headed Lend Lease’s U.S. real estate operations, including acquisitions, dispositions, financing and investment management. Prior to joining Lend Lease (The Yarmouth Group) in 1994, Mr. Miller was responsible for regional acquisitions for Prentiss Properties Realty Advisors, a predecessor entity to the publicly traded Prentiss REIT. Earlier in his career, Mr. Miller worked in the pension investment management department of Delta Air Lines and was responsible for real estate and international equity investment programs. Mr. Miller is a Chartered Financial Analyst (CFA) and holds multiple broker/dealer and real estate licenses. He received a B.A. from Furman University in Greenville, South Carolina.

Robert E. Bowers is a Senior Vice President of Wells Capital. Mr. Bowers also serves as Chief Financial Officer and Vice President of Wells Real Estate Funds, Inc. A 20-year veteran of the financial services industry, Mr. Bowers’ experience includes investor relations, debt and capital infusion, IPO structuring, budgeting and forecasting, financial management and strategic planning. Prior to joining Wells in 2004, Mr. Bowers served as a business financial consultant, communicating regularly with the SEC and providing strategic financial counsel to a range of organizations, including the University System of Georgia, venture capital funds and public corporations such as NetBank, Inc., a publicly held online bank. Previously, Mr. Bowers was CFO of NetBank, Inc., the first profitable Internet bank. While at NetBank, he participated in the company’s successful initial public offering and subsequent secondary offerings, directing all SEC and regulatory reporting and compliance. Prior to joining NetBank, Mr. Bowers was CFO and Director of Stockholder Systems, Inc., a Norcross, Georgia-based financial applications company, for 12 years. When CheckFree Corporation, a pioneer in the electronic bill payment industry, acquired Stockholder Systems in 1995, he headed the merger negotiation team and became CFO of the combined organization. Mr. Bowers began his career in 1978 as an audit manager for Arthur Andersen & Company in Atlanta. Mr. Bowers earned a B.S. in Accounting from Auburn University, where he graduated summa cum laude. He is a licensed Certified Public Accountant and serves on the boards of various venture capital and Atlanta-area non-profit organizations, including Woodward Academy, Hope House Children’s Respite and Southwest Christian Hospice.

In addition to the directors and executive officers listed above, Wells Capital employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties we seek to acquire.

The Advisory Agreement

Under the terms of the advisory agreement, Wells Capital will use its reasonable efforts to present to us investment opportunities to provide us with a continuing and suitable investment program consistent with our investment policies and objectives as adopted by our board of directors. The advisory agreement calls for Wells Capital to provide for our day-to-day management and to retain property managers, subject to the authority of our board of directors, and to perform other duties including the following:

•	find, present and recommend to us real estate investment opportunities consistent with our investment policies and objectives;

•	structure the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	acquire properties on our behalf in compliance with our investment objectives and policies;

•	at the direction of our management, prepare (i) filings made under the Securities Act of 1933 and supplemental sales literature relating to our securities offerings and (ii) periodic reports and other filings made under the Securities Exchange Act of 1934;

•	arrange for financing and refinancing of properties;

•	enter into leases and service contracts for our properties;

•	oversee the property managers’ performance;

•	review and analyze the properties’ operating and capital budgets;

•	generate an annual budget for us;

•	review and analyze financial information for each property and the overall portfolio;

•	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of properties;

•	perform transfer agent functions; and

•	engage our agents.

The fees payable to Wells Capital under the advisory agreement are described in detail at “Management Compensation” below. We also describe in that section our obligation to reimburse Wells Capital for organization and offering expenses, administrative and management services and payments made by Wells Capital to third parties in connection with potential acquisitions.

The one-year term of the current advisory agreement ends November 1, 2005 and may be renewed for an unlimited number of successive one-year periods upon mutual consent of Wells Capital and us. Additionally, either party may terminate without penalty the advisory agreement upon 60 days written notice.

Wells Capital and its affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the advisory agreement, Wells Capital must devote sufficient resources to our administration to discharge its obligations. Wells Capital may assign the advisory agreement to an affiliate upon our approval. We may assign or transfer the advisory agreement to a successor entity.

Initial Investment by Our Advisor

Wells Capital has purchased 20,000 limited partnership units of Wells OP II, our operating partnership, for $200,000 and 100 shares of our common stock for $1,000. The units constitute 100% of the minority limited partner units outstanding at this time. Wells Capital may not sell any of these units during the period it serves as our advisor. Although Wells Capital and its affiliates are not prohibited from acquiring additional shares of our common stock, Wells Capital currently has no options or warrants to acquire any shares. Wells Capital has agreed to abstain from voting any shares it acquires in any vote for the election of directors or any vote regarding the approval or termination of any contract with Wells Capital or any of its affiliates.

Affiliated Companies

Property Manager

As of May 18, 2005, we had engaged Wells Management Company, Inc. to manage 7 of our 24 properties, and we expect to engage Wells Management for these services for some of the other properties we may acquire. Wells Management is a wholly owned subsidiary of Wells Real Estate Funds, Inc., and Mr. Wells is the sole director of Wells Management. The executive officers of Wells Management are as follows:

Name	Age	Positions
Leo F. Wells, III	61	President, Treasurer and sole director

M. Scott Meadows	41	Senior Vice President

The background of Mr. Wells is described in the “Management – Executive Officers and Directors” section of this prospectus. Below is a brief description of the other executive officer of Wells Management.

M. Scott Meadows is a Senior Vice President and Secretary of Wells Management. He is primarily responsible for the real estate operations for Wells Management. Prior to joining Wells Management in 1996, Mr. Meadows served as Senior Property Manager for The Griffin Company, a full-service commercial real estate firm in Atlanta, where he was responsible for managing a 500,000 square foot office and retail portfolio. Mr. Meadows previously managed real estate as a Property Manager for Sea Pines Plantation Company. He graduated from University of Georgia with a B.B.A. in management. Mr. Meadows is a Georgia real estate broker and holds a Real Property Administrator designation from the Building Owners and Managers Institute International and a Certified Property Manager designation from the Institute of Real Estate Management.

In consideration for supervising the management, leasing, and construction of certain of our properties, we pay the following fees to Wells Management:

•	For each property for which Wells Management provides property management services, we pay Wells Management a market-based property management fee based on the gross monthly income of the property.

•	For each property for which Wells Management provides leasing agent services, Wells Management is entitled to: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building; (ii) a market-based commission based on the net rent payable during the term of a new lease; (iii) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (iv) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term.

•	For each property for which Wells Management provides construction management services, Wells Management is entitled to receive from us that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5% of such lease concessions and a management fee to be determined for other construction management activities.

Wells Management earned a total of $65,000 from us during 2004. The property management, leasing, and construction management agreement has an initial term of one year (subject to the right of either party to terminate upon sixty days written notice); however, the agreement will be automatically extended for an additional one-year period at the end of each year unless either party gives sixty days written notice of its intention to terminate the agreement. The initial term expires on November 24, 2005 and the conflicts committee of our board of directors will evaluate the performance of Wells Management and the compensation paid to Wells Management in connection with its decision regarding whether to renew the agreement and on what terms.

Wells Management will hire, direct and establish policies for employees who will have direct responsibility for a property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel. Some or all of the other employees may be employed on a part-time basis and may also be employed by one or more of our other affiliates. The principal office of Wells Management is located at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092.

Dealer Manager

Wells Investment Securities, Inc., our dealer manager, is a member firm of the NASD. Wells Investment Securities was organized in May 1984 for the purpose of participating in and facilitating the distribution of securities of Wells programs.

Wells Investment Securities will provide wholesaling, sales promotion and marketing assistance services to us in connection with the distribution of the shares offered pursuant to this prospectus. It may also sell shares at the retail level.

Wells Real Estate Funds, Inc. is the sole stockholder of Wells Investment Securities. The current directors and executive officers of Wells Investment Securities are:

Name	Age	Positions
Philip M. Taylor	62	President and director

Douglas P. Williams	54	Vice President, CFO, Treasurer and director

Randall D. Fretz	52	Director

The backgrounds of Messrs. Williams and Fretz are described in the “Management – Executive Officers and Directors” section of this prospectus.

Philip M. Taylor is President and Director of Wells Investment Securities, Inc. Mr. Taylor joined Wells in March 2001 and directs the national sales effort. Prior the joining Wells, Mr. Taylor was Vice President, Sales and Project Operations, for Atlantech International, Inc. from 1991 to 2000. During a twenty-one year tenure with Ingersoll-Rand Company, Mr. Taylor held progressively more responsible positions in sales, marketing and management. He also served for five years as an officer of the U.S. Army. Mr. Taylor holds NASD series 7, 24 and 63 licenses. Mr. Taylor earned a bachelor degree in Industrial Management from East Tennessee State University and a Master of Business Administration in Finance/Management from the University of Oregon.

Management Decisions

The primary responsibility for the management decisions of Wells Capital and its affiliates, including the selection of investment properties to be recommended to our board of directors, the negotiation for these investments and asset-management decisions, will reside in Leo F. Wells, III, Douglas P. Williams, Randall D. Fretz, Donald A. Miller and Robert E. Bowers. We expect that proposed transactions will often be discussed by the board of directors in advance of a final board vote. During these discussions, independent directors can offer ideas for ways in which deals can be changed to make them acceptable. The conflicts committee is empowered to approve or reject all acquisitions of real estate. We expect that the conflicts committee will condition our acquisition of any property on the committee’s prior approval.

MANAGEMENT COMPENSATION

We have no paid employees. Wells Capital, our advisor, and its affiliates will manage our day-to-day affairs. The following table summarizes all of the compensation and fees we will pay to Wells Capital and its affiliates, including amounts to reimburse their costs in providing services. The selling commissions and dealer manager fee may vary for different categories of purchasers. See “Plan of Distribution.” This table assumes the shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees and a $9.55 purchase price for shares sold under our dividend reinvestment plan.

Form of Compensation and Entity Receiving	Determination of Amount	Estimated Amount for Maximum Offering (1)
	Organizational and Offering Stage

Selling Commissions – Wells Investment Securities (2)	7.0% of gross offering proceeds (5.0% for sales of shares under our dividend reinvestment plan) before reallowance of commissions earned by participating broker-dealers. Wells Investment Securities, our dealer manager, will reallow 100% of commissions earned to participating broker-dealers.	$295,950,000

Dealer Manager Fee – Wells Investment Securities (2)	2.5% of gross offering proceeds before reallowance to participating broker-dealers, except that no dealer manager fee is payable on shares sold under our dividend reinvestment plan. Wells Investment Securities will reallow a portion of its dealer manager fee to participating broker-dealers. See “Plan of Distribution.”	$75,000,000

Reimbursement of Organization and Offering Expenses – Wells Capital (3)	Up to 2.0% of gross offering proceeds; however, if we raise the maximum offering amount, we expect that these other organization and offering expenses will not exceed 1.0% of our gross offering proceeds, or $47,190,000. Wells Capital will incur or pay our organization and offering expenses (excluding selling commissions and the dealer manager fee). We will then reimburse Wells Capital for these amounts up to 2.0% of aggregate gross offering proceeds.	$47,190,000

Form of Compensation and Entity Receiving	Determination of Amount	Estimated Amount for Maximum Offering (1)
Acquisition and Development Stage

Acquisition Fees – Wells Capital (4)	2.0% of gross offering proceeds for services in connection with the selection, purchase, development or construction of real property.	$94,380,000

Asset Management Fee – Wells Capital (5)	Monthly fee equal to one-twelfth of 0.75% of the cost of (1) the occupied properties we own and (2) our investments in joint ventures. These fees are limited to 1.0% of the net asset value of the properties included in the above calculation, calculated on a quarterly basis. For purposes of this calculation, net asset value means the excess of the cost of the investments described above over aggregate outstanding debt used to acquire or refinance properties. Additionally, we will reimburse Wells Capital for all costs and expenses it incurs in fulfilling its duties as our asset portfolio manager. These costs and expenses may include rent, utilities, wages, salaries and other employee-related expenses of Wells Capital’s employees engaged in the management, administration, operations, and marketing functions. Employee-related expenses include taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to their services provided to us.	Actual amounts are dependent upon total equity and debt capital we raise and results of operations and therefore cannot be determined at this time.

Property Management – Wells Management (5)(6)	For supervising the management, leasing and/ or construction of certain of our properties, we pay fees to Wells Management equal to what other management companies generally charge for similar services. For property management services for a property, we pay Wells Management a market-based property management fee based on the gross monthly income of the property. For leasing agent services for a property, we pay Wells Management: (i) a one-time fee in an amount not to exceed one-month’s rent for the initial rent-up of a newly-constructed building; (ii) a market-based commission based on the net rent payable during the term of a new lease; (iii) a market-based commission based on the net rent payable during the term of any renewal or extension of any tenant lease; and (iv) a market-based commission based on the net rent payable with respect to expansion space for the remaining portion of the initial lease term. For construction management services for a property, we pay Wells Management that portion of lease concessions for tenant-directed improvements that are specified in the lease or lease renewal, subject to a limit of 5.0% of such lease concessions and a management fee to be determined for other construction management activities.	Actual amounts are dependent upon results of operations and therefore cannot be determined at this time.

Form of Compensation and Entity Receiving	Determination of Amount	Estimated Amount for Maximum Offering (1)
Other Operating Expenses (5)	We will reimburse the expenses incurred by Wells Capital in connection with its provision of administrative services, including related personnel, rent, utilities and IT costs. We will not reimburse for personnel costs in connection with services for which Wells Capital receives acquisition fees or real estate commissions.	Actual amounts are dependent upon operations and therefore cannot be determined at this time.

Liquidation/Listing Stage

Real Estate Commissions - Wells Capital or its Affiliates (7)	For substantial assistance in connection with the sale of properties, we will pay Wells Capital or its affiliates an amount equal to 1.0% of the contract price of each property sold; provided, however, in no event may the real estate commissions paid to Wells Capital, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price.	Actual amounts are dependent upon results of operations and therefore cannot be determined at this time.

Subordinated Participation in Net Sale Proceeds – Wells Capital (8)	After investors in our offerings have received a return of their net capital contributions and an 8.0% per year cumulative, noncompounded return, then Wells Capital is entitled to receive 10.0% of remaining net sale proceeds.	Actual amounts are dependent upon results of operations and therefore cannot be determined at this time.

Subordinated Incentive Listing Fee – Wells Capital (8)(9)	Upon listing of our common stock on a national securities exchange or the Nasdaq National Market, a fee equal to 10.0% of the amount by which (1) the market value of our outstanding stock plus distributions paid by us prior to listing, exceeds (2) the sum of the total amount of capital raised from investors and the amount of cash flow necessary to generate an 8.0% per year cumulative, noncompounded return to investors.	Actual amounts are dependent upon results of operations and therefore cannot be determined at this time.

(1)	The estimated maximum dollar amounts are based on the sale of the maximum of 480,000,000 shares to the public, including 180,000,000 shares through our dividend reinvestment plan.
(2)	Selling commissions and, in some cases, all or a portion of the dealer manager fee will not be charged with regard to shares sold to or for the account of certain categories of purchasers. See “Plan of Distribution.”
(3)	These organization and offering expenses include all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, due diligence expense reimbursements to broker-dealers and amounts to reimburse Wells Capital for the salaries of its employees and other costs in connection with preparing supplemental sales materials, holding educational conferences and attending retail seminars conducted by broker-dealers. The portion of these organization and offering expenses for which we (as opposed to Wells Capital) would be responsible could not be increased above 2.0% of our gross offering proceeds without entering into a new or an amended advisory agreement, which under our charter would require the approval of a majority of our independent directors.

(4)	We will pay Wells Capital the acquisition fee amount upon receipt of the offering proceeds rather than at the time a property is acquired. However, if either party terminates or fails to renew the advisory agreement, Wells Capital must return acquisition fees not yet allocated to one of our investments. In addition, we will reimburse Wells Capital for amounts it pays to third parties in connection with the selection, acquisition or development of a property, whether or not acquired. The acquisition fees payable to our advisor could exceed 2.0% of gross offering proceeds only if we agreed to a new or amended advisory agreement. Under our charter, such an agreement would require the approval of a majority of our independent directors. Our charter also limits our ability to purchase property if the total of all acquisition fees and expenses relating to the purchase exceeds 6.0% of the contract purchase price.
(5)	Wells Capital must reimburse us the amount by which our aggregate annual total operating expenses exceed the greater of 2.0% of our average invested assets or 25.0% of our net income unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under GAAP, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain from the sale of our assets; and (f) acquisition fees, acquisition expenses (including expenses relating to potential acquisitions that we do not close), real estate commissions on the resale of property and other expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
(6)	Our organizational documents do not impose a specific cap on property management fees. However, if we retain Wells Management to manage some of our properties, our charter requires that the management fee be no less favorable to us than a fee we could obtain from a third-party property manager. Additionally, all property management fees, including both those paid to Wells Management and third parties, are subject to the limit on total operating expenses as described in footnote (5).

Wells Management earned a total of $65,000 from us during 2004. The property management, leasing, and construction management agreement has an initial term of one year (subject to the right of either party to terminate upon sixty days written notice); however, the agreement will be automatically extended for an additional one-year period at the end of each year unless either party gives sixty days written notice of its intention to terminate the agreement. The initial term expires on November 24, 2005 and the conflicts committee of our board of directors will evaluate the performance of Wells Management and the compensation paid to Wells Management in connection with its decision regarding whether to renew the agreement and on what terms.

(7)	Although we are most likely to pay real estate commissions to Wells Capital or an affiliate in the event of our liquidation, these fees may also be earned during our operational stage.

(8)	Upon termination of the Advisory Agreement, Wells Capital may be entitled to a similar fee if Wells Capital would have been entitled to a subordinated participation in net sale proceeds had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. Under our charter, we could not increase these success-based fees without the approval of a majority of our independent directors, and any increase in the subordinated participation in net sale proceeds would have to be reasonable. Our charter provides that such incentive fee is “presumptively reasonable” if it does not exceed 15.0% of the balance of such net proceeds remaining after investors have received a return of their net capital contributions and a 6.0% per year cumulative, noncompounded return.

Wells Capital cannot earn both the subordinated participation in net sale proceeds and the subordinated incentive listing fee. Any portion of the subordinated participation in net sale proceeds that Wells Capital receives prior to our listing will offset the amount otherwise due pursuant to the subordinated incentive listing fee.

(9)	If at any time the shares become listed on a national securities exchange or on the Nasdaq National Market, we will negotiate in good faith with Wells Capital a fee structure appropriate for an entity with a perpetual life. The conflicts committee of our board of directors must approve the new fee structure negotiated with Wells Capital. In negotiating a new fee structure, the conflicts committee must consider all of the factors its members deem relevant, including but not limited to:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of Wells Capital in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by Wells Capital through their relationship with us;

•	the quality and extent of service and advice furnished by Wells Capital;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by Wells Capital for the account of other clients.

The market value of our outstanding stock will be calculated based on the average market value of the shares issued and outstanding at listing over the 30 trading days beginning 180 days after the shares are first listed on a stock exchange. We have the option to pay the subordinated incentive listing fee in the form of stock, cash, a promissory note or any combination thereof. The subordinated incentive listing fee is subject to the limit on total operating expenses as described in footnote (5). In the event the subordinated incentive listing fee is earned by Wells Capital, any previous payments of the subordinated participation in net sale proceeds will offset the amounts due pursuant to the subordinated incentive listing fee, and we will not be required to pay Wells Capital any further subordinated participation in net sale proceeds.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of our common stock as March 31, 2005 (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers and (4) all of our directors and executive officers as a group.

	Shares Beneficially Owned
Name of Beneficial Owners	Shares	Percentage
Leo F. Wells, III, President and Director	112,403	*

Douglas P. Williams, Executive Vice President, Secretary, Treasurer and Director	1,105	*

Randall D. Fretz, Senior Vice President	1,123	*

Charles R. Brown, Director	2,105	*

Richard W. Carpenter, Director	2,000	*

Bud Carter, Director	9,398	*

Donald S. Moss, Director	6,754	*

Jack M. Pinkerton, Director	3,109	*

Walter W. Sessoms, Director	59,459	*

Neil H. Strickland, Director	1,000	*

W. Wayne Woody, Director	2,000	*

All directors and executive officers as a group (2)	200,456	*

*	Less than 1% of the outstanding common stock.
(1)	Includes options to purchase up to 1,000 shares of common stock, which are exercisable within 60 days of March 31, 2005.
(2)	Includes options to purchase an aggregate of up to 8,000 shares of common stock, which are exercisable within 60 days of March 31, 2005.

CONFLICTS OF INTEREST

We are subject to various conflicts of interest arising out of our relationship with Wells Capital and its affiliates, some of whom serve as our officers and directors. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we adopted to ameliorate some of the risks posed by these conflicts.

Our Advisor’s Interests in Other Wells Real Estate Programs

General

Wells Capital and its affiliates are general partners and advisors of other Wells programs, including programs that have investment objectives similar to ours, and we expect that they will organize other such partnerships and programs in the future. Wells Capital and such affiliates have legal and financial obligations with respect to these programs that are similar to their obligations to us.

Wells Capital and its affiliates have sponsored the following 16 public real estate programs with substantially identical investment objectives as ours:

1.	Wells Real Estate Fund I (Wells Fund I),
2.	Wells Real Estate Fund II (Wells Fund II),
3.	Wells Real Estate Fund II-OW (Wells Fund II-OW),
4.	Wells Real Estate Fund III, L.P. (Wells Fund III),
5.	Wells Real Estate Fund IV, L.P. (Wells Fund IV),
6.	Wells Real Estate Fund V, L.P. (Wells Fund V),
7.	Wells Real Estate Fund VI, L.P. (Wells Fund VI),
8.	Wells Real Estate Fund VII, L.P. (Wells Fund VII),
9.	Wells Real Estate Fund VIII, L.P. (Wells Fund VIII),
10.	Wells Real Estate Fund IX, L.P. (Wells Fund IX),
11.	Wells Real Estate Fund X, L.P. (Wells Fund X),
12.	Wells Real Estate Fund XI, L.P. (Wells Fund XI),
13.	Wells Real Estate Fund XII, L.P. (Wells Fund XII),
14.	Wells Real Estate Fund XIII, L.P. (Wells Fund XIII),
15.	Wells Real Estate Fund XIV, L.P. (Wells Fund XIV), and
16.	Wells Real Estate Investment Trust, Inc. (Wells REIT I).

Allocation of Investment Opportunities

We rely on our advisor to identify suitable investment opportunities. Other Wells-sponsored programs, especially those that are currently raising offering proceeds, also rely on Wells Capital for investment opportunities. Many investment opportunities would be suitable for us as well as other Wells programs. If Wells Capital directs an investment opportunity to a Wells-sponsored program, it will offer the investment opportunity to the program for which the opportunity, in the discretion of Wells Capital, is most suitable. As a result, Wells Capital could direct attractive investment opportunities to other entities or even purchase them for its own account. Our charter disclaims any interest in an investment opportunity known to Wells Capital that Wells Capital has not recommended to us. See “Certain Conflict Resolution Procedures.”

Joint Ventures with Affiliates of Wells Capital

We are likely to enter into joint venture agreements with other Wells programs for the acquisition, development or improvement of properties. See “Investment Objectives and Criteria – Joint Venture Investments.” Wells Capital and its affiliates may have conflicts of interest in determining which Wells program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, Wells Capital may face a conflict in structuring the terms of the relationship between our interests and the interests of the affiliated co-venturer and in managing the joint venture. Since Wells Capital and its affiliates will control both the affiliated co-venturer and, to a certain extent, us, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers. See “Risk Factors – Investment Risks.”

Competition for Tenants and Others

Conflicts of interest exist when we own properties in the same geographic areas as those owned by other Wells-sponsored programs. In those cases, a conflict could arise in the leasing of properties if we and another Wells program were to compete for the same tenants in negotiating leases, or a conflict could arise in connection with the resale of properties in the event that we and another Wells program were to attempt to sell similar properties at the same time. See “Risk Factors – Investment Risks.” Conflicts of interest may also exist at such time as we or any of our affiliates managing property on our behalf seek to employ developers, contractors, building managers or other third parties. Wells Capital will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. Wells Capital will also seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all properties in need of their services. However, Wells Capital and its affiliates cannot fully avoid these conflicts because they may establish differing terms for resales or leasing of the various properties or differing compensation arrangements for employees at different properties.

Allocation of Advisor’s Time

We rely on Wells Capital and its affiliates for the day-to-day operation of our business. As a result of its interests in other Wells programs and the fact that it has also engaged and will continue to engage in other business activities, Wells Capital and its affiliates will have conflicts of interest in allocating their time between us and other Wells programs and activities in which they are involved. However, Wells Capital believes that it and its affiliates have sufficient personnel to discharge fully their responsibilities to all of the Wells programs and ventures in which they are involved.

Receipt of Fees and Other Compensation by Wells Capital and its Affiliates

Wells Capital and its affiliates will receive substantial fees from us. These compensation arrangements could influence our advisor’s advice to us, as well as the judgment of the affiliates of Wells Capital who serve as our officers or directors. Among other matters, the compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with Wells Capital and its affiliates, including the advisory agreement, the dealer manager agreement and the property-management agreement with our affiliated property manager;

•	public offerings of equity by us, which entitle Wells Investment Securities to dealer manager fees and entitle Wells Capital to increased acquisition and asset-management fees;

•	property sales, which entitle Wells Capital to real estate commissions and possible success-based sale fees;

•	property acquisitions from other Wells-sponsored programs, which might entitle Wells Capital to real estate commissions and possible success-based sale fees in connection with its services for the seller;

•	property acquisitions from third parties, which utilize proceeds from our public offerings, thereby increasing the likelihood of continued equity offerings and related fee income for Wells Investment Securities and Wells Capital;

•	whether and when we seek to list our common shares on a national securities exchange or the Nasdaq National Market, which listing could entitle Wells Capital to a success-based listing fee but could also adversely affect its sales efforts for other programs depending on the price at which the shares trade; and

•	whether and when we seek to sell the company or its assets, which sale could entitle Wells Capital to a success-based fee but could also adversely affect its sales efforts for other programs depending upon the sales price for the company or its assets.

The advisory fees paid to Wells Capital and the management and leasing fees we pay to Wells Management will be paid irrespective of the quality of their acquisition or property-management services during the term of the related agreement. See “Certain Conflict Resolution Procedures.”

Our Board’s Loyalties to Wells REIT I and Possibly to Future Wells-Sponsored Programs

Eight of our ten directors are also directors of Wells REIT I. The loyalties of those eight directors to Wells REIT I may influence the judgment of our board when considering issues for us that may affect Wells REIT I, such as the following:

•	The conflicts committee of the board of directors must evaluate the performance of Wells Capital with respect to whether Wells Capital is presenting to us our fair share of investment opportunities. If our advisor is not presenting a sufficient number of investment opportunities to us because it is presenting many opportunities to Wells REIT I, or if our advisor is giving preferential treatment to Wells REIT I in this regard, our conflicts committee may not be well suited to enforce our rights under the terms of the advisory agreement or to seek a new advisor.

•	The conflicts committee may have to make a similar evaluation with respect to the performance of Wells Management. If Wells Management is not performing well as a property manager because of its services for Wells REIT I, the divided loyalties of the members of our conflicts committee could adversely affect their willingness to insist on improvement of the performance of the property manager.

•	The conflicts committee will likely decide whether we purchase a property. This decision could be influenced by the hope that Wells Capital would present the opportunity to Wells REIT I if we did not pursue it.

•	We could enter into transactions with Wells REIT I, such as property sales or acquisitions, joint ventures or financing arrangements. Decisions of the board or the conflicts committee regarding the terms of those transactions may be influenced by its loyalties to Wells REIT I.

•	A decision of the board or the conflicts committee regarding the timing of a debt or equity offering could be influenced by concerns that the offering would compete with an offering of Wells REIT I.

•	A decision of the board or the conflicts committee regarding the timing of property sales could be influenced by concerns that the sales would compete with those of Wells REIT I.

We could also face similar conflicts if our promoters sponsor additional REITs.

Fiduciary Duties Owed by Some of Our Affiliates to Our Advisor and Our Advisor’s Affiliates

Our executive officers and some of our directors are also officers and/ or directors of:

•	Wells Capital, our advisor and the general partner of the various real estate programs sponsored by Wells Capital (described above);

•	Wells Management, one of our property managers; and

•	Wells Investment Securities, our dealer manager.

As a result, they owe fiduciary duties to these various entities and their stockholders and limited partners, which fiduciary duties may from time to time conflict with the fiduciary duties they owe to us.

Affiliated Dealer Manager

Since Wells Investment Securities, our dealer manager, is an affiliate of Wells Capital, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”

Affiliated Property Manager

We have engaged Wells Management, an affiliate of our advisor, to provide property-management services to some of the properties we have purchased, and we may engage Wells Management to provide these services to properties that we purchase with the proceeds of this offering. To the extent we retain Wells Management, we will not have the benefit of independent property management. See “Management – Affiliated Companies.”

Certain Conflict Resolution Procedures

Conflicts Committee

In order to reduce or eliminate certain potential conflicts of interest, our charter creates a conflicts committee of our board of directors comprised of all of our independent directors. Serving on the board of, or owning an interest in, another Wells-sponsored program will not, by itself, preclude a director from serving on the conflicts committee. The conflicts committee, which has retained its own legal advisor and is also authorized to retain its own financial advisor, is empowered to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by Wells Capital affiliates could reasonably be compromised. Those conflict of interest matters that the board cannot delegate to a committee under Maryland law must be acted upon by both the board of directors and the conflicts committee. Among the matters we expect the conflicts committee to act upon are:

•	the continuation, renewal or enforcement of our agreements with Wells Capital and its affiliates, including the advisory agreement and the dealer manager agreement;

•	public offerings of securities;

•	property sales;

•	property acquisitions;

•	transactions with affiliates;

•	compensation of our officers and directors who are affiliated with our advisor;

•	whether and when we seek to list our shares of common stock on a national securities exchange or the Nasdaq National Market; and

•	whether and when we seek to sell the company or its assets.

Conflicts Subcommittee

To address conflicts involving us and another Wells-sponsored program, the conflicts committee has created a subcommittee of the conflicts committee comprised of all directors on the conflicts committee that are unaffiliated with another Wells-sponsored program, e.g., Wells REIT I. The conflicts subcommittee is empowered to act on any matter permitted by Maryland law if (1) the conflicts committee delegates the matter to the conflicts subcommittee or (2) the conflicts subcommittee disagrees with the conflicts committee’s handling of a matter and its minutes reflect that it determined that the matter at issue was such that the exercise of independent judgment by both the affiliates of Wells Capital and the affiliates of another Wells-sponsored program could reasonably have been compromised. Two directors currently serve on the conflicts subcommittee.

Other Charter Provisions Relating to Conflicts of Interest

In addition to the creation of the conflicts committee, our charter contains many other restrictions relating to conflicts of interest including the following:

Advisor Compensation. The conflicts committee evaluates at least annually whether the compensation that we contract to pay to Wells Capital and its affiliates is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by the charter. The conflicts committee supervises the performance of Wells Capital and its affiliates and the compensation we pay to them to determine that the provisions of our compensation arrangements are being carried out. The conflicts committee bases this evaluation on the factors set forth below as well as any other factors deemed relevant by the conflicts committee:

•	the amount of the fees paid to Wells Capital and its affiliates in relation to the size, composition and performance of our investments;

•	the success of Wells Capital in generating appropriate investment opportunities;

•	the rates charged to other REITs and others by advisors performing similar services;

•	additional revenues realized by Wells Capital and its affiliates through their relationship with us, including whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by Wells Capital and its affiliates;

•	the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by Wells Capital for its own account and for its other clients.

We can only pay Wells Capital a real estate commission in connection with the sale of a property if it provides a substantial amount of the services in the effort to sell the property and the commission does not exceed 1% of the sales price of the property. Moreover, the commission, when added to all other real estate commissions paid to unaffiliated parties in connection with the sale, may not exceed the lesser of a competitive real estate commission or 6% of the sales price of the property.

Term of Advisory Agreement. Each contract for the services of our advisor may not exceed one year, although there is no limit on the number of times that a particular advisor may be retained. The conflicts committee or our advisor may terminate our advisory agreement with Wells Capital without cause or penalty on 60 days written notice. For information regarding the termination fee that may be payable to our advisor upon termination of the advisory agreement, see note (8) to the compensation table under “Management Compensation.”

Our Acquisitions. We will not purchase or lease properties in which Wells Capital, our directors or officers or any of their affiliates has an interest without a determination by a majority of the conflicts committee that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the affiliated seller or lessor unless there is substantial justification for the excess amount. In no event will we acquire any such property at an amount in excess of its current appraised value as determined by an independent expert selected by our independent directors not otherwise interested in the transaction.

Mortgage Loans Involving Affiliates. Our charter prohibits us from investing in or making mortgage loans in which the transaction is with Wells Capital or our directors or officers or any of their affiliates unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any mortgage or equity interest of Wells Capital, our directors or officers or any of their affiliates.

Other Transactions Involving Affiliates. A majority of the conflicts committee must conclude that all other transactions, including joint ventures, between us and Wells Capital, our officers or directors or any of their affiliates are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Limitation on Operating Expenses. Wells Capital must reimburse us the amount by which our aggregate annual total operating expenses exceed the greater of 2% of our average invested assets or 25% of our net income unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. “Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us, as determined under generally accepted accounting principles, that are in any way related to our operation, including advisory fees, but excluding (a) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) reasonable incentive fees based on the gain from the sale of our assets; and (f) acquisition fees, acquisition expenses, real estate commissions on the resale of property and other expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).

Issuance of Options and Warrants to Certain Affiliates. Our charter prohibits the issuance of options or warrants to purchase our capital stock to Wells Capital, our directors or officers or any of their affiliates (i) on terms more favorable than we offer such options or warrants to the general public or (ii) in excess of an amount equal to 10% of our outstanding capital stock on the date of grant.

Repurchase of Our Shares. Our charter prohibits us from paying a fee to Wells Capital or our directors or officers or any of their affiliates in connection with our repurchase of our capital stock.

Loans. We will not make any loans to Wells Capital or to our directors or officers or any of their affiliates. In addition, we will not borrow from these affiliates unless a majority of the conflicts committee approves the transaction as being fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or Wells Capital or its affiliates.

Reports to Stockholders. Our charter requires that we prepare an annual report and deliver it to our stockholders within 120 days after the end of each fiscal year. Among the matters that must be included in the annual report are:

•	the ratio of the costs of raising capital during the year to the capital raised;

•	the aggregate amount of advisory fees and the aggregate amount of other fees paid to Wells Capital and any affiliate of Wells Capital by us or third parties doing business with us during the year;

•	our total operating expenses for the year, stated as a percentage of our average invested assets and as a percentage of our net income;

•	a report from the conflicts committee that our policies are in the best interests of our common stockholders and the basis for such determination; and

•	separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our advisor, a director or any affiliate thereof during the year, and the conflicts committee is specifically charged with a duty to examine and comment in the report on the fairness of the transactions.

Voting of Shares Owned by Affiliates. Before becoming a stockholder, Wells Capital or a director or officer or any of their affiliates must agree not to vote their shares regarding (i) the removal of any of these affiliates or (ii) any transaction between them and us.

Ratification of Charter Provisions. Our board of directors and the conflicts committee have reviewed and ratified our charter by the vote of a majority of their respective members, as required by our charter.

Allocation of Investment Opportunities

When Wells Capital presents an investment opportunity to a Wells-sponsored program, it will offer the opportunity to the program for which the investment opportunity is most suitable. This determination is made by Wells Capital. However, our advisory agreement with Wells Capital requires that Wells Capital make this determination in a manner that is fair without favoring any other Wells-sponsored program. In determining the Wells-sponsored program for which an investment opportunity would be most suitable, Wells Capital will consider the following factors:

•	the investment objectives and criteria of each program;

•	the cash requirements of each program;

•	the effect of the acquisition both on diversification of each program’s investments by type of commercial property and geographic area and on diversification of the tenants of its properties;

•	the policy of each program relating to leverage of properties;

•	the anticipated cash flow of each program;

•	the income tax effects of the purchase on each program;

•	the size of the investment; and

•	the amount of funds available to each program and the length of time such funds have been available for investment.

In the event that an investment opportunity becomes available that is equally suitable for us and one or more other Wells programs, then Wells Capital will offer the investment opportunity to the entity that has had the longest period of time elapse since it was offered an investment opportunity. If a subsequent event or development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of Wells Capital, to be more appropriate for another Wells program, Wells Capital may offer the investment to another Wells program.

Our advisory agreement with Wells Capital requires that Wells Capital periodically inform the conflicts committee of the investment opportunities it has offered to other Wells programs so that the conflicts committee can evaluate whether we are receiving our fair share of opportunities. Wells Capital is to inform the conflicts committee of such investment opportunities quarterly. Wells Capital’s success in generating investment opportunities for us and its fair allocation of opportunities among Wells programs are important criteria in the conflicts committee’s determination to continue or renew our arrangements with Wells Capital and its affiliates. The conflicts committee has a duty to ensure that Wells Capital fairly applies its method for allocating investment opportunities among the Wells-sponsored programs.

INVESTMENT OBJECTIVES AND CRITERIA

General

We intend to invest in commercial real estate properties. Our primary investment objectives are:

•	to provide current income for you through the payment of cash dividends; and

•	to preserve and return your capital contribution.

We also seek capital gain from our investments.

We may return all or a portion of your capital contribution in connection with a sale of the company or the properties we will acquire. Alternatively, you may be able to obtain a return on all or a portion of your capital contribution in connection with the sale of your shares.

We will seek to list our shares of common stock when our independent directors believe listing would be in the best interest of our stockholders. If we do not list our shares of common stock on a national securities exchange or on the Nasdaq National Market by October 2015, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval of the liquidation of the corporation.

If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you.

Our board may revise our investment policies, which we describe in more detail below, without the concurrence of our stockholders. Our conflicts committee will review our investment policies at least annually to determine that our policies are in the best interest of our stockholders. Our charter requires that the conflicts committee include the basis for its determination in its minutes and in an annual report delivered to our stockholders.

Acquisition and Investment Policies

Primary Investment Focus

We intend to invest primarily in high-quality, income-generating office and industrial properties, leased or preleased to creditworthy companies and governmental entities. We will invest in properties at all stages of development, from those under construction to those with established operating histories. For a discussion of the properties we have purchased as of the date of this prospectus, see “Real Estate Investments.”

Wells Capital has developed specific standards for determining the creditworthiness of potential tenants of our properties. While authorized to enter into leases with any type of tenant, we anticipate that a majority of our tenants will be large corporations or other entities that have a net worth in excess of $100,000,000 or whose lease obligations are guaranteed by another corporation or entity with a net worth in excess of $100,000,000. In an attempt to limit or avoid speculative purchases, Wells Capital generally will seek to secure, on our behalf, leases with tenants at or prior to the closing of our acquisitions of properties.

Although we are not limited as to the geographic area where we may conduct our operations, we currently intend to invest in properties located in the United States. Generally, we will hold fee title or a long-term leasehold estate in the properties we acquire.

Other Possible Investments

Although we expect that most of our property acquisitions will be of the type described above, we may make other investments. For example, we may purchase warehouse and distribution facilities, shopping centers, business and industrial parks, manufacturing facilities, undeveloped land or options to purchase a particular property. We may also purchase mortgage loans. In fact, we can invest in whatever types of interests in real estate that we believe are in our best interests. Moreover, we are not limited in the number or size of properties we may acquire or on the percentage of net proceeds of this offering that we may invest in a single property.

Although we can purchase any type of interest in real estate, our charter does limit certain types of investments. Unless our charter is amended, we will not:

•	invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by an appraisal unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	invest in commodities or commodity futures contracts, except for futures contracts used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title; or

•	invest in equity securities unless a majority of the conflicts committee approves such investment as being fair, competitive and commercially reasonable.

We do not intend to make loans to other persons (other than mortgage loans as described below), to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than interests in real estate.

Mortgage Loans

Although our charter permits us to make mortgage loans or to invest in mortgages within the limits described above, we generally do not intend to do so. We do not have a goal of investing any percentage of our assets in mortgages. Even if we have offering proceeds that cannot be invested in office properties immediately, we do not intend to invest those proceeds in mortgages. The circumstances in which we believe we may invest in mortgages or make mortgage loans are limited to the following:

•	the making of a mortgage loan required by a property owner as a condition to our purchase of a property;

•	the indirect acquisition of a mortgage by purchasing an entity, such as a REIT or other real estate company, that also owns a mortgage; and

•	the acquisition of a mortgage with the view of acquiring the underlying property through foreclosure.

Investment Decisions

Wells Capital will have substantial discretion with respect to the selection of specific investments and the purchase and sale of our properties, subject to the approval of our conflicts committee. Our conflicts committee reviews our investment policies at least annually to determine whether these policies continue to be in the best interests of our stockholders.

In pursuing our investment objectives and making investment decisions for us, Wells Capital will consider relevant real estate property and financial factors, including the creditworthiness of major tenants, the location of the property, its suitability for any development contemplated or in progress, its income-producing capacity, the prospects for long-range appreciation, liquidity and tax considerations. Moreover, to the extent feasible, Wells Capital will strive to invest in a diversified portfolio of properties for us based on geography, type of property and industry group of tenants, although the number and mix of properties we acquire will largely depend upon real estate and market conditions and other circumstances existing at the time we are acquiring our properties and the amount of proceeds we raise in this offering.

To find properties that best meet our selection criteria for investment, Wells Capital’s property acquisition team will study regional demographics and market conditions and interview local brokers to gain the practical knowledge that these studies sometimes lack. An experienced commercial construction engineer will inspect the structural soundness and the operating systems of each building, and an environmental firm will investigate all environmental issues to ensure each property meets our quality specifications.

Conditions to Closing Our Acquisitions

Generally, we will condition our obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	surveys;

•	evidence of marketable title, subject to such liens and encumbrances as are acceptable to Wells Capital;

•	title and liability insurance policies; and

•	financial statements covering recent operations of properties having operating histories.

Moreover, we will not close the purchase of any property unless and until we obtain an environmental assessment (Phase I review at a minimum) for each property purchased and are generally satisfied with the environmental status of the property.

Development and Construction of Properties

We may invest substantially all of the proceeds available for investment in properties on which improvements are to be constructed or completed. Because development of real estate properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables, we may help ensure performance by the builders of properties that are under construction at the price contracted by obtaining either an adequate completion bond or performance bond. As an alternative to a completion bond or performance bond, we may rely upon the substantial net worth of the contractor or developer or a personal guarantee, accompanied by financial statements showing a substantial net worth, provided by an affiliate of the person entering into the construction or development contract.

Moreover, we may directly employ one or more project managers to plan, supervise and implement the development of any unimproved properties that we may acquire. In such event, such persons would be compensated directly by us.

Tenant Improvements

We anticipate that tenant improvements required at the time of our acquisition of a property will be funded from our offering proceeds. However, at such time as a tenant of one of our properties does not renew its lease or otherwise vacates its space in one of our buildings, it is likely that, in order to attract new tenants, we will be required to expend substantial funds for tenant improvements and tenant refurbishments to the vacated space. We do not anticipate reserving a portion of the proceeds from this offering for such tenant improvements. We may not have access to funds required in the future for tenant improvements and tenant refurbishments, which could adversely affect our ability to attract new tenants to lease vacated space.

Terms of Leases

The terms and conditions of any lease we enter into with our tenants may vary substantially from those we describe in this prospectus. However, we expect that a majority of our leases will be what we refer to as “economically net” leases. An “economically net” lease provides that in addition to making its lease payments, the tenant will be required to pay or reimburse us for all real estate taxes, sales and use taxes, special assessments, utilities, insurance and building repairs, and other building operation and management costs. We will probably be responsible for the replacement of specific structural components of a property such as the roof of the building or the parking lot. We expect that our leases will generally have terms of five or more years, some of which may have renewal options.

We may purchase properties and lease them back to the sellers of such properties. Such sale-leaseback transactions carry certain risks, as discussed more fully under “Risk Factors – Federal Income Tax Risks – Recharacterization of sale-leaseback transactions may cause us to lose our REIT status.”

We may also enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that if, during a stated period, the property does not generate a specified cash flow, the seller or developer will pay in cash to us a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limitations.

Joint Venture Investments

In order to diversify our portfolio of assets, we are likely to enter into joint ventures for the acquisition, development or improvement of properties, including joint ventures with other Wells programs. We may also enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other affiliated parties or third parties for the purpose of developing, owning and operating real properties. In determining whether to invest in a particular joint venture, Wells Capital will evaluate the real property that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our real estate property investments. We may only enter into joint ventures with other Wells programs if our conflicts committee approves the transaction as being fair and reasonable to us.

Our policy is to invest in joint ventures only when we will have a right of first refusal to purchase the co-venturer’s interest in the joint venture if the co-venturer elects to sell such interest. In the event that the co-venturer elects to sell property held in any such joint venture, however, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the property held by the joint venture. In the event that any joint venture with an affiliated entity holds interests in more than one property, the interest in each such property may be specially allocated based upon the respective proportion of funds invested by each co-venturer in each such property.

Section 1031 Exchange Program

Persons selling real estate held for investment often seek to reinvest the proceeds of that sale in another real estate investment in an effort to obtain favorable tax treatment under Section 1031 of the Internal Revenue Code. Wells Management Company, Inc. (Wells Management), an affiliate of Wells Capital, our advisor, has developed a program (the Section 1031 Exchange Program) to facilitate these transactions, referred to as like-kind exchanges. For each such transaction (a Section 1031 Program Transaction), Wells Management or another Wells affiliate will create a single-member limited liability company (each of which we refer to as a “Wells Exchange LLC”). A Wells Exchange LLC will acquire real estate to be owned in co-tenancy arrangements with persons wishing to engage in like-kind exchanges (1031 Participants). A Wells Exchange LLC will acquire the subject property and prepare and market a private placement memorandum for the sale of co-tenancy interests in that property. When a 1031 Participant wishes to acquire a co-tenancy interest, the Wells Exchange LLC will deed an undivided co-tenancy interest in the subject property to a newly formed single-member limited liability company and then sell that entity to the 1031 Participant.

Wells Management anticipates that properties acquired in connection with the Section 1031 Exchange Program initially will be financed entirely with debt. The Wells Exchange LLC acquiring the property will obtain a first mortgage secured by the property acquired for a portion of the purchase price. In order to finance the remainder of the purchase price, the Wells Exchange LLC will obtain a short-term loan from an institutional lender. Following its acquisition of a property, a Wells Exchange LLC will attempt to sell co-tenancy interests in the property to 1031 Participants in the manner described above.

The Wells Exchange LLC will use the proceeds of these sales to pay off the short-term acquisition loan. When a Wells Exchange LLC initially acquires a property, Wells OP II, our operating partnership, may enter into a contract with the Wells Exchange LLC. The contract would provide that, if the Wells Exchange LLC cannot sell all of the co-tenancy interests in that particular property to 1031 Participants, Wells OP II will purchase any remaining unsold co-tenancy interests. The purchase price generally would equal the Wells Exchange LLC’s cost of those interests (i.e., the amount of the remaining short-term acquisition loan). Wells OP II may execute an agreement providing for the potential purchase of the unsold co-tenancy interests from a Wells Exchange LLC only if our conflicts committee approves of the transaction as being fair, competitive and commercially reasonable to Wells OP II. The price to Wells OP II may be no greater than the cost of the co-tenancy interests to the Wells Exchange LLC unless the conflicts committee finds substantial justification for such excess and such excess is reasonable. In addition, a fair market value appraisal for each property must be obtained from an independent expert selected by our conflicts committee, and in no event may Wells OP II purchase co-tenancy interests from an affiliate at a price that exceeds the current appraised value for the property interests. Moreover, Wells OP II may enter into one or more additional contractual arrangements obligating it to purchase co-tenancy interests in a particular property directly from the 1031 Participants. In consideration for such obligations, the Wells Exchange LLC would pay Wells OP II a fee in an amount currently anticipated to range between 1.0% and 1.5% of the amount of the short-term loan being obtained by the Wells Exchange LLC. These fees could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the “income tests” required for REIT qualification. If this fee income were, in fact, treated as non-qualifying, and if the aggregate of such fee income and any other non-qualifying income in any taxable year ever exceeded 5.0% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four ensuing taxable years. Our failure to qualify as a REIT would adversely affect your return on your investment. While we will monitor these fees and any other non-qualifying income, we could fail to satisfy this test.

In the event that Wells OP II has any obligation to acquire any interest in a property pursuant to the Section 1031 Exchange Program, our conflicts committee will be required to approve each acquisition. Accordingly, Wells Management intends that each Wells Exchange LLC will purchase only real estate properties that otherwise meet our investment objectives.

All purchasers of co-tenancy interests, including Wells OP II if it purchases co-tenancy interests, will be required to execute a tenants-in-common agreement with the other purchasers of co-tenancy interests in that particular property. They will also be required to execute a property management and leasing agreement with Wells Management, which would provide for the payment of property management and leasing fees to Wells Management. If Wells OP II is required to purchase co-tenancy interests pursuant to one or more of these contractual arrangements, we will be subject to various risks associated with co-tenancy arrangements that are not otherwise present in real estate investments, such as the risk that the interests of the 1031 Participants will become adverse to our interests.

Borrowing Policies

Our charter limits our borrowings to 50% of the cost (before deducting depreciation or other non-cash reserves) of all our assets, unless any excess borrowing is approved by a majority of the conflicts committee and is disclosed to our stockholders in our next quarterly report with an explanation from the conflicts committee of the justification for the excess borrowing. There is no limitation on the amount we may borrow for the purchase of any single property.

We intend to maintain amounts outstanding under long-term debt arrangements or lines of credit so that we will have more funds available for investment in properties, which will allow us to acquire a more diversified portfolio. However, the percentage of debt financing will be dependent upon various factors to be considered in the sole discretion of our board of directors, including but not limited to, our ability to raise equity proceeds from the sale of our common stock in this and future offerings, our ability to pay dividends, the availability of properties meeting our investment criteria, the availability of debt and changes in the cost of debt financing.

Our use of leverage increases the risk of default on mortgage payments and a resulting foreclosure of a particular property. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be restricted. When interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time. Wells Capital will seek to obtain financing on our behalf on the most favorable terms available. Lenders may have recourse to assets not securing the repayment of indebtedness.

Wells Capital will refinance properties during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in dividend distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate.

Currently, we have debt outstanding under our variable-rate, $400.0 million, three-year, unsecured credit facility with a syndicate of banks led by Wachovia Bank, N.A. as well as debt outstanding under long-term fixed mortgages. As of May 18, 2005, our leverage ratio, that is, the ratio of total debt to total purchase price of real estate assets plus cash and cash equivalents, was approximately 26% and our total indebtedness was $370.3 million, which consisted of borrowings under our $400.0 million credit facility of approximately $111.0 million and fixed-rate mortgages on certain properties totaling approximately $259.3 million. Based on the value of our borrowing-base properties, we had approximately $132.7 million in remaining capacity under our $400.0 million credit facility.

Our credit facility is based on variable interest rates so that we may take advantage of the lower rates available in the current interest rate environment and to provide financing flexibility; however, we are closely monitoring interest rates and will continue to consider the sources and terms of our borrowing facilities to determine whether we have appropriately guarded ourselves against the risk of increasing interest rates in future periods. Our $400.0 million credit facility contains borrowing arrangements that, at our option, provide for interest costs based on LIBOR for 7, 30, 60, 90 or 180 day periods, plus an applicable margin ranging from 0.85% to 1.20% (“LIBOR Loans”) or the floating base rate. The applicable margin for LIBOR Loans is based on our debt to total asset value ratio. The base rate for any day is the higher of the lender’s prime rate for such day or the Federal Funds Rate for such day plus 50 basis points.

Under the terms of the $400.0 million credit facility, accrued interest shall be payable in arrears on the first day of each calendar month. We are required to repay outstanding principal and accrued interest on May 9, 2008. We are able to extend the initial maturity date to May 9, 2009 if we seek an extension and meet the related conditions set forth in the agreement. We may prepay any loan at any time without premium or penalty.

Approximately $259.3 million of our total debt outstanding as of May 18, 2005 is subject to fixed rates. We may place additional long-term mortgage debt on existing assets or assets acquired in the future. The decision to place this mortgage debt will be based on market conditions and capital needs at the time.

We may repay borrowings under our credit facility or under long-term mortgage debt with proceeds from the sale of properties, operating cash flow, long-term mortgage debt or with proceeds from this offering.

Disposition Policies

We intend to hold each property we acquire for an extended period. However, circumstances might arise that could result in the early sale of some properties. We expect our conflicts committee to make the determination with respect to whether we should sell or dispose of a particular property based on its determination that the sale of the property would be in the best interests of our stockholders.

The determination of whether a particular property should be sold or otherwise disposed of before the end of the expected holding period for the property will be made after consideration of relevant factors (including prevailing economic conditions, the performance or projected performance and appreciation of the property and current tenant creditworthiness) with a view to achieving maximum capital appreciation. We cannot assure you that this objective will be realized. The selling price of a property that is net leased will be determined in large part by the amount of rent payable under the lease. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale. The terms of payment will be affected by custom in the area in which the property being sold is located and the then-prevailing economic conditions.

We may reinvest the proceeds of property sales in investments that satisfy our investment objectives; however, if we do not list our shares of common stock on a national securities exchange or on the Nasdaq National Market by October 2015, our charter requires that we either:

•	seek stockholder approval of an extension or amendment of this listing deadline; or

•	seek stockholder approval of the liquidation of the corporation.

If we sought and did not obtain stockholder approval of an extension or amendment to the listing deadline, we would then be required to seek stockholder approval of our liquidation. If we sought and failed to obtain stockholder approval of our liquidation, our charter would not require us to list or liquidate, and we could continue to operate as before. If we sought and obtained stockholder approval of our liquidation, we would begin an orderly sale of our properties and distribute our net proceeds to you. We will continue in existence until all properties are sold and our other assets are liquidated.

Investment Limitations

Our charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. These limitations cannot be changed unless our charter is amended, which requires approval of our stockholders. Unless our charter is amended, we will not:

•	borrow in excess of 50% of our aggregate cost (before deducting depreciation or other non-cash reserves) of all assets owned by us, unless approved by a majority of the conflicts committee;

•	make investments in unimproved property or mortgage loans on unimproved property in excess of 10% of our total assets;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by an appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	make an investment in a property or mortgage loan if the related acquisition fees and acquisition expenses are not reasonable or exceed 6% of the purchase price of the property or, in the case of a mortgage loan, 6% of the funds advanced, provided that the investment may be made if a majority of the conflicts committee determines that the transaction is commercially competitive, fair and reasonable to us;

•	invest in equity securities unless a majority of the conflicts committee approves such investment as being fair, competitive and commercially reasonable;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	invest in commodities or commodity futures contracts, except for futures contracts used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance; or

•	issue equity securities redeemable solely at the option of the holder, which restriction has no effect on our share redemption program or the ability of our operating partnership to issue redeemable partnership interests.

In addition, our charter includes many other investment limitations in connection with conflict-of-interest transactions, which limitations are described above under “Conflicts of Interest.” Our charter also includes restrictions on roll-up transactions, which are described under “Description of Shares” below.

DESCRIPTION OF REAL ESTATE INVESTMENTS

We engage in the acquisition and ownership of commercial real properties throughout the United States. Although we may invest in a wide range of real estate, we focus our acquisition efforts on high-quality, income-generating office and industrial properties leased to creditworthy companies and governmental entities. As of April 30, 2005, we owned interests in 23 properties, comprising approximately 6.1 million square feet of commercial office space located in 11 states and the District of Columbia. On May 12, 2005, we purchased all of the interests in an entity that owns a 28-story office building containing approximately 656,000 rentable square feet located at 100 East Pratt Street in Baltimore, Maryland.

Properties

The tables below provide information regarding the properties we owned as of April 30, 2005. A description of each property follows the tables.

As of the month ended April 30, 2005, Wells REIT II acquired the following properties (dollars in thousands):

Property	Acquisition Date	Location	Square Feet	Purchase Price (1)
Weatherford Center Houston	February 10, 2004	Houston, Texas	260,000	$39,850
New Manchester One (2)	March 19, 2004	Douglasville, Georgia	593,000	19,300
333 and 777 Republic Drive (2)	March 31, 2004	Allen Park, Michigan	169,000	18,850
Manhattan Towers	April 2, 2004	Manhattan Beach, CA	310,000	89,875
9 Technology Drive (2)	May 27, 2004	Westborough, MA	251,000	47,600
180 Park Avenue	June 23, 2004	Florham Park, New Jersey	385,000	78,400
One Glenlake Parkway	June 25, 2004	Atlanta, GA	353,000	81,750
80 M Street	June 29, 2004	Washington, D.C.	275,000	105,000
One West Fourth Street	July 23, 2004	Winston-Salem, NC	431,000	77,700
3333 Finley Road (2)	August 4, 2004	Downers Grove, Illinois	207,000	47,979
1501 Opus Place (2)	August 4, 2004	Downers Grove, Illinois	115,000	24,796
2500 Windy Ridge (Wildwood Buildings)	September 20, 2004	Atlanta, Georgia	317,000	63,630
4100-4300 Wildwood (Wildwood Buildings)	September 20, 2004	Atlanta, Georgia	250,000	49,240
4200 Wildwood (Wildwood Buildings)	September 20, 2004	Atlanta, Georgia	265,000	59,630
Emerald Point	October 14, 2004	Dublin, California	194,000	44,000
800 North Frederick (2)	October 22, 2004	Gaithersburg, Maryland	393,000	79,000
The Corridors III	November 1, 2004	Downers Grove, Illinois	222,000	40,447
Highland Landmark III (3)	December 28, 2004	Downers Grove, Illinois	269,000	52,650
180 Park Avenue 105	March 14, 2005	Florham Park, New Jersey	222,000	53,500
8990 Duke Blvd (Governor’s Pointe Buildings)	March 17, 2005	Mason, Ohio	78,000	11,600
4241 Irwin Simpson Road (Governor’s Pointe Buildings)	March 17, 2005	Mason, Ohio	224,000	29,900
5995 Opus Parkway (2)	April 5, 2005	Hopkins, Minnesota	165,000	22,700
215 Diehl Road	April 19, 2005	Naperville, Illinois	162,000	30,254

Total			6,110,000	$1,168

(1)	Purchase price excludes related closing costs and acquisition fees paid to Wells Capital.
(2)	This property is managed by an affiliate.
(3)	Held in a partnership in which we hold a 95% ownership interest.

The following table shows lease expirations of our portfolio as of April 30, 2005, during each of the next ten years and thereafter, assuming no exercise of renewal options or termination rights.

Year of Lease Expiration	2005 Annualized Gross Base Rent (in thousands)	Rentable Square Feet Expiring (in thousands)	Percentage of 2005 Annualized Gross Base Rent
Vacant	$—	196	0%
2005	796	38	1%
2006	2,301	64	2%
2007	11,605	393	9%
2008	2,202	72	2%
2009	7,920	801	6%
2010	13,422	571	11%
2011	13,150	387	11%
2012	16,535	755	13%
2013	9,767	447	8%
2014	10,945	411	9%
Thereafter	34,767	1,962	28%

	$123,410	6,097	100%

The following table shows the geographic diversification of our portfolio as of April 30, 2005.

Location	2005 Annualized Gross Base Rents (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2005 Annualized Gross Base Rents
Atlanta	$29,836	1,778	24%
Chicago	18,719	962	15%
N. New Jersey	13,200	607	11%
Washington, D.C.	11,605	275	9%
Los Angeles	8,816	310	7%
Winston Salem	8,293	431	7%
Oakland	6,549	194	5%
Houston	5,799	260	5%
Sub. Maryland	5,675	393	5%
Boston	4,958	251	4%
Cincinnati	4,271	302	3%
Minneapolis	3,379	165	3%
Detroit	2,310	169	2%

	$123,410	6,097	100%

The following table shows the tenant industry diversification of our portfolio as of April 30, 2005.

Industry	2005 Annualized Gross Base Rent (in thousands)	Rentable Square Feet (in thousands)	Percentage of 2005 Annualized Gross Base Rent
Business Services	$16,770	728	14%
Communication	13,875	542	11%
Transportation Equipment	13,735	394	11%
Electronic & Other Electric Equipment	10,844	901	9%
Industrial Machinery And Equipment	10,632	644	9%
Depository Institutions	8,355	374	7%
Food And Kindred Products	6,665	386	5%
Insurance Carriers	6,177	374	5%
Wholesale Trade-Durable Goods	5,841	250	5%
Oil And Gas Extraction	5,736	254	5%
Chemicals And Allied Products	5,044	164	4%
Other*	19,736	1,086	15%

	$123,410	6,097	100%

*	None more than 3%

The following table shows the tenant diversification of our portfolio as of April 30, 2005.

Tenant	2005 Annualized Gross Base Rent (in thousands)	Percentage of 2005 Annualized Gross Base Rent
Northrop Grumman	$8,695	7%
AT&T	8,255	7%
General Electric	7,322	6%
BlueLinx Co.	5,841	5%
Weatherford International	5,736	5%
IBM	5,675	5%
Acxiom	5,594	5%
SBC Communications	5,077	4%
EMC	4,958	4%
Novartis	4,945	4%
Coca-Cola Enterprises	4,803	4%
Siebel Systems	4,435	4%
BAE	4,094	3%
Wachovia	4,073	3%
Womble Carlyle	3,803	3%
Other*	40,104	31%

	$123,410	100%

*	None more than 3%

Weatherford Center Houston Building

On February 10, 2004, we purchased a 12-story office building containing approximately 260,000 rentable square feet located at 515 South Post Oak Boulevard in Houston, Texas (the “Weatherford Houston Building”) for a purchase price of approximately $39.9 million, plus closing costs. The acquisition was entirely funded with proceeds from our former $175.0 million, secured bridge facility with Bank of America, N.A. The Weatherford Houston Building was purchased from The Realty Associates Fund V, L.P., which is not affiliated with us or advisor.

The Weatherford Houston Building, which was completed in 1980 and renovated in 1993, is leased to Weatherford International, Ltd. (“Weatherford”) (approximately 96%) and various other office and retail tenants (approximately 4%). Weatherford is one of the leading oilfield service companies in the world. Based in Houston, Texas, Weatherford employs more than 17,000 people in approximately 500 locations across more than 100 countries. Weatherford reported a net worth, as of March 31, 2005, of approximately $3.5 billion.

The current aggregate annual base rent for Weatherford and the five additional tenants in the Weatherford Houston Building is approximately $5.1 million. The average effective annual rental rate for the Weatherford Houston Building in 2004 was $18.01 per square foot. The current weighted average remaining lease term for all tenants in the building is approximately seven years. The Weatherford lease expires on March 31, 2012 and the rental rate for the Weatherford lease over the lease term ranges from $15.00 per square foot to $24.50 per square foot. Weatherford has a right of first offer and a right of first refusal to purchase the Weatherford Houston Building should we decide to sell the building in the future. In addition, Weatherford has the right of first refusal for all space in the Weatherford Houston Building currently not leased by Weatherford. Weatherford has the right, at its option, to extend the initial term of its lease for one additional five-year period at the then market rental rate.

The table below sets forth the lease expirations of the Weatherford Houston Building for each of the next 10 years, including the number of tenants whose leases will expire, the total area in square feet covered by such leases and the percentage of gross annual rent represented by such leases.

	No. of Leases Expiring	Total Square Feet of Expiring Leases	Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2005	0	0	$0	0.0%
2006	0	0	$0	0.0%
2007	0	0	$0	0.0%
2008	1	2,489	$20,733	0.4%
2009	0	0	$0	0.0%
2010	0	0	$0	0.0%
2011	1	1,779	$41,877	0.7%
2012	1	254,224	$5,736,335	98.9%
2013	0	0	$0	0.0%
2014	0	0	$0	0.0%

The annual realty tax on the Weatherford Houston Building was $779,387 in 2004. The following table shows how we will depreciate the value of the building for tax purposes as well as certain tax information related to the Weatherford Houston Building.

	Federal Tax Basis	Rate of Deprecation	Method of Depreciation	Depreciable Life
Land	$6,241,041	Non-Depreciable	N/A	N/A
Building	$34,405,976	Mid-Month Convention	Straight-Line	40 Years

Total	$40,647,017

We do not intend to make significant renovations or improvements to the Weatherford Houston Building in the near term.

New Manchester One Building

On March 19, 2004, we purchased a 404,000-square-foot single-story distribution facility subject to a ground lease located on an approximately 31-acre tract of land at 9103 Riverside Parkway in Douglasville, Georgia (“Phase I”) for a purchase price of approximately $19.3 million, of which $14.0 million was paid at closing Phase I. Another $5.3 million was funded at certain milestones during construction of an additional 189,000 rentable square feet (“Phase II”) on the same tract of land. The ground lease, along with the Bond described below, were purchased from Carter New Manchester Building One, L.L.C., which is not affiliated with us or our advisor.

Fee simple title to the land upon which the New Manchester One Building is located is held by the Development Authority of Douglas County, which issued a Development Authority of Douglas County Taxable Revenue Bond (the “Bond”) totaling $18 million in connection with the construction of the building. Certain real property tax abatement benefits are available to us because the fee simple title to the property is held by the Development Authority of Douglas County. The property tax abatement benefits will expire in 2011. The amount of rent payable under the ground lease (which we owe) and the payments due on the Bond (to which we are entitled) are approximately the same. We will acquire fee simple title upon exercise of an option to purchase contained in the ground lease. The purchase price will be approximately equal to the amount then due to us under the Bond. We are not likely to exercise the purchase option until the tax abatement benefits expire.

The New Manchester One Building is entirely leased to JVC Americas Corporation, a wholly owned subsidiary of Victor Company of Japan, Ltd., which is a majority-owned subsidiary of Matsushita Electric Co., Ltd. JVC Americas Corporation primarily imports, manufactures and sells consumer and professional audio and video equipment and televisions to wholesale and retail dealers in the Americas. Wells Management, an affiliate of our advisor, manages the New Manchester One Building on our behalf.

Republic Drive Buildings

On March 31, 2004, we purchased two single-story engineering buildings containing an aggregate of approximately 169,000 rentable square feet (the “Republic Drive Buildings”). The Republic Drive Buildings are located on an approximate 20-acre tract of land at 333 Republic Drive and 777 Republic Drive, Allen Park, Michigan. The aggregate purchase price of the Republic Drive Buildings was approximately $18.9 million, plus closing costs. The Republic Drive Buildings were purchased from Ford Motor Land Development Corporation (“Ford”). Ford has a right of first offer to purchase the Republic Drive Buildings should we decide to sell the buildings in the future.

The Republic Drive Buildings, which were constructed in 2000, are 100% leased under a net lease to Roush Industries, Inc. Roush Industries manufactures parts and provides engineering, management and prototype services to the automotive, electronics, sports equipment and motorsports industries. Roush Industries currently self-manages the Republic Drive Buildings.

Manhattan Towers Property

On April 2, 2004, we purchased two six-story office buildings containing approximately 310,000 rentable square feet (the “Manhattan Towers Property”). The Manhattan Towers Property is located on an approximate 5.1-acre parcel of land at 1230 and 1240 Rosecrans Avenue in Manhattan Beach, California. The purchase price of the Manhattan Towers Property was approximately $89.9 million, plus closing costs. The acquisition was entirely funded with proceeds from our former $175.0 million, secured bridge facility with Bank of America, N.A. The Manhattan Towers Property was purchased from HSOV Manhattan Towers, L.P., which is not affiliated with us or our advisor.

The Manhattan Towers Property, which was completed in 1985 and renovated in 2001, is leased to Northrop Grumman Space and Mission Systems Corporation (“Northrop”) (approximately 76%) and various other office and retail tenants (approximately 23%). Approximately 4% of the Manhattan Towers Property is currently vacant.

Northrop is the combination of two operating segments within Northrop Grumman Corporation (“Northrop Grumman”), the nation’s second-largest defense contractor. Headquartered in Los Angeles, California, Northrop Grumman provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With approximately 125,000 employees and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers. Northrop Grumman reported a net worth, as of March 31, 2005, of approximately $16.7 billion.

The current aggregate annual base rent for Northrop and the 17 additional tenants in the Manhattan Towers Property is approximately $6.9 million. The average effective annual rental rate for the Manhattan Towers Property in 2004 was $22.21 per square foot. The current weighted average remaining lease term for all tenants in the buildings is approximately five years. The Northrop lease expires on December 31, 2010 and the rental rate for the Northrop lease over the lease term ranges from $20.40 per square foot to $28.80 per square foot. Northrop has the right, at its option, to extend the initial term of its lease for two additional five-year periods. Northrop has the right to terminate approximately 11% of its space, or approximately 24,902 square feet, effective December 2006 or December 2007 for a termination fee equal to the sum of unamortized tenant improvements and leasing commissions and nine months of base rent, parking rent and the tenant’s proportionate share of operating expenses and real estate taxes related to the terminated space.

The table below sets forth the lease expirations of the Manhattan Towers Property for each of the next 10 years, including the number of tenants whose leases will expire, the total area in square feet covered by such leases and the percentage of gross annual rent represented by such leases.

	No. of Leases Expiring	Total Square Feet of Expiring Leases	Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2005	6	10,034	$197,073	2.2%
2006	2	4,587	$151,348	1.7%
2007	2	8,681	$238,491	2.7%
2008	2	13,957	$437,494	5.0%
2009	4	10,640	$350,085	4.0%
2010	2	235,754	$7,031,490	79.8%
2011	1	1,964	$50,671	0.6%
2012	0	0	$0	0.0%
2013	1	11,745	$359,038	4.1%
2014	0	0	$0	0.0%

The annual realty tax on the Manhattan Towers Property was $691,521 in 2004. The following table shows how we will depreciate the value of the building for tax purposes as well as certain tax information related to the Manhattan Towers Property.

	Federal Tax Basis	Rate of Deprecation	Method of Depreciation	Depreciable Life
Land	$11,458,960	Non-Depreciable	N/A	N/A
Building	$80,608,322	Mid-Month Convention	Straight-Line	40 Years

Total	$92,067,282

We do not intend to make significant renovations or improvements to the Manhattan Towers Property in the near term.

3333 Finley Road and 1501 Opus Place Buildings

On August 4, 2004, we purchased a nine-story office building and a four-story office/ data center building containing a total of approximately 322,000 rentable square feet (the “3333 Finley Road and 1501 Opus Place Buildings”). The 3333 Finley Road and 1501 Opus Place Buildings are located on an approximate 14.1-acre parcel of land at 3333 Finley Road and 1501 Opus Place in Downers Grove, Illinois. The 3333 Finley Road and 1501 Opus Place Buildings were purchased from M/S Land, LLC and M/S Building, LLC, neither of which are affiliated with us or our advisor.

The purchase price of the 3333 Finley Road and 1501 Opus Place Buildings was approximately $73.0 million, plus closing costs. The acquisition was funded in part by the execution of an 18-month, $18.0 million, interest-free note with the sellers of the buildings (the “Seller Loan”). The Seller Loan matures February 2006, at which time the entire principal balance is due. We may prepay the Seller Loan at any time without incurring a premium or prepayment penalty.

The 3333 Finley Road and 1501 Opus Place Buildings, which were completed in 1999 and 1988, respectively, are leased under a net lease to Acxiom-May & Speh, Inc., which is a wholly owned subsidiary of Acxiom Corporation. Acxiom Corporation integrates data, services and technology to create and deliver customer and information management solutions for many of the largest companies in the world.

One West Fourth Street Building

On July 23, 2004, we purchased a 13-story office building containing approximately 431,000 rentable square feet (the “One West Fourth Street Building”) from Magnolia One Partners, LLC, which is not affiliated with us or our advisor. The One West Fourth Street Building is located on an approximate 2.3-acre parcel of land at One West Fourth Street in Winston-Salem, North Carolina.

The purchase price of the One West Fourth Street Building was approximately $77.7 million, plus closing costs. The acquisition was funded in part by the assumption of a $51.3 million fixed-rate loan secured by the property in favor of New York Life Insurance Company (the “New York Life Loan”). The New York Life Loan requires monthly principal and interest payments of approximately $0.4 million and matures in December 2018. The annual interest rate on the New York Life Loan is 5.8%. We may prepay the New York Life Loan in full any time after January 2008 for a fee equal to the greater of (a) 1% of the then outstanding principal balance or (b) the present value of the remaining scheduled payments of principal and interest less the amount of principal being repaid.

The One West Fourth Street Building, which was completed in 2002, is leased to Wachovia Bank, N.A. (“Wachovia”) (approximately 46%) and Womble, Carlyle, Sandridge & Rice, PLLC (“Womble Carlyle”) (approximately 40%) and various other office and retail tenants (approximately 6%). Approximately 10% of the One West Fourth Street Building is currently vacant. Wachovia provides a range of commercial and retail banking and trust services through full-service banking offices and is one of three key subsidiaries of Wachovia Corporation, the nation’s fourth largest banking institution. Womble Carlyle is a 128-year old law firm that represents corporations, businesses and foundations in a broad range of industries, including manufacturing, transportation and energy, financial services, insurance and healthcare. Magnolia Partners, LLC, which is not affiliated with us or our advisor, is the current on-site property manager for the One West Fourth Street Building.

80 M Street Building

On June 29, 2004, we purchased a seven-story office building containing approximately 275,000 rentable square feet and a three-level subsurface parking garage containing 296 total parking spaces (the “80 M Street Building”). The 80 M Street Building is located on an approximate 1.04-acre parcel of land at 80 M Street, S.E. in Washington, D.C. The purchase price of the 80 M Street Building was approximately $105.0 million, plus closing costs. The acquisition was funded with net proceeds raised from our initial public offering and with proceeds from our former $350 million line of credit with Bank of America, N.A. The 80 M Street Building was purchased from CH Realty II/Navy Yards, L.P., which is not affiliated with us or our advisor.

The 80 M Street Building, which was completed in 2001, is leased to BAE Systems Applied Technologies, Inc. (“BAE Systems”) (approximately 35%), Technology Management and Analysis Corporation (“Technology Management”) (approximately 16%), Northrop Grumman Corporation (approximately 15%) and various other office and retail tenants (approximately 34%).

BAE Systems is a U.S. corporation and a wholly-owned subsidiary of BAE Systems plc. (“BAE”). BAE, Europe’s largest defense contractor, designs, manufactures and supports military aircraft, surface ships, submarines, space systems, radar, avionics, electronic systems, guided weapons and a range of other defense products. BAE employs more than 90,000 people worldwide. BAE reported a net worth, as of December 31, 2004, of approximately £4.7 billion or $9.1 billion.

Technology Management, a division of Level 3 Communications, Inc., is a leading company in intelligence, surveillance and reconnaissance systems and products, secure communications systems and products, avionics and ocean products, training devices, and space and navigation products.

Northrop Grumman, the nation’s second largest defense contractor, provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology. With approximately 120,000 employees and operations in all 50 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers. Northrop Grumman reported a net worth, as of March 31, 2005, of approximately $16.7 billion.

The current aggregate annual base rent for BAE Systems, Technology Management, Northrop Grumman and the 13 additional tenants in the 80 M Street Building is approximately $10.0 million. The average effective annual rental rate for the 80 M Street Building in 2004 was $35.77 per square foot. The current weighted average remaining lease term for all tenants in the 80 M Street Building is approximately six years. The BAE Systems lease expires on June 30, 2011 and the rental rate for the BAE Systems lease over the lease term ranges from $34.56 per square foot to $41.18 per square foot. The Technology Management lease expires on October 31, 2011 and the rental rate for the Technology Management lease over the lease term ranges from $37.38 per square foot to $45.79 per square foot. The Northrup Grumann lease expires on June 30, 2011 and the rental rate for the Northrup Grumann lease over the lease term ranges from $34.67 per square foot to $41.21 per square foot. BAE and Northrop have the right, at their option, to extend the initial terms of their leases for two additional five-year periods. Technology Management has the right, at its option, to extend the initial term of its lease for one additional five-year period.

The table below sets forth the lease expirations of the 80 M Street Building for each of the next 10 years, including the number of tenants whose leases will expire, the total area in square feet covered by such leases and the percentage of gross annual rent represented by such leases.

	No. of Leases Expiring	Total Square Feet of Expiring Leases	Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2005	0	0	$0	0.0%
2006	4	32,058	$1,422,768	12.4%
2007	0	0	$0	0.0%
2008	1	16,380	$743,126	6.4%
2009	0	0	$0	0.0%
2010	0	0	$0	0.0%
2011	11	226,914	$9,418,813	81.2%
2012	0	0	$0	0.0%
2013	0	0	$0	0.0%
2014	0	0	$0	0.0%

The annual realty tax on the 80 M Street Building was $1,272,929 in 2004. The following table shows how we will depreciate the value of the building for tax purposes as well as certain tax information related to the 80 M Street Building.

	Federal Tax Basis	Rate of Deprecation	Method of Depreciation	Depreciable Life
Land	$82,394,102	Non-Depreciable	N/A	N/A
Building	$26,805,780	Mid-Month Convention	Straight-Line	40 Years

Total	$109,199,882

We do not intend to make significant renovations or improvements to the 80 M Street Building in the near term.

One Glenlake Building

On June 25, 2004, we purchased a 14-story office building containing approximately 353,000 rentable square feet (the “One Glenlake Building”) subject to a ground lease for a purchase price of approximately $80.0 million, plus closing costs. The One Glenlake Building is located on an approximate 3.96-acre parcel of land at One Glenlake Parkway in Atlanta, Georgia. The One Glenlake Building, along with the ground lease and the Bond described below, were purchased from One Glenlake, LLC, which is not affiliated with us or our advisor.

Fee simple title to the land upon which the One Glenlake Building is located is held by the Development Authority of Fulton County (the “Development Authority”), which issued a Development Authority of Fulton County Taxable Revenue Bond (the “Bond”) totaling $60 million in connection with the construction of the building. Certain real property tax abatement benefits are available to us because the fee simple title to the property is held by the Development Authority. The property tax abatement benefits will expire in 2012. The amount of rent payable under the ground lease (which we owe) and the payments due on the Bond (to which we are entitled) are approximately the same and, therefore, have no net impact on our operating results. We will acquire fee simple title upon exercise of an option to purchase contained in the ground lease. The purchase price will be approximately equal to the amount then due to us under the Bond. We are not likely to exercise the purchase option until the tax abatement benefits expire.

The One Glenlake Building, which was completed in 2003, is leased to Siebel Systems, Inc. (“Siebel”) (approximately 46.1%) and various other office tenants (approximately 42.1%). Approximately 11.8% of the One Glenlake Building is currently vacant. Siebel, a company whose shares are publicly traded on NASDAQ, is a leading provider of customer relationship management solutions and applications for business intelligence and standards-based integration.

180 Park Avenue – Buildings 103 and 104

On June 23, 2004, we purchased two three-story office buildings containing approximately 385,000 rentable square feet (the “180 Park Avenue Buildings”). The 180 Park Avenue Buildings are

located on an approximate 62.8-acre parcel of land at 180 Park Avenue in Florham Park, New Jersey. The purchase price of the 180 Park Avenue Buildings was approximately $78.4 million, plus closing costs. The 180 Park Avenue Buildings were purchased from Rock-Florham SPE, LLC, which is not affiliated with us or our advisor.

The 180 Park Avenue Buildings, which were completed in 1982 and 1998, are 100% leased to AT&T Corporation. AT&T, a company whose shares are publicly traded on the New York Stock Exchange, is a leading global communication provider of voice and data communication services to large and small businesses, consumers and governmental entities. AT&T has the right to expand the 180 Park Avenue Buildings up to 221,000 gross square feet.

Linque Management Company, Inc, which is not affiliated with us or our advisor, is the current on-site property manager for the 180 Park Avenue Buildings.

9 Technology Drive Building

On May 27, 2004, we purchased a two-story office building containing approximately 251,000 rentable square feet (the “9 Technology Drive Building”). The 9 Technology Drive Building is located on an approximate 16.6-acre parcel of land at 9 Technology Drive in Westborough, Massachusetts. The purchase price of the 9 Technology Drive Building was approximately $47.6 million, plus closing costs. The 9 Technology Drive Building was purchased from Gateway Sherwood, Inc., which is not affiliated with us or our advisor.

On January 21, 2005, we entered into a $23.8 million interest-only promissory note (the “Note”) with Transamerica Occidental Life Insurance Company (the “Lender”). In consideration for the Note, we granted to the Lender a security interest in the right, title and interest of the 9 Technology Drive Building. The Note matures on February 1, 2008 and carries an annual fixed interest rate of 4.31%.

The 9 Technology Drive Building, which was completed in 1992, is 100% leased under a net lease to EMC Corporation. EMC Corporation, a company whose shares are publicly traded on the New York Stock Exchange, is a world leader in products, services and solutions for information storage and management. Wells Management, an affiliate of our advisor, manages the 9 Technology Drive Building.

The Corridors III Building

On November 1, 2004, we purchased a seven-story office building containing approximately 222,000 rentable square feet (“The Corridors III Building”), for a purchase price of approximately $40.5 million, plus closing costs. The Corridors III Building is located on an approximate 7.3-acre parcel of land at 2650 Warrenville Road in Downers Grove, Illinois. The Corridors III Building was purchased from NBS Corridors III, L.L.C. (the “Seller”), which is not affiliated with us or our advisor.

The Corridors III Building, which was completed in 2001, is leased to MAF Bancorp, Inc. (approximately 59%), Toyota Motor Credit Corporation (approximately 10%), Credit Suisse First Boston Corporation (“CSFB”) (approximately 9%) and Metropolitan Life Insurance Company (“MetLife”) (approximately 9%) and various other office and retail tenants (approximately 6%). Approximately 7% of The Corridors III Building is currently vacant. Provided the Seller procures a fully executed lease for the vacant space on or before July 31, 2005, we would owe the Seller additional purchase price based on a pre-determined formula pursuant to the terms of an earnout agreement entered into at closing between us and the Seller.

MAF Bancorp, a company whose shares are publicly traded on NASDAQ, is a registered savings and loan holding company that is primarily engaged in the consumer banking business through its wholly owned subsidiary, Mid America Bank. Toyota Motor Credit, the United States financing arm of Toyota Financial Services Corporation, a wholly owned subsidiary of Toyota Motor Corporation, provides retail leasing, retail and wholesale financing and other financial services to Toyota and Lexus dealers, as wells as Toyota industrial equipment dealers and their customers. CSFB, a business unit of the Zurich-based Credit Suisse Group, is a leading global investment bank serving institutional, corporate, government and individual clients. MetLife, through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers.

800 North Frederick Building

On October 22, 2004, we purchased all the membership interest in MR 270 NMD I LLC, a Delaware limited liability company that owns a two-story office building containing approximately 393,000 rentable square feet (the “800 North Frederick Building”). The 800 North Frederick Building is located on an approximate 45.4-acre parcel of land at 800 North Frederick Avenue in Gaithersburg, Maryland. The 800 North Frederick Building was purchased from MR 270 Master LLC, which is not affiliated with us or our advisor.

The purchase price of the 800 North Frederick Building was approximately $79.0 million, plus closing costs. The acquisition was funded in part through the assumption of a $46.4 million interest-only note with Lehman Brothers Holdings Inc. (the “Lehman Brothers Loan”) that matures on November 11, 2011. The annual fixed interest rate on the Lehman Brothers Loan is 4.6175%. We may prepay the Lehman Brothers Loan in full plus any accrued interest after August 11, 2011 without incurring a prepayment penalty. Prepayment in full prior to August 11, 2011 will require us to deliver to Lehman Brothers Holdings an amount of U.S. Treasury securities that would yield interest equal to the interest Lehman Brothers Holdings would have received had we not prepaid the Lehman Brothers Loan.

The 800 North Frederick Building, which was completed in 1986, is 100% leased to International Business Machine Corporation (“IBM”). IBM, a company whose shares are publicly traded on the New York Stock Exchange, manufactures and sells computer services, hardware and software and is the most diversified provider of computer products and services in the United States.

Emerald Point Building

On October 14, 2004, we purchased a four-story office building containing approximately 194,000 rentable square feet (the “Emerald Point Building”). The Emerald Point Building is located on an approximate 9.9-acre parcel of land at 5130 Hacienda Drive in Dublin, California. The purchase price of the Emerald Point Building was approximately $44.0 million, plus closing costs. The Emerald Point Building was purchased from CSDV, Limited Partnership, which is not affiliated with us or our advisor.

The Emerald Point Building, which was completed in 1999, is leased to SBC Advanced Solutions, Inc. (approximately 75%) and Franklin Templeton Corporate Services, Inc. (“Franklin Templeton”) (approximately 25%). SBC Advanced Solutions, a subsidiary of SBC Communications, Inc. (“SBC”), sells DSL transport on a wholesale basis to unaffiliated internet service providers who use it to provide high-speed DSL internet access services to their customers. SBC, which is traded on the New York Stock Exchange and is guarantor of the SBC Advanced Solutions lease, is a holding company whose subsidiaries, operating under the SBC brand, provide a full range of voice, data, networking, e-business, directory publishing and advertising, and related services to businesses, consumers and other telecommunications providers. Franklin Templeton is a wholly owned subsidiary of Franklin Resources, Inc., a global investment organization operating as Franklin Templeton Investments. Franklin Resources,

which is traded on the New York Stock Exchange and is guarantor of the Franklin Templeton lease, provides a broad range of investment advisory, investment management and related services to open-end investment companies, including their own family of retail mutual funds, institutional accounts, high net-worth families, individuals and separate accounts in the United States and internationally.

Wildwood Buildings

On September 20, 2004, we purchased a 15-story office building containing approximately 317,000 rentable square feet, a six-story office building containing approximately 265,000 rentable square feet and a two-story office building and a three-story office building connected by a covered walkway containing approximately 250,000 rentable square feet (collectively, the “Wildwood Buildings”). The Wildwood Buildings are located on three adjacent tracts of land consisting of a total of approximately 28.5 acres at 2500 Windy Ridge Parkway, 4200 Wildwood Parkway and 4100/4300 Wildwood Parkway in Atlanta, Georgia. The purchase price of the Wildwood Buildings was approximately $172.2 million, plus closing costs. The Wildwood Buildings were purchased from Wildwood Associates, which is not affiliated with us or our advisor. Cousins Properties Incorporated, which is not affiliated with us or our advisor, is the current on-site property manager for the Wildwood Buildings.

On November 18, 2004, we entered into a $90.0 million interest-only promissory note (the “Note”) with The Northwestern Mutual Life Insurance Company (the “Lender”). In consideration for the Note, we granted to the Lender a security interest in the right, title and interest in the Wildwood Buildings. The proceeds of the Note were used to pay down our former $430.0 million credit facility. The Note matures on December 1, 2014 and carries an annual fixed interest rate of 5.0%.

The Wildwood Buildings, which were completed in 1985, 1996 and 1998, are leased to General Electric Company (“GE”) (approximately 32%), BlueLinx Corporation (approximately 30%), Coca-Cola Enterprises, Inc. (approximately 27%) and various other office and retail tenants (approximately 10%). Approximately 1% of the Wildwood Buildings are currently vacant.

GE, which is traded on the New York Stock Exchange, is one of the largest and most diversified industrial corporations in the world. GE produces aircraft engines, locomotives and other transportation equipment, appliances (kitchen and laundry equipment), lighting, electric distribution and control equipment, generators and turbines, nuclear reactors, medical imaging equipment and plastics. Its financial arm, which includes commercial finance, consumer finance, equipment management and insurance businesses, accounts for nearly half of the company’s sales, making GE one of the largest financial services companies in the United States. BlueLinx, formerly one of the largest divisions of Georgia-Pacific Corporation, is the largest building products distributor in the United States (the BlueLinx lease was assigned from Georgia-Pacific in May 2004). Coca-Cola Enterprises, which is traded on the New York Stock Exchange, is the world’s largest marketer, distributor and producer of bottle and can liquid nonalcoholic refreshment.

The Highland Landmark III Building

On December 28, 2004, Wells REIT II/Lincoln – Highland Landmark III, LLC (the “Joint Venture”), a joint venture between us and Lincoln – Highland Landmark III, LLC (“Lincoln”), an unrelated party, purchased a nine-story office building containing approximately 269,000 rentable square feet (the “Highland Landmark III Building”). The Highland Landmark III Building is located on an approximate 8.77-acre parcel of land in Downers Grove, Illinois. The seller of the Highland Landmark III Building is Highland Landmark Investors Partnership, which is unaffiliated with Lincoln or us.

The purchase price of the Highland Landmark III Building was approximately $52.7 million, plus closing costs. Our share of the purchase price was approximately $50.0 million, which was funded in part with a $30.8 million fixed-rate interest-only loan secured by the property in favor of New York Life Insurance Company (the “New York Life Loan”). The New York Life Loan requires monthly interest payments of approximately $0.1 million and matures in January 2012. The annual interest rate on the New York Life Loan is 4.81%. We may prepay the New York Life Loan in full any time after December 2007 for a fee equal to the greater of (i) 1% of the then-outstanding principal balance or (ii) the present value of the remaining scheduled payments of principal and interest less the amount of principal being repaid.

Under the terms of the Joint Venture’s Operating Agreement and based on our capital contribution, we own 95% of the Joint Venture. Assuming the property generates sufficient operating cash flow, distributions will generally be made in the following order of priority:

•	to us in an amount equal to a 9.0% cumulative preferred return per annum based on our capital contributions;

•	to Lincoln Property Company Commercial, Inc. (the “Property Manager”) in an amount equal to the property management fee called for by the Property Management Agreement between the Joint Venture and the Property Manager;

•	to Lincoln in an amount equal to a 4.5% return per annum based on its capital contribution;

•	to us and Lincoln based on a first-tier residual sharing interest of 95% and 5%, respectively, until we have earned the cumulative 10% per annum return on our capital contributions; and

•	to us and Lincoln based on a second-tier residual sharing interest of 90% and 10%, respectively.

We are responsible for the establishment of policy and operating procedures for the Joint Venture and shall manage the day-to-day business and affairs of the Joint Venture and supervise the operation of the Property Manager pursuant to the Property Management Agreement. We have the right and sole authority, acting without the consent of Lincoln, to cause the Joint Venture to sell the Highland Landmark III Building. Furthermore, we have the right to refinance the New York Life Loan and to require the members to make capital contributions for the purpose of making capital expenditures. As we control the Joint Venture, the accounts of the Joint Venture will be consolidated into our consolidated financial statements.

The Highland Landmark III Building, which was completed in 2000, is leased to PeopleSoft USA, Inc. (“PeopleSoft”) (approximately 39.5%), New York Life (approximately 11.1%) and various other office tenants (approximately 41.7%). Approximately 7.7% of the Highland Landmark III Building is currently vacant. PeopleSoft, a company whose shares are publicly traded on NASDAQ, is the world’s second largest provider of enterprise application software. New York Life, a Fortune 100 company founded in 1845, is the largest mutual life insurance company in the United States and one of the largest life insurers in the world.

The Property Manager, an affiliate of Lincoln, will provide property-management services to the Highland Landmark III Building. The Property Manager will receive a property-management fee of 4% of the property’s gross income, subject to a reduction based on any tenant-negotiated caps on management fees and subject to the order of priority for distributions described above.

180 Park Avenue 105 Building

On March 14, 2005, we purchased a three-story office building containing approximately 222,000 rentable square feet (the “180 Park Avenue 105 Building”). The 180 Park Avenue 105 Building is located on an approximate 26.6-acre parcel of land at 180 Park Avenue in Florham Park, New Jersey. The purchase price of the 180 Park Avenue 105 Building was approximately $53.5 million, plus closing costs. The 180 Park Avenue 105 Building was purchased from Florham 105, LLC, which is not affiliated with us or our advisor.

The 180 Park Avenue 105 Building, which was completed in 2001, is leased to Novartis Pharmaceuticals Corporation (approximately 72.2%). Approximately 27.8% of the 180 Park Avenue 105 Building is currently vacant. Novartis Pharmaceuticals, an affiliate of Novartis AG, researches, develops, manufactures and markets prescription drugs used to treat a number of diseases and conditions, including central nervous system disorders, organ transplantation, cardiovascular diseases, dermatological diseases, respiratory disorders, cancer and arthritis.

Linque Management Company, Inc, which is not affiliated with us or our advisor, is the current on-site property manager for the 180 Park Avenue 105 Building. We do not intend to make significant renovations or improvements to the 180 Park Avenue 105 Building in the near term.

Governor’s Pointe Buildings

On March 17, 2005, we purchased a two-story office building containing approximately 78,000 rentable square feet and a five-story office building containing approximately 224,000 rentable square feet (the “Governor’s Pointe Buildings”). The Governor’s Pointe Buildings are located on a total of approximately 18.76 acres of land located at 4241 Irwin Simpson Road and 8990 Duke Boulevard in Mason, Ohio. The purchase price of the Governor’s Pointe Buildings was approximately $41.5 million, plus closing costs. The Governor’s Pointe Buildings were purchased from Duke Realty Corporation, which is not affiliated with us or our advisor.

The Governor’s Pointe Buildings, which were completed in 1997 and 2003, are leased to Community Insurance Company (approximately 74%) and Anthem Prescription Management (approximately 26%). Community Insurance and Anthem Prescription are subsidiaries of WellPoint, Inc. (formerly Anthem, Inc.), the nation’s largest provider of managed health care and an independent licensee of the Blue Cross and Blue Shield Association. Duke Realty Services Limited Partnership, which is not affiliated with us or our advisor, is the current on-site property manager for the Governor’s Pointe Buildings.

5995 Opus Parkway Building

On April 5, 2005, we purchased a five-story office building containing approximately 165,000 rentable square feet (the “5995 Opus Parkway Building”). The 5995 Opus Parkway Building is located on an approximate 8.9-acre parcel of land at 5909/5995 Opus Parkway in Minnetonka, Minnesota. The purchase price of the 5995 Opus Parkway Building was approximately $22.7 million, plus closing costs. The 5995 Opus Parkway Building was purchased from Midwest Holding #9, LLC, which is not affiliated with us or our advisor.

The 5995 Opus Parkway Building, which was completed in 1988, is leased to G&K Services, Inc. (approximately 62%), Opus Corporation (approximately 19%) and Virtual Radiological Consultants, LLC (approximately 18%). Approximately 1% of the 5995 Opus Parkway Building is currently vacant. G&K Services, which is traded on NASDAQ, is a market leader in branded identity apparel programs and facility services in the United States and is the largest such provider in Canada. Opus Corporation, a privately controlled company, offers a full range of integrated real estate services including architectural, engineering, construction, property management, leasing and financing. Virtual Radiological Consultants, which is headquartered at the 5995 Opus Parkway Building, is a leading teleradiology services provider of all modalities. Wells Management, an affiliate of our advisor, will manage the 5995 Opus Parkway Building for a property management fee of 2.5% of gross revenues.

215 Diehl Road Building

On April 19, 2005, we purchased a four-story office building containing approximately 162,000 rentable square feet (the “215 Diehl Road Building”). The 215 Diehl Road Building is located on an approximate 7.5-acre parcel of land at 215 Diehl Road in Naperville, Illinois. The purchase price of the 215 Diehl Road Building was approximately $27.6 million, plus closing costs. The 215 Diehl Road Building was purchased from USPIF Chicago LLC, which is not affiliated with us or our advisor.

The 215 Diehl Road Building, which was completed in 1998, is 100% leased under a net lease to ConAgra Foods, Inc. ConAgra Foods, which is traded on the New York Stock Exchange, is one of North America’s leading packaged-food companies, serving grocery retailers, as well as restaurants and foodservice establishments. Popular ConAgra Foods consumer brands include Blue Bonnet, Butterball, Chef Boyardee, Fleischmann’s, Healthy Choice, Hunt’s, Orville Redenbacher’s, PAM, Parkay, Swiss Miss, Van Camp’s, Wesson, and many others.

Recent Acquisition

100 East Pratt Building

On May 12, 2005, we purchased all of the interest in 100 East Pratt Street Business Trust, a Maryland business trust that owns a 28-story office building containing approximately 656,000 rentable square feet (the “100 East Pratt Building”). The 100 East Pratt Building is located on an approximately 2.1-acre parcel of land at 100 East Pratt Street in Baltimore, Maryland. The purchase price of the 100 East Pratt Building was approximately $207.5 million, plus closing costs. The acquisition was funded with net proceeds raised from our initial public offering and with proceeds from our $400.0 million line of credit with Wachovia Bank, N.A. The interest in 100 East Pratt Building was purchased from Boston Properties, Inc. and East Pratt Street Associates Limited Partnership (collectively referred to as the Sellers), two entities unaffiliated with us or our advisor.

The 100 East Pratt Building, constructed in 1975 (lower building) and in 1991 (tower), is leased to T. Rowe Price Group, Inc. (“T. Rowe Price”) (approximately 58%), Tydings & Rosenberg, LLP (“Tydings & Rosenberg”) (approximately 6%) and Merrill Lynch & Co., Inc. (“Merrill Lynch”) (approximately 5%). Approximately 6.8% of the 100 East Pratt Building is currently vacant.

T. Rowe Price, founded in 1937 and traded on NASDAQ, is a global investment management firm, providing a broad array of mutual funds, sub-advisory services and separate account management for individual and institutional investors and financial intermediaries. Headquartered in Baltimore, T. Rowe Price has offices in Amsterdam, Buenos Aires, Copenhagen, Hong Kong, London, Paris, Singapore, and Tokyo. As of March 31, 2005, T. Rowe Price had more than $235.9 billion in assets under management for individuals and some of the world’s leading corporations, public retirement plans, foundations and endowments. The firm also offers a variety of investment planning and guidance tools, with investment management services spanning the full range of U.S. and non-U.S. equity, fixed-income and multi-asset class investment styles. As of March 31, 2005, T. Rowe Price employed 4,185 people worldwide and reported a net worth of approximately $1.8 billion.

Tydings & Rosenberg is a Baltimore-based law firm with approximately 50 attorneys serving clients throughout the mid-Atlantic region and the country. In addition to its government practice, the firm practices in the areas of corporate, business and tax issues, commercial and business litigation, bankruptcy and creditors’ rights matters, estates and trusts, real estate transactions and family law. A representative list of Tydings & Rosenberg clients includes Chubb Group of Insurance Cos., IBM Corporation, Johnson & Johnson, Joseph E. Seagram & Sons, Inc., M&T Bank, Mercedes Benz of North America, Inc., Owens-Illinois, Inc., Teachers Insurance and Annuity Assn. and Toyota Motor Sales, U.S.A., Inc.

Merrill Lynch, ranked 58th in the Fortune 100 and traded on the NYSE, is one of the world’s leading financial management and advisory companies, with offices in 36 countries and total assets in private client accounts of approximately $1.6 trillion as of March 31, 2005. Merrill Lynch employs over 50,000 people worldwide, and has three core businesses – Global Private Client, Global Markets & Investment Banking Group and Merrill Lynch Investment Managers – offering a range of services for private clients, small businesses, institutions and corporations, and financial intermediaries. As an investment bank, the company is an underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch reported a net worth, as of April 1, 2005, of $32.9 billion.

The current aggregate annual base rent for T. Rowe Price, Tydings & Rosenberg, Merrill Lynch and the 23 other tenants in the 100 East Pratt Building is approximately $12.7 million. The current weighted-average remaining lease term for all tenants in the 100 East Pratt Building is approximately 11 years. The T. Rowe Price lease expires on June 30, 2017 and the rental rate for the T. Rowe Price lease over the lease term ranges from $18.80 per square foot to $25.29 per square foot. T. Rowe Price has the right, at its option, to extend the initial term of its lease for two additional five-year periods. T. Rowe Price has a one-time right to terminate the portion of its lease covering the 10th floor space (42,783 square feet) effective October 31, 2009 for a termination fee equal to the sum of unamortized leasing commissions and tenant improvement allowances. T. Rowe Price has a right of first refusal to purchase the 100 East Pratt Building if we receive an unsolicited offer to purchase the building (provided we intend to accept such offer), and a right of first offer to purchase the 100 East Pratt Building if we intend to sell the building as a single asset. Tydings & Rosenberg has exercised one renewal term of five years, and has the right, at its option, to extend the term of its lease for one additional five-year period. Merrill Lynch has exercised one renewal term of ten years, and has the right, at its option, to extend the term of its lease for one additional five-year period.

The table below sets forth the lease expirations of the 100 East Pratt Building for each of the next 10 years, including the number of tenants whose leases will expire, the total area in square feet covered by such leases and the percentage of gross annual rent represented by such leases.

	No. of Leases Expiring	Total Square Feet of Expiring Leases	Annual Rent of Expiring Leases	% of Gross Annual Rent Represented by Expiring Leases
2005	3	7,753	$247,620	1.2%
2006	1	5,806	$223,214	1.1%
2007	7	83,331	$2,882,295	14.4%
2008	2	5,036	$178,358	0.9%
2009	1	7,390	$287,489	1.4%
2010	4	47,734	$1,592,977	8.0%
2011	0	0	$0	0%
2012	5	60,895	$2,331,903	11.7%
2013	1	7,475	$265,300	1.3%
2014	0	0	$0	0%

The annual realty tax on the 100 East Pratt Building was $3,494,037 in 2004. The following table shows how we will depreciate the value of the building for tax purposes as well as certain tax information related to the 100 East Pratt Building.

	Federal Tax Basis*	Rate of Deprecation	Method of Depreciation	Depreciable Life
Land	$31,233,741	Non-Depreciable	N/A	N/A
Building	$153,873,733	Mid-Month Convention	Straight-Line	40 Years

Total	$185,107,474

*	Estimated.

Boston Properties Limited Partnership, an affiliate of the Sellers, will manage the 100 East Pratt Building for a property management fee of 2% of gross revenues, excluding parking revenues. We do not intend to make significant renovations or improvements to the 100 East Pratt Building in the near term.

Competition

We compete with numerous other potential purchasers of real estate. The demand for properties meeting our investment criteria is currently high, resulting in higher purchase prices and correspondingly lower yields. In other words, buyers are generally paying more for a given stream of rental revenue than in prior years. We have found that the competition for real estate has intensified during recent periods of low interests rates because more potential buyers are able to obtain financing for large acquisitions.

The leasing of real estate is also highly competitive in the current market, and we will compete for tenants with owners and managers of other properties. As a result, we may have to provide free rent, incur charges for tenant improvements or offer other inducements. We may not be able to timely lease the space. At the time we elect to dispose of our properties, we will also be in competition with sellers of similar properties.

Insurance

We believe that our properties are adequately insured.

SUMMARY FINANCIAL DATA

The following table sets forth selected financial data as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and the period from inception (July 3, 2003) to December 31, 2003. Since this information is only a summary, you should refer to our consolidated financial statements and the notes thereto in this prospectus for additional information.

	2004	2003
Restricted cash	$—	$982
Total assets	$1,155,765	$1,652
Total stockholders’ equity	$677,115	$1
Outstanding debt	$350,505
Outstanding long-term debt	$235,155	$—
Obligations under capital leases	$78,000	$—

Total revenues	$50,701	$—
Net loss	$(4,562)	$—
Funds from operations*	$14,922	$—

Cash flows from operations	$23,841	$(44)
Cash flows used in investing activities	$(917,333)	$—
Cash flows provided by financing activities	$917,386	$201
Dividends paid	$16,613	$—

Per share data:
Net loss - basic and diluted	$(0.15)	$(4.70)
Funds from operations*	$0.48	$(4.70)
Dividends declared	$0.49	$—

Weighted average shares outstanding	31,372	—

*	See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Funds From Operations” for information regarding why we present funds from operations and for a reconciliation of this non-GAAP financial measure to net income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Summary Financial Data” and our consolidated financial statements and the notes thereto contained in this prospectus. See also “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We were formed on July 3, 2003 to acquire and operate a diversified portfolio of commercial real estate primarily consisting of high-quality, income-producing office and industrial properties leased to creditworthy entities that are located in major metropolitan areas throughout the United States. We have no paid employees and are externally advised and managed by Wells Capital, Inc. and Wells Management Company, Inc. We operate as a real estate investment trust for Federal income tax purposes.

We did not begin receiving proceeds from our initial public offering of common stock or acquiring real estate assets until 2004. Thus the results of our operations through March 31, 2005 reflect growing operational revenues and expenses associated with the acquisition of properties, interest expense associated with debt financing on the real estate acquisitions and general and administrative expenses that began the year at a high percentage of total revenues but are decreasing as the enterprise grows.

As of April 30, 2005, we owned interests in 23 properties, comprising approximately 6.1 million square feet of commercial office space located in 11 states and the District of Columbia. On May 12, 2005, we purchased all of the interests in an entity that owns a 28-story office building containing approximately 656,000 rentable square feet located at 100 East Pratt Street in Baltimore, Maryland. To purchase these assets, we used net equity proceeds and indebtedness.

As of May 18, 2005, our leverage ratio, that is, the ratio of total debt to total purchase price of real estate assets plus cash and cash equivalents, was approximately 26%. As of May 18, 2005, total indebtedness was $370.3 million, which consisted of borrowings under our $400.0 million credit facility of approximately $111.0 million and fixed-rate mortgages on certain properties totaling approximately $259.3 million. Based on the value of our borrowing-base properties, we had approximately $132.7 million in remaining capacity under our $400.0 million credit facility.

With our goals of providing current income to our stockholders and preserving their capital, we view our most significant challenges as:

•	Continuing to raise sufficient amounts of equity capital in order to acquire a large, diversified portfolio while maintaining a moderate leverage ratio and

•	Investing net offering proceeds in properties that are accretive to our dividend at a time when the demand for high-quality, income-producing properties is high.

General Economic and Real Estate Market Commentary

Management reviews a number of economic forecasts and market commentaries in order to evaluate general economic conditions and formulate a view of the current environment’s effect on the real estate markets in which we operate.

Management believes that the U.S. economy is continuing on the path of slow but steady recovery. Job growth is improving, with 2.2 million jobs created in 2004, and with another 2.4 to 2.8 million projected to be added in 2005. GDP growth and renewed business confidence are fueling the job growth. However, uncertainty still exists in the economy, primarily due to high oil prices, the war in Iraq, the trade deficit, and other global issues.

The U.S. office real estate market has begun to show modest improvement. The strength of the overall economy is having a positive impact on office real estate fundamentals. Positive absorption of office space combined with a decline in new construction has contributed to the increase in office occupancy rates for three consecutive quarters. Although occupancy rates have increased, management does not expect that they will rise by more than 200 basis points annually. As a result, management anticipates that it could be a minimum of two to three years before vacancy rates reach the equilibrium level of ten to twelve percent. Average asking rates stabilized in the second half of 2004. Management believes that renewed employment growth should benefit the office market; however, the uncertainty that still exists in the economy is causing many firms to continue to be more cautious with their investment and hiring decisions. Importantly, management believes the pace and strength of the recovery for office real estate will vary by market. Market conditions vary widely by geographical region, metropolitan area, submarket, and property.

The real estate capital transaction market continues to be very active. Capitalization rates (“cap rates”) have continued to decline in spite of the fact that the Federal Reserve increased the Federal Funds Rate five times in 2004. Management believes that the decline in cap rates is predominately driven by increased capital flows into real estate. The spread between average cap rates and 10-year U.S. Treasuries narrowed in 2004; however, this was primarily due to a drop in cap rates rather than a rise in 10-year U.S. Treasuries. In management’s opinion, absent a significant move in interest rates or a significant decrease in the number of parties interested in acquiring real estate, cap rates are not expected to increase significantly from their current levels in 2005.

Liquidity and Capital Resources

Overview

During the three months ended March 31, 2005, we generated net operating cash flow of approximately $11.7 million, which is primarily comprised of receipts of rental revenues and tenant reimbursements less payments for property operating expenses, property management and asset fees, interest expense, and general administrative expenses. From cash flows from operating activities and cash on hand, we paid dividends to stockholders of approximately $12.9 million. During the three months ended March 31, 2005, we generated net cash flow from financing activities of approximately $97.4 million primarily as a result of raising net proceeds from the sale of common stock in our initial offering of approximately $211.6 million, net of commissions and dealer manager fees, and borrowing approximately $55.2 million. Such cash inflows financing activities were primarily used to repay outstanding balances under our now-replaced $430.0 million, 180-day, secured revolving financing facility with Bank of America, N.A. (the “BOA Line of Credit”), and notes payable of approximately $147.0 million, invest approximately $93.0 million in real estate assets, pay other offering costs of approximately $8.1 million, and pay acquisition fees of approximately $8.1 million. We expect to utilize residual cash and cash equivalents as of March 31, 2005 of approximately $26.3 million to satisfy current liabilities, pay future dividends, fund future anticipated acquisitions of real properties, or reduce indebtedness.

Currently we are experiencing increased market competition for high-quality commercial office properties. At the same time, our capital inflows from the sale of our equity securities are robust, and we expect such sales will increase in connection with the distribution of a special dividend by Wells Real Estate Investment Trust, Inc., which is another Wells-sponsored program. As of the date of this filing we have received instructions from Wells Real Estate Investment Trust shareholders requesting approximately $42.0 million of special dividend distributions be reinvested in Wells Real Estate Investment Trust II.

The combination of increasing sales of equity and continuing high prices for quality commercial office properties would likely put downward pressure on our annualized dividend rate. We believe that we will be able to maintain an annualized dividend rate of 6% through the end of the current year; however, to do so may require borrowings, and our board of directors could decide to lower the dividend rate at any time. While we will consider short-term borrowings to maintain an annualized dividend rate, it is not likely that we would do so for a prolonged period. We are carefully monitoring cash flows and market conditions and evaluating their impact on our earnings and dividend models. Should we see degradation of the models as we enter 2006, we are prepared to lower the dividend rate rather than compromise the quality of investments in the overall portfolio.

Short-term Liquidity and Capital Resources

We intend to continue to generate capital from our ongoing offering of common stock and from borrowings to expand and diversify our portfolio. As of March 31, 2005, we were party to a contract for the acquisition of one property for a purchase price of $22.7 million, plus closing costs, which closed on April 5, 2005. Following March 31, 2005, we entered into individual contracts to purchase two additional properties for an aggregate purchase price of approximately $237.8 million, plus closing costs. We executed one of those contracts on April 19, 2005, with a same-day closing, for a purchase price of approximately $27.6 million, plus closing costs. On May 12, 2005, we purchased the second property for $207.5 million, plus closing costs. We discuss this transaction above under “Description of Real Estate Investments – Recent Acquisitions – 100 East Pratt Building.”)

We expect to fund our acquisitions with proceeds from our ongoing initial public offering of common stock and capacity under our new unsecured credit facility. As of April 30, 2005, we held cash on hand of approximately $22.1 million, $0 was outstanding under the now-replaced BOA Line of Credit and approximately $307.6 million was available for additional borrowings therefrom.

The BOA Line of Credit matured on May 10, 2005. On May 9, 2005, we entered into a $400.0 million, three-year, unsecured revolving financing facility (the “$400 Million Facility”) with a syndicate of banks led by Wachovia Bank, N.A. (the “Lender”). The $400 Million Facility replaces the BOA Line of Credit. In connection with closing the $400 Million Facility, we paid and expect to pay fees and expenses totaling approximately $2.1 million.

The $400 Million Facility contains borrowing arrangements that, at our option, provide for interest costs based on LIBOR for 7, 30, 60, 90 or 180 day periods, plus an applicable margin ranging from 0.85% to 1.20% (“LIBOR Loans”) or the floating base rate. The applicable margin for LIBOR Loans is based on our debt to total asset value ratio. The base rate for any day is the higher of the Lender’s prime rate for such day or the Federal Funds Rate for such day plus 50 basis points.

Under the terms of the $400 Million Facility, accrued interest shall be payable in arrears on the first day of each calendar month. We are required to repay outstanding principal and accrued interest on May 9, 2008. We are able to extend the initial maturity date to May 9, 2009 if we seek an extension and meet the related conditions set forth in the agreement. We may prepay any loan at any time without premium or penalty.

Under the terms of the $400 Million Facility, we may borrow up to 50% of the unencumbered asset value, or the aggregate value of a subset of lender-approved properties. Unencumbered asset value is calculated as the annualized net operating income, of the lender-approved properties owned for four consecutive fiscal quarters divided by 8.25%, plus the book value, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), of such properties acquired during our most recently ended four fiscal quarters, plus the GAAP book value of construction-in-process properties included in the lender-approved subset.

The $400 Million Facility agreement also stipulates that our net distributions, which equal total dividends and other distributions less the amount reinvested through our dividend reinvestment plan, may not exceed the greater of 90% of our Funds from Operations for the corresponding period or the minimum amount required in order for us to maintain our status as a REIT. Funds from Operations, as defined by the agreement, means net income (loss), minus (or plus) gains (or losses) from debt restructuring and sales of property during such period, plus depreciation on real estate assets and amortization (other than amortization of deferred financing costs) for such period, all after adjustments for unconsolidated partnerships and joint ventures.

Debt covenants of the $400 Million Facility require that we maintain our leverage, i.e., the ratio of total debt to total asset value, at 50% or less at all times during the term of the facility and our ratio of secured debt to total asset value, at 40% or less at all times during the term of the facility. Total asset value is equal to the sum of our cash and cash equivalents, plus the annualized net operating income for the prior fiscal quarter for all properties owned for four consecutive fiscal quarters, divided by 8.25%, plus the GAAP book value of properties acquired during the our most recently ended four fiscal quarters, plus the GAAP book value, for construction-in-process properties, plus the GAAP book value of unimproved land and mortgage receivables. Other debt covenants include that the ratio of our unencumbered asset value to total unsecured debt be less than 2:1 at any time and that we maintain certain interest coverage ratios and a minimum shareholders’ equity.

The $400 Million Facility includes a cross-default provision that provides that a default under any obligation of $10 million or more by us, Wells OP II or any of our subsidiaries constitutes a default under the $400 Million Facility. The $400 Million Facility also places certain limits on investments that fall outside our core investments of improved office and industrial properties.

As of May 18, 2005, our leverage ratio, that is, the ratio of total debt to total purchase price of real estate assets plus cash and cash equivalents, was approximately 26%. As of May 18, 2005, total indebtedness was $370.3 million, which consisted of borrowings under the $400.0 Million Facility of approximately $111.0 million and fixed-rate mortgages on certain properties totaling approximately $259.3 million. Based on the value of our borrowing-base properties, we had approximately $132.7 million in remaining capacity under the $400.0 Million Facility. In addition, we may place long-term mortgage debt on existing assets or assets acquired in the future. The decision to place this mortgage debt will be based on market conditions and capital needs at the time. Accordingly, we believe that we have the capacity to acquire properties to expand our portfolio.

Our charter prohibits us from incurring debt that would cause our borrowings to exceed 50% of our assets (valued at cost before depreciation and other non-cash reserves) unless a majority of the members of the conflicts committee of our board of directors approves the borrowing. Our charter also requires that we disclose the justification for any borrowings in excess of the 50% leverage guideline.

The payment of dividends in the future will generally be dependent upon the cash flows from operating the properties currently owned and acquired in future periods, our financial condition, amounts paid for properties acquired, the timing of property acquisitions, capital expenditure requirements, and distribution requirements in order to maintain our REIT status under the Code. Our future dividends could be affected by factors such as timely payment of rent, the number of shares sold in this and future public offerings, and the timing and pricing of future acquisitions.

Long-term Liquidity and Capital Resources

We expect that potential sources of capital over the long term will include proceeds from the sale of our common stock, proceeds from secured or unsecured financings from banks and other lenders, and net cash flows from operations. We expect that our primary uses of capital will be for property acquisitions, either directly or through investments in joint ventures, for the payment of tenant improvements, for the payment of offering-related costs, for the payment of operating expenses, including interest expense on any outstanding indebtedness, and for the payment of dividends.

In determining how and when to allocate cash resources, we will initially consider the source of the cash. We expect that substantially all net operating cash flows to be used to pay dividends after certain capital expenditures, including tenant improvements and leasing commissions, are paid at the properties; however, we may use other sources to fund dividends as necessary.

To the extent that cash flows from operations are lower due to fewer properties being acquired or lower returns on the properties, dividends paid may be lower. We expect that substantially all net cash resulting from equity or debt financing will be used to fund acquisitions, certain capital expenditures identified at acquisition or repayments of outstanding debt. To the extent sufficient equity or debt is not available, then the amount invested in real estate will be lower.

Our contractual obligations (in thousands) as of December 31, 2004 are as follows:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Outstanding debt obligations	$350,505	$116,528	$19,896	$3,433	$210,648
Capital lease obligations	114,060	4,680	9,360	9,360	90,660

Total	$464,565	$121,208	$29,256	$12,793	$301,308

Per the terms of the advisory agreement, we are required to reimburse Wells Capital for certain organization and offering expenses up to 2% of equity raised. As of March 31, 2005, we have incurred and charged to additional paid-in capital approximately $20.5 million in organization and offering costs related to our initial public offering. This amount represents 2% of gross offering proceeds raised in our initial public offering. As of March 31, 2005, the advisor had incurred approximately $22.4 million in such costs. The organization and offering costs incurred by the advisor in our initial public offering and not yet reimbursed by us, which are approximately $1.9 million, will become payable to the advisor as we raise additional proceeds in our initial public offering, as outlined above.

Results of Operations

Comparison of Three Months Ended March 31, 2005 to Three Months Ended March 31, 2004

Our results of operations are not indicative of those expected in future periods as we expect that rental income, tenant reimbursements, depreciation expense, amortization expense, operating expenses, asset management fees, and net income will each increase in future periods as a result of owning the assets acquired during the quarter ended March 31, 2005 for an entire period and as a result of future acquisitions of real estate assets.

We commenced our initial public offering on December 1, 2003. Following the receipt and acceptance of subscriptions for the minimum offering of $2,500,000 (250,000 shares) on January 22, 2004, we acquired three real properties during the first quarter of 2004. During the remaining nine months of 2004 and first quarter of 2005, we invested in 18 additional properties bringing the total number of properties included in the portfolio to 21 as of March 31, 2005. Accordingly, the results of operations presented for the quarters ended March 31, 2005 and March 31, 2004 are not comparable.

Rental income and tenant reimbursements increased from approximately $0.9 million and $0.1 million for the three months ended March 31, 2004, respectively, to approximately $25.1 million and $5.1 million for the three months ended March 31, 2005, respectively, primarily as a result of the growth in the portfolio during the latter three quarters of 2004 and the first quarter of 2005. Interest and other income increased from approximately $0.6 million for the three months ended March 31, 2004 to approximately $1.3 million for the three months ended March 31, 2005, primarily as a result of earning interest on additional investor proceeds raised during the latter three quarters of 2004 and the first quarter of 2005.

Rental income and tenant reimbursements are expected to increase in future periods, as compared to historical periods, due to owning the assets acquired during the quarter ended March 31, 2005 for an entire period and future acquisitions of real estate assets. Future levels of interest income will be largely dependent upon the rate at which investor proceeds are raised and the timing and availability of future real estate assets acquisitions.

Property operating costs and asset and property management fees increased from approximately $0.3 million and $0.04 million for the three months ended March 31, 2004, respectively, to approximately $7.9 million and $2.6 million for the three months ended March 31, 2005, respectively, primarily as a result of the growth in the portfolio during the latter three quarters of 2004 and the first quarter of 2005. Property operating costs and asset and property management fees are expected to increase in future periods, as compared to historical periods, due to owning the assets acquired during the quarter ended March 31, 2005 for an entire period and future acquisitions of real estate assets.

Likewise, depreciation and amortization of deferred lease costs increased from approximately $0.1 million and $0.1 million for the three months ended March 31, 2004, respectively, to approximately $4.1 million and $8.4 million for the three months ended March 31, 2005, respectively, primarily due to the continued acquisition of properties during the latter three quarters of 2004 and the first quarter of 2005. Amortization of deferred lease costs increased at a higher rate than depreciation primarily as a result of amortizing deferred lease costs over shorter periods (the respective lease terms), as compared to depreciating buildings over 40 years.

General and administrative expenses increased from approximately $0.6 million for the three months ended March 31, 2004 to approximately $2.1 million for the three months ended March 31, 2005, primarily due to an increase in administrative salary expense reimbursements related to owning a larger portfolio of real estate assets, costs associated with additional regulatory and reporting requirements, as well as an increase in the number of our stockholders during the first quarter of 2005, as compared to the first quarter of 2004. General and administrative expenses comprised approximately 7% and 62% of total revenues for the three months ended March 31, 2005 and March 31, 2004, respectively. In connection with the acquisition of additional real properties, we anticipate future general and administrative expenses to continue to increase as measured in gross dollars and continue to decrease as a percentage of total revenues as we achieve economies of scale with a larger portfolio.

Interest expense increased from approximately $0.9 million for the three months ended March 31, 2004 to approximately $5.8 million for the three months ended March 31, 2005. The additional interest expense incurred during 2005 relates to amounts borrowed in the form of new mortgage notes, mortgage notes assumed, or amounts drawn on our then $430.0 million credit facility with Bank of America, N.A. in connection with real property acquisitions made during the latter three quarters of 2004 and the first quarter of 2005 and obligations created under capital leases during 2004. Future levels of interest expense will vary primarily based upon the amounts of future borrowings, the cost of borrowing and the opportunity to acquire real estate assets consistent with our investment objectives. Further, while we anticipate investing future investor proceeds in acquisitions of real properties, or interests therein, the timing of such acquisitions is uncertain. Accordingly, the amounts of future borrowings will be largely dependent upon the level and timing of raising additional investor proceeds.

We recognized net income of approximately $0.8 million for the first quarter of 2005, as compared to a net loss of approximately $1.0 million for the three months ended March 31, 2004. The net loss sustained for the first quarter of 2004 resulted primarily from incurring overhead-related general and administrative expenses and interest expense in excess of net operating income, as we commenced active operations in January 2004. Net operating income generated from properties outpaced property and portfolio expenses beginning in the fourth quarter of 2004, during which we recognized net income of approximately $0.04 million. Net income per share increased to $0.01 for the three months ended March 31, 2005 from a net loss per share of $(0.43) for the three months ended March 31, 2004, primarily due to a higher increase in net operating income resulting from real property acquisitions than the increase in weighted-average shares outstanding resulting from the sale of our shares in the first quarter of 2005, as compared to the first quarter of 2004.

Comparison of Year Ended December 31, 2004 to our Inception through December 31, 2003

Our results of operations are not indicative of those expected in future periods as we expect that rental income, tenant reimbursements, depreciation expense, amortization expense, operating expenses, asset management fees and net income will each increase in future periods as a result of owning the assets acquired during the year ended December 31, 2004 for an entire period and as a result of anticipated future acquisitions of real estate assets.

During the period from inception (July 3, 2003) to December 31, 2003, we had been formed but had not yet commenced real estate operations, as we had not received and accepted the minimum subscription of 250,000 shares before the end of the period. Therefore, we had no material results of operations for the period.

As of December 31, 2004, our portfolio of 18 real estate properties was approximately 97% leased. Rental income for the year ended December 31, 2004 totaled approximately $43.9 million, with tenant reimbursements equaling approximately $6.8 million. Property operating costs were approximately $12.8 million for the year ended December 31, 2004, and depreciation expense was approximately $7.5 million. Asset and property management fees for the year ended December 31, 2004 totaled approximately $3.9 million. We acquired all of our properties during 2004, with first-quarter acquisitions totaling approximately 7% of the value of our real estate assets as of December 31, 2004, and the remaining acquisitions spread fairly ratably over the remainder of 2004. Therefore, no properties we own provided a full year’s operations during the year ended December 31, 2004. Net income from property operations was approximately $11.2 million for the year ended December 31, 2004, exclusive of general portfolio-level expenses such as interest and general and administrative expenses.

General and administrative expenses for the year ended December 31, 2004 totaled approximately $4.4 million, constituting 8.6% of total revenues. With the acquisition of new properties in future periods, we anticipate that general and administrative expenses will increase in amount, but continue to decrease as a percentage of total revenue.

Our property acquisitions during the year ended December 31, 2004 were financed in part with short-term debt from our former $175 million and our $430 million lines of credit with Bank of America, and in part with the long-term notes payable discussed in Note 4 to our consolidated financial statements for the year ended December 31, 2004 and the period from inception (July 3, 2004) to December 31, 2003. During the year ended December 31, 2004, we incurred interest expense of approximately $14.9 million related to our use of this debt. The additional interest expense of $2.7 million that we incurred during the year ended December 31, 2004 relates to our obligations under our capital leases, and we received interest income on the related bonds in the same amount as the expense. Our interest expense in future periods will vary based on our level of future borrowings, which will depend on the level of investor proceeds raised, the cost of borrowings and the opportunity to acquire real estate assets fitting our investment objectives.

We sustained a net loss for the year ended December 31, 2004 of approximately $4.6 million, primarily as a result of incurring overhead-related general and administrative expenses and interest expense without sufficient net income from properties to cover the costs. Loss per share for the year ended December 31, 2004 was $(0.15). However, our rental revenues from properties increased over the year as we acquired additional properties, and for the three months ended December 31, 2004, we earned net income of approximately $41,000 ($0.00 per share). With the acquisition of new properties in future periods, we anticipate that net income and earnings per share will both continue to increase.

Funds From Operations

We believe that funds from operations (“FFO”) is a beneficial indicator of the performance of any equity REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trust’s (“NAREIT”) definition (as we do) or may interpret the current NAREIT definition differently than we do.

FFO is a non-GAAP financial measure and does not represent net income as defined by GAAP. Net income as defined by GAAP is the most relevant measure in determining our operating performance, because FFO includes adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Accordingly, FFO should not be considered as an alternative to net income as an indicator of our operating performance.

Our calculation of FFO, which excludes the cost of capital improvements and related capitalized interest, is presented in the following table (in thousands):

	For the Three Months Ended March 31,		For the Year Ended December 31, 2004
	2005	2004
Net income	$810	$(1,007)	$(4,562)
Add:
Depreciation of real assets	4,059	131	7,456
Amortization of lease-related costs	8,360	114	12,028

FFO	$13,228	$(762)	$14,922

Weighted-average shares outstanding	$90,073	$2,358	$31,372

Through the first quarter 2004, we previously reported the amortization of the fair values of in-place leases, including opportunity costs associated with lost rentals that are avoided by acquiring in-place leases and tenant relationships, as an adjustment to rental income in our consolidated statements of operations. Beginning with the second quarter 2004, we have presented this amortization as amortization expense in our consolidated statements of operations, and have reclassified such amortization from rental income to amortization expense for the periods previously presented. The period of amortization continues to be the term of the respective lease. This reclassification results in no change in net loss as previously reported, however, it does increase FFO by approximately $63,000 for the three months ended March 31, 2004 and by approximately $7.3 million for the year ended December 31, 2004. The primary purpose of this change is to more closely align our presentation of such costs with similar costs as classified by others in the real estate industry.

Set forth below is additional information (often considered in conjunction with FFO) that may be helpful in assessing our operating results:

•	In accordance with GAAP, we recognized straight-line rental revenue of approximately $2.3 million and $0.2 million during the three months ended March 31, 2005 and 2004, respectively, and of approximately $5.1 million for the year ended December 31, 2004.

•	The amortization of deferred financing costs in the accompanying consolidated statements of income totaled approximately $0.5 million and $0.6 million for the three months ended March 31, 2005 and 2004, respectively, and approximately $5.4 million for the year ended December 31, 2004.

•	The amortization of intangible lease assets and intangible lease liabilities recorded as a net decrease in revenues in the accompanying consolidated statements of income totaled approximately $730,000 and $34,000 for the three months ended March 31, 2005 and 2004, respectively, and approximately $1.4 million for the year ended December 31, 2004.

REIT Qualification

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and have operated as such beginning with our taxable year ended December 31, 2003. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction and by excluding our net capital gain to our stockholders. As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes on our taxable income for four years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to continue to operate in the foreseeable future so as to remain qualified as a REIT for federal income tax purposes. No provision for federal income taxes has been made in our accompanying consolidated financial statements, as we made distributions in excess of taxable income for the periods presented. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying consolidated financial statements.

Inflation

We are exposed to inflation risk as income from long-term leases is the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that would protect us from the impact of inflation. These provisions include rent steps, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a-per square-foot basis, or in some cases, annual reimbursement of operating expenses above a certain per-square-foot allowance. However, due to the long-term nature of the leases, the leases may not re-set frequently enough to cover inflation.

Application of Critical Accounting Policies

Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus, resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses.

Investment in Real Estate Assets

We are required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives. These assessments have a direct impact on net income. The estimated useful lives of our assets by class are as follows:

Buildings	40 years
Building improvements	5-25 years
Land improvements	20-25 years
Tenant improvements	Lease term
Intangible lease assets	Lease term

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, it is our policy to allocate the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, and value of tenant relationships, based in each case on their fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on our determination of the relative fair value of these assets. We determine the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by us in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. We also estimate the cost to execute similar leases, including leasing commissions, legal and other related costs.

The fair values of above-market and below-market in-place lease values are recorded based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining noncancelable term of the lease. The above-market and below-market lease values are capitalized as intangible lease assets and liabilities and amortized as an adjustment of rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. Prior to April 1, 2004, these lease intangibles were amortized as an adjustment to rental income rather than to expense. As such, the related amortization has been reclassified from an adjustment to rental income to expense in the consolidated statements of income for the three months ended March 31, 2004.

Estimates of the fair values of the tangible and intangible assets require us to estimate market lease rates, property operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods and the number of years the property is held for investment. The use of inappropriate estimates would result in an incorrect assessment of our purchase price allocations, which could impact the amount of our reported net income.

Valuation of Real Estate Assets

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of the real estate and related intangible assets, both operating properties and properties under construction, in which we have an ownership interest, either directly or through investments in joint ventures, may not be recoverable. When indicators of potential impairment are present that indicate the carrying amounts of real estate and related intangible assets may not be recoverable, we assess the recoverability of these assets by determining whether the carrying value will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we adjust the real estate and related intangible assets to the fair value and recognize an impairment loss.

Projections of expected future cash flows require that we estimate future market rental income amounts subsequent to the expiration of current lease agreements, property operating expenses, discount rates, the number of months it takes to re-lease the property and the number of years the property is held for investment, among other factors. The use of inappropriate assumptions in the future cash flow analysis would result in an incorrect assessment of the property’s future cash flows and fair value, and could result in the misstatement of the carrying value of our real estate and related intangible assets and our net income. We have determined that there has been no impairment in the carrying value of real estate assets held by us or any unconsolidated joint ventures at March 31, 2005.

Related-Party Transactions and Agreements

General

For a discussion of the various agreements with related parties, see Note 5 to our consolidated financial statements for March 31, 2005 and Note 8 to our consolidated financial statements for December 31, 2004.

Economic Dependency

We have engaged Wells Capital, our advisor, and its affiliates, Wells Management and Wells Investment Securities, to provide certain services that are essential to us, including asset management services, supervision of the management and leasing of properties owned by us, asset acquisition and disposition services, the sale of shares of our common stock, as well as other administrative responsibilities for us including accounting services, shareholder communications and investor relations. These agreements are terminable by either party on 60 days’ written notice. As a result of these relationships, we are dependent upon Wells Capital, Wells Management and Wells Investment Securities.

Wells Capital, Wells Management and Wells Investment Securities are all owned and controlled by Wells Real Estate Funds, Inc. (“WREF”). The operations of Wells Capital, Wells Management and Wells Investment Securities represent substantially all of the business of WREF. Accordingly, we focus on the financial condition of WREF when assessing the financial condition of Wells Capital, Wells Management and Wells Investment Securities. In the event that WREF were to become unable to meet its obligations as they become due, we might be required to find alternative service providers.

WREF’s net income was approximately $5.5 million for the three months ended March 31, 2005. Future net income generated by WREF will be largely dependent upon the amount of fees earned by Wells Capital, Wells Investment Securities and Wells Management based on, among other things, the level of investor proceeds raised from the sale of our common stock and the volume of future acquisitions and dispositions of real estate assets by Wells-sponsored programs. As of March 31, 2005 and December 31, 2004, WREF held cash balances of approximately $16.2 million and $6.3 million, respectively. WREF believes that it has adequate liquidity available in the form of cash on hand and current receivables necessary to meet its obligations as they become due.

Litigation Against Related Parties

During early 2004, a putative class action complaint was filed against, among others, Leo. F. Wells, III, the president and a director of us, Wells Capital and Wells Management. The Court granted the plaintiffs’ motion to permit voluntary dismissal of this suit, and it was dismissed without prejudice. In November 2004, the same plaintiffs filed a second putative class action complaint against, among others, Mr. Wells, Wells Capital and Wells Management. On January 28, 2005, the defendants filed motions to dismiss the plaintiffs’ claims. The Court has not yet ruled on those motions. The details of both complaints are outlined below.

As a matter of background, on or about March 12, 2004, a putative class action complaint (the “Original Complaint”) was filed by four individuals (the “plaintiffs”) against Wells Real Estate Fund I (“Wells Fund I”), and Wells Fund I’s general partners, Wells Capital and Leo F. Wells, III, who is the president and a director of us, as well as Wells Management and Wells Investment Securities (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04-A-2791 2). Wells Fund I is a public limited partnership. The plaintiffs filed the Original Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 15, 2003. The Original

Complaint alleged, among other things, that (a) the general partners, Wells Investment Securities and Wells Fund I negligently and fraudulently made false statements and material omissions in connection with the initial sale (September 6, 1984–September 5, 1986) of the B units to investors of Wells Fund I by making false statements and omissions in sales literature relating to the distribution of net sale proceeds to holders of B units, among other things; (b) the general partners and Wells Fund I negligently and fraudulently misrepresented and concealed disclosure of, among other things, alleged discrepancies between such statements and provisions in the partnership agreement for a period of time in order to delay such investors from taking any legal, equitable, or other action to protect their investments in Wells Fund I, among other reasons; (c) Mr. Wells and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners; and (d) the general partners and Wells Fund I breached fiduciary duties to the limited partners. On June 3, 2004, the Court granted the plaintiffs’ motion to permit voluntary dismissal, and the Original Complaint was dismissed without prejudice.

On or about November 24, 2004, the plaintiffs filed a second putative class action complaint (the “Complaint”) against Mr. Wells, Wells Capital, Wells Management, and Wells Fund I (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04A-13051 6). The plaintiffs filed the Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 9, 2002. The Complaint alleges, among other things, that the general partners breached their fiduciary duties to the limited partners by, among other things: (a) failing to timely disclose alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; (b) engaging in a scheme to fraudulently conceal alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; and (c) not accepting a settlement offer proposed by a holder of A units and a holder of A and B units in other litigation naming Wells Fund I as a defendant, in which other litigation the court subsequently granted summary judgment in favor of Wells Fund I. The Complaint also alleges that misrepresentations and omissions in an April 2002 consent solicitation to the limited partners caused that consent solicitation to be materially misleading. In addition, the Complaint alleges, among other things, that the general partners and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners relating to an alleged waiver of deferred management fees.

The plaintiffs seek, among other remedies, the following: judgment against the general partners of Wells Fund I, jointly and severally, in an amount to be proven at trial; punitive damages; disgorgement of fees earned by the general partners directly or through their affiliates; a declaration that the consent obtained as a result of an April 2002 consent solicitation is null and void; enforcement of an alleged contract arising out of the June 2000 consent solicitation to waive Wells Management’s deferred management fees; and an award to plaintiffs of their attorneys’ fees, costs and expenses. The Complaint states that Wells Fund I is named only as a necessary party defendant and that the plaintiffs seek no money from or relief at the expense of Wells Fund I. On January 28, 2005, the defendants filed motions to dismiss the plaintiffs’ claims. On March 31, 2005, the plaintiffs filed briefs in opposition to the defendants’ motions to dismiss. The Court has not yet ruled on these pending motions. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time. However, an adverse outcome could adversely affect the ability of Wells Capital, Wells Management, Wells Investment Securities and Mr. Wells to fulfill their duties under the agreements and relationships they have with us.

Commitments and Contingencies

We are subject to certain contingencies and commitments with regard to certain transactions. Refer to Notes 5, 6, and 7 to our consolidated financial statements for the three months ended March 31, 2005 and 2004 for further explanation. Examples of such commitments and contingencies include:

•	Reimbursement of offering-related costs (Note 5);

•	Litigation against Wells Capital and its affiliates (Note 5); and

•	Commitments under existing lease agreements (Note 6).

Conflicts of Interest

Wells Capital, our advisor, is also a general partner in or advisor to Wells REIT I and various public real estate limited partnerships it sponsors. As such, there are conflicts of interest where Wells Capital, while serving in the capacity as general partner or advisor for another Wells-sponsored program, may be in competition with us in connection with property acquisitions or for tenants in similar geographic markets. The compensation arrangements between Wells Capital and these other Wells Real Estate Funds could influence Wells Capital’s advice to us.

Additionally, certain members of our board of directors also serve on the board of Wells REIT I and may encounter certain conflicts of interest regarding investment and operations decisions.

Subsequent Events

5995 Opus Parkway Building Acquisition

On April 5, 2005, we purchased a five-story office building containing approximately 165,000 rentable square feet (the “5995 Opus Parkway Building”) located on an approximate 8.9-acre parcel of land at 5909/5995 Opus Parkway in Minnetonka, Minnesota, for a purchase price of approximately $22.7 million, plus closing costs. Construction of the 5995 Opus Parkway Building was completed in 1988. Approximately 62%, 19%, and 18% of the 5995 Opus Parkway Building is leased to G&K Services, Inc., Opus Corporation and Virtual Radiological Consultants, LLC, respectively. Approximately 1% of the 5995 Opus Parkway Building is currently vacant.

215 Diehl Road Building Acquisition

On April 19, 2005, we purchased a four-story office building containing approximately 162,000 rentable square feet (the “215 Diehl Road Building”) located on an approximate 7.5-acre parcel of land at 215 Diehl Road in Naperville, Illinois, for a gross purchase price of $27.6 million, plus closing costs. Construction of the 215 Diehl Road Building was completed in 1998. ConAgra Foods, Inc. leases 100% of the 215 Diehl Road Building and is one of North America’s leading packaged-food companies, serving grocery retailers, as well as restaurants and foodservice establishments.

100 East Pratt Street Building Acquisition

On April 4, 2005 we entered into a purchase and sale agreement and on May 9, 2005 we purchased all of the seller’s interest in an entity that owns a 28-story office building containing approximately 656,000 rentable square feet (the “100 East Pratt Street Building”) located in Baltimore, Maryland, for a gross purchase price of $207.5 million, plus closing costs. The 100 East Pratt Building, constructed in 1975 (lower building) and in 1991 (tower), is leased to T. Rowe Price Group, Inc. (approximately 58%), Tydings & Rosenberg, LLP (approximately 6%) and Merrill Lynch & Co., Inc. (approximately 5%). Approximately 6.8% of the 100 East Pratt Building is currently vacant.

MARKET FOR AND DIVIDENDS ON COMPANY’S COMMON STOCK

As of April 30, 2005, we had approximately $111.0 million shares of common stock outstanding held by a total of approximately 33,000 stockholders. The number of stockholders is based on the records of Wells Capital, who serves as registrar and transfer agent for us.

As our stock is currently not listed on a national exchange, there is no established public trading market for our stock. Our charter also imposes restrictions on the ownership and transfer of our shares. Consequently, there is the risk that a stockholder may not be able to sell our stock at a time or price acceptable to the stockholder. Our board of directors has authorized a share redemption program for our stockholders who have held the shares for more than one year, subject to the limitation that (i) during any calendar year, we will not redeem in excess of 5% of the weighted average common shares outstanding during the prior calendar year and (ii) funding for the redemption of shares, other than within two years of death or disability, is limited to 50% of the proceeds from the sale of shares pursuant to our dividend reinvestment plan in that calendar year. Initially and for the first three years after we complete our offering stage, any shares redeemed under the share redemption program are purchased by us at $9.10 per share (or 91% of the price at which we sold the share), unless the shares are being redeemed in connection with the death or disability of a stockholder. Thereafter, the redemption price will equal 95% of the estimated per share value of our shares, as estimated by Wells Capital or another firm we might choose for that purpose. (The terms of the redemption program are more generous with respect to redemption requests following the death or disability of a stockholder.) Our board of directors may amend or terminate the share redemption program at any time upon 30 days’ notice. See “Description of Shares – Share Redemption Program” in this prospectus for information.

We intend to make distributions each taxable year (not including a return of capital for federal income tax purposes) equal to at least 90% of our taxable income. One of our primary goals is to pay regular quarterly dividend distributions to our stockholders. We have declared and paid dividends quarterly based on daily record dates.

Quarterly dividend distributions made to the stockholders through March 2005 were as follows:

Distribution for Quarter Ended	Total Cash Distributed (in thousands)	Per Share Investment Income	Per Share Return of Capital
March 31, 2004	$87	$0.012	$0.036
June 30, 2004	1,591	0.035	0.107
September 30, 2004	5,597	0.038	0.113
December 31, 2004	9,338	0.038	0.113
March 31, 2005	12,901	*	*

*	Determined at year end.

The first quarter 2005 dividends declared through March 15, 2005 were paid to stockholders in March 2005. Our board of directors has declared dividends for the period from March 16, 2004 to June 15, 2005 and these dividends will be paid to stockholders in June 2005.

Our current $400 million credit facility contains covenants limiting our dividend payments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Short-term Liquidity and Capital Resources” for more information on these restrictions.

FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material federal income tax considerations to us and our stockholders relating to this registration statement and the treatment of us as a REIT. The summary is not intended to represent a detailed description of the federal income tax consequences applicable to a particular stockholder in view of such stockholder’s particular circumstances, nor is it intended to represent a detailed description of the federal income tax consequences applicable to certain types of stockholders subject to special treatment under the federal income tax laws (such as insurance companies, financial institutions, broker-dealers and, except to the extent discussed below, tax-exempt organizations and non-U.S. persons). This summary does not address state, local or non-U.S. tax considerations. Also, this summary deals only with our stockholders that hold common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code (the “Code”).

We base the information in this section on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations of the Internal Revenue Service (the “IRS”), including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Each investor is advised to consult his or her own tax advisor regarding the tax consequences to him or her of the purchase, ownership and sale of the offered stock, including the federal, state, local, non-U.S. and other tax consequences of such purchase, ownership or sale and of potential changes in applicable tax laws.

Federal Income Taxation of the Company

We have elected to be taxed as a REIT under the Code effective for the taxable year ending December 31, 2003. We believe that beginning with that taxable year we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such manner. We can provide no assurance, however, that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT.

The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations and administrative and judicial interpretations of Code provisions and regulations. We have not requested a ruling from the IRS with respect to any issues relating to our qualification as a REIT. Therefore, we can provide no assurance that the IRS will not challenge our REIT status.

DLA Piper Rudnick Gray Cary US LLP is acting as tax counsel to us in connection with this offering. We expect DLA Piper Rudnick Gray Cary US LLP to render an opinion to us that, commencing with our taxable year ending December 31, 2003, we have been organized in conformity with the requirements for qualification and taxation as a REIT and our proposed method of operation will allow us to meet the requirements for qualification and taxation as a REIT under the Code. DLA Piper Rudnick Gray Cary US LLP’s opinion will be based largely on our representations with respect to factual matters concerning our business operations and our properties. DLA Piper Rudnick Gray Cary US LLP will not independently verify these facts. In addition, our qualification as a REIT depends, among other things, upon our meeting the various qualification tests imposed by the Code discussed below, including through annual operating results, asset diversification, distribution levels and diversity of stock ownership each year. Accordingly, because our satisfaction of such requirements will depend upon future events, including the final determination of our financial and operational results, we can give you no assurance that we will satisfy the REIT requirements on a continuing basis.

If we qualify as a REIT, we generally will not be subject to federal income tax on the income that we distribute to our stockholders each year. To the extent that we are not subject to income tax on the income we distribute, we will avoid “double taxation,” or taxation at both the corporate and stockholder levels, which generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

Second, we may be subject to the “alternative minimum tax” on our items of tax preference.

Third, we will be subject to tax at the highest corporate income tax rate on net income from “foreclosure property” (generally property we acquire through foreclosure or after default on a loan secured by the property or a lease of the property) held primarily for sale to customers in the ordinary course of business and other non-qualifying income from foreclosure property.

Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of business), we will be subject to a 100% tax on such income.

Fifth, if we fail to satisfy either the 75% or 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because we have met certain other requirements, we will be subject to a 100% tax on the net income attributable to the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability.

Sixth, if we (1) fail to satisfy the REIT asset tests (discussed below) and continue to qualify as a REIT because we meet certain other requirements, we will have to pay a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time we failed to satisfy the asset tests or (2) if we fail to satisfy REIT requirements other than the gross income tests and the asset tests and continue to qualify as a REIT because we meet other requirements, we will have to pay $50,000 for each other failure.

Seventh, if we fail to distribute each year at least the sum of:

(1)	85% of our REIT ordinary income for such year;

(2)	95% of our REIT capital gain net income for such year; and

(3)	any undistributed taxable income from prior periods,

then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed and (b) retained amounts on which we pay income tax at the corporate level.

Eighth, if we acquire assets from a corporation generally subject to full corporate-level tax in a merger or other transaction in which our initial basis in the assets is determined by reference to the transferor corporation’s basis in the assets, the fair market value of the assets acquired in any such transaction exceeds the aggregate basis of such assets, and we subsequently recognize gain on the disposition of any such asset during the 10-year period beginning on the date on which we acquired the asset, then we generally will be subject to tax at the highest regular corporate income tax rate on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, pursuant to guidelines issued by the IRS (the “Built-In Gain Rules”).

Ninth, subject to certain exceptions, we will be subject to a 100% tax on transactions with our “taxable REIT subsidiaries” if such transactions are not at arm’s length.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the requirements, discussed below, relating to our organization, sources of income, the nature of assets and amount of distributions.

Organizational Requirements

The Code defines a REIT as a corporation, trust or association that:

(1)	is managed by one or more trustees or directors;

(2)	uses transferable shares or transferable certificates to evidence beneficial ownership;

(3)	would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	is neither a financial institution nor an insurance company within the meaning of the applicable provisions of the Code;

(5)	has at least 100 persons as beneficial owners;

(6)	during the last half of each taxable year, is not closely held, i.e., not more than 50% of the value of its outstanding stock is owned, directly or indirectly, by five or fewer “individuals,” as defined in the Code to include certain entities;

(7)	files an election or continues such election to be taxed as a REIT on its return for each taxable year; and

(8)	meets other tests described below, including with respect to the nature of its assets and income and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes but does not include a qualified pension plan or profit sharing trust. Our charter currently includes certain restrictions regarding the transfer of our common stock, which are intended to assist us in continuing to satisfy conditions (5) and (6). If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we have violated condition (6), we will be deemed to have satisfied condition (6) for that taxable year.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit, although the subsidiary may be subject to state and local income tax in some states. Unincorporated domestic entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests.

A REIT is also permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will automatically be treated as a taxable REIT subsidiary of the parent REIT. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary may earn income that would not be qualifying income under the REIT income tests if earned directly by the parent REIT. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiary ensure that the taxable REIT subsidiary will be subject to an appropriate level of federal income tax. For example, the Code limits the ability of a taxable REIT subsidiary to deduct interest payments in excess of a certain amount made to its parent REIT. In addition, the Code imposes a 100% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. Moreover, the value of securities of taxable REIT subsidiaries held by the REIT cannot be worth more than 20% of the REIT’s total asset value. We currently do not have any taxable REIT subsidiaries. Should we form a taxable REIT subsidiary in the future we can give you no assure that our taxable REIT subsidiary will not be limited in its ability to deduct interest payments (if any) made to us. We also cannot assure you that the IRS would not seek to impose a 100% tax on services performed by our taxable REIT subsidiary for our tenants, or on a portion of the payments received by us from, or expenses deducted by, our taxable REIT subsidiary.

In the case of a REIT that is a partner in a partnership, the REIT will be deemed to own its proportionate share (based on its capital interest in the partnership and any debt securities issued by such partnership held by the REIT) of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities and items of income of Wells OP II will be treated as our assets, liabilities and items of income for purposes of applying and meeting the various REIT requirements. In addition, Wells OP II’s proportionate share of the assets, liabilities and items of income with respect to any partnership (including any limited liability company treated as a partnership) in which it holds an interest would be considered assets, liabilities and items of income of Wells OP II for purposes of applying and meeting the various REIT requirements.

Income Tests

To maintain qualification as a REIT, we must meet two gross income requirements annually. First, we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property, including investments in other REITs or mortgages on real property (including “rents from real property” and, in certain circumstances, interest), and, as discussed below, income from certain temporary investments. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from the real property investments described in the preceding sentence as well as from dividends, interest or gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

Prior to investing amounts received from the issuance of our stock and certain securities in real property assets, we may invest in liquid assets such as government securities or certificates of deposit, but earnings from those types of assets are qualifying income under the 75% gross income test only for one year from the receipt of proceeds. Accordingly, to the extent that we have not invested the offering proceeds in properties prior to the expiration of this one-year period, in order to satisfy the 75% gross income test, we may invest the offering proceeds in less liquid investments approved by our board of directors such as certain mortgage-backed securities or shares in other REITs. We intend to trace offering proceeds received for purposes of determining the one-year period for “new capital investments.” The IRS has not issued any rulings or regulations under the provisions of the Code governing “new capital investments,” so there can be no assurance that the IRS will agree with this method.

Rents that we receive or that we are deemed to receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales. Second, rent received from a tenant will not qualify as “rents from real property” if we own, or are treated as owning, 10% or more of (i) the total combined voting power of all classes of voting stock of a corporate tenant, (ii) the total value of shares of all classes of stock of a corporate tenant or (iii) the interests in total assets or net profits in any tenant which is an entity that is not a corporation. Third, rent attributable to personal property is generally excluded from “rents from real property,” except where such personal property is leased in connection with such real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Customary services that are not provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances and the collection of trash) can be provided directly by the REIT. Where, however, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor or a taxable REIT subsidiary. In the event that an independent contractor provides such services, the REIT must adequately compensate such independent contractor, the REIT must not derive any income from the independent contractor and neither the independent contractor nor certain of its stockholders may, directly or indirectly, own more than 35% of the REIT, taking into consideration the applicable attributed ownership. Our rental income should not cease to qualify as “rents from real property” merely because we perform a de minimis amount of services for tenants of a property that are not usually and customarily provided and are considered rendered to the occupant. The income from these services will be considered de minimis if the value of such services (valued at not less than 150% of our direct cost of performing such services) is less than 1% of the total income derived from such property, and such de minimis services income will not be treated as rents from real property.

We do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent attributable to such lease or receiving rent from related-party tenants.

Wells OP II may provide certain services with respect to our properties. We believe that these services will only be of the type that are usually or customarily rendered in connection with the rental of space for occupancy and that are not otherwise rendered to the tenants. Therefore, we believe that the provision of such customary services will not cause rents received with respect to our properties to fail to qualify as “rents from real property.” Noncustomary services and services rendered primarily for the tenants’ convenience will be provided by an independent contractor or a taxable REIT subsidiary to avoid jeopardizing the qualification of rent as “rents from real property.”

Except for amounts received with respect to certain investments of cash reserves, we anticipate that substantially all of our gross income will be derived from sources that will allow us to satisfy the income tests described above; however, we can make no assurance in this regard.

If we fail one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Code. This relief generally will be available if: (1) our failure to meet such gross income tests is due to reasonable cause and not to willful neglect; and (2) we properly disclose the failure to the IRS. We, however, cannot state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally receive exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above in “–Federal Income Taxation of the Company,” even if this relief provision applies, a 100% tax would be imposed on the greater of the amount by which we fail the 75% gross income test or the amount by which we fail the 95% gross income test, in either case multiplied by a fraction intended to reflect our profitability.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities. Second, not more than 25% of the value of our total assets may consist of securities (other than those securities includible in the 75% asset test). Third, except for stock or securities of REITs, qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in partnerships and other securities that qualify as “real estate assets” for purposes of the 75% asset test: (1) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; (2) we may not own more than 10% of any one issuer’s outstanding voting securities; and (3) we may not own more than 10% of the value of the outstanding securities of any one issuer. Fourth, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. The 10% value limitation will not apply, however, to (i) any security qualifying for the “straight debt exception” discussed below, (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay qualifying rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. For purposes of the 10% value test, any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test and any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. There are special look-through rules for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest.

The straight debt exception starts with the definition of straight debt in Section 1361 of the Code (as modified) but permits certain contingent payments. The timing of payments of principal or interest may be contingent if such contingency causes specified limited changes to the debt’s effective yield to maturity or the REIT does not hold more than $1 million (by face amount or issue price) of the issuer’s debt instruments and not more than 12 months of unaccrued interest can be required to be prepaid on such debt instruments. In addition, the time or amount of payments may be contingent if such contingency arises only upon default or upon the issuer’s exercise of a prepayment right and such contingencies are consistent with customary commercial practice.

The straight debt exception will not apply to any securities issued by a corporation or partnership if the REIT and any controlled taxable REIT subsidiaries also own securities of such issuer that would not qualify for the straight debt exception and that are worth more than 1% of the issuer’s outstanding securities.

With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the IRS might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. Even after the 30-day cure period, if we fail the 5% securities limitation or either of the 10% securities limitations, we may avoid disqualification as a REIT by disposing of a sufficient amount of non-qualifying assets to cure the violation if the assets causing the violation do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000, provided that, in either case, the disposition occurs within six months following the last day of the quarter in which we first identified the violation. For other violations of any of the REIT asset tests due to reasonable cause, we may avoid disqualification as a REIT after the 30-day cure period by taking certain steps, including the disposition of sufficient non-qualifying assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets and filing a schedule with the IRS that describes the non-qualifying assets. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Annual Distribution Requirements

To qualify for taxation as a REIT, we must meet the following annual distribution requirements.

First, we must make distributions (other than capital gain distributions) to our stockholders in an amount at least equal to:

(1)	the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends-paid deduction and by excluding our net capital gain) and (b) 90% of the net income, if any, from foreclosure property in excess of the excise tax on income from foreclosure property

(2)	minus the sum of certain items of non-cash income.

We must pay these distributions in the taxable year to which they relate. Dividends distributed in the subsequent year, however, will be treated as if distributed in the prior year for purposes of such prior year’s 90% distribution requirement if one of the following two sets of criteria are satisfied: (1) the dividends were declared in October, November or December, the dividends were payable to stockholders of record on a specified date in such month, and the dividends were actually distributed during January of the subsequent year; or (2) the dividends were declared before we timely filed our federal income tax return for such year, the dividends were distributed in the 12-month period following the close of the prior year and not later than the first regular dividend payment after such declaration, and we elected on our tax return for the prior year to have a specified amount of the subsequent dividend treated as if distributed in the prior year. Even if we satisfy this annual distribution requirement, we will be subject to tax at regular corporate tax rates to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted.

Second, we must distribute during each calendar year at least the sum of:

(1)	85% of our ordinary income for that year;

(2)	95% of our capital gain net income for that year; and

(3)	any undistributed taxable income from prior periods.

In the event that we do not satisfy this distribution requirement, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For these purposes, dividends that are declared in October, November or December of the relevant taxable year, are payable to stockholders of record on a specified date in such month and are actually distributed during January of the subsequent year are treated as distributed in the prior year.

Third, if we dispose of any asset that is subject to the Built-In Gain Rules during the 10-year period beginning on the date on which we acquired the asset, we will be required to distribute at least 90% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid the 4% excise tax. In this regard, Wells OP II’s partnership agreement will authorize us, as the sole general partner of Wells OP II, to take such steps as may be necessary to cause Wells OP II to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

In order for us to deduct dividends we distribute to our stockholders, such distributions must not be “preferential” within the meaning of Section 562(c) of the Code. Every holder of a particular class of stock must be treated the same as every other holder of shares of such class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class.

We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise tax. In such event, we may find it necessary to borrow funds to pay the required distribution or, if possible, pay taxable stock dividends in order to meet the distribution requirement.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, an agreement as to tax liability between us and an IRS district director or a statement by us attached to an amendment or supplement to our federal income tax return, we may be able to correct any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to our stockholders that relate to the adjusted year but that are paid in the subsequent year. To qualify as a deficiency dividend, the distribution must be made within 90 days of the adverse determination and we also must satisfy certain other procedural requirements. If the statutory requirements of Section 860 of the Code are satisfied, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from an adverse determination. We, however, will be required to pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Earnings and Profits

Throughout the remainder of this discussion, we frequently will refer to “earnings and profits.” Earnings and profits is a concept used extensively throughout corporate tax law but it is undefined in the Code. Each corporation maintains an “earnings and profits” account that helps to measure whether a distribution originates from corporate earnings or from other sources. Distributions generally decrease earnings and profits while income generally increases earnings and profits. If a corporation has positive earnings and profits, distributions generally will be considered to come from corporate earnings. If a corporation has no earnings and profits, distributions generally will be considered a return of capital and then capital gain. At the close of any taxable year, a REIT cannot have accumulated earnings and profits attributable to any non-REIT year and remain qualified as a REIT.

Statutory Relief

In addition to the statutory relief provisions discussed above, the American Jobs Creation Act of 2004 created additional relief provisions for REITs. If we fail to satisfy one or more of the requirements for qualification as a REIT, other than the income tests and asset tests discussed above, we will not lose our status as a REIT if our failure was due to reasonable cause and not willful neglect and we paid a penalty of $50,000 for each such failure.

Failure to Qualify

If we fail to qualify as a REIT in any year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, but we also will not be required to make distributions during those years. In such event, to the extent of positive current or accumulated earnings and profits, all distributions to stockholders will be dividends that are taxable to individuals at preferential rates under the Jobs and Growth Relief Reconciliation Act of 2003 (the “2003 Act”) through 2008. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions. In most instances, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property or the holder of a debt secured by the property. We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes.

The IRS may take the position that a specific sale-leaseback transaction, which we treat as a true lease, is not a true lease for federal income tax purposes but is, instead, a financing arrangement or loan. In this event, for purposes of the asset tests and the 75% gross income test, each such loan would likely be viewed as secured by real property to the extent of the fair market value of the underlying property. We expect that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the asset tests or the income tests and, consequently, lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Taxation of U.S. Stockholders

When we use the term “U.S. Stockholder,” we mean a holder of common stock that for federal income tax purposes:

(1)	is a citizen or resident of the United States;

(2)	is a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

(3)	is an estate the income of which is subject to federal income taxation regardless of its source; or

(4)	is a trust, provided that a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If an entity classified as a partnership for federal income tax purposes holds our stock, the tax treatment of a partner will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our stock should consult their tax advisors.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Stockholders will be taxed as discussed below.

Distributions Generally

Distributions to U.S. Stockholders, other than capital gain dividends (which are discussed below), will constitute taxable dividends up to the amount of our positive current or accumulated earnings and profits. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive dividends from taxable C corporations pursuant to the 2003 Act. However, there are exceptions: individual stockholders are taxed at such rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income that the REIT previously retained in a prior year and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable corporations (including taxable REIT subsidiaries) or (iii) income from sales of appreciated property subject to the Built-in Gain Rules. Because a REIT is not subject to tax on income distributed to its stockholders, the distributions made to corporate stockholders are not eligible for the dividends-received deduction. To the extent that we make a distribution in excess of our positive current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital (reducing the tax basis in the U.S. Stockholder’s shares of our common stock) and then the distribution in excess of the tax basis will be taxable as gain realized from the sale of the common stock. Dividends we declare in October, November or December of any year payable to stockholders of record on a specified date in any such month are treated as both paid by us and received by the stockholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year. Stockholders are not allowed to include on their own federal income tax returns any of our tax losses.

Capital Gain Distributions

Distributions to U.S. Stockholders that we properly designate as capital gain dividends will be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Stockholder has held the stock. However, corporate U.S. Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations. In the case of individuals, long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008), except that capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate to the extent of previously claimed depreciation deductions.

We may elect to retain and pay federal income tax on any net long-term capital gain. In this instance, U.S. Stockholders will include in their income their proportionate share of the undistributed long-term capital gain. The U.S. Stockholders also will be deemed to have paid their proportionate share of tax on such long-term capital gain and, therefore, will receive a credit or refund for the amount of such tax. In addition, the basis of the U.S. Stockholders’ shares will be increased in an amount equal to the excess of the amount of capital gain included in his or her income over the amount of tax he or she is deemed to have paid.

Certain Dispositions of Shares

In general, U.S. Stockholders will realize capital gain or loss on the sale of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received by the U.S. Stockholder on such disposition and (2) the U.S. Stockholder’s adjusted basis of such common stock. Losses incurred on the sale or exchange of our common stock that a U.S. Stockholder holds for less than six months (after applying certain holding period rules) will be treated as long-term capital loss to the extent of any capital gain dividend the stockholder has received with respect to those shares.

The applicable tax rate will depend on the U.S. Stockholder’s holding period in the asset (generally, if the U.S. Stockholder has held the asset for more than one year, it will produce long-term capital gain) and the U.S. Stockholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of the capital gain realized by a non-corporate stockholder on the sale of common stock that would correspond to our “unrecaptured Section 1250 gain.” U.S. Stockholders should consult with their own tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. Stockholder upon the sale or other disposition of common stock that the U.S. Stockholder has held for six months or less, after applying the holding period rules, will be treated as long-term capital loss to the extent of distributions received by the U.S. Stockholder from us that were required to be treated as long-term capital gains.

If a U.S. Stockholder has shares of our common stock redeemed by us, such U.S. Stockholder will be treated as if such U.S. Stockholder sold the redeemed shares if all of such U.S. Stockholder’s shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution. U.S. Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Passive Activity Loss and Investment Interest Limitations

U.S. Stockholders may not treat distributions we make to them or any gain from disposing of our common stock as passive activity income. Therefore, U.S. Stockholders will not be able to apply any “passive losses” against such income. Dividends we pay (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our common stock (or capital gain dividends) generally will be excluded from investment income unless the stockholder elects to have such gain taxed at ordinary income rates.

Treatment of Tax-Exempt Stockholders

Distributions we make to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute “unrelated business taxable income” (“UBTI”), unless the tax-exempt stockholder has borrowed to acquire or carry our shares of our common stock. Qualified trusts that hold more than 10% (by value) of the shares of pension-held REITs may be required to treat a certain percentage of such REIT’s distributions as UBTI. We expect that our ownership limitations will prevent us from becoming a pension-held REIT, unless our board of directors grants qualified plans waivers from our ownership limitations.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing United States income taxation of non-U.S. Stockholders (beneficial owners of shares of our common stock who are not U.S. Stockholders) are complex. We intend the following discussion to be only a summary of these rules. Prospective non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, local and foreign tax laws on an investment in our common stock, including any reporting requirements.

In general, non-U.S. Stockholders will be subject to regular federal income tax with respect to their investment in us if the income from the investment is “effectively connected” with the non-U.S. Stockholder’s conduct of a trade or business in the United States. A corporate non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income must meet various certification requirements to be exempt from withholding. The following discussion will apply to non-U.S. Stockholders whose income from their investments in us is not effectively connected (except to the extent that the FIRPTA rules discussed below treat such income as effectively connected income).

A distribution payable out of our current or accumulated earnings and profits that is not attributable to gain from the sale or exchange by us of a “United States real property interest” and that we do not designate as a capital gain distribution will be subject to federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. A distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Stockholder’s basis in his or her common stock (but not below zero) and then as gain from the disposition of such stock, the tax treatment of which is described under the rules discussed below with respect to dispositions of common stock.

As long as our stock is not regularly traded on an established securities market in the United States, distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA.” Such distributions are taxed to a non-U.S. Stockholder as if the distributions were gains “effectively connected” with a United States trade or business. Accordingly, a non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident-alien individuals). Such distributions also may be subject to a 30% branch profits tax when made to a foreign corporation that is not entitled to an exemption or reduced branch profits tax rate under a tax treaty. If our shares of common stock are ever “regularly traded” on an established securities market in the United States, then, with respect to distributions by us that are attributable to gain from the sale or exchange of a United States real property interest, a non-U.S. Stockholder who does not own more than 5% of our common stock at any time during the taxable year: (i) will be taxed on such capital gain dividend as if the distribution was an ordinary dividend, (ii) will generally not be required to report distributions received from us on U.S. federal income tax returns and (iii) will not be subject to a branch profits tax with respect to such distribution. At the time you purchase shares in this offering, our shares will not be publicly traded, and we can give you no assurance that our shares will ever be publicly traded on an established securities exchange.

Although the law is not clear on this matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock generally should be treated with respect to non-U.S. Stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. Stockholder would be able to offset as a credit against his or her resulting federal income tax liability an amount equal to his or her proportionate share of the tax paid by us on the undistributed capital gains and to receive from the IRS a refund to the extent his or her proportionate share of this tax paid by us was to exceed his or her actual federal income tax liability.

Although tax treaties may reduce our withholding obligations, we generally will be required to withhold tax from distributions to non-U.S. Stockholders, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and 30% of ordinary dividends paid out of earnings and profits. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions that we designated as capital gain dividends, will be treated as capital gain dividends for purposes of withholding. In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Stockholder exceeds the stockholder’s United States tax liability, the non-U.S. Stockholder may file for a refund of such excess from the IRS.

We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Stockholder, unless:

•	a lower treaty rate applies and the non-U.S. Stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•	the non-U.S. Stockholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Stockholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a U.S. real property interest, in which case tax will be withheld at a 35% rate.

Unless our common stock constitutes a “U.S. real property interest” within the meaning of FIRPTA, a sale of common stock by a non-U.S. Stockholder generally will not be subject to federal income taxation. Our common stock will not constitute a U.S. real property interest if we are a “domestically controlled qualified investment entity.” A REIT is a domestically controlled REIT if at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Stockholders. We currently anticipate that we will be a domestically controlled qualified investment entity and, therefore, that the sale of our common stock will not be subject to taxation under FIRPTA. We cannot assure non-U.S. Stockholders, however, that we will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Stockholder’s sale of common stock would be subject to tax under FIRPTA as a sale of a U.S. real property interest, unless the common stock were “regularly traded” on an established securities market and the selling stockholder owned no more than 5% of the common stock throughout the applicable testing period. If the gain on the sale of common stock was subject to taxation under FIRPTA, the non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident-alien individuals). However, even if our common stock is not a U.S. real property interest, a nonresident-alien individual’s gains from the sale of our common stock will be taxable if the nonresident-alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident-alien individual will be subject to a 30% tax on his or her U.S.-source capital gains.

A purchaser of common stock from a non-U.S. Stockholder will not be required to withhold under FIRPTA on the purchase price if the purchased common stock is “regularly traded” on an established securities market or if we are a domestically controlled qualified investment entity. Otherwise, the purchaser of common stock from a non-U.S. Stockholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. At the time you purchase shares in this offering, our shares will not be publicly traded, and we can give you no assurance that our shares will ever be publicly traded on an established securities exchange or that we will be a domestically controlled qualified investment entity.

If a non-U.S. Stockholder has shares of our common stock redeemed by us, such non-U.S. Stockholder will be treated as if such non-U.S. Stockholder sold the redeemed shares if all of such non-U.S. Stockholder’s shares of our common stock are redeemed or if such redemption is not essentially equivalent to a dividend within the meaning of Section 302(b)(1) of the Code or substantially disproportionate within the meaning of Section 302(b)(2) of the Code. If a redemption is not treated as a sale of the redeemed shares, it will be treated as a dividend distribution. Non-U.S. Stockholders should consult with their tax advisors regarding the taxation of any particular redemption of our shares.

Upon the death of a nonresident-alien individual, that individual’s common stock will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders

In general, information reporting requirements will apply to payments of distributions on our common stock and to payments of the proceeds of the sale of our common stock, unless an exception applies. Further, under certain circumstances, U.S. Stockholders may be subject to backup withholding at a rate of 28% for 2005 on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if:

(1)	the payee fails to furnish his or her taxpayer identification number (which, for an individual, would be his or her Social Security Number) to the payor as required;

(2)	the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

(3)	the IRS has notified the payee that such payee has failed to properly include reportable interest and dividends in the payee’s return or has failed to file the appropriate return and the IRS has assessed a deficiency with respect to such underreporting; or

(4)	the payee has failed to certify to the payor, under penalties of perjury, that the payee is not subject to withholding.

In addition, backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against the U.S. Stockholder’s federal income tax liability and may entitle the stockholder to a refund, provided that the stockholder furnishes the required information to the IRS.

Non-U.S. Stockholders

Generally information reporting will apply to payments of distributions on our common stock and backup withholding at a rate of 28% may apply, unless the payee certifies that he or she is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding, unless the non-U.S. Stockholder certifies as to his or her non-U.S. status or otherwise establishes an exemption and provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition of our common stock by a non-U.S. Stockholder to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply, unless the broker has documentary evidence as to the non-U.S. Stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. These Treasury regulations require some stockholders to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, non-U.S. Stockholders should consult their tax advisors with regard to U.S. information reporting and backup withholding.

Tax Aspects of Wells OP II

General

We expect that substantially all of our investments will be held through Wells OP II. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate share of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive distributions from the partnership. We will include in our income our proportionate share of Wells OP II’s income, gain, loss, deduction and credit for purposes of the various REIT income tests and in the computation of our REIT taxable income. In addition, we will include our proportionate share of the assets held by Wells OP II in the REIT asset tests.

Tax Allocations with Respect to our Properties

When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. That carryover basis is equal to the contributing partner’s adjusted basis in the property rather than the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Wells OP II may be formed by way of contributions of appreciated property, and future contributions to Wells OP II may also take the form of appreciated property. Consequently, Wells OP II agreement will require tax allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the partners who have contributed their interests in properties to Wells OP II (the “Contributing Partners”) will be allocated lower amounts of depreciation deductions for tax purposes than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a Book-Tax Difference, all taxable income attributable to such Book-Tax Difference generally will be allocated to the Contributing Partners and the Company generally will be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the acquisition of such properties. This will tend to eliminate the Book-Tax Difference over the life of Wells OP II. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of Wells OP II may cause us to be allocated lower depreciation and other deductions and cause Contributing Partners to be allocated less taxable income. As a result, we could recognize taxable income in excess of distributed amounts, which might adversely affect our ability to comply with the REIT distribution requirements and Contributing Partners may realize income on the distribution of cash because their basis has not been increased sufficiently from income allocations. See “ — Annual Distribution Requirements.”

With respect to any property purchased by Wells OP II, such property initially will have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

Basis in Operating Partnership Interest

Our adjusted tax basis in our interest in Wells OP II generally:

(1)	will be equal to the amount of cash and the basis of any other property that we contribute to Wells OP II;

(2)	will be increased by (a) our allocable share of Wells OP II’s income and (b) our allocable share of indebtedness of Wells OP II; and

(3)	will be reduced, but not below zero, by our allocable share of (a) losses suffered by Wells OP II, (b) the amount of cash distributed to us, and (c) constructive distributions resulting from a reduction in our share of indebtedness of Wells OP II.

If the allocation of our distributive share of Wells OP II’s loss exceeds the adjusted tax basis of our partnership interest in Wells OP II, the recognition of such excess loss will be deferred until such time and to the extent that we have an adjusted tax basis in our partnership interest. To the extent that Wells OP II’s distributions, or any decrease in our share of the indebtedness of Wells OP II (such decreases being considered a cash distribution to the partners), exceed our adjusted tax basis, such excess distributions (including such constructive distributions) will constitute taxable income to us. Such taxable income normally will be characterized as a capital gain if the interest in Wells OP II has been held for longer than one year, subject to reduced tax rates described above (See “ — Taxation of U.S. Stockholders — Capital Gain Distributions”). Under current law, capital gains and ordinary income of corporations generally are taxed at the same marginal rates.

Sale of the Properties

Our share of the gain realized by Wells OP II on the sale of any property held by Wells OP II as inventory or other property held primarily for sale to customers in the ordinary course of Wells OP II’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “ — Requirements for Qualification — Income Tests.” Such prohibited transaction income may also have an adverse effect upon our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of Wells OP II’s trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We, however, do not presently intend to acquire or hold or allow Wells OP II to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or Wells OP II’s trade or business.

State and Local Tax

We may be subject to state and local tax in various states and localities. Our stockholders may also be subject to state and local tax in various states and localities. The tax treatment to us and to our stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, before you buy our common stock, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

The following is a summary of some considerations associated with an investment in our shares by a qualified employee pension benefit plan or an individual retirement account (IRA). This summary is based on provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and the Code, each as amended through the date of this prospectus, and the relevant regulations, opinions and other authority issued by the Department of Labor and the IRS. We cannot assure you that there will not be adverse tax or labor decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein. Any such changes may apply to transactions entered into prior to the date of their enactment.

Each fiduciary of an employee pension benefit plan subject to ERISA (such as a profit sharing, section 401(k) or pension plan) or any other retirement plan or account subject to Section 4975 of the Code, such as an IRA, seeking to invest plan assets in our shares must, taking into account the facts and circumstances of each such plan or IRA (Benefit Plan), consider, among other matters:

•	whether the investment is consistent with the applicable provisions of ERISA and the Code;

•	whether, under the facts and circumstances pertaining to the Benefit Plan in question, the fiduciary’s responsibility to the plan has been satisfied;

•	whether the investment will produce “unrelated business taxable income” (“UBTI”) to the Benefit Plan (see “Federal Income Tax Considerations – Taxation of U.S. Stockholders – Treatment of Tax-Exempt Stockholders”); and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the following duties:

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan, unless it is clearly prudent not to do so;

•	to ensure sufficient liquidity for the plan; and

•	to consider whether an investment would constitute or give rise to a prohibited transaction under ERISA or the Code.

ERISA also requires that the assets of an employee benefit plan be held in trust and that the trustee, or a duly authorized named fiduciary or investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

Prohibited Transactions

Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving the assets of a Benefit Plan that are between the plan and any “party in interest” or “disqualified person” with respect to that Benefit Plan, unless an administrative or statutory exemption applies. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. Prohibited transactions include the sale, exchange or leasing of property, and the lending of money or the extension of credit, between a Benefit Plan and a party in interest or disqualified person. The transfer to (or use by or for the benefit of) a party in interest or disqualified person of any assets of a Benefit Plan is also prohibited, as is the furnishing of services between a plan and a party in interest. A fiduciary of a Benefit Plan is also prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets. Furthermore, Section 408 of the Code states that assets of an IRA trust may not be commingled with other property except in a common trust fund or common investment fund.

Plan Asset Considerations

In order to determine whether an investment in our shares by a Benefit Plan creates or gives rise to the potential for either prohibited transactions or a commingling of assets as referred to above, a fiduciary must consider whether an investment in our shares will cause our assets to be treated as assets of the investing Benefit Plan. Neither ERISA nor the Code defines the term “plan assets”; however, regulations promulgated by the Department of Labor provide guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute assets of a Benefit Plan when the plan invests in that entity (Plan Assets Regulation). Under the Plan Assets Regulation, the assets of corporations, partnerships or other entities in which a Benefit Plan makes an equity investment will generally be deemed to be assets of the Benefit Plan, unless the entity satisfies one of the exceptions to this general rule. As discussed below, we have received an opinion of counsel that, based on the Plan Assets Regulation, it is more likely than not that our underlying assets would not be deemed to be “plan assets” of Benefit Plans investing in our shares, assuming the conditions set forth in the opinion are satisfied, based upon the fact that at least one of the specific exemptions set forth in the Plan Assets Regulation is satisfied, as determined under the criteria set forth below.

Specifically, the Plan Assets Regulation provides that the underlying assets of REITs will not be treated as assets of a Benefit Plan investing therein if the interest the Benefit Plan acquires is a “publicly-offered security.” A publicly-offered security must be:

•	sold as part of a public offering registered under the Securities Act of 1933, as amended, and be part of a class of securities registered under the Securities Exchange Act of 1934, as amended, within a specified time period;

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another; and

•	“freely transferable.”

Our shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and are part of a class that was registered under the Securities Exchange Act within the specified period. In addition, we have well in excess of 100 independent stockholders. Thus, both the first and second criteria of the “publicly-offered security” exception have been satisfied.

Whether a security is “freely transferable” depends upon the particular facts and circumstances. For example, our shares are subject to certain restrictions on transferability intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000; thus, the restrictions imposed in order to maintain our status as a REIT should not cause the shares to be deemed not to be “freely transferable.”

In the event that our underlying assets were treated by the Department of Labor as the assets of investing Benefit Plans, our management would be treated as fiduciaries with respect to each Benefit Plan stockholder and an investment in our shares might constitute an ineffective delegation of fiduciary responsibility to Wells Capital, our advisor, and expose the fiduciary of the Benefit Plan to co-fiduciary liability under ERISA for any breach by Wells Capital of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by an IRA in our shares might be deemed to result in an impermissible commingling of IRA assets with other property.

If Wells Capital or its affiliates were treated as fiduciaries with respect to Benefit Plan stockholders, the prohibited transaction restrictions of ERISA and the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with us or our affiliates or require that we restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve.

If a prohibited transaction were to occur, the Code imposes an excise tax equal to 15% of the amount involved and authorizes the IRS to impose an additional 100% excise tax if the prohibited transaction is not “corrected” in a timely manner. These taxes would be imposed on any disqualified person who participates in the prohibited transaction. In addition, Wells Capital and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities (or a non-fiduciary participating in a prohibited transaction) could be required to restore to the Benefit Plan any profits they realized as a result of the transaction or breach and make good to the Benefit Plan any losses incurred by the Benefit Plan as a result of the transaction or breach. With respect to an IRA that invests in our shares, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, would cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

We have obtained an opinion from counsel that it is more likely than not that our shares will be deemed to constitute “publicly-offered securities” and, accordingly, that it is more likely than not that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation, assuming the offering takes place as described in this prospectus. If our underlying assets are not deemed to be “plan assets,” the problems discussed in the immediately preceding three paragraphs are not expected to arise.

Other Prohibited Transactions

Regardless of whether the shares qualify for the “publicly-offered security” exception of the Plan Assets Regulation, a prohibited transaction could occur if we, Wells Capital, any selected broker-dealer or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to any Benefit Plan purchasing our shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan with respect to which any of the above persons is a fiduciary. A person is a fiduciary with respect to a Benefit Plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to the Benefit Plan or “plan assets,” or provides investment advice for a fee with respect to “plan assets.” Under a regulation issued by the Department of Labor, a person shall be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares and that person regularly provides investment advice to the Benefit Plan pursuant to a mutual agreement or understanding (written or otherwise) (1) that the advice will serve as the primary basis for investment decisions, and (2) that the advice will be individualized for the Benefit Plan based on its particular needs.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value with the Department of Labor. When the fair market value of any particular asset is not available, the fiduciary is required to make a good faith determination of that asset’s fair market value, assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.

Unless and until our shares are listed on a national securities exchange or are included for quotation on the Nasdaq National Market, we do not expect that a public market for our shares will develop. To date, neither the IRS nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the fair market value of shares when the fair market value of such shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities, we intend to have our advisor prepare annual reports of the estimated value of our shares.

Eventually, we may engage a third-party valuation firm to value our shares; however, we intend to use our advisor’s estimate until at least three fiscal years after completion of our offering stage. (We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering. For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in Wells OP II). Furthermore, until we have completed our offering stage, our advisor has indicated that it intends to use the most recent price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as its estimated per share value of our shares. Although this approach to valuing our shares has the advantage of avoiding the cost of paying for appraisals or other valuation services, the estimated value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio.

After three years from completion of our offering stage, the estimated value of our shares will be based upon a number of assumptions that may not be accurate or complete. We do not currently anticipate obtaining appraisals for our properties and, accordingly, the estimates should not be viewed as an accurate reflection of the fair market value of our properties nor will they represent the amount of net proceeds that would result from an immediate sale of our properties. For these reasons, the estimated valuations should not be utilized for any purpose other than to assist plan fiduciaries in fulfilling their annual valuation and reporting responsibilities. Even after our advisor no longer uses the most recent offering price as the estimated value of our shares, you should be aware of the following:

•	the estimated values may not be realized by us or by you upon liquidation (in part because estimated values do not necessarily indicate the price at which assets could be sold and because the estimates may not take into account the expenses of selling our assets);

•	you may not realize these values if you were to attempt to sell your shares; and

•	the estimated values, or the method used to establish values, may not comply with the ERISA or IRA requirements described above.

DESCRIPTION OF SHARES

Our amended and restated charter authorizes the issuance of 1,000,000,000 shares of capital stock, of which 900,000,000 shares are designated as common stock with a par value of $0.01 per share, and 100,000,000 shares are designated as preferred stock with a par value of $0.01 per share. In addition, our board of directors may amend our charter to increase or decrease the amount of our authorized shares.

As of April 30, 2005, we had approximately 111.0 million shares of common stock outstanding held by a total of approximately 33,000 stockholders and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors. Our charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding common shares can elect our entire board of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of shares of common stock will not have preemptive rights, which means that you will not have an automatic option to purchase any new shares that we issue.

Our board of directors has authorized the issuance of shares of our capital stock without certificates. We expect that, until our shares are listed on a national securities exchange or the Nasdaq National Market, we will not issue shares in certificated form. We maintain a stock ledger that contains the name and address of each stockholder and the number of shares that the stockholder holds. With respect to uncertificated stock, we will continue to treat the stockholder registered on our stock ledger as the owner of the shares until the new owner delivers a properly executed form to us, which form we will provide to any registered holder upon request.

Preferred Stock

Our charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year, at least 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of our board of directors, a majority of the independent directors, the president or upon the written request of stockholders holding at least 10% of the shares entitled to be cast on any issue proposed to be considered at the special meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except that a plurality of the votes cast is sufficient to elect a director.

Our charter provides that, to the extent permitted by Maryland law, the concurrence of the board is not required in order for the stockholders to amend the charter, dissolve the corporation or remove directors. However, we have been advised that Maryland law does require board approval in order to amend our charter or dissolve. Without the approval of a majority of the shares entitled to vote on the matter, the board of directors may not:

•	amend the charter to adversely affect the rights, preferences and privileges of the stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

•	cause our liquidation or dissolution after our initial investment in property;

•	sell all or substantially all of our assets other than in the ordinary course of business; or

•	cause our merger or reorganization.

Wells Capital is selected and approved as our advisor annually by our directors. While the stockholders do not have the ability to vote to replace Wells Capital or to select a new advisor, stockholders do have the ability, by the affirmative vote of a majority of the shares entitled to vote on such matter, to remove a director from our board.

Restriction on Ownership of Shares

Ownership Limit

In order for us to qualify as a REIT, during the last half of each taxable year, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities. In addition, the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. Each of the requirements specified in the two preceding sentences shall not apply until after the first taxable year for which we make an election to be taxed as a REIT. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code. However, we cannot assure you that this prohibition will be effective.

In order to assist us in preserving our status as a REIT, our charter contains a limitation on ownership that prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our outstanding shares unless exempted by our board of directors. Our charter provides that any transfer of shares that would violate our share ownership limitations is null and void and the intended transferee will acquire no rights in such shares, unless the transfer is approved by our board of directors based upon receipt of information that such transfer would not violate the provisions of the Internal Revenue Code for qualification as a REIT.

Shares that, if transferred, would be in excess of the 9.8% ownership limit (without an exemption from our board of directors) will be transferred automatically to a trust effective on the day before the reported transfer of such shares. The record holder of the shares that are held in trust will be required to submit such number of shares to us in the name of the trustee of the trust. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares held in trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares held in trust and will hold such dividends or distributions in trust for the benefit of the beneficiary. The trustee may vote any shares held in trust.

At our direction, the trustee will transfer the shares held in trust to a person whose ownership will not violate the ownership limit. The transfer shall be made within 20 days of our receipt of notice that shares have been transferred to the trust. During this 20-day period, we will have the option of redeeming such shares. Upon any such transfer or redemption, the purported transferee or holder shall receive a per share price equal to the lesser of (1) the price per share in the transaction that caused the ownership limit violation or (2) the market price per share on the date of the transfer or redemption.

Any person who (1) acquires shares in violation of the foregoing restrictions or who owns shares that were transferred to any such trust is required to give immediate written notice to us of such event, or (2) transfers or receives shares subject to such limitations is required to give us 15 days written notice prior to such transaction. In both cases, such persons shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT. The ownership limit also does not apply to the underwriter in an offering of shares or to a person or persons exempted from the ownership limit by our board of directors based upon appropriate assurances that our qualification as a REIT would not be jeopardized.

Any person who owns 5% or more of the outstanding shares during any taxable year will be asked to deliver to us a statement or affidavit setting forth the number of shares beneficially owned, directly or indirectly.

Suitability Standards and Minimum Purchase Requirements

State law and our charter require that purchasers of our stock meet standards regarding (i) net worth or income and (ii) minimum purchase amounts. These standards are described above at “Suitability Standards” immediately following the cover page of this prospectus and below at “Plan of Distribution – Minimum Purchase Requirements.” The standards apply not only to purchasers in this offering, but also to potential transferees of your shares. As a result, the requirements regarding suitability and minimum purchase amounts, which are applicable until our shares of common stock are listed on a national securities exchange or the Nasdaq National Market, may make it more difficult for you to sell your shares.

Dividends

Dividends will be paid on a quarterly basis regardless of the frequency with which such dividends are declared. Dividends will be paid to investors who are stockholders as of the record dates selected by our board of directors. We expect to calculate our quarterly dividends based upon daily record dates so that our investors will be entitled to be paid dividends immediately upon purchasing our shares. We expect to make quarterly dividend payments following such calculation.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for tax purposes. Generally, income distributed as dividends will not be taxable to us under the Internal Revenue Code if we distribute at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). See “Federal Income Tax Considerations – Annual Distribution Requirements.”

Dividends will be declared at the discretion of our board of directors. Our board will be guided, in substantial part, by its desire to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, dividends may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow that we expect to receive during a later quarter and may be made in advance of actual receipt of funds in an attempt to make dividends relatively uniform. We may borrow money, issue securities or sell assets in order to make dividend distributions.

We are not prohibited from distributing our own securities in lieu of making cash dividends to stockholders, provided that the securities so distributed to stockholders are readily marketable. Stockholders who receive marketable securities in lieu of cash dividends may incur transaction expenses in liquidating the securities.

Dividend Reinvestment Plan

We have adopted a dividend reinvestment plan that allows you to have dividends and other distributions otherwise distributable to you invested in additional shares of our common stock. The following discussion summarizes the principal terms of this plan. The full text of our dividend reinvestment plan is included as Appendix B to this prospectus.

Eligibility

All of our stockholders are eligible to participate in our dividend reinvestment plan except for restrictions imposed by us in order to comply with the securities laws of various jurisdictions. However, we may elect to deny your participation in this plan if you reside in a jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable securities laws makes your participation impracticable or inadvisable.

At any time prior to the listing of our shares on a national stock exchange or the Nasdaq National Market, you must cease participation in our dividend reinvestment plan if you no longer meet the suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the subscription agreement. Participants must agree to notify us promptly when they no longer meet these standards. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A. Participants must agree to notify us promptly when they no longer meet these standards.

Election to Participate

Assuming you are eligible, you may elect to participate in our dividend reinvestment plan by completing the Subscription Agreement or other approved enrollment form available from the dealer manager or a participating broker-dealer. Your participation in the plan will begin with the next distribution made after receipt of your enrollment form. Once enrolled, you may generally continue to purchase shares under our dividend reinvestment plan until we have sold all of the shares registered in this offering, have terminated this offering or have terminated the plan. You can choose to have all or a portion of your dividends reinvested through our dividend reinvestment plan. You may also change the percentage of your dividends that will be reinvested at any time if you complete a new enrollment form or other form provided for that purpose. Any election to increase your level of participation must be made through your participating broker-dealer or, if you purchase shares in this offering other than through a participating broker-dealer, through the dealer manager.

Stock Purchases

Shares will be purchased under our dividend reinvestment plan on the quarterly distribution payment dates. The purchase of fractional shares is a permissible, and likely, result of the reinvestment of dividends under the plan.

The purchase price per share will be the higher of $9.55 or 95% of the estimated value of a share of our common stock, as estimated by our advisor or another firm chosen for that purpose. We intend to use our advisor’s estimate until at least three fiscal years after completion of our offering stage. We will view our offering stage as complete upon the termination of our first public equity offering that is followed by a one-year period during which we do not engage in another public equity offering. (For purposes of this definition, we do not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in Wells OP II). Our advisor has indicated that during this initial period it intends to use the most recent price paid to acquire a share in our offering (ignoring purchase price discounts for certain categories of purchasers) as its estimated per share value of our shares. This estimated value may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated the portfolio.

Account Statements

Our dealer manager or a participating broker-dealer will provide a confirmation of your quarterly purchases under the dividend reinvestment plan. The dealer manager or participating broker-dealer will provide the confirmation to you or your designee within five business days after the end of each quarter, which confirmation is to disclose the following information:

•	each distribution reinvested for your account during the quarter;

•	the date of the reinvestment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

In addition, within 90 days after the end of each calendar year, we will provide you with an individualized report on your investment, including the purchase dates, purchase price, number of shares owned and the amount of distributions made in the prior year.

Fees and Commissions

If we paid a selling commission in connection with the sale of shares to you in our initial public offering or in this primary offering, we will pay a 5% selling commission on any dividends that are earned with respect to those shares and reinvested under our dividend reinvestment plan. Otherwise, we will not pay selling commissions on shares sold under this plan. No dealer manager fee will be paid on shares sold under this plan. Whether we pay a selling commission will not affect your purchase price under the plan; rather, it will affect the net proceeds to us from the sale. We will not receive a fee for selling shares under our dividend reinvestment plan. Sales under this plan, however, will result in greater fee income for our advisor. See “Management Compensation.”

Voting

You may vote all whole shares acquired through our dividend reinvestment plan.

Tax Consequences of Participation

If you elect to participate in our dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for distributions allocated to you even though you have elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the plan. Specifically, you will be treated as if you have received the distribution from us in cash and then applied such distribution to the purchase of additional shares. In addition, to the extent you purchase shares through our dividend reinvestment plan at a discount to their fair market value, you will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. At least until three years after our offering stage is complete, we expect that (i) we will sell shares under our dividend reinvestment plan at $9.55 per share, (ii) no secondary trading market for our shares will develop and (iii) our advisor will estimate the fair market value of a share to be $10.00. Therefore, at least until three years after our offering stage is complete, participants in our dividend reinvestment plan will be treated as having received a dividend of $10.00 for each $9.55 reinvested by them under the plan. You will be taxed on the amount of such distribution as a dividend to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend. See “Federal Income Tax Considerations — Taxation of U.S. Stockholders and Distributions Generally.” We will withhold 28% of the amount of dividends or distributions paid if you fail to furnish a valid taxpayer identification number, fail to properly report interest or dividends or fail to certify that you are not subject to withholding.

Termination of Participation

You may terminate your participation in our dividend reinvestment plan at any time by providing us with written notice. For your termination to be effective for a particular distribution, we must have received your notice of termination at least 10 business days prior to the last day of the quarter to which the distribution relates. Any transfer of your shares will effect a termination of the participation of those shares in the dividend reinvestment plan. We will terminate your participation to the extent that a reinvestment of your dividends in our shares would cause you to exceed the ownership limitation contained in our charter.

Amendment or Termination of Plan

We may amend or terminate our dividend reinvestment plan for any reason at any time upon 10 days prior written notice to participants.

Share Redemption Program

Our board of directors has adopted a share redemption program that permits our stockholders to sell their shares back to us one year from the date we issued the shares, subject to the limitations described below. The program contains different rules for redemptions sought within two years of a stockholder’s death or “qualifying disability” (as defined below). We refer to redemptions that do not occur within two years of a stockholder’s death or qualifying disability as “Ordinary Redemption.”

For Ordinary Redemptions, the initial price at which we will repurchase a share under the share redemption program is 91% of the price at which we sold the share. We will pay $9.10 to redeem a share issued at $10.00. This initial redemption price will remain fixed until three years after we complete our offering stage. For purposes of the share redemption program, we define the completion of our offering stage in the same manner as described in this prospectus under “Description of Shares – Dividend Reinvestment Plan – Stock Purchases.” Thereafter, the redemption price for Ordinary Redemptions will equal 95% of the estimated per share value of our shares, as estimated by our advisor or another firm we might choose for that purpose. We will report this redemption price to you in the annual report and the three quarterly reports that we are required to send or furnish to you.

We will not redeem shares on any redemption date to the extent that such redemptions would cause the amount paid for Ordinary Redemptions since the beginning of the then-current calendar year to exceed 50% of the net proceeds from the sale of shares under our dividend reinvestment plan during such period. In addition, we will limit Ordinary Redemptions during any calendar year to no more than 5% of the weighted average number of shares outstanding in the prior calendar year. We will not make an Ordinary Redemption until one year after the issuance of the share to be redeemed.

Subject to the limitations described above, we will redeem shares on the last business day of each month. Requests for redemption must be received at least five business days before a month-end redemption date in order for us to repurchase the shares that month. If we cannot purchase all shares presented for redemption, we will honor redemption requests at the applicable month-end on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (i) if a pro rata redemption would result in you owning less than half of the minimum amounts described at “Plan of Distribution – Minimum Purchase Requirements” in this prospectus, then we would redeem all of your shares; and (ii) if a pro rata redemption would result in you owning more than half but less than all of those minimum amounts, then we would not redeem any shares that would reduce your holdings below the minimum amounts. In the event that you seek the redemption of all of your shares, there is no holding period requirement for shares purchased pursuant to our dividend reinvestment plan.

If we do not completely satisfy a stockholder’s redemption request at month-end because the request was not received in time or because of the restrictions on the number of shares we can redeem under the program, we will treat the unsatisfied portion of the redemption request as a request for redemption in the following month unless the stockholder withdraws his or her request before the next date for redemptions. Any stockholder may withdraw a redemption request upon written notice to the address provided below before the date for redemption.

In several respects we treat redemptions sought within two years of a stockholder’s death or “qualifying disability” (as defined below) differently from Ordinary Redemptions. First, there is no requirement that the shares be outstanding for at least a year before being redeemed. Second, the redemption price equals 100% of the price at which we sold the share until three years after we complete our offering stage. At that time, the redemption price will be 100% of the price at which we sold the share or 100% of the estimate of our per share value, whichever is greater. Finally, redemptions sought within two years of death or qualifying disability are subject only to the overall limitation that, during any calendar year, aggregate redemptions may not exceed 100% of the net proceeds from our dividend reinvestment plan during the calendar year.

In order for a disability to entitle a stockholder to the special redemption terms described above (a “qualifying disability”), (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” are limited to the following: (i) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (CSRS), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, then the applicable governmental agency is the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the special redemption terms described above. Redemption requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	disabilities occurring after the legal retirement age;

•	temporary disabilities; and

•	disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities will not qualify for the special redemption terms except in the limited circumstances when the investor is awarded disability benefits by the other “applicable governmental agencies” described above.

A stockholder that is a trust may only redeem on the terms available in connection with the death or disability of a stockholder if the deceased or disabled was the sole beneficiary of the trust or if the only other beneficiary of the trust was the spouse of the deceased or disabled.

Qualifying stockholders who desire to redeem their shares should give written notice to Wells Investment Securities, our dealer manager, at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, ATTN: Investor Services. Wells Investment Securities is responsible for all services to be performed in connection with the share redemption program, although it has outsourced clerical duties to our advisor.

Our board of directors may amend, suspend or terminate the share redemption program upon 30 days notice. We will notify you of such developments (i) in the annual or quarterly reports mentioned above or (ii) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934.

Our share redemption program only provides stockholders a limited ability to redeem shares for cash until a secondary market develops for the shares, at which time the program will terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

Registrar and Transfer Agent

Wells Capital, a registered transfer agent, will serve as the registrar and transfer agent for our common stock.

Restrictions on Roll-Up Transactions

In connection with any proposed transaction considered a “Roll-up Transaction” (defined below) involving us and the issuance of securities of an entity, which we refer to as a “Roll-up Entity,” that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all properties will be obtained from a competent independent appraiser. The properties will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the properties as of a date immediately preceding the announcement of the proposed Roll-up Transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with any proposed Roll-up Transaction.

A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange or included for quotation on the Nasdaq National Market; or

•	a transaction involving the conversion to corporate, trust, or association form of only us if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, the term of our existence, compensation to Wells Capital or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

(2)	one of the following:

(A)	remaining as stockholders of us and preserving their interests therein on the same terms and conditions as existed previously; or

(B)	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

•	that would result in the stockholders having democracy rights in a Roll-up Entity that are less than those provided in our bylaws and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and dissolution of us;

•	that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

•	in which investors’ rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “Description of Shares – Meetings and Special Voting Requirements;” or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is not approved by the stockholders.

THE OPERATING PARTNERSHIP AGREEMENT

General

Wells Operating Partnership II, L.P., which we refer to as “Wells OP II,” was formed in July 2003 to acquire, own and operate properties on our behalf. As a result of this structure, we are considered to be an umbrella partnership real estate investment trust, or UPREIT. An UPREIT is a structure REITs often use to acquire real property from owners on a tax deferred basis (the sellers can generally accept partnership units and defer taxable gain otherwise required to be recognized by them upon the disposition of their properties). Such owners may also desire to achieve diversity in their investment and other benefits afforded to stockholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of Wells OP II will be deemed to be assets and income of the REIT.

We expect that substantially all of our assets will be held by Wells OP II. We are the sole general partner of Wells OP II and, as of April 30, 2005, owned approximately 99.9% of its limited partner units. As the sole general partner, we have the exclusive power to manage and conduct the business of Wells OP II. Wells Capital is the only other owner of interests in Wells OP II, which interests it purchased for $200,000 in 2003.

The following is a summary of material provisions of the limited partnership agreement of Wells OP II. This summary is qualified by the specific language in the limited partnership agreement. You should refer to the actual limited partnership agreement for more detail. You may request a copy of the partnership agreement, at no cost, by writing or telephoning us as set forth below at “Where You Can Find More Information.”

Capital Contributions

As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the offering to Wells OP II as a capital contribution; however, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. Wells OP II will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If Wells OP II requires additional funds at any time in excess of capital contributions made by us and Wells Capital or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to Wells OP II on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause Wells OP II to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of Wells OP II and us.

Operations

The limited partnership agreement of Wells OP II provides that, so long as we remain qualified as a REIT, Wells OP II is to be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for tax purposes. As a general partner of Wells OP II, we are also empowered to do anything to ensure that Wells OP II will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code. Classification as a publicly traded partnership could result in Wells OP II being taxed as a corporation, rather than as a partnership.

Distributions and Allocations of Profits and Losses

The limited partnership agreement provides that Wells OP II will distribute cash flow from operations to its partners in accordance with their relative percentage interests on at least a quarterly basis in amounts that we, as general partner, determine. The effect of these distributions will be that a holder of one unit of limited partnership interest in Wells OP II will receive the same amount of annual cash flow distributions as the amount of annual dividends paid to the holder of one of our shares.

Similarly, the limited partnership agreement provides that taxable income is allocated to the partners of Wells OP II in accordance with their relative percentage interests. Subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations, the effect of these allocations will be that a holder of one unit of limited partnership interest in Wells OP II will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in Wells OP II. Losses cannot be passed through to our stockholders.

If Wells OP II liquidates, debts and other obligations must be satisfied before the partners may receive any distributions. Any distributions to partners then will be made to partners in accordance with their respective positive capital account balances.

Rights, Obligations and Powers of the General Partner

As Wells OP II’s general partner, we generally have complete and exclusive discretion to manage and control Wells OP II’s business and to make all decisions affecting its assets. This authority generally includes, among other things, the authority to:

•	acquire, purchase, own, operate, lease and dispose of any real property and any other property;

•	construct buildings and make other improvements on owned or leased properties;

•	authorize, issue, sell, redeem or otherwise purchase any debt or other securities;

•	borrow money;

•	make or revoke any tax election;

•	maintain insurance coverage in amounts and types as we determine is necessary;

•	retain employees or other service providers;

•	form or acquire interests in joint ventures; and

•	merge, consolidate or combine Wells OP II with another entity.

Wells OP II will pay all the administrative and operating costs and expenses it incurs in acquiring and operating real properties. Wells OP II also will pay all of our administrative costs and expenses and such expenses will be treated as expenses of Wells OP II. Such expenses will include:

•	all expenses relating to our formation and continuity of existence;

•	all expenses relating to the public offering and registration of our securities;

•	all expenses associated with the preparation and filing of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with applicable laws, rules and regulations; and

•	all of our other operating or administrative costs incurred in the ordinary course of business.

The only costs and expenses we may incur for which we will not be reimbursed by Wells OP II will be costs and expenses relating to properties we may own outside of Wells OP II. We will pay the expenses relating to such properties directly.

Exchange Rights

The limited partners of Wells OP II have the right to cause Wells OP II to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units for cash or by issuing one share of our common stock for each limited partnership unit redeemed. These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would:

•	result in any person owning shares in excess of the ownership limit in our charter (unless exempted by our board of directors);

•	result in our shares being owned by fewer than 100 persons;

•	result in us being “closely held” within the meaning of Section 856(h) of the Code; or

•	cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code.

Furthermore, limited partners may exercise their exchange rights only after their limited partnership units have been outstanding for one year. A limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 limited partnership units, unless such limited partner holds less than 1,000 units. In that case, he must exercise his exchange right for all of his units.

Change in General Partner

We are generally not allowed to withdraw as the general partner of Wells OP II or transfer our general partnership interest in Wells OP II (except to a wholly owned subsidiary). The principal exception to this is if we merge with another entity and (1) the holders of a majority of partnership units (including those we hold) approve the transaction; (2) the limited partners receive or have the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately before such transaction; (3) we are the surviving entity and our stockholders do not receive cash, securities, or other property in the transaction; or (4) the successor entity contributes substantially all of its assets to Wells OP II in return for an interest in Wells OP II and agrees to assume all obligations of the general partner of Wells OP II. If we voluntarily seek protection under bankruptcy or state insolvency laws, or if we are involuntarily placed under such protection for more than 90 days, we would be deemed to be automatically removed as the general partner. Otherwise, the limited partners have no right to remove us as general partner.

Transferability of Interests

With certain exceptions, the limited partners may not transfer their interests in Wells OP II, in whole or in part, without our written consent as the general partner. In addition, pursuant to our charter Wells Capital may not transfer its interest in Wells OP II as long as it is acting as our advisor.

Amendment of Limited Partnership Agreement

An amendment to the limited partnership agreement requires the consent of the holders of a majority of the partnership units (including the partnership units we hold). Additionally, we, as general partner, must approve any amendment. However, certain amendments require the consent of the holders of a majority of the partnership units (excluding the partnership units we or one of our affiliates holds). Such amendments include:

•	any amendment affecting the exchange right to the detriment of the limited partners (except for certain business combinations where we merge with another entity and leave Wells OP II in existence to hold all the assets of the surviving entity);

•	any amendment that would adversely affect the limited partners’ rights to receive distributions, except for amendments we make to create and issue preferred partnership units;

•	any amendment that would alter how we allocate profits and losses, except for amendments we make to create and issue preferred partnership units; and

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions.

PLAN OF DISTRIBUTION

General

We are publicly offering a maximum of 480,000,000 shares through Wells Investment Securities, our dealer manager, a registered broker-dealer affiliated with Wells Capital, our advisor. Of this amount, we are offering 300,000,000 shares in our primary offering at a price of $10.00 per share (except as noted below) on a “best efforts” basis, which means that the dealer manager must use only its best efforts to sell the shares and has no firm commitment or obligation to purchase any of the shares. We are offering the remaining 180,000,000 shares through our dividend reinvestment plan at a purchase price equal to the higher of $9.55 per share or 95% of the estimated value of a share as estimated by our advisor or another firm we choose for that purpose. Our primary 300,000,000-share offering will terminate by                     , 2007; thereafter, we may only continue to offer shares in this offering through our dividend reinvestment plan. We reserve the right to terminate this offering at any time.

Compensation of Dealer Manager and Participating Broker-Dealers

Except as provided below, Wells Investment Securities, our dealer manager and affiliate, will receive selling commissions of 7.0% of the gross offering proceeds for shares sold in our primary offering and 5% of the gross offering proceeds for shares sold pursuant to our dividend reinvestment plan. Except for shares sold under our dividend reinvestment plan, for which there will be no dealer manager fee, and in other instances described below, the dealer manager will receive 2.5% of the gross offering proceeds as compensation for acting as the dealer manager and for expenses incurred in connection with marketing our shares and paying the employment costs of the dealer manager’s wholesalers. Out of its dealer manager fee, the dealer manager may pay salaries and commissions to its wholesalers in the aggregate amount of up to 1% of the gross offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares.

We currently expect the dealer manager to utilize three channels to sell our shares, each of which has a different selling commission and dealer manager fee structure. The dealer manager may authorize other broker-dealers that are members of the NASD, which we refer to as participating broker-dealers, to sell our shares. Our first distribution channel involves those participating broker-dealers compensated solely on a commission basis for the sale. Our second distribution channel will be sales through investment advisery representatives affiliated with a participating broker-dealer in which the representative is compensated for investment advisery services on a fee-for-service basis. Our third distribution channel will be sales through independent investment advisers (i.e., they are not affiliated with a broker-dealer) and through banks acting as trustees or fiduciaries.

In the event of the sale of shares in our primary offering by a participating broker-dealer involving a registered representative compensated on a commission basis for the sale, the dealer manager will reallow its selling commissions in an amount equal to 7.0% of the gross offering proceeds attributable to the participating broker-dealer. In the event of the sale of shares in our primary offering through an investment advisery representative affiliated with a participating broker-dealer in which the representative is compensated on a fee-for-service basis by the investor, the dealer manager will waive its right to a commission, and we will sell such shares for $9.30 per share, reflecting that selling commissions in the amount of $0.70 per share will not be payable.

The dealer manager may reallow to a participating broker-dealer a portion of the dealer manager fee earned on the proceeds raised by the participating broker-dealer. This reallowance would generally be in the form of a marketing fee, which fee might also cover (i) reimbursement of the travel, meal and lodging costs of the representatives of a participating broker-dealer attending educational conferences sponsored by our dealer manager, (ii) direct attendance fees we may pay for employees of our dealer manager or other affiliates to attend a seminar sponsored by a participating broker-dealer and (iii) a participating broker-dealer’s due diligence expenses. That portion of the reallowance constituting a marketing fee shall not exceed 1.5% of the gross sales of the broker-dealer; and in the aggregate, the entire dealer manager reallowance to all participating broker-dealers will not exceed 1.5% of the gross offering proceeds. In addition, when not covered by the marketing fee described above, we may reimburse the dealer manager for reimbursements it may make to broker-dealers for reasonable bona fide due diligence expenses. Although we will limit due diligence expense reimbursements to 0.5% of our gross offering proceeds, we expect such reimbursements to total far less than that amount, as shown in the table below.

In the event of the sale of shares in our primary offering through an independent investment adviser (or bank acting as a trustee or fiduciary), the dealer manager will waive its right to a selling commission and will reduce the dealer manager fee to 1.5% of gross offering proceeds. We will sell such shares for $9.20 per share, reflecting that selling commissions in the amount of $0.70 per share will not be payable and that the dealer manager fee will be reduced from 2.5% to 1.5%, or approximately $0.10 per share.

With respect to selling commissions in connection with sales under our dividend reinvestment plan, the dealer manager will reallow its selling commissions, which are equal to 5.0% of the gross offering proceeds, in cases where the reinvested dividends relate to sales through participating broker-dealers in which the participating broker-dealer was compensated solely on a commission basis. For all other distribution channels, there are no selling commissions paid for sales under our dividend reinvestment plan. Despite there being no selling commissions for sales through these other distribution channels, the purchase price remains at least $9.55 per share for all purchases under our dividend reinvestment plan.

The table below sets forth the nature and estimated amount of compensation we will pay to the dealer manager and the participating broker-dealers in this offering, as well as other amounts viewed as “underwriting compensation” by the NASD, assuming we sell 480,000,000 shares. We estimate that 2% of our sales in this offering will be made through distribution channels that are not entitled to selling commissions and for which we will pay no dealer manager fees or reduced dealer manager fees. However, to show the maximum amount of dealer manager and participating broker-dealer compensation that we may pay in this offering, this table assumes that all shares are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees and assumes a $9.55 price for each share sold through our dividend reinvestment program.

Dealer Manager and

Participating Broker-Dealer Compensation

Dealer manager fee (maximum)	$75,000,000
Selling commissions (maximum)	$295,950,000
Salary allocations of sales managers and their support personnel	$1,600,000	(1)
Expense reimbursements for retail seminars(2)(3)	$6,500,000	(1)
Expense reimbursements for educational conferences(3)(4)	$4,400,000	(1)
Legal fees allocable to dealer manager(3)	$500,000	(1)
Reimbursement of due diligence expenses(3)(5)	$100,000	(1)

Total	$384,050,000

(1)	Amounts shown are estimates

(2)	These fees consist of reimbursements for travel, meals, lodging and attendance fees incurred by employees of Wells Investment Securities, Wells Capital or one of their affiliates to attend educational seminars sponsored by participating broker-dealers.
(3)	Subject to the cap on organization and offering expenses described below, we will reimburse Wells Investment Securities or its affiliates for these expenses. In some cases, these payments will serve to reimburse Wells Investment Securities or one of its affiliates for amounts it has paid to participating broker-dealers for the items noted.
(4)	These fees consist of expense reimbursements for actual costs incurred in connection with attending educational conferences hosted by us or Wells Capital on our behalf. The expenses consist of the travel, meals and lodging of (i) representatives of participating broker-dealers and (ii) wholesalers and other NASD-registered personnel associated with Wells Investment Securities or another of our affiliates.
(5)	When not covered by a marketing fee paid by the dealer manager to a participating broker-dealer, we may reimburse the dealer manager for reimbursements it may make to broker-dealers for reasonable bona fide due diligence expenses up to a maximum of 0.5% of our gross offering proceeds.

Under the rules of the NASD, total underwriting compensation, including sales commissions, the dealer manager fee and underwriter expense reimbursement, may not exceed 10% of our gross offering proceeds, except for bona fide due diligence expenses, which may not exceed 0.5% of our gross offering proceeds. The NASD and many states also limit our total organization and offering expenses to 15% of gross offering proceeds. With Wells Capital’s obligation to reimburse us to the extent the organization and offering expenses (other than the dealer manager fee and selling commissions) exceed 2% of our gross offering proceeds, our total organization and offering expenses are capped at 11.5%, as shown in the following table:

Organization and Offering Expenses

Expense	Maximum Percent of Gross Offering Proceeds
Selling commissions	7.0%
Dealer manager fee	2.5%
All other organization and offering expenses	2.0%

Total	11.5%

On our behalf, Wells Capital sponsors educational conferences for broker-dealers and their representatives. Subject to the 2% cap on other organization and offering expenses described above, we will reimburse Wells Capital for our share of the costs of the educational conferences, including the travel, lodging and meal costs of invitees. All conferences will be held in the vicinity of our headquarters, which is in Norcross, Georgia, unless the NASD permits a conference in another location.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and the dealer manager against some civil liabilities, including certain liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities. See “Management – Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

We may sell shares in our primary offering to participating broker-dealers, their retirement plans, their representatives and the family members, IRAs and qualified plans of their representatives for $9.30 per share, reflecting that selling commissions in the amount of $0.70 per share will not be payable in consideration of the services rendered by such broker-dealers and representatives in the offering. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in law or brother- or sister-in-law. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares.

Our directors and officers and directors, officers and employees of Wells Capital or its affiliates may purchase shares in our primary offering at a discount. The purchase price for such shares shall be $9.05 per share reflecting the fact that selling commissions in the amount of $0.70 per share and dealer manager fees in the amount of $0.25 per share will not be payable in connection with such sales. The net proceeds to us from such sales made net of commissions will be substantially the same as the net proceeds we receive from other sales of shares. Wells Capital and its affiliates are expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.

An investor purchasing more than 50,000 shares at any one time through a single participating broker-dealer will be eligible for a discount on the purchase price of the shares above 50,000. The selling commission payable to the participating broker-dealer will be commensurately reduced. The following table shows the discounted price per share and reduced selling commissions payable for volume discounts.

Shares Purchased in the Transaction			Commission Rate	Price Per Share
1	to	50,000	7.0%	$10.00
50,001	to	100,000	6.1%	$9.90
100,001	to	200,000	5.1%	$9.80
200,001	to	300,000	4.1%	$9.70
300,001	to	400,000	3.1%	$9.60
400,001	to	500,000	2.1%	$9.50
500,001		and up	1.1%	$9.40

The reduced selling price per share and selling commissions are applied to the incremental shares falling within the indicated range only. Thus, for example, an investment of $1,249,996 would result in a total purchase of 126,020 shares as follows:

•	50,000 shares at $10.00 per share (total: $500,000) and a 7.0% commission;

•	50,000 shares at $9.90 per share (total: $495,000) and a 6.1% commission; and

•	26,020 shares at $9.80 per share (total: $254,996) and a 5.1% commission.

Subscription Procedures

To purchase shares in this offering, you must complete the Subscription Agreement, a sample of which is contained in this prospectus as Appendix A. You should pay for your shares by check payable to “Wells Real Estate Investment Trust II, Inc.” Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Subscription payments will be deposited into a special account in our name under the joint authorization of the dealer manager and us until such time as we have accepted or rejected the subscription. Subscriptions will be accepted or rejected within 30 days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. If accepted, the funds will be transferred into our general account. You will receive a confirmation of your purchase. We generally admit stockholders on a daily basis.

You are required to represent in the Subscription Agreement that you have received a copy of this prospectus. In order to ensure that you have had sufficient time to review this prospectus, we will refund your subscription amount upon written request to the Company if your request is received within five business days of the earlier of (i) your completion of the Subscription Agreement or (ii) your receipt of this prospectus. To revoke your subscription and receive a refund of your subscription amount, send your written request (including the date upon which you completed your subscription agreement or received this prospectus, as applicable) to the following address:

Investor Services Department

Wells Real Estate Funds, Inc.

Suite 250

6200 The Corners Parkway

Norcross, Georgia 30092

Telephone: (800) 557-4830 or (770) 243-8282

Fax: (770) 243-8198

E-mail: investor.services@wellsref.com

www.wellsref.com

Investors who desire to purchase shares in this offering at regular intervals may be able to do so through their participating broker-dealer or, if they are investing in this offering other than through a participating broker-dealer, the dealer manager by completing an automatic investment plan enrollment form. Participation in the automatic investment plan is limited to investors who have already met the minimum purchase requirement in this offering of $1,000. The minimum periodic investment is $100 per month.

We will provide a confirmation of your monthly purchases under the automatic investment plan within five business days after the end of each month. The confirmation will disclose the following information:

•	the amount of the investment;

•	the date of the investment;

•	the number and price of the shares purchased by you; and

•	the total number of shares in your account.

We will pay dealer manager fees and selling commissions in connection with sales under the automatic investment plan to the same extent that we pay those fees and commissions on shares sold in this offering outside of the automatic investment plan.

You may terminate your participation in the automatic investment plan at any time by providing us with written notice. If you elect to participate in the automatic investment plan, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations set forth in the then-current prospectus or in the subscription agreement, you will promptly notify us in writing of that fact and your participation in the plan will terminate. See the “Suitability Standards” section of this prospectus (immediately following the cover page) and the form of subscription agreement attached hereto as Appendix A.

Suitability Standards

Those selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the prospective stockholder regarding such person’s financial situation and investment objectives. In making this determination, those selling shares on our behalf have a responsibility to ascertain that the prospective stockholder:

•	meets the minimum income and net worth standards set forth under “Suitability Standards” immediately following the cover page of this prospectus;

•	can reasonably benefit from an investment in our shares based on the prospective stockholder’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation;

•	is in a financial position appropriate to enable the prospective stockholder to realize to a significant extent the benefits described in this prospectus of an investment in the shares; and

•	has apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that the stockholder may lose the entire investment;

•	the lack of liquidity of the shares;

•	the restrictions on transferability of the shares;

•	the background and qualifications of Wells Capital and its affiliates; and

•	the tax consequences of the investment.

Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation and other investments of the prospective stockholder, as well as any other pertinent factors. Those selling shares on our behalf must maintain, for a six-year period, records of the information used to determine that an investment in shares is suitable and appropriate for each stockholder.

Minimum Purchase Requirements

For your initial investment in our shares, you must invest at least $1,000, except as described below. In order to satisfy the minimum purchase requirement for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code.

The minimum purchase for Maine, New York and North Carolina investors is $2,500, except for IRAs, which must invest a minimum of $1,000. The minimum purchase amount for Minnesota investors is $2,500, except for IRAs and other qualified retirement plans, which must invest a minimum of $2,000.

Except in the states of Ohio, Maine, Minnesota, Nebraska and Washington, if you have purchased units or shares in other Wells-sponsored public programs, you may invest less than the minimum amount set forth above, but in no event less than $25. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $25, except for additional purchases of shares pursuant to our dividend reinvestment plan or reinvestment plans of other Wells-sponsored public real estate programs.

Until our shares of common stock are listed on a national securities exchange, you may not transfer your shares in a manner that causes you or your transferee to own fewer than the number of shares required for the minimum purchase described above, except in the following circumstances: transfers by gift; transfers by inheritance; intrafamily transfers; family dissolutions; transfers to affiliates; and by operation of law.

LEGAL MATTERS

The validity of the shares of our common stock being offered hereby will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of Wells Real Estate Investment Trust II, Inc. as of December 31, 2004 and 2003, and for the year ended December 31, 2004, and for the period from inception (July 3, 2003) to December 31, 2003, and financial statement schedule as of December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The Statements of Revenues Over Certain Operating Expenses of the Weatherford Center Houston Building, the Republic Drive Buildings, the Manhattan Towers Property, the 180 Park Avenue Buildings, the One Glenlake Building, the 80 M Street Building, the One West Fourth Street Building, the Wildwoods Buildings, the Emerald Point Building, the Corridors III Building and the Highland Landmark III Building for the year ended December 31, 2003 and of the 180 Park Avenue 105 Building, the Governor’s Pointe Buildings and the 100 East Pratt Building for the year ended December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC with respect to the shares of our common stock to be issued in the offering. This prospectus is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, we refer you to the registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or document referred to are necessarily summaries of such contract or document and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We furnish our stockholders by mail (or, where permitted, by electronic delivery and notification) with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. The registration statement is, and all of these filings with the SEC are, available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room.

One of our affiliates also maintains an Internet site at http://www.wellsref.com at which there is additional information about us and our affiliates. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

Notes to Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003	F-50

Manhattan Towers Property

Report of Independent Auditors	F-52

Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003	F-53

Notes to Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003	F-54

180 Park Avenue Buildings

Report of Independent Auditors	F-56

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)	F-57

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)	F-58

One Glenlake Building

Report of Independent Auditors	F-60

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)	F-61

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)	F-62

80 M Street Building

Report of Independent Auditors	F-64

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)	F-65

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)	F-66

One West Fourth Street Building

Report of Independent Auditors	F-68

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Six Months Ended June 30, 2004 (unaudited)	F-69

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Six Months Ended June 30, 2004 (unaudited)	F-70

Wildwood Buildings

Report of Independent Auditors	F-72

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)	F-73

Notes to Statements of Revenues Over Certain Operating Expenses for the year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)	F-74

Emerald Point Building

Report of Independent Auditors	F-76

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)	F-77

Notes to Statements of Revenues Over Certain Operating Expenses for the year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)	F-78

The Corridors III Building

Report of Independent Auditors	F-80

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)	F-81

Notes to Statements of Revenues Over Certain Operating Expenses for the year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)	F-82

The Highland Landmark III Building

Report of Independent Auditors	F-84

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)	F-85

Notes to Statements of Revenues Over Certain Operating Expenses for the year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)	F-86

180 Park Avenue 105 Building

Report of Independent Auditors	F-88

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)	F-89

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)	F-90

Governor’s Pointe Buildings

Report of Independent Auditors	F-92

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)	F-93

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)	F-94

100 East Pratt Building

Report of Independent Registered Public Accounting Firm	F-96

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)	F-97

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)	F-98

Unaudited Pro Forma Financial Statements

Summary of Unaudited Pro Forma Financial Statements	F-100

Pro Forma Balance Sheets as of March 31, 2005 (unaudited)	F-101

Pro Forma Statement of Operations for the Three Months Ended March 31, 2005 (unaudited)	F-103

Pro Forma Statement of Operations for the Year Ended December 31, 2004 (unaudited)	F-104

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per share amounts)

	March 31, 2005 (unaudited)	December 31, 2004
Assets:
Real estate assets, at cost:
Land	$159,096	$152,399
Buildings and improvements, less accumulated depreciation of $11,515 and $7,456 as of March 31, 2005 and December 31, 2004, respectively	684,537	616,201
Intangible lease assets, less accumulated amortization of $16,073 and $9,453 as of March 31, 2005 and December 31, 2004, respectively	177,946	169,443
Construction in progress	503	447

Total real estate assets	1,022,082	938,490

Cash and cash equivalents	26,290	20,876
Tenant receivables, net of allowance for doubtful accounts of $579 and $432 as of March 31, 2005 and December 31, 2004, respectively	9,294	7,500
Prepaid expenses and other assets	4,796	4,769
Deferred financing costs, less accumulated amortization of $808 and $311 as of March 31, 2005 and December 31, 2004, respectively	747	977
Deferred lease costs, less accumulated amortization of $7,703 and $4,685 as of March 31, 2005 and December 31, 2004, respectively	114,802	105,153
Investment in bonds	78,000	78,000

Total assets	$1,256,011	$1,155,765

Liabilities and Stockholders’ Equity:
Line of credit and notes payable	$258,828	$350,505
Obligations under capital leases	78,000	78,000
Intangible lease liabilities, less accumulated amortization of $1,263 and $716 as of March 31, 2005 and December 31, 2004, respectively	31,049	24,074
Accounts payable and accrued expenses	9,584	11,664
Due to affiliates	2,130	9,823
Dividends payable	2,390	1,964
Deferred income	1,760	1,408

Total liabilities	383,741	477,438

Minority Interest	1,220	1,212

Redeemable Common Stock	5,501	—

Stockholders’ Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 900,000,000 shares authorized, 102,470,183 and 79,132,494 shares issued and outstanding as of March 31, 2005 and December 31, 2004, respectively	1,025	791
Additional paid-in capital	905,680	680,886
Cumulative distributions in excess of earnings	(35,655)	(4,562)
Redeemable common stock	(5,501)	—

Total stockholders’ equity	865,549	677,115

Total liabilities and stockholders’ equity	$1,256,011	$1,155,765

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share and per share amounts)

	(unaudited) Three Months Ended March 31,
	2005	2004
Revenues:
Rental income	$25,101	$874
Tenant reimbursements	5,144	115
Interest and other income	1,311	61

	31,556	1,050
Expenses:
Property operating costs	7,861	255
Asset and property management fees:
Related party	2,040	25
Other	510	18
Depreciation	4,059	131
Amortization of deferred lease costs	8,360	114
General and administrative	2,121	612
Interest expense	5,765	908

	30,716	2,063

Income (loss) before minority interest	840	(1,013)

Minority interest in earnings of consolidated subsidiaries	30	(6)

Net income (loss)	$810	$(1,007)

Net income (loss) per share:
Basic and diluted	$0.01	$(0.43)

Weighted-average shares outstanding:
Basic and diluted	90,073,384	2,357,638

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2004

AND FOR THE THREE MONTHS ENDED MARCH 31, 2005 (UNAUDITED)

(in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Cumulative Distributions in Excess of Earnings	Redeemable Common Stock	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2003	—	$—	$1	$—	$—	$1

Issuance of common stock	79,201	792	791,220	—	—	792,012
Redemptions of common stock	(69)	(1)	(689)	—	—	(690)
Dividends ($0.49 per share)	—	—	—	(18,577)	—	(18,577)
Commissions on stock sales and related dealer manager fees	—	—	(75,241)	—	—	(75,241)
Other offering costs	—	—	(15,828)	—	—	(15,828)
Net loss	—	—	—	(4,562)	—	(4,562)

Balance, December 31, 2004	79,132	791	699,463	(23,139)	—	677,115

Issuance of common stock	23,450	235	234,264	—	—	234,499
Redemptions of common stock	(112)	(1)	(1,095)	—	—	(1,096)
Redeemable common stock	—	—	—	—	(5,501)	(5,501)
Dividends ($0.15 per share)	—	—	—	(13,326)	—	(13,326)
Commissions on stock sales and related dealer manager fees	—	—	(22,276)	—	—	(22,276)
Other offering costs	—	—	(4,676)	—	—	(4,676)
Net income	—	—	—	810	—	810

Balance, March 31, 2005	102,470	$1,025	$905,680	$(35,655)	$(5,501)	$865,549

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	(unaudited) Three Months Ended March 31,
	2005	2004
Cash Flows from Operating Activities:
Net income (loss)	$810	$(1,007)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Minority interest in earnings of consolidated entities	30	(6)
Depreciation	4,059	131
Amortization	9,748	736
Changes in assets and liabilities:
Tenant receivables, net	(1,794)	(258)
Prepaid expenses and other assets	(4)	(30)
Accounts payable and accrued expenses	(1,145)	836
Due to affiliates	(405)	—
Deferred income	352	—

Total adjustments	10,841	1,409

Net cash provided by operating activities	11,651	402

Cash Flows from Investment Activities:
Investment in real estate and related assets	(92,967)	(65,092)
Earnest money paid	(2,600)	(3,200)
Additions to tenant improvement escrows	(7)	—
Acquisition fees paid	(8,086)	(1,049)
Deferred lease costs paid	(20)	(7,587)

Net cash used in investing activities	(103,680)	(76,928)

Cash Flows from Financing Activities:
Proceeds from line of credit and notes payable	55,195	72,649
Repayments of line of credit and notes payable	(147,032)	(34,859)
Dividends paid to stockholders	(12,901)	(87)
Distributions to minority interest partner	(22)	—
Issuance of common stock	234,499	60,792
Commissions on stock sales and related dealer manager fees paid	(22,849)	(5,171)
Other offering costs paid	(8,083)	(1,049)
Redemptions of common stock	(1,096)	—
Deferred financing costs paid	(268)	(1,059)

Net cash provided by financing activities	97,443	91,216

Net increase in cash and cash equivalents	5,414	14,690

Cash and cash equivalents, beginning of period	20,876	157

Cash and cash equivalents, end of period	$26,290	$14,847

Supplemental Disclosures of Investing and Financing Non-Cash Activities
Acquisition fees applied to investments	$4,032	$775

Acquisition fees due to affiliate	$351	$166

Other offering costs due to affiliate	$351	$166

Assumption of obligation under capital lease and related bonds	$—	$18,000

Investment in real estate and related assets with escrow accounts included in prepaid and other assets	$179	$—

Dividends payable	$2,390	$60

Sales commissions payable	$178	$434

Dealer manager fees due to affiliate	$—	$170

Redeemable common stock	$5,501	$49

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2005 (unaudited)

1. Organization

Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) is a Maryland corporation that engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed, or have operating histories. Wells REIT II was incorporated on July 3, 2003, commenced operations on January 22, 2004, and has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes, beginning with the taxable year ended December 31, 2003. Wells REIT II’s business is primarily conducted through Wells Operating Partnership II, L.P. (“Wells OP II”), a Delaware limited partnership. Wells OP II was formed on July 3, 2003 to acquire, develop, own, lease, and operate real properties on behalf of Wells REIT II, directly, through wholly owned subsidiaries or through joint ventures. Wells REIT II is the sole general partner of Wells OP II and possesses full legal control and authority over the operations of Wells OP II. Wells Capital, Inc. (the “Advisor”) is the sole limited partner of Wells OP II. References to Wells REIT II herein shall include all subsidiaries of Wells REIT II, Wells OP II, all subsidiaries of Wells OP II, and Wells OP II’s consolidated joint venture. See Note 5 included herein for a further discussion of the Advisor.

As of March 31, 2005, Wells REIT II owned interests in 21 properties, either directly or through joint ventures, comprising approximately 5.8 million square feet of commercial office space located in 10 states and the District of Columbia. As of March 31, 2005, these properties were approximately 97% leased.

On December 1, 2003, Wells REIT II commenced its initial public offering of up to 785.0 million shares of common stock pursuant to a Registration Statement filed on Form S-11 under the Securities Act of 1933, with 185.0 million of those shares being reserved for issuance through Wells REIT II’s dividend reinvestment plan. Through March 31, 2005, Wells REIT II had sold approximately 102.7 million shares for gross proceeds of approximately $1.0 billion. Of this amount, Wells REIT II incurred costs of (1) approximately $20.5 million in acquisition fees and expenses, (2) approximately $97.5 million in selling commissions and dealer manager fees, and (3) approximately $20.5 million in organization and offering costs to the Advisor, and redeemed shares of common stock pursuant to Wells REIT II’s share redemption program of approximately $1.8 million. With these net offering proceeds and indebtedness, Wells REIT II invested approximately $1.1 billion in real estate assets through March 31, 2005.

Wells REIT II’s stock is not listed on a public securities exchange. However, Wells REIT II’s charter requires that, in the event that Wells REIT II’s stock is not listed on a national securities exchange by October 2015, Wells REIT II must either seek stockholder approval for an extension or amendment of this listing deadline or stockholder approval to begin liquidating investments and distributing the resulting proceeds to the stockholders. In the event that Wells REIT II seeks stockholder approval for an extension or amendment to this listing date and does not obtain it, Wells REIT II will then be required to seek stockholder approval to liquidate. In this circumstance, if Wells REIT II seeks and does not obtain approval to liquidate, Wells REIT II will not be required to list or liquidate and could continue to operate indefinitely as an unlisted company.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of Wells REIT II have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, the statements for these unaudited interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of a full year’s results. For further information, refer to the financial statements and footnotes included in Wells REIT II’s annual report on Form 10-K for the year ended December 31, 2004.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets are primarily comprised of prepaid taxes, insurance and operating costs, escrow accounts held by our lenders to pay future real estate taxes, insurance and tenant improvements, earnest money paid in connection with future acquisitions and capitalized acquisition fees that have not yet been applied to investments in real estate assets. Prepaid expenses and other assets will be expensed as incurred or reclassified to other asset accounts upon being put into service in future periods. Balances without a future economic benefit are written off as they are identified.

Income Taxes

Wells REIT II has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), beginning with its taxable period ended December 31, 2003. To qualify as a REIT, Wells REIT II must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual “REIT taxable income,” computed without regard to the dividends-paid deduction and by excluding net capital gains attributable to stockholders. As a REIT, Wells REIT II is generally not subject to federal income taxes. Accordingly, neither a provision nor benefit for federal income taxes has been recorded in the accompanying consolidated financial statements. However, Wells REIT II is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the accompanying consolidated financial statements.

Stockholders’ Equity

The par value of investor proceeds raised from Wells REIT II’s offering of common stock is classified as common stock, with the remainder allocated to additional paid-in capital.

As of March 31, 2005, Wells REIT II’s share redemption program, as amended, provides that all redemptions during any calendar year, including those upon death or qualifying disability, are limited to those that can be funded with proceeds raised in the current calendar year from Wells REIT II’s dividend reinvestment plan. As the use of those proceeds for redemptions is outside of the control of Wells REIT II, they are considered to be temporary equity under Accounting Series Release No. 268, “Presentation in Financial Statements of Redeemable Preferred Stock.” Therefore, Wells REIT II has included an amount equal to proceeds from shares issued through Wells REIT II’s dividend reinvestment plan in the current calendar year, less the amount of redemptions previously funded with such proceeds, as redeemable common stock in the accompanying consolidated balance sheet as of March 31, 2005.

Reclassifications

Certain prior-period amounts, as reported, have been reclassified to conform with the current-period financial statement presentation including, among others, the reclassification described in the following paragraph.

Through the first quarter 2004, Wells REIT II reported the amortization of the fair values of in-place leases, including opportunity costs associated with lost rentals that are avoided by acquiring in-place leases and tenant relationships, as an adjustment to rental income in the consolidated statements of operations. In the second quarter 2004, Wells REIT II began presenting this amortization as amortization expense in its consolidated statements of operations and has reclassified such amortization from rental income to amortization expense for the three months ended March 31, 2004. The period of amortization continues to be the term of the respective lease; therefore, the net losses previously reported are not impacted by this change.

Recent Accounting Pronouncement

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 123-R, which replaces SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123-R applies to all transactions involving the issuance of equity securities, including, among others, common stock and stock options, in exchange for goods and services, including services provided by employees. SFAS No. 123-R requires Wells REIT II to recognize expenses for all stock options awarded to employees over the respective vesting periods. SFAS No. 123-R will become applicable to Wells REIT II effective January 1, 2006. To date, the fair value of options granted by Wells REIT II is $0. The adoption of this statement is not expected to have a material effect on Wells REIT II’s financial position or results of operations.

3. Real Estate Acquisitions

Overview

During the three months ended March 31, 2005, Wells REIT II acquired ownership interests in two properties for an aggregate purchase price of approximately $95.0 million, exclusive of related closing costs and acquisition fees.

180 Park Avenue 105 Building

On March 14, 2005, Wells REIT II purchased a three-story office building (the “180 Park Avenue 105 Building”) comprised of approximately 222,000 rentable square feet and located on approximately 26.6 acres of land at 180 Park Avenue in Florham Park, New Jersey, for a purchase price of approximately $53.5 million, plus closing costs. Construction of the 180 Park Avenue 105 Building was completed in 2001. Approximately 72% of the 180 Park Avenue 105 Building is leased to Novartis Pharmaceuticals Corporation, and the remaining 28% is currently vacant.

Governor’s Pointe Buildings

On March 17, 2005, Wells REIT II purchased a two-story office building comprised of approximately 78,000 rentable square feet and a five-story office building containing approximately 224,000 rentable square feet (collectively, the “Governor’s Pointe Buildings”) located on a total of approximately 18.76 acres at 4241 Irwin Simpson Road and 8990 Duke Boulevard in Mason, Ohio. The purchase price of the

Governor’s Pointe Buildings was approximately $41.5 million, plus closing costs. Construction of the two-story office building and five-story office building was completed in 1997 and 2003, respectively. Approximately 74% and 26% of the Governor’s Pointe Buildings are leased to Community Insurance Company and Anthem Prescription Management, respectively.

4. Line of Credit and Notes Payable

As of March 31, 2005 and December 31, 2004, Wells REIT II had the following indebtedness outstanding (in thousands):

Facility	March 31, 2005	December 31, 2004
Secured line of credit	$—	$115,350
Wildwood mortgage note	90,000	90,000
One West Fourth mortgage note	50,551	50,840
800 North Frederick mortgage note	46,400	46,400
Highland Landmark mortgage note	30,840	30,840
Finley Road and Opus Place mortgage note	17,237	17,075
9 Technology Drive Building mortgage note	23,800	—

Total line of credit and notes payable	$258,828	$350,505

During the three months ended March 31, 2005, Wells REIT II had the following activity with respect to its line of credit and notes payable:

On January 21, 2005, Wells REIT II entered into a $23.8 million interest-only promissory note with Transamerica Occidental Life Insurance Company (the “9 Technology Drive mortgage note”), the proceeds from which were used to repay amounts outstanding on the $430 million credit facility with Bank of America, N.A. described below. The 9 Technology Drive mortgage note matures on February 1, 2008 and carries an annual fixed interest rate of 4.31%. This note is secured by the 9 Technology Drive Building, which had a net book value of $47.2 million as of December 31, 2004. Wells REIT II may prepay this facility beginning February 2006, subject to certain prepayment penalties.

On March 17, 2005, Wells REIT II drew approximately $31.0 million down on its $430.0 million credit facility with Bank of America, N.A. (the “BOA Line of Credit”) in order to fund the acquisition of the Governor’s Pointe Buildings. During the first quarter of 2005, Wells REIT II repaid principal on the BOA Line of Credit of approximately $115.4 million using proceeds from the 9 Technology Drive mortgage note of $23.8 million and investor proceeds of approximately $91.6 million. Borrowings under the BOA Line of Credit bear interest at LIBOR plus 225 basis points, or the base rate plus 50 basis points, at the option of Wells REIT II. The base rate for any day is the higher of the Federal Funds Rate for such day, plus 50 basis points, or the prime rate established by Bank of America for that day. Under the terms of the BOA Line of Credit, Wells REIT II is required to repay outstanding principal and accrued interest by May 10, 2005. Wells REIT II may borrow up to 60% of the aggregate cost of the subset of lender-approved properties with an aggregate average occupancy rate of 85% (the “Borrowing Base”). Based on the value of the Borrowing Base, as of March 31, 2005, borrowings of approximately $307.6 million were available to Wells REIT II under the BOA Line of Credit. Borrowings on the credit facility are secured by mortgages on all lender-approved properties.

5. Related-Party Transactions

Advisory Agreement

Wells REIT II has entered into an advisory agreement (the “Advisory Agreement”) with the Advisor, which entitles the Advisor to earn specified fees upon the completion of certain services. The Advisory Agreement has a one-year term; however, either party may terminate the Advisory Agreement upon 60 days’ written notice. If initiating termination of the Advisory Agreement, Wells REIT II would be obligated to pay all unpaid earned fees and reimbursements of expenses to the Advisor. The Advisory Agreement expires on November 1, 2005.

Under the terms of the Advisory Agreement, the Advisor receives the following fees and reimbursements:

•	Reimbursement of organization and offering costs paid by the Advisor on behalf of Wells REIT II, not to exceed 2.0% of gross offering proceeds;

•	Acquisition fees of 2.0% of gross offering proceeds, subject to certain limitations; Wells REIT II also reimburses the Advisor for expenses it pays to third parties in connection with acquisitions or potential acquisitions;

•	Monthly asset management fees equal to one-twelfth of 0.75% of the cost of (1) all properties of Wells REIT II and (2) investments in joint ventures. The amount of these fees paid in any calendar quarter may not exceed 1.0% of the net asset value of those investments at each quarter-end after deducting debt used to acquire or refinance properties;

•	Reimbursement for all costs and expenses the Advisor incurs in fulfilling its duties as the asset portfolio manager, including wages and salaries and other employee-related expenses of the Advisor’s employees, which perform a full range of real estate services for Wells REIT II, including management, administration, operations, and marketing, and are billed to Wells REIT II based on the amount of time spent on Wells REIT II by such personnel, provided that such expenses are not reimbursed if incurred in connection with services for which the Advisor receives a disposition fee (described below) or an acquisition fee. Included in this amount are amounts paid for IRA custodial service costs allocated to REIT II accounts;

•	For any property sold by Wells REIT II, a disposition fee equal to 3.0% of the sales price, with the limitation that the total real estate commissions (including such disposition fee) for any Wells REIT II property sold may not exceed the lesser of (i) 6.0% of the sales price of each property or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the property;

•	Incentive fee of 10% of net sales proceeds remaining after stockholders have received distributions equal to the sum of the stockholders’ invested capital plus an 8% return of invested capital; and

•	Listing fee of 10% of the excess by which the market value of the stock plus dividends paid prior to listing exceeds the sum of 100% of the invested capital plus an 8% return on invested capital.

As of March 31, 2005, Wells REIT II has incurred and charged to additional paid-in capital approximately $20.5 million in organization and offering costs. This amount represents 2% of gross offering proceeds raised. As of March 31, 2005, the Advisor had incurred approximately $22.4 million in such costs. The organization and offering costs incurred by the Advisor and not yet reimbursed by Wells REIT II, which are approximately $1.9 million, will become payable to the Advisor as Wells REIT II raises additional proceeds as outlined above.

Acquisition fees incurred for the three months ended March 31, 2005 and 2004 totaled approximately $4.7 million and $1.2 million, respectively. Asset management fees incurred for the three months ended March 31, 2005 and 2004 totaled approximately $2.6 million and $0.03 million, respectively. Administrative reimbursements incurred for the three months ended March 31, 2005 and 2004 totaled approximately $0.5 million and $0.05 million, respectively, and are included in general and administrative expense in the consolidated statements of operations. Wells REIT II incurred no disposition, incentive, or listing fees during the three months ended March 31, 2005 or 2004.

Dealer Manager Agreement

Wells REIT II has executed a Dealer Manager Agreement with Wells Investment Securities, Inc. (“WIS”), whereby WIS, an affiliate of the Advisor, performs the dealer manager function for Wells REIT II. For these services, WIS earns a fee of up to 7% of the gross offering proceeds from the sale of the shares of Wells REIT II, of which substantially all is re-allowed to participating broker-dealers. During the three months ended March 31, 2005 and 2004, Wells REIT II incurred commissions of $16.4 million and $4.3 million, respectively, of which more than 99% was re-allowed to participating broker-dealers.

Additionally, Wells REIT II is required to pay WIS a dealer manager fee of up to 2.5% of the gross offering proceeds from the sale of Wells REIT II’s stock at the time the shares are sold. Under the dealer manager agreement, up to 1.5% of the gross offering proceeds may be reallowed by WIS to participating broker-dealers, and some of the fees may be reduced for certain classes of purchasers or for purchasers under the dividend reinvestment plan. Wells REIT II incurred dealer manager fees of approximately $5.9 million and $1.5 million, of which approximately $2.9 million and $0.7 million were re-allowed to participating broker-dealers, for the three months ended March 31, 2005 and 2004, respectively.

Property Management, Leasing, and Construction Agreement

On November 24, 2004, Wells REIT II entered into a Master Property Management, Leasing, and Construction Agreement (the “Management Agreement”) with Wells Management Company, Inc. (“Wells Management”), an affiliate of the Advisor. In consideration for supervising the management, leasing, and construction of certain Wells REIT II properties, Wells REIT II will pay the following fees to Wells Management in accordance with the terms of the Management Agreement:

•	Property management fees in an amount equal to a percentage negotiated for each property managed by Wells Management of the gross monthly income collected for that property for the preceding month;

•	Leasing commissions for new, renewal, or expansion leases entered into by any property for which Wells Management serves as leasing agent equal to a percentage as negotiated for that property of the total base rental and operating expenses actually to be paid to Wells REIT II during the applicable term of the lease, provided however, that no commission shall be payable as to any portion of such term beyond ten years;

•	Initial lease-up fees for newly constructed properties under the agreement, generally paid equal to one month’s rent;

•	Fees equal to a specified percentage of up to 5% of all construction build-out funded by Wells REIT II, given as a leasing concession, and overseen by Wells Management.

•	Other fees as negotiated with the addition of each specific property covered under the agreement.

Pursuant to the agreement described above, Wells REIT II incurred property management fees payable to Wells Management of approximately $12,000 for the three months ended March 31, 2005.

Due to Affiliates

The details of amounts due to affiliates as of March 31, 2005 and December 31, 2004, respectively, are provided below (in thousands):

	March 31, 2005	December 31, 2004
Asset management fees due to the Advisor	$975	$1,555
Organization and offering cost reimbursements due to the Advisor	351	3,759
Acquisition fees due to the Advisor	351	3,759
Commissions and dealer manager fees due to WIS	178	651
Other salary and administrative reimbursements due to the Advisor	275	99

	$2,130	$9,823

Economic Dependency

Wells REIT II has engaged the Advisor and its affiliates, Wells Management and WIS, to provide certain services that are essential to Wells REIT II, including asset management services, supervision of the management and leasing of properties owned by Wells REIT II, asset acquisition and disposition services, the sale of shares of Wells REIT II common stock, as well as other administrative responsibilities for Wells REIT II including accounting services, shareholder communications, and investor relations. These agreements are terminable by either party on 60 days’ written notice. As a result of these relationships, Wells REIT II is dependent upon the Advisor, Wells Management, and WIS.

The Advisor, Wells Management, and WIS are all owned and controlled by Wells Real Estate Funds, Inc. (“WREF”). The operations of the Advisor, Wells Management, and WIS represent substantially all of the business of WREF. Accordingly, Wells REIT II focuses on the financial condition of WREF when assessing the financial condition of the Advisor, Wells Management, and WIS. In the event that WREF were to become unable to meet its obligations as they become due, Wells REIT II might be required to find alternative service providers.

WREF’s net income was approximately $5.5 million for the three months ended March 31, 2005. Future net income generated by WREF will be largely dependent upon the amount of fees earned by the Advisor, Wells Management, and WIS based on, among other things, the level of investor proceeds raised from the sale of Wells REIT II’s common stock and the volume of future acquisitions and dispositions of real estate assets by Wells-sponsored programs. As of March 31, 2005 and December 31, 2004, WREF held cash balances of approximately $16.2 million and $6.3 million, respectively. WREF believes that it has adequate liquidity available in the form of cash on hand and current receivables necessary to meet its obligations as they become due.

Litigation Against Related Parties

During early 2004, a putative class action complaint was filed against, among others, Leo. F. Wells, III, the president and a director of Wells REIT II, the Advisor, and Wells Management. The Court granted the plaintiffs’ motion to permit voluntary dismissal of this suit, and it was dismissed without prejudice. In November 2004, the same plaintiffs filed a second putative class action complaint against, among others, Mr. Wells, the Advisor, and Wells Management. On January 28, 2005, the defendants filed motions to dismiss the plaintiffs’ claims. The Court has not yet ruled on those motions. The details of both complaints are outlined below.

As a matter of background, on or about March 12, 2004, a putative class action complaint (the “Original Complaint”) was filed by four individuals (the “plaintiffs”) against Wells Real Estate Fund I (“Wells Fund I”), and Wells Fund I’s general partners, the Advisor and Leo F. Wells, III, who is the president and a director of Wells REIT II, as well as Wells Management and WIS (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04-A-2791 2). Wells Fund I is a public limited partnership. The plaintiffs filed the Original Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 15, 2003. The Original Complaint alleged, among other things, that (a) the general partners, WIS, and Wells Fund I negligently and fraudulently made false statements and material omissions in connection with the initial sale (September 6, 1984 - September 5, 1986) of the B units to investors of Wells Fund I by making false statements and omissions in sales literature relating to the distribution of net sale proceeds to holders of B units, among other things; (b) the general partners and Wells Fund I negligently and fraudulently misrepresented and concealed disclosure of, among other things, alleged discrepancies between such statements and provisions in the partnership agreement for a period of time in order to delay such investors from taking any legal, equitable, or other action to protect their investments in Wells Fund I, among other reasons; (c) Mr. Wells and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners; and (d) the general partners and Wells Fund I breached fiduciary duties to the limited partners. On June 3, 2004, the Court granted the plaintiffs’ motion to permit voluntary dismissal, and the Original Complaint was dismissed without prejudice.

On or about November 24, 2004, the plaintiffs filed a second putative class action complaint (the “Complaint”) against Mr. Wells, the Advisor, Wells Management, and Wells Fund I (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04A-13051 6). The plaintiffs filed the Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 9, 2002. The Complaint alleges, among other things, that the general partners breached their fiduciary duties to the limited partners by, among other things, (a) failing to timely disclose alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; (b) engaging in a scheme to fraudulently conceal alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; and (c) not accepting a settlement offer proposed by a holder of A units and a holder of A and B units in other litigation naming Wells Fund I as a defendant, in which other litigation the court subsequently granted summary judgment in favor of Wells Fund I. The Complaint also alleges that misrepresentations and omissions in an April 2002 consent solicitation to the limited partners caused that consent solicitation to be materially misleading. In addition, the Complaint alleges, among other things, that the general partners and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners relating to an alleged waiver of deferred management fees.

The plaintiffs seek, among other remedies, the following: judgment against the general partners of Wells Fund I, jointly and severally, in an amount to be proven at trial; punitive damages; disgorgement of fees earned by the general partners directly or through their affiliates; a declaration that the consent obtained as a result of an April 2002 consent solicitation is null and void; enforcement of an alleged contract arising out of the June 2000 consent solicitation to waive Wells Management’s deferred management fees; and an award to plaintiffs of their attorneys’ fees, costs and expenses. The Complaint states that Wells Fund I is named only as a necessary party defendant and that the plaintiffs seek no money from or relief at the expense of Wells Fund I. On January 28, 2005, the defendants filed motions to dismiss the plaintiffs’ claims. On March 31, 2005, the plaintiffs filed briefs in opposition to the defendants’ motions to dismiss. The Court has not yet ruled on these pending motions. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time. However, an adverse outcome could adversely affect the ability of the Advisor, Wells Management, WIS, and Mr. Wells to fulfill their duties under the agreements and relationships they have with Wells REIT II.

6. Commitments and Contingencies

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, may obligate Wells REIT II to expend certain amounts of capital to expand an existing property or provide other expenditures for the benefit of the tenant, in favor of additional rental revenue. As of March 31, 2005, no tenants have exercised such options.

Litigation

Wells REIT II is from time to time a party to legal proceedings, which arise in the ordinary course of its business. Wells REIT II is not currently involved in any litigation the outcome of which would have, in management’s judgment based on information currently available, a material adverse effect on the results of operations or financial condition of Wells REIT II, nor is management aware of any such litigation threatened against Wells REIT II (see Note 5 regarding litigation against related parties).

7. Events Subsequent to March 31, 2005 through May 6, 2005 (the date of the filing of Wells REIT II’s Quarterly Report on Form 10-Q)

Sale of Shares of Common Stock

From April 1, 2005 through April 30, 2005, Wells REIT II had raised approximately $83.4 million through the issuance of approximately 8.3 million shares of common stock of Wells REIT II. As of April 30, 2005, approximately 489.0 million shares remained available for sale to the public under Wells REIT II’s ongoing public offering, exclusive of shares available under Wells REIT II’s dividend reinvestment plan.

5995 Opus Parkway Building Acquisition

On April 5, 2005, Wells REIT II purchased a five-story office building containing approximately 165,000 rentable square feet (the “5995 Opus Parkway Building”) located on an approximate 8.9-acre parcel of land at 5909/5995 Opus Parkway in Minnetonka, Minnesota, for a purchase price of approximately $22.7 million, plus closing costs. Construction of the 5995 Opus Parkway Building was completed in 1988. Approximately 62%, 19%, and 18% of the 5995 Opus Parkway Building is leased to G&K Services, Inc., Opus Corporation, and Virtual Radiological Consultants, LLC, respectively. Approximately 1% of the 5995 Opus Parkway Building is currently vacant.

215 Diehl Road Building Acquisition

On April 19, 2005, Wells REIT II purchased a four-story office building containing approximately 162,000 rentable square feet (the “215 Diehl Road Building”) located on an approximate 7.5-acre parcel of land at 215 Diehl Road in Naperville, Illinois, for a gross purchase price of $27.6 million, plus closing costs. Construction of the 215 Diehl Road Building was completed in 1998. ConAgra Foods, Inc. leases 100% of the 215 Diehl Road Building and is one of North America’s leading packaged-food companies, serving grocery retailers, as well as restaurants and foodservice establishments.

Property Under Contract

On April 4, 2005, Wells REIT II entered into a purchase and sale agreement to purchase all of the seller’s interest in a 28-story office building containing approximately 656,000 rentable square feet (the “100 East Pratt Street Building”) located in Baltimore, Maryland, for a gross purchase price of $207.5 million, plus closing costs. In connection with the execution of the Agreement, Wells REIT II paid a nonrefundable deposit of $6.0 million to an escrow agent, which will be applied to the purchase price.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying consolidated balance sheets of Wells Real Estate Investment Trust II, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004 and the period from inception (July 3, 2003) through December 31, 2003. Our audits also included the accompanying financial statement schedule. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wells Real Estate Investment Trust II, Inc. at December 31, 2004 and 2003, and the consolidated results of its operations and its cash flows for the year ended December 31, 2004 and the period from inception (July 3, 2003) to December 31, 2003 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Wells Real Estate Investment Trust II, Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2005 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Atlanta, Georgia

March 10, 2005

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per share data)

	December 31,
	2004	2003
Assets:
Real estate assets, at cost:
Land	$152,399	$—
Buildings and improvements, less accumulated depreciation of $7,456	616,201	—
Intangible lease assets, less accumulated amortization of $9,453	169,443	—
Construction in progress	447	—

Total real estate assets	938,490	—

Cash and cash equivalents	24,051	157
Restricted cash	—	982
Rents receivable, net of allowance for doubtful accounts of $432	7,500	—
Prepaid expenses and other assets	1,654	513
Deferred financing costs, less accumulated amortization of $311	977	—
Deferred lease costs, less accumulated amortization of $4,684	105,093	—
Investments in bonds	78,000	—

Total assets	$1,155,765	$1,652

Liabilities and Stockholders’ Equity:

Line of credit and notes payable	$350,505	$—
Obligations under capital leases	78,000	—
Intangible lease liabilities, less accumulated amortization of $716	24,074	—
Accounts payable and accrued expenses	14,526	563
Escrowed investor proceeds	—	982
Due to affiliates	7,961	—
Dividends payable	1,964	—
Deferred rental income	408	—

Total liabilities	477,438	1,545

Commitments and Contingencies	—	—

Minority Interest	1,212	106

Stockholders’ Equity:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, none outstanding
Common stock, $.01 par value; 900,000,000 shares authorized, 79,132,494 and 100 shares issued and outstanding at December 31, 2004, and 2003, respectively	791	—
Additional paid-in capital	680,886	1
Accumulated deficit	(4,562)	—

Total stockholders’ equity	677,115	1

Total liabilities and stockholders’ equity	$1,155,765	$1,652

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31, 2004	Period from inception (July 3, 2003) to December 31, 2003
Revenues:
Rental income	$43,864	$—
Tenant reimbursements	6,837	—

	50,701	—
Expenses:
Property operating costs	12,795	—
Property and asset management fees:		—
Related-party	3,098
Other	823
General and administrative	4,380	94
Depreciation	7,456	—
Amortization	12,028	—

	40,580	94

Real estate operating income	10,121	(94)

Other income (expense):
Interest income	2,921	—
Interest expense	(17,610)	—

	(14,689)	—

Loss before minority interest	(4,568)	(94)

Minority interest in loss of consolidated subsidiaries	6	94

Net loss	$(4,562)	$—

Net loss per share
Basic and diluted	$(0.15)	$(4.70)

Weighted average shares outstanding
Basic and diluted	31,372	—

Dividends declared per share	$0.49	$—

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION (JULY 3, 2003) TO DECEMBER 31, 2003

AND FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, July 3, 2003 (inception)	—	$—	$—	$—	$—

Issuance of common stock	—	—	1	—	1
Net loss	—	—	—	—	—

Balance, December 31, 2003	—	—	1	—	1

Issuance of common stock	79,201	792	791,220	—	792,012
Redemptions of common stock	(69)	(1)	(689)	—	(690)
Dividends ($0.49 per share)	—	—	(18,577)	—	(18,577)
Commissions on stock sales and related dealer manager fees	—	—	(75,241)	—	(75,241)
Other offering costs	—	—	(15,828)	—	(15,828)
Net loss	—	—	—	(4,562)	(4,562)

Balance, December 31, 2004	79,132	$791	$680,886	$(4,562)	$677,115

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31, 2004	Period from inception (July 3, 2003) to December 31, 2003
Cash Flows from Operating Activities:
Net loss	$(4,562)	$—
Adjustments to reconcile net loss to net cash provided by operating activities:
Minority interest in loss of consolidated entities	(6)	(94)
Depreciation	7,456	—
Amortization	19,098	—
Changes in assets and liabilities:
Rents receivable	(7,500)	—
Accounts payable and accrued expenses	9,907	563
Prepaid expenses and other assets	(960)	(513)
Deferred rental income	408	—

Total adjustments	28,403	(44)

Net cash provided by (used in) operating activities	23,841	(44)

Cash Flows from Investment Activities:
Investment in real estate and related assets	(905,264)	—
Acquisition fees paid	(12,069)	—

Net cash used in investing activities	(917,333)	—

Cash Flows from Financing Activities:
Proceeds from line of credit and notes payable	911,607	—
Repayment of line of credit and notes payable	(675,889)	—
Dividends paid to stockholders	(16,613)	—
Issuance of common stock	792,012	1
Commissions on stock sales and related dealer manager fees paid	(74,590)	—
Other offering costs paid	(12,069)	—
Redemptions of common stock	(690)	—
Minority interest	—	200
Deferred financing costs paid	(6,382)	—

Net cash provided by financing activities	917,386	201

Net increase in cash and cash equivalents	23,894	157

Cash and cash equivalents, beginning of period	157	—

Cash and cash equivalents, end of period	$24,051	$157

Supplemental Disclosures of Investing and Financing Non-Cash Activities:
Acquisition fees applied to investments	$15,646	$—

Acquisition fees due to affiliate	$3,759	$—

Other offering costs due to affiliate	$3,759	$—

Acquisition of intangible lease liabilities	$24,791	$—

Assumption of obligations under capital leases and related bonds	$78,000	$—

Assumption of liabilities at property acquisition	$9,085	$—

Assumption of debt at property acquisition	$114,516	$—

Dividends payable	$1,964	$—

Sales commissions payable	$208	$—

Dealer manager fees due to affiliate	$443	$—

Write off of fully amortized deferred financing costs	$5,095	$—

See accompanying notes.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004

1. ORGANIZATION AND BUSINESS

Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) is a Maryland corporation that engages in the acquisition and ownership of commercial real estate properties throughout the United States, including properties that are under construction, are newly constructed or have operating histories. Wells REIT II was incorporated on July 3, 2003 and has elected to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes. Wells REIT II may invest in office buildings, shopping centers, other commercial and industrial properties or other real estate properties.

At December 31, 2004, Wells REIT II owned interests in 18 properties comprising approximately 5.2 million square feet of commercial office and industrial space located in nine states and the District of Columbia. At December 31, 2004, these properties were approximately 97.4% leased.

Wells REIT II’s business is primarily conducted through Wells Operating Partnership II, L.P. (“Wells OP II”), a Delaware limited partnership and a consolidated subsidiary of Wells REIT II. Wells OP II was formed on July 3, 2003 to acquire, develop, own, lease, and operate real properties on behalf of Wells REIT II, either directly, through wholly owned subsidiaries or through joint ventures. Wells REIT II is the general partner in Wells OP II and possesses full legal control and authority over the operations of Wells OP II. Wells Capital, Inc. (“Wells Capital”) is the sole limited partner of Wells OP II.

On December 1, 2003, Wells REIT II commenced its initial public offering of up to 785.0 million shares of common stock pursuant to a Registration Statement filed on Form S-11 under the Securities Act of 1933, with 185.0 million of these shares reserved for issuance through Wells REIT II’s dividend reinvestment plan. Through December 31, 2004, Wells REIT II had sold approximately 79.2 million shares for gross proceeds of approximately $792.0 million. Of this amount, Wells REIT II incurred costs related to the sale of these shares of (1) approximately $15.8 million in acquisition fees, (2) approximately $75.2 million in selling commissions and dealer manager fees, and (3) approximately $15.8 million in organization and offering costs to Wells Capital. In addition, Wells REIT II redeemed shares of common stock pursuant to Wells REIT II’s share redemption program in the amount of $0.7 million. With these net offering proceeds and indebtedness, Wells REIT II invested approximately $1,039.9 million in real estate assets through December 31, 2004.

Wells REIT II’s stock is not listed on any securities exchange. However, Wells REIT II’s charter requires that, in the event that Wells REIT II’s stock is not listed on a national securities exchange by October 2015, Wells REIT II must either seek stockholder approval of an extension or amendment of this listing deadline or stockholder approval to begin liquidating investments and distributing the resulting proceeds to the stockholders. If Wells REIT II seeks stockholder approval of an extension or amendment to this listing date and does not obtain it, Wells REIT II will then be required to seek stockholder approval to liquidate. In this circumstance, if Wells REIT II seeks and does not obtain approval to liquidate, Wells REIT II will not be required to list or liquidate and could continue to operate indefinitely as an unlisted company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Wells REIT II, Wells OP II, and any entities for which Wells REIT II or Wells OP II has a controlling financial interest or is deemed the primary beneficiary of a variable interest entity. In determining whether a controlling financial interest exists, Wells REIT II considers ownership of voting interests, protective rights and participatory rights of the investors. Any intercompany balances and transactions are eliminated upon consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Assets

Real estate assets are stated at cost, less accumulated depreciation. Amounts capitalized to real estate assets consist of the cost of acquisition or construction, application of acquisition and advisory fees incurred, and any tenant improvements or major improvements and betterments that extend the useful life of the related asset. All repairs and maintenance are expensed as incurred.

Wells REIT II’s real estate assets are depreciated using the straight-line method over the useful lives of the assets by class generally as follows:

Building	40 years
Building improvements	5-25 years
Land improvements	20-25 years
Tenant improvements	Lease term
Intangible lease assets	Lease term

Management continually monitors events and changes in circumstances that could indicate that carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, management assesses the recoverability of the assets by determining whether the carrying value of the real estate and related intangible assets will be recovered through the undiscounted future cash flows expected from the use and eventual disposition of the asset. In the event the expected undiscounted future cash flows do not exceed the carrying value, management adjusts the real estate and intangible assets to their fair value and recognizes an impairment loss. Wells REIT II held no real estate assets as of December 31, 2003, and management has determined that there has been no impairment in the carrying value of real estate assets held by Wells REIT II during the year ended December 31, 2004.

Cash and Cash Equivalents

Wells REIT II considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short term investments. Short term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts.

Restricted Cash and Escrowed Investor Proceeds

Restricted cash and escrowed investor proceeds as of December 31, 2003 on the consolidated balance sheet represented offering proceeds from investors held in escrow. During 2004, these escrowed proceeds were released as Wells REIT II accepted and received sufficient proceeds as outlined in the prospectus and pursuant to applicable state law. As of December 31, 2004, no investor proceeds are held in escrow.

Rents Receivable

Rents receivable are recognized and carried at original amount earned less a provision for any uncollectible amounts. The allowance for doubtful accounts is adjusted based upon management’s judgment about the collectibility of individual account balances. Wells REIT II recorded a provision for bad debts of approximately $432,000 during the year ended December 31, 2004.

Prepaid Expenses and Other Assets

Prepaid expenses and other assets include expenses incurred as of the balance sheet date that relate to future periods and will be expensed or reclassified to another account during the period to which the costs relate. These amounts include deferred project costs and earnest money paid for future acquisitions. Deferred project costs represent amounts paid to Wells Capital pursuant to the terms of the Advisory Agreement for acquisition fees (see Note 8 below). Any amounts with no future economic benefit are charged to earnings when identified.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized on a straight-line basis over the term of the related financing arrangement. Amortization of deferred financing costs for the year ended December 31, 2004 was approximately $5.4 million. Amortization of deferred financing costs is recorded in interest expense on the consolidated statements of operations.

Deferred Lease Costs

Costs incurred to acquire operating leases, including those identified as part of the purchase price allocation process, are capitalized as deferred lease costs and amortized on a straight-line basis over the terms of the related leases. Amortization of deferred lease costs was approximately $4.7 million for the year ended December 31, 2004.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, Wells REIT II allocates the purchase price of properties to acquired tangible assets, consisting of land and building, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and the value of in-place leases, based in each case on their estimated fair values.

The fair values of the tangible assets of an acquired property (which includes land and building) are determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building based on management’s determination of the relative fair value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market demand.

The fair values of above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining terms of the leases. The capitalized above-market and below-market lease values are recorded as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases.

The fair values of in-place leases include direct costs associated with obtaining a new tenant, opportunity costs associated with lost rentals that are avoided by acquiring an in-place lease, and tenant relationships. Direct costs associated with obtaining a new tenant include commissions, tenant improvements and other direct costs and are estimated based on management’s consideration of current market costs to execute a similar lease. These direct costs are included in deferred lease costs in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases. The value of opportunity costs is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. Customer relationships are valued based on expected renewal of a lease or the likelihood of obtaining a particular tenant for other locations. These lease intangibles are included in intangible lease assets in the accompanying consolidated balance sheets and are amortized to expense over the remaining terms of the respective leases.

During the year ended December 31, 2004, approximately $35.0 million and approximately $143.9 million was recognized as the value of above-market in-place leases and intangible absorption period costs, respectively, and included in real estate assets in the consolidated balance sheets as intangible lease assets. As of December 31, 2004, approximately $24.8 million was recognized as the value of below-market in-place leases and presented in the consolidated balance sheets as intangible lease liabilities, and approximately $109.8 million was recognized as intangible lease origination costs and included in deferred lease costs in the consolidated balance sheets.

During the year ended December 31, 2004, Wells REIT II recorded $12.0 million in amortization expense related to intangible lease origination costs and intangible absorption period costs, and approximately $1.4 million of amortization relating to above-market and below-market in-place leases that was recognized as a net decrease in rental revenues in the consolidated statement of operations.

The remaining unamortized balance for these intangible assets will be amortized as follows (in thousands):

	Intangible Lease Asset Amortization	Intangible Lease Liability Amortization	Intangible Lease Origination Costs Amortization	Intangible Absorption Period Amortization
For the year ending December 31:
2005	$5,108	$2,184	$12,053	$21,126
2006	5,098	2,184	12,032	19,623
2007	4,806	2,082	11,681	17,193
2008	4,432	2,049	11,358	15,493
2009	4,308	2,047	11,257	14,966
Thereafter	9,157	13,528	46,712	48,133

	$32,909	$24,074	$105,093	$136,534

Weighted Average Amortization Period	7 years	12 years	10 years	8 years

Investments in Bonds and Obligations Under Capital Leases

Wells REIT II has acquired investments in bonds and offsetting obligations under capital leases. Wells REIT II records the bonds at net principal value and obligations under capital leases at the present value of the expected payments. The related amounts of interest are recorded as interest income and interest expense in equal amounts in the period that the amounts accrue.

Interest

Interest is charged to interest expense as it accrues, and interest qualifying for capitalization relating to properties under development is capitalized into construction in progress on the balance sheet. Approximately $49,000 of interest was capitalized during the year ended December 31, 2004.

Dividends Payable and Distribution Policy

In order to maintain its status as a REIT, Wells REIT II is required to make distributions each taxable year equal to at least 90% of its REIT taxable income excluding capital gains. To the extent funds are available, Wells REIT II intends to pay regular quarterly dividends to stockholders. Dividends are paid to those stockholders who are stockholders of record as of applicable record dates.

Offering and Related Costs

Pursuant to the Advisory Agreement (see Note 8 below), Wells Capital is responsible for paying all costs associated with Wells REIT II’s initial public offering. These costs include legal and accounting fees, printing, sales and promotional costs and other costs directly associated with the offering. Subject to certain limitations, Wells REIT II is required to reimburse Wells Capital for these costs. Such costs, as well as sales commissions and dealer manager fees associated with the offering of shares, are accounted for as a reduction of paid-in capital.

Minority Interest

Minority interest in loss of consolidated subsidiaries in the consolidated statements of operations represents the net loss allocated to minority interests of the consolidated subsidiaries held by third parties throughout the period. Minority interest in the consolidated balance sheets represents the equity interests of consolidated subsidiaries that are not owned by Wells REIT II.

Revenue Recognition

All leases on real estate assets held by Wells REIT II are classified as operating leases, and the related base rental income is generally recognized on a straight line basis over the terms of the respective leases. Tenant reimbursements are recognized as revenue in the period that the related operating cost is incurred and are billed to tenants pursuant to the terms of the underlying leases. Rents collected in advance are deferred to future periods.

Stock-based Compensation

As permitted by the provisions of Statement of Financial Accounting Standards No. 123 “Accounting and Disclosure for Stock-Based Compensation” (“Statement 123”), Wells REIT II applies Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”) and the related interpretations in accounting for its stock options accordingly. Wells REIT II does not recognize compensation cost in the consolidated statements of income based upon the fair value of stock based compensation but instead provides pro forma disclosure of the compensation expense in the notes to the consolidated financial statements. For the year ended December 31, 2004, stock option grants did not have any impact on the consolidated statement of operations as the fair value at the date of issue for each grant is estimated at $0.

Earnings Per Share

Earnings per share are calculated based on the weighted average number of common shares outstanding during each period. Outstanding stock options have been excluded from the diluted earnings per share calculation, as their impact would be anti-dilutive.

Financial Instruments

Wells REIT II considers its cash, accounts receivable, accounts payable, bonds, obligations under capital leases, line of credit, and notes payable to meet the definition of financial instruments. At December 31, 2004, the carrying value of Wells REIT II’s financial instruments approximated their fair value. The line of credit and notes payable bear interest based on variable interest rates that periodically adjust to market, have had interest imputed at Wells REIT II’s borrowing rate, or are at fixed rates, which approximate current market rates for similar borrowing arrangements.

Income Taxes

Wells REIT II has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and has operated as such beginning with its taxable period ended December 31, 2003. To qualify as a REIT, Wells REIT II must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its annual REIT taxable income (excluding capital gains) to stockholders. As a REIT, Wells REIT II generally will not be subject to federal income tax. No provision or benefit for federal income taxes has been made in the accompanying consolidated financial statements. Wells REIT II is subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in the accompanying financial statements.

3. REAL ESTATE ACQUISITIONS

During the year ended December 31, 2004, Wells REIT II acquired the following properties (dollars in thousands):

Property	Acquisition Date	Location	Square Feet	Purchase Price (1)
Weatherford Center Houston	February 10, 2004	Houston, Texas	260,000	$40,647
New Manchester One (2)	March 19, 2004	Douglasville, Georgia	593,000	19,889
333 and 777 Republic Drive (2)	March 31, 2004	Allen Park, Michigan	169,000	19,377
Manhattan Towers	April 2, 2004	Manhattan Beach, CA	310,000	92,067
9 Technology Drive (2)	May 27, 2004	Westborough, MA	251,000	48,808
180 Park Avenue	June 23, 2004	Florham Park, New Jersey	385,000	83,676
One Glenlake Parkway	June 25, 2004	Atlanta, GA	353,000	81,976
80 M Street	June 29, 2004	Washington, D.C.	275,000	109,200
One West Fourth Street	July 23, 2004	Winston-Salem, NC	431,000	78,449
3333 Finley Road and 1501 Opus Place (2)	August 4, 2004	Downers Grove, Illinois	322,000	73,171
The Wildwood Buildings	September 20, 2004	Atlanta, Georgia	832,000	174,366
Emerald Point	October 14, 2004	Dublin, California	194,000	44,332
800 North Frederick (2)	October 22, 2004	Gaithersburg, Maryland	393,000	79,385
The Corridors III	November 1, 2004	Downers Grove, Illinois	222,000	41,057
Highland Landmark III (3)	December 28, 2004	Downers Grove, Illinois	269,000	53,503

Total			5,259,000	$1,039,903

(1)	Purchase price includes related closing costs and acquisition fees paid to Wells Capital.
(2)	This property is managed by an affiliate. See Note 8 for more information on this relationship.
(3)	Held in a partnership in which Wells REIT II holds 95% ownership interest.

4. LINE OF CREDIT AND NOTES PAYABLE

As of December 31, 2004, Wells REIT II had the following indebtedness outstanding (in thousands):

Facility	December 31, 2004
Secured line of credit	$115,350
Wildwood mortgage note	90,000
One West Fourth mortgage note	50,840
800 North Frederick mortgage note	46,400
Highland Landmark mortgage note	30,840
Finley Road and Opus Place purchase note (1)	17,075

Total indebtedness	$350,505

(1)	Interest is imputed at Wells REIT II’s weighted average borrowing rate at the date of acquisition.

The Secured Line of Credit represents a revolving credit facility secured by a pool of borrowing base properties. Under the terms of the facility, Wells REIT II may borrow the lesser of (1) an amount equal to 60% of the aggregate cost of lender-approved borrowing base properties or (2) $430 million. As of December 31, 2004, the borrowing base included nine properties with an aggregate book value of $517.1 million; and based on the value of these properties, Wells REIT II was able to borrow up to an additional $192.2 million. Interest on the Secured Line of Credit accrues at a per annum rate of LIBOR plus 2.25% or the Base Rate plus 0.50%, at the option of Wells REIT II (4.74% at December 31, 2004). The Base Rate for any day is the higher of (1) the Federal Funds Rate for such day plus .50%, or (2) Bank of America’s prime rate for such day. The Secured Line of Credit contains covenants that, among other things:

•	Restrict Wells REIT II’s ratio of debt to real estate assets plus cash and cash equivalents to 60%;

•	Limit the amount that Wells REIT II may pay in dividends (excluding amounts reinvested under our dividend reinvestment plan) to the greater of 90% of Funds From Operations, as defined, or the amount required to maintain REIT status pursuant to the Code; and

•	Require Wells REIT II to use 86.5% of gross offering proceeds to reduce amounts outstanding under the facility.

The Wildwood, 800 North Frederick and Highland Landmark Mortgage Loans represent non-recourse mortgage loans secured by specific assets. The aggregate book value of the properties securing these loans is approximately $304.8 million. These loans require monthly payment of interest at fixed rates ranging from 4.6% to 5.0% per annum and principal is due upon maturity. The Wildwood, 800 North Frederick and Highland Landmark Mortgage Loans mature in 2014, 2011 and 2012, respectively.

The One West Fourth Mortgage Loan is a non-recourse mortgage loan secured by a property with a net book value of $77.1 million. Interest accrues on this loan at a per annum rate of 5.8%, and this loan requires monthly payments of principal and interest ranging from approximately $341,000 to $382,000 through maturity in 2018 when all remaining unpaid principal is due.

The Finley Road and Opus Place Purchase Loan represents a loan provided by the seller of the Finley Road and Opus Place properties. The loan requires no payments of principal or interest until maturity (2006) when Wells REIT II must pay an amount equal to $17.8 million. The loan was recorded at fair value on the date of purchase using an imputed interest rate of 3.742%. The loan is secured by Finley Road and Opus Place properties whose aggregate net book values were $72.4 million.

Wells REIT II’s weighted average interest rate at December 31, 2004 for the aforementioned indebtedness was approximately 4.90%. Cash paid for interest during 2004, including amounts capitalized, was $11.5 million.

The following table summarizes the scheduled aggregate principal repayments for the five years subsequent to December 31, 2004, in thousands:

For the year ending December 31:	Principal Repayments
2005	$116,528
2006	$18,323
2007	$1,573
2008	$1,667
2009	$1,766
Thereafter	$210,648

Total	$350,505

5. COMMITMENTS AND CONTINGENCIES

Commitments Under Existing Lease Agreements

Certain lease agreements include provisions that, at the option of the tenant, Wells REIT II may be obligated to expend certain amounts of capital to expand an existing property or provide other expenditures for the benefit of the tenant, for which Wells REIT II would receive additional rental revenue. At December 31, 2004, no tenants have exercised such options.

Capital Lease Obligations

Certain properties are subject to leases that are recorded as capital leases. The net book value of these properties as of December 31, 2004 was $99.4 million. Each obligation requires payments equal to the amounts of principal and interest receivable of related investments in bonds, which mature in 2011 or 2012. Required payments under the terms of the leases are as follows as of December 31, 2004 (in thousands):

Year	Amount
2005	$4,680
2006	4,680
2007	4,680
2008	4,680
2009	4,680
Thereafter	90,660

114,060

Amounts representing interest	(36,060)

Total	$78,000

6. STOCKHOLDERS’ EQUITY

Stock Option Plan

Wells REIT II maintains the Stock Option Plan that provides for grants of “non-qualified” stock options to be made to selected employees of Wells Capital and Wells Management Company, Inc. (“Wells Management”). A total of 750,000 shares have been authorized and reserved for issuance under the Stock Option Plan. At December 31, 2004, no stock options have been granted under the plan; therefore all 750,000 shares are available for option grants, subject to limitations set forth in the charter.

Under the Stock Option Plan, the exercise price per share for the options must be the greater of (1) $11.00 or (2) the Fair Market Value (as defined in the Stock Option Plan) on the date the option is granted. The conflicts committee of Wells REIT II’s board of directors, upon recommendation and consultation with Wells Capital and Wells Management, may grant options under the plan. The conflicts committee has the authority to set the term and vesting period of the stock options as long as no option has a term greater than five years from the date the stock option is granted. If the conflicts committee determines that the potential benefits of the stock options may be inappropriately diluted or enlarged as a result of certain corporate transactions or events, the conflicts committee may adjust the number and class of shares or the exercise price with respect to any option. No stock option may be exercised if such exercise would jeopardize Wells REIT II’s status as a REIT under the Code, and no stock option may be granted if the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to Wells REIT II’s advisor, directors, officers or any of their affiliates, would exceed 10% of Wells REIT II’s issued and outstanding shares. No option may be sold, pledged, assigned or transferred by an employee in any manner other than by will or the laws of descent or distribution.

Independent Director Stock Option Plan

Wells REIT II maintains the Independent Director Stock Option Plan (the “Director Plan”) that provides for grants of stock to be made to independent non-employee directors of Wells REIT II. A total of 100,000 shares have been authorized and reserved for issuance under the Director Plan. At December 31, 2004, 28,000 options have been granted under the plan; therefore 72,000 shares remain available for independent director stock option grants, subject to limitations set forth in the charter.

Under the Director Plan, options to purchase 2,500 shares of common stock at the greater of $12 per share or the Fair Market Value (as defined in the Director Plan) are granted upon initially becoming an independent director of Wells REIT II. Of these shares, 20% are exercisable immediately on the date of grant. An additional 20% of these shares become exercisable on each anniversary following the date of grant. Additionally, effective on the date of each annual stockholder meeting, beginning in 2004, each independent director will be granted an option to purchase 1,000 additional shares of common stock at the greater of (1) $12 per share or (2) the Fair Market Value. These options are 100% exercisable upon completion of two years of service after the date of grant. All options granted under the Director Plan expire no later than the tenth anniversary of the date of grant and may expire sooner if the independent director dies, is disabled, or ceases to serve as a director. In the event that the potential benefits of the stock options may be inappropriately diluted or enlarged as a result of certain corporate transactions or events, a corresponding adjustment to the consideration payable with respect to all stock options shall be made. No stock option may be exercised if such exercise would jeopardize Wells REIT II’s status as a REIT under the Code, and no stock option may be granted if the grant, when combined with those issuable upon exercise of outstanding options or warrants granted to Wells REIT II’s advisor, directors, officers or any of their affiliates, would exceed 10% of Wells REIT II’s issued and outstanding shares. No option may be sold, pledged, assigned or transferred by an independent director in any manner other than by will or the laws of descent or distribution.

No grants were made under the Independent Director Plan in 2003. A summary of Wells REIT II’s stock option activity under its Independent Director Plan during the year ended December 31, 2004 is as follows:

	Number	Exercise Price	Exercisable
Outstanding at December 31, 2003	—	—	—
Granted in 2004	28,000	$12

Outstanding at December 31, 2004	28,000	$12	4,000

In accordance with Statement 123, the fair value of each stock option granted in 2004 has been estimated as of the date of the grant using the Black-Scholes minimum value method. The weighted average risk free interest rate assumed for 2004 was 4.26%, and the projected future dividend yield was estimated to be 6.0% for the options granted in 2004. The expected life of an option was assumed to be six years for the year ended December 31, 2004. Based on these assumptions, the fair value of the options granted during the year ended December 31, 2004 is $0. The weighted average contractual remaining life for options that were exercisable at December 31, 2004 was approximately nine years.

Dividend Reinvestment Plan

Wells REIT II maintains the Dividend Reinvestment Plan (the “DRP”) that allows common stockholders to elect to reinvest an amount equal to the dividends declared on their common shares in additional shares of Wells REIT II’s common stock in lieu of receiving cash dividends. Under the DRP, shares may be purchased by participating stockholders at the higher of $9.55 per share or 95% of the estimated per share value, as estimated by Wells Capital or another firm chosen by the board of directors for that purpose. Participants in the DRP may purchase fractional shares so that 100% of the dividends will be used to acquire shares of the Wells REIT II’s stock. Wells REIT II pays selling commissions of 5.0% in connection with sales under the DRP to the extent it paid commissions on the shares to which the dividends relate. Wells REIT II pays no dealer manager fees on shares issued under the DRP. The board of directors, by majority vote, may amend or terminate the DRP for any reason upon 10 days prior written notice to the participants of the DRP.

Share Redemption Program

Wells REIT II maintains a Share Redemption Program (the “SRP”) for stockholders who hold their shares for more than one year, subject to certain limitations and penalties. The SRP, as amended, provides that Wells REIT II may repurchase a share of common stock for $9.10 per share, or 91% of the price per share paid for those shares sold for less than $10.00. This redemption price is expected to remain fixed until three years after Wells REIT II completes its initial public offering or any subsequent public equity offerings (other than secondary offerings or offerings related to a dividend reinvestment plan, employee benefit plan or the issuance of shares upon redemption of interests in Wells OP II). Thereafter, the redemption price would equal 95% of the per share value of Wells REIT II as estimated by Wells Capital or another firm chosen by the board of directors for that purpose.

Redemptions sought within two years of the death of a stockholder do not require a one-year holding period, and the redemption price is the amount paid for the shares until three years after completion of the above-mentioned offering stage. At that time, the redemption price would be the higher of the amount paid for the shares or 100% of Wells Capital’s estimated per share net asset value. The higher redemption price available upon death and the exemption from the one-year holding period requirement is also available within two years of an investor’s award of disability benefits from the Social Security Administration or, in limited circumstances, from other governmental agencies.

Shares redeemed under the SRP, other than upon the death or disability of a stockholder, may not exceed the lesser of (i) the amount redeemable from 50% of the net proceeds from the sale of shares through the DRP in the current calendar year or (ii) 5% of the weighted average common shares outstanding during the preceding year. All redemptions during any calendar year, including those within two years of death or disability, are limited to those that can be funded from 100% of the net proceeds from the sale of shares under the DRP during that calendar year. The board of directors may amend or terminate the SRP at any time with 30 days’ notice. At December 31, 2004, approximately $0.7 million shares have been redeemed under the SRP.

7. INCOME TAXES

Wells REIT II’s income tax basis net income for the year ended December 31, 2004 and the period from inception (July 3, 2003) to December 31, 2003 is as follows (in thousands):

	2004	2003
GAAP basis financial statement net loss	$(4,562)	$—
Increase (decrease) in net loss resulting from:
Depreciation and amortization expense for financial reporting purposes in excess of amounts for income tax purposes	9,791	—
Rental income accrued for income tax purposes less than amounts for financial reporting purposes	(3,290)	—
FAS 141 expense accrued for financial reporting purposes in excess of amounts for income tax purposes	1,394	—
Bad debt expense for financial reporting purposes in excess of amounts for income tax purposes	402	—
Expenses for financial reporting purposes, in excess of amounts for income tax purposes	144	—

Income tax basis net income, prior to dividends paid deduction	$3,879	$—

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains, or as a return of a stockholder’s invested capital. Wells REIT II’s distributions per common share are summarized as follows:

2004
Ordinary income	25%
Capital gains	—
Return of capital	75%

Total	100%

At December 31, 2004, the tax basis carrying value of Wells REIT II’s total assets was approximately $1.14 billion.

8. RELATED PARTY TRANSACTIONS

Advisory Agreement

Wells REIT II has entered into an Advisory Agreement with Wells Capital, which entitles Wells Capital to earn specified fees for certain services. The Advisory Agreement has a one-year term; however, either party may terminate the Advisory Agreement upon 60 days’ written notice. If Wells REIT II terminates the Advisory Agreement, Wells REIT II will pay Wells Capital all unpaid reimbursable expenses and all earned but unpaid fees. The Advisory Agreement expires on November 1, 2005.

Under the terms of the Advisory Agreement, Wells REIT II must pay Wells Capital the following:

•	Reimbursement of organization and offering costs paid by Wells Capital on behalf of Wells REIT II, not to exceed 2.0% of gross offering proceeds.

•	Acquisition fees of 2.0% of gross offering proceeds, subject to certain limitations; Wells REIT II also reimburses Wells Capital for expenses it pays to third parties in connection with acquisitions or potential acquisitions.

•	Monthly asset management fees equal to one-twelfth of 0.75% of the cost of (1) all properties of Wells REIT II and (2) investments in real estate joint ventures. The amount of these fees paid in any calendar quarter may not exceed 1.0% of the net asset value of those investments at each quarter end after deducting debt used to acquire or refinance properties.

•	Reimbursement for all costs and expenses Wells Capital incurs in fulfilling its duties as the asset portfolio manager, including wages and salaries and other employee-related expenses of Wells Capital’s employees, which perform a full range of real estate services for Wells REIT II, including management, administration, operations, and marketing. Wells Capital bills Wells REIT II based on time incurred by Wells Capital’s administrative personnel, provided that such expenses are not reimbursed if incurred in connection with services for which Wells Capital receives a disposition fee (described below) or an acquisition fee.

•	For any property sold by Wells REIT II, a disposition fee equal to 3.0% of the sales price, with the limitation that the total real estate commissions (including such disposition fee) for any Wells REIT II property sold may not exceed the lesser of (i) 6.0% of the sales price of each property or (ii) the level of real estate commissions customarily charged in light of the size, type, and location of the property.

•	Incentive fee of 10% of net sales proceeds remaining after stockholders have received distributions equal to the sum of the stockholders’ invested capital plus an 8% return of invested capital.

•	Listing fee of 10% of the excess by which the market value of the stock plus dividends paid prior to listing exceeds the sum of 100% of the invested capital plus an 8% return on invested capital.

As of December 31, 2004, Wells REIT II incurred and charged to additional paid-in capital approximately $15.8 million in organization and offering costs. This amount represents 2% of gross offering proceeds raised. Wells Capital has incurred approximately $21.9 million in such costs as of December 31, 2004.

Acquisition fees incurred for the year ended December 31, 2004 totaled $15.8 million. As of December 31, 2004, $15.6 million was applied to the cost of properties acquired and $182,000 was recorded as deferred project costs on the consolidated balance sheet. Asset management fees incurred for the year ended December 31, 2004 totaled $3.0 million. Administrative reimbursements incurred for the year ended December 31, 2004 totaled approximately $1.2 million and are included in general and administrative expense in the consolidated statements of operations. Wells REIT II incurred no disposition, incentive or listing fees during the year ended December 31, 2004.

Dealer Manager Agreement

Wells REIT II has executed a Dealer Manager Agreement with Wells Investment Securities, Inc. (“WIS”), whereby WIS, an affiliate of Wells Capital, performs the dealer manager function for Wells REIT II. For these services, WIS earns a fee of up to 7% of the gross offering proceeds from the sale of the shares of Wells REIT II, of which substantially all is reallowed to participating broker-dealers. During the year ended December 31, 2004, Wells REIT II incurred commissions of $55.4 million, of which approximately 99% was reallowed to participating broker-dealers.

Additionally, Wells REIT II is required to pay WIS a dealer manager fee of up to 2.5% of the gross offering proceeds from the sale of Wells REIT II’s stock at the time the shares are sold. Under the dealer manager agreement, up to 1.5% of the gross offering proceeds may be reallowed by WIS to participating broker-dealers. Wells REIT II recorded dealer manager fees of approximately $19.8 million during the year ended December 31, 2004, of which approximately $9.0 million was reallowed to participating broker-dealers.

Property Management, Leasing, and Construction Agreement

Wells REIT II has executed a Property Management, Leasing, and Construction Management Agreement with Wells Management. In consideration for supervising the management, leasing, and construction of certain Wells REIT II properties, Wells Management, per the terms of this agreement, earns the following fees:

•	Property management fees in an amount equal to a percentage negotiated for each property managed by Wells Management of the gross monthly income collected for that property for the preceding month;

•	Leasing commissions for new, renewal, or expansion leases entered into by any property for which Wells Management serves as leasing agent equal to a percentage as negotiated for that property of the actual total base rental and operating expenses to be paid to Wells REIT II during the applicable term of the lease, provided however, that no commission shall be payable as to any portion of such term beyond ten years;

•	Initial lease-up fees for newly constructed properties under the agreement, generally paid equal to one month’s rent;

•	Fees equal to a specified percentage up to 5% of all construction build-out funded by Wells REIT II, given as a leasing concession, and overseen by Wells Management.

•	Other fees as negotiated with the addition of each specific property covered under the agreement.

During the year ended December 31, 2004, Wells REIT II incurred $65,000 in property management fees under this agreement.

Economic Dependency

Wells REIT II has engaged Wells Capital and its affiliates, WIS and Wells Management, to provide certain services that are essential to Wells REIT II, including asset management services, supervision of the management and leasing of properties owned by Wells REIT II, asset acquisition and disposition services, the sale of shares of Wells REIT II’s common stock available for issue, as well as other administrative responsibilities for Wells REIT II including accounting services, shareholder communications, and investor relations. These agreements are terminable by either party on 60 days notice. As a result of these relationships, Wells REIT II is dependent upon Wells Capital, WIS and Wells Management.

Wells Capital, Wells Management and WIS are all owned and controlled by Wells Real Estate Funds, Inc. (“WellsREF”). The operations of Wells Capital, Wells Management and WIS represent substantially all of the business of WellsREF. In light of their common ownership and their importance to WellsREF, Wells REIT II focuses on the financial condition of WellsREF when assessing the financial condition of Wells Capital, Wells Management, and WIS. In the event that WellsREF were to become unable to meet its obligations as they become due, Wells REIT II might be required to find alternative service providers.

For the six months ended December 31, 2004, operating revenues for WellsREF on a consolidated basis exceeded operating expenses by approximately $5.8 million and WellsREF is also expecting revenues to exceed expenses during 2005. For the year ended December 31, 2004, operating expenses for WellsREF exceeded operating revenues by approximately $11.6 million. WellsREF believes it has adequate cash available from funds on hand in order to meet its obligations. In the first two quarters of 2004, WellsREF incurred net losses primarily as a result of revenues from acquisition, advisory, asset management services and property management services being less than the costs to provide such services. In planning for 2004, WellsREF anticipated it would incur short-term losses and reserved adequate funds to cover any shortfall in revenues due to:

•	reduced fees earned from Wells Real Estate Investment Trust, Inc. (the “Wells REIT”), another program sponsored by WellsREF, because the Wells REIT was closing its public offering, which would entail lower fee income for WIS and Wells Capital; and

•	such reduced fees being only partially offset by fee income associated with the newly formed Wells REIT II because (i) Wells REIT II’s offering has lower upfront fees payable to Wells Capital and WIS and (ii) Wells REIT II was not expected to raise the same level of gross offering proceeds during its start-up phase as compared to those raised by the more mature Wells REIT.

Litigation Against Related Parties

During early 2004, a putative class action complaint was filed against, among others, Leo. F. Wells, III, the president and a director of Wells REIT II, Wells Capital, and Wells Management. The Court granted the plaintiffs’ motion to permit voluntary dismissal of this suit, and it was dismissed without prejudice. In November 2004, the same plaintiffs filed a second putative class action complaint against, among others, Mr. Wells, Wells Capital, and Wells Management. On January 28, 2005, the defendants filed motions to dismiss the plaintiffs’ claims. The Court has not yet ruled on those motions. The details of both complaints are outlined below.

As a matter of background, on or about March 12, 2004, a putative class action complaint (the “Original Complaint”) was filed by four individuals (the “plaintiffs”) against Wells Real Estate Fund I (“Wells Fund I”), and Wells Fund I’s general partners, Wells Capital and Leo F. Wells, III, who is the president and a director of Wells REIT II, as well as Wells Management and WIS (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04-A-2791 2). Wells Fund I is a public limited partnership. The plaintiffs filed the Original Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 15, 2003. The Original Complaint alleged, among other things, that (a) the general partners, WIS, and Wells Fund I negligently and fraudulently made false statements and material omissions in connection with the initial sale (September 6, 1984 - September 5, 1986) of the B units to investors of Wells Fund I by making false statements and omissions in sales literature relating to the distribution of net sale proceeds to holders of B units, among other things; (b) the general partners and Wells Fund I negligently and fraudulently misrepresented and concealed disclosure of, among other things, alleged discrepancies between such statements and provisions in the partnership agreement for a period of time in order to delay such investors from taking any legal, equitable or other action to protect their investments in Wells Fund I, among other reasons; (c) Mr. Wells and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners; and (d) the general partners and Wells Fund I breached fiduciary duties to the limited partners.

On June 3, 2004, the Court granted the plaintiffs’ motion to permit voluntary dismissal, and the Original Complaint was dismissed without prejudice.

On or about November 24, 2004, the plaintiffs filed a second putative class action complaint (the “Complaint”) against Mr. Wells, Wells Capital, Wells Management, and Wells Fund I (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04A-13051 6). The plaintiffs filed the Complaint purportedly on behalf of all limited partners holding B units of Wells Fund I as of January 9, 2002. The Complaint alleges, among other things, that the general partners breached their fiduciary duties to the limited partners by, among other things, (a) failing to timely disclose alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; (b) engaging in a scheme to fraudulently conceal alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; and (c) not accepting a settlement offer proposed by a holder of A units and a holder of A and B units in other litigation naming Wells Fund I as a defendant, in which other litigation the court subsequently granted summary judgment in favor of Wells Fund I. The Complaint also alleges that misrepresentations and omissions in an April 2002 consent solicitation to the limited partners caused that consent solicitation to be materially misleading. In addition, the Complaint alleges, among other things, that the general partners and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners relating to an alleged waiver of deferred management fees.

The plaintiffs seek, among other remedies, the following: judgment against the general partners of Wells Fund I, jointly and severally, in an amount to be proven at trial; punitive damages; disgorgement of fees earned by the general partners directly or through their affiliates; a declaration that the consent obtained as a result of an April 2002 consent solicitation is null and void; enforcement of an alleged contract arising out of the June 2000 consent solicitation to waive Wells Management’s deferred management fees; and an award to plaintiffs of their attorneys’ fees, costs and expenses. The Complaint states that Wells Fund I is named only as a necessary party defendant and that the plaintiffs seek no money from or relief at the expense of Wells Fund I. On January 28, 2005, the defendants filed motions to dismiss the plantiffs’ claims. The Court has not yet ruled on those motions. Due to the uncertainties inherent in the litigation process, it is not possible to predict the ultimate outcome of this matter at this time. However, an adverse outcome could adversely affect the ability of Wells Capital, Wells Management, WIS, and Mr. Wells to fulfill their duties under the agreements and relationships they have with Wells REIT II.

9. OPERATING LEASES

Virtually all of Wells REIT II’s real estate assets are leased to tenants under operating leases for which the terms and expirations vary. The leases frequently have provisions to extend the lease agreement, options for early termination after paying a specified penalty, and other terms and conditions as negotiated. Wells REIT II retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Amounts required as security deposits vary depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Exposure to credit risk is limited to the extent that the receivables exceed this amount. Security deposits related to tenant leases are included in accounts payable and accrued expenses in the consolidated balance sheets.

Wells REIT II’s tenants are generally of “investment grade” quality and there are no significant concentrations of credit risk within any particular tenant. Tenants in the business services, communications, industrial machinery and equipment, and transportation equipment industries comprise 17%, 13%, 13%, and 11%, respectively, of Wells REIT II’s 2004 annualized gross base rent. Wells REIT II’s properties are located in eight states and the District of Columbia. As of December 31, 2004, approximately 26%, 17%, and 10% of Wells REIT II’s total real estate assets are located in metropolitan Atlanta, metropolitan Chicago, and metropolitan Washington, D.C., respectively.

The future minimum rental income from Wells REIT II’s investment in real estate assets under non-cancelable operating leases, excluding properties under development, at December 31, 2004 is as follows (in thousands):

Year ending December 31:	Amount
2005	$91,023
2006	89,619
2007	87,429
2008	85,721
2009	85,277
Thereafter	367,284

Total	$806,353

10. QUARTERLY RESULTS (unaudited)

Presented below is a summary of the unaudited quarterly financial information for the years ended December 31, 2004 and 2003, in thousands, except per share data:

	2004				2003 (1)
	First	Second	Third	Fourth	Fourth
Revenues (2)	$990	$5,498	$17,429	$26,784	—
Net income (loss)	$(1,007)	$(1,940)	$(1,656)	$41	—
Basic and diluted net loss per share (3)	$(0.43)	$(0.13)	$(0.04)	—	$(4.70)
Dividends per share	$0.05	$0.14	$0.15	$0.15	—

(1)	No quarterly financial information is presented for the first three quarters of 2003 as Wells REIT II was not yet operational during those quarters.
(2)	Through the first quarter 2004, Wells REIT II reported the amortization of the fair values of in-place leases, including opportunity costs associated with lost rentals that are avoided by acquiring in-place leases and tenant relationships, as an adjustment to rental income in the consolidated statement of operations. In the second quarter 2004, Wells REIT II began presenting this amortization as amortization expense in its consolidated statements of operations, and has reclassified such amortization from rental income to amortization expense for all interim periods previously presented. The period of amortization continues to be the term of the respective lease and results in no change in net income (loss) as previously reported.
(3)	The total of the four quarterly amounts for the year ended December 31, 2004, does not equal the total for the year then ended. This difference results from rounding differences between quarters and the increase in shares outstanding over the year.

11. SUBSEQUENT EVENTS

Sale of Shares of Common Stock

As of February 28, 2005, Wells REIT II had raised approximately $935.7 million in offering proceeds through the sale of approximately 93.6 million shares of Wells REIT II’s common stock. As of February 28, 2005 approximately $506.4 million in shares (50.6 million shares) remained available for sale to the public under the first offering, exclusive of shares available under Wells REIT II’s dividend reinvestment plan.

Mortgage Financing

On January 21, 2005, Wells REIT II entered into a $23.8 million interest-only promissory note with Transamerica Occidental Life Insurance Company. This note matures on February 1, 2008 and carries an annual fixed interest rate of 4.31%. This note is secured by the 9 Technology Drive Building, which had a net book value of $47.2 million at December 31, 2004. Wells REIT II may prepay this facility beginning February 2006, subject to certain prepayment penalties.

Declaration of Dividends

On March 9, 2005, the board of directors of Wells REIT II declared dividends for the second quarter of 2005 in the amount of a 6% annualized return on an investment of $10.00 per share to be paid in June 2005. The second quarter dividends are payable to stockholders of record at the close of business on each day during the period, commencing on March 16, 2005, and continuing on each day thereafter through and including June 15, 2005.

Acquisition of 180 Park Avenue 105 Building

On March 14, 2005, Wells REIT II purchased a three-story office building containing approximately 222,000 rentable square feet (the “180 Park Avenue 105 Building”) located on an approximate 26.6-acre parcel of land at 180 Park Avenue in Florham Park, New Jersey. The purchase price of the property was approximately $53.5 million, plus closing costs. The 180 Park Avenue 105 Building, which was completed in 2001, is leased to Novartis Pharmaceuticals Corporation (“Novartis”) (approximately 72.2%). Approximately 27.8% of the 180 Park Avenue 105 Building is currently vacant.

Property Under Contract

On March 14, 2005, Wells REIT II contracted to acquire one property at a purchase price of $23.0 million. Wells REIT II had $0.3 million in earnest money related to this contract outstanding as of March 15, 2005.

Wells Real Estate Investment Trust II, Inc.

Schedule III - Real Estate Assets and Accumulated Depreciation

December 31, 2004

(in thousands)

					Initial Cost				Gross Amount at Which Carried at December 31, 2004
Description	Location	Ownership Percentage	Encumbrances		Land	Buildings and Improvements	Total	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total	Accumulated Depreciation	Date of Construction	Date Acquired	Life on which Depreciation is Computed (e)
WEATHERFORD CENTER HOUSTON	Houston, TX	100		(a)	6,100	28,905	35,005	1,177	6,241	29,941	36,182	1,537	1980	2/10/2004	0 to 40 years
NEW MANCHESTER ONE	Douglasville, GA	100	18,000	(a)(b)	600	13,224	13,824	5,798	618	19,004	19,622	426	2003	3/19/2004	0 to 40 years
333 & 777 REPUBLIC DRIVE	Allen Park, MI	100		(a)	4,400	12,716	17,116	444	4,502	13,058	17,560	442	2000	3/31/2004	0 to 40 years
MANHATTAN TOWERS	Manhattan Beach, CA	100		(a)	11,200	72,467	83,667	2,269	11,459	74,477	85,936	2,583	1985	4/2/2004	0 to 40 years
9 TECHNOLOGY DRIVE	Westborough, MA	100	None		5,570	38,218	43,788	497	5,627	38,658	44,285	1,227	1987	5/27/2004	0 to 40 years
180 PARK AVENUE	Florham Park, NJ	100		(a)	10,802	62,594	73,396	1,883	11,050	64,229	75,279	2,058	1982	6/23/2004	0 to 40 years
ONE GLENLAKE PARKWAY	Atlanta, GA	100	60,000	(a)(c)	5,846	66,681	72,527	1,266	5,934	67,859	73,793	1,560	2003	6/25/2004	0 to 40 years
80 M STREET	Washington, DC	100		(a)	26,248	76,269	102,517	2,281	26,806	77,992	104,798	2,538	2001	6/29/2004	0 to 40 years
ONE WEST FOURTH STREET	Winston- Salem, NC	100	50,840		2,711	69,383	72,094	311	2,721	69,684	72,405	1,112	2002	7/23/2004	0 to 40 years
3333 FINLEY ROAD	Downers Grove, IL	100	11,719		6,925	34,575	41,500	359	6,976	34,883	41,859	394	1999	8/4/2004	0 to 40 years
1501 OPUS PLACE	Downers Grove, IL	100	6,056		3,579	17,220	20,799	188	3,605	17,382	20,987	197	1988	8/4/2004	0 to 40 years
2500 WINDY RIDGE PARKWAY	Atlanta, GA	100	32,000		7,410	60,601	68,011	644	7,485	61,170	68,655	652	1985	9/20/2004	0 to 40 years
4100 - 4300 WILDWOOD PARKWAY	Atlanta, GA	100	25,000		13,761	31,785	45,546	491	13,898	32,139	46,037	402	1996	9/20/2004	0 to 40 years
4200 WILDWOOD PARKWAY	Atlanta, GA	100	33,000		8,472	44,220	52,692	368	8,524	44,536	53,060	509	1998	9/20/2004	0 to 40 years
EMERALD POINT	Dublin, CA	100		(a)	8,643	32,344	40,987	—	8,643	32,344	40,987	577	1999	10/14/2004	0 to 40 years
800 NORTH FREDERICK	Gaithersburg, MD	100	46,400		22,758	43,174	65,932	—	22,758	43,174	65,932	381	1986	10/22/2004	0 to 40 years
THE CORRIDORS III	Downers Grove, IL	100		(a)	2,524	35,016	37,540	—	2,524	35,016	37,540	239	2001	11/1/2004	0 to 40 years
HIGHLAND LANDMARK III (d)	Downers Grove, IL	95	30,840		3,028	47,454	50,482	—	3,028	47,455	50,482	75	2000	12/27/2004	0 to 40 years

Total - REIT Properties					150,577	786,846	937,423	17,976	152,399	803,000	955,399	16,909

(a)	These properties collateralize the $430.0 million Bank of America line of credit that accrues interest at LIBOR plus 225 basis points or the Base Rate plus 50 basis points, at the option of Wells REIT II (4.74% at December 31,2004). $115.4 million was outstanding as of 12/31/2004.
(b)	As a result of the acquisition of the New Manchester One Building, Wells REIT II acquired investments in bonds and certain obligations under capital leases in the amount of $18.0 million.
(c)	As a result of the acquisition of the One Glenlake Parkway Building, Wells REIT II acquired investments in bonds and certain obligations under capital leases in the amount of $60.0 million.
(d)	Wells REIT II acquired an approximate 95.0% interest in the Highland Landmark III Building through a joint venture with an unaffiliated party. As the controlling member, Wells REIT II is deemed to have control of the joint venture and, as such, consolidates it into the financial statements of Wells REIT II.
(e)	Wells REIT II assets are depreciated or amortized using the straight-lined method over the useful lives of the assets by class. Generally, Tenant Improvements and Lease Intangibles are amortized over the respective lease term, Building Improvements are depreciated over 5 - 25 years, Land Improvements are depreciated over 20 - 25 years and Buildings are depreciated over 40 years.

Wells Real Estate Investment Trust II, Inc.

Schedule III — Real Estate Assets and Accumulated Depreciation

December 31, 2004

(dollars in thousands)

	Cost	Accumulated Depreciation
Balance at December 31, 2003	$—	$—

2004 Additions	955,399	16,909
2004 Dispositions	—	—

Balance at December 31, 2004	$955,399	$16,909

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Weatherford Center Houston Building (the “Building”) for the year ended December 31, 2003. This statement is the responsibility of the Weatherford Center Houston Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Weatherford Center Houston Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Weatherford Center Houston Building for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 10, 2004

Weatherford Center Houston Building

Statement of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

(in thousands)

Revenues:
Base rent	$4,827
Tenant reimbursements	620
Other revenues	297

Total revenues	5,744

Expenses:
Repairs and maintenance	770
Real estate taxes	721
Utilities	533
Janitorial	237
Other operating expenses	198

Total expenses	2,459

Revenues over certain operating expenses	$3,285

See accompanying notes.

Weatherford Center Houston Building

Notes to Statement of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

1. Description of Real Estate Property Acquired

On February 10, 2004, Wells Operating Partnership II, L.P. (“Wells OP II”), acquired the Weatherford Center Houston Building (“the Building”), a 12-story office building containing approximately 260,000 square feet located in Houston, Texas, from The Realty Associates Fund V, L.P. (“Realty Associates”). Total consideration for the acquisition was approximately $39.9 million. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate, and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc., a Maryland corporation.

2. Basis of Accounting

The accompanying statement of revenues over certain operating expenses is presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Building after its acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $0.5 million for the year ended December 31, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Building is 100% occupied, with Weatherford International Ltd. (“Weatherford”) leasing 96% of the rentable square footage under a long-term lease agreement (the “Weatherford Lease”). Under the terms of the Weatherford Lease, Weatherford is required to reimburse its pro-rata share of operating expenses in excess of a base year amount. The remaining rentable square footage is leased to tenants under lease agreements with terms that vary in length and with various reimbursement clauses.

Weatherford Center Houston Building

Notes to Statement of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003 (continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$4,781
2005	5,068
2006	5,466
2007	6,032
2008	6,110
Thereafter	19,965

$47,422

Weatherford contributed approximately 95% of the rental income for the year ended December 31, 2003. Subsequent to December 31, 2003, Weatherford will contribute approximately 99% of the future minimum rental income from the leases in place at that date.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Republic Drive Buildings (the “Buildings”) for the year ended December 31, 2003. This statement is the responsibility of the Republic Drive Buildings’ management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Buildings’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Buildings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Republic Drive Buildings’ revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Republic Drive Buildings for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 2, 2004

Republic Drive Buildings

Statement of Revenues Over Certain Operating Expenses

for the year ended December 31, 2003

(in thousands)

Revenues:
Base rent	$2,031
Reimbursement revenues	436

Total revenues	2,467

Expenses:
Real estate taxes	327
Grounds maintenance	69
Other operating expenses	40

Total expenses	436
Revenues over certain operating expenses	$2,031

See accompanying notes.

Republic Drive Buildings

Notes to Statement of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

1. Description of Real Estate Property Acquired

On March 31, 2004, Wells Operating Partnership II, L.P. (“Wells OP II”), through a wholly owned subsidiary, acquired the Republic Drive Buildings (the “Buildings”), two one-story buildings containing approximately 169,000 square feet located in Allen Park, Michigan from Ford Motor Land Development Corporation (the “Seller”). Total consideration for the acquisition was approximately $18.9 million, exclusive of closing costs. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate, and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc., a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statement of revenues over certain operating expenses is presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statement excludes certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Buildings after their acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the term of the related lease. The excess of rental income recognized over the amounts due pursuant to the lease term is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $0.2 million for the year ended December 31, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Republic Drive Buildings

Notes to Statement of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003 (continued)

4. Description of Leasing Arrangements

The Buildings are 100% leased to Roush Industries (“Roush”) under a lease agreement that requires Roush to pay utility and service expenses directly to service providers and to reimburse the landlord for all other operating expenses including real estate taxes, insurance and common area maintenance.

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$1,861
2005	1,924
2006	2,200
2007	2,200
2008	2,200
Thereafter	4,121

$14,506

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Manhattan Towers Property (the “Building”) for the year ended December 31, 2003. This statement is the responsibility of the Manhattan Towers Property’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Manhattan Towers Property’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Manhattan Towers Property for the year ended December 31, 2003, in conformity with U. S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 7, 2004

Manhattan Towers Property

Statement of Revenues Over Certain Operating Expenses

for the year ended December 31, 2003

(in thousands)

Revenues:
Base rent	$5,975
Tenant reimbursements	1,400
Parking and other	481

Total revenues	7,856

Expenses:
Taxes and insurance	995
General and administrative	521
Management fees	431
Salaries and wages	384
Other	321
Utilities	317
Repairs and maintenance	283

Total expenses	3,252

Revenues over certain operating expenses	$4,604

See accompanying notes.

Manhattan Towers Property

Notes to Statement of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

1. Description of Real Estate Property Acquired

On April 2, 2004, Wells Operating Partnership II, L.P. (“Wells OP II”) acquired the Manhattan Towers Property, two six-story office buildings containing approximately 310,000 rentable square feet located in Manhattan Beach, California, from HSOV Manhattan Towers, L.P. (“HSOV”). Total consideration for the acquisition was approximately $89.9 million, exclusive of closing costs. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate, and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc., a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statement of revenues over certain operating expenses is presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statement excludes certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Manhattan Towers Property after its acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable decreased revenue by approximately $0.5 million for the year ended December 31, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Manhattan Towers Property

Notes to Statement of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003 (continued)

4. Description of Leasing Arrangements

The Manhattan Towers Property is 99% leased, with Northrop Grumman Space and Mission Systems Corporation (“Northrop Grumman”) leasing 76% of the rentable square footage under a long-term lease agreement (the “Northrop Grumman Lease”). Under the terms of the Northrop Grumman Lease, Northrop Grumman is required to reimburse its proportionate share of operating expenses of the Manhattan Towers Property. The remaining rentable square footage is leased to various office and retail tenants under lease agreements with terms that vary in length and with various reimbursement clauses. During 2003, portions of the Manhattan Towers Property were vacant. As such, revenues for the year ended December 31, 2003 were significantly less than the future minimum rental commitments expected in future years.

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$6,800
2005	6,851
2006	7,019
2007	7,403
2008	7,332
Thereafter	14,945

$50,350

Northrop Grumman contributed approximately 68% of the rental income for the year ended December 31, 2003. Subsequent to December 31, 2003, Northrop Grumman will contribute approximately 82% of the future minimum rental income from the leases in place at that date.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the 180 Park Avenue Buildings (the “Buildings”) for the year ended December 31, 2003. This statement is the responsibility of the Buildings’ management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Buildings’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Buildings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Buildings’ revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the 180 Park Avenue Buildings for the year ended December 31, 2003, in conformity with U. S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 1, 2004

180 Park Avenue Buildings

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Three Months Ended March 31, 2004 (unaudited)

(in thousands)

	2004	2003
	(Unaudited)
Revenues:
Base rent	$1,681	$6,725
Tenant reimbursements	579	2,129
Other revenues	4	27

Total revenues	2,264	8,881

Expenses:
Utilities	387	1,478
Repairs and maintenance	187	751
Real estate taxes	214	1,007
Other	111	424

Total expenses	899	3,660

Revenues over certain operating expenses	$1,365	$5,221

See accompanying notes.

180 Park Avenue Buildings

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Three Months Ended March 31, 2004 (unaudited)

1. Description of Real Estate Property Acquired

On June 23, 2004, Wells Operating Partnership II, L.P. (“Wells OP II”), through a wholly owned subsidiary, acquired the 180 Park Avenue Buildings (the “Buildings”), two three-story office buildings containing approximately 385,000 square feet located in Florham Park, New Jersey, from Rock-Florham SPE, LLC. Total consideration for the acquisition was approximately $78.4 million, plus closing costs. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Buildings after their acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable decreased revenue by approximately $0.6 million for the year ended December 31, 2003 and $0.2 million for the three months ended March 31, 2004.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Buildings are 100% leased to AT&T Corporation (“AT&T”) under two long-term lease agreements. Under the terms of the first lease, AT&T is required to reimburse to the landlord operating expenses in excess of a base year amount. This lease converts to a net lease in May 2006, under which AT&T will be required to reimburse to the landlord all operating expenses. Under the terms of the second lease, AT&T is required to reimburse to the landlord all operating expenses.

180 Park Avenue Buildings

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Three Months Ended March 31, 2004 (unaudited)(continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$7,550
2005	7,550
2006	6,953
2007	6,655
2008	6,679
Thereafter	34,148

$69,535

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the three months ended March 31, 2004 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the One Glenlake Building (the “Building”) for the year ended December 31, 2003. This statement is the responsibility of the Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the One Glenlake Building for the year ended December 31, 2003, in conformity with U. S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 9, 2004

One Glenlake Building

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Three Months Ended March 31, 2004 (unaudited)

(in thousands)

	2004	2003
	(Unaudited)
Revenues:
Base rent	$1,828	$6,158
Tenant reimbursements	35	9
Other revenues	22	63

Total revenues	1,885	6,230

Expenses:
Repairs and maintenance	148	446
Utilities	97	380
Administrative	53	164
Management fees	43	133
Taxes and insurance	158	80
Other operating expenses	4	64

Total expenses	503	1,267

Revenues over certain operating expenses	$1,382	$4,963

See accompanying notes.

One Glenlake Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Three Months Ended March 31, 2004 (unaudited)

1. Description of Real Estate Property Acquired

On June 25, 2004, Wells Operating Partnership II, L.P. (“Wells OP II”) acquired the One Glenlake Building (the “Building”), a 14-story office building containing approximately 353,000 square feet located in Atlanta, Georgia, subject to a ground lease from One Glenlake, L.L.C. Total consideration for the acquisition was approximately $80.0 million. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Building after its acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $1.7 million for the year ended December 31, 2003 and $0.4 million for the three months ended March 31, 2004.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Building is 87% leased with Siebel Systems, Inc. (“Siebel”) and Coldwell Banker Residential Real Estate Inc. (“Coldwell”) leasing 57% of the Building’s rentable square footage under long-term lease agreements. Siebel and Coldwell contributed 71% and 15%, respectively, of the rental income for the year ended December 31, 2003. Under the terms of the Siebel and Coldwell Leases, each tenant is required to reimburse to the landlord its proportionate share of the Building’s operating expenses in excess of a base year. The remaining rentable square footage is leased to various office tenants under lease agreements with terms that vary in length and with various reimbursement clauses. Construction on the Building was complete in 2003. As such, during 2003, portions of the Building that are currently leased were vacant.

One Glenlake Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Three Months Ended March 31, 2004 (unaudited)(continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$6,463
2005	7,663
2006	7,954
2007	8,174
2008	8,268
Thereafter	38,920

$77,442

Subsequent to December 31, 2003, Siebel and Coldwell Banker will contribute approximately 68% and 10%, respectively, of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the three months ended March 31, 2004 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the 80 M Street Building (the “Building”) for the year ended December 31, 2003. This statement is the responsibility of the Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the 80 M Street Building for the year ended December 31, 2003, in conformity with U. S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

July 8, 2004

80 M Street Building

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Three Months Ended March 31, 2004 (unaudited)

(in thousands)

	2004	2003
	(Unaudited)
Revenues:
Base rent	$2,578	$10,312
Tenant reimbursements	250	944
Other revenues	226	752

Total revenues	3,054	12,008

Expenses:
Property Taxes	318	1,262
Utilities	144	520
Salaries	76	304
Janitorial	76	294
Other operating expenses	63	290
Security	71	282
Parking	74	241
Common area maintenance	52	213
Management fee	51	211

Total expenses	925	3,617

Revenues over certain operating expenses	$2,129	$8,391

See accompanying notes.

80 M Street Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Three Months Ended March 31, 2004 (unaudited)

1. Description of Real Estate Property Acquired

On June 29, 2004, Wells REIT II – 80 M Street LLC (the “Company”) acquired the 80 M Street Building (the “Building”), a seven-story office building containing approximately 275,000 square feet located in Washington, D.C., from CH Realty II / Navy Yards L.P. Total consideration for the acquisition was approximately $105.0 million. The Company, a Delaware Limited Liability Company, was created on March 30, 2004 with Wells Real Estate Investment Trust II, Inc., a Maryland corporation, as the sole member.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statement excludes certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Building after its acquisition by the Company.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $0.7 million for the year ended December 31, 2003 and $0.1 million for the three months ended March 31, 2004.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Building is 100% leased with BAE Systems Applied Technologies, Inc. (“BAE Systems”), Technology Management and Analysis Corporation (“Technology Management”) and Northrop Grumman Corporation (“Northrop Grumman”) leasing 66% of the Building’s rentable square footage under long-term lease agreements. Under the terms of the BAE Systems, Technology Management, and Northrop Grumman Leases, each tenant is required to reimburse to landlord its proportionate share of the Building’s operating expenses in excess of a base year. The remaining rentable square footage is leased to various office and retail tenants under lease agreements with terms that vary in length and with various reimbursement clauses.

80 M Street Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Three Months Ended March 31, 2004 (unaudited)(continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$9,846
2005	10,113
2006	9,977
2007	9,328
2008	9,342
Thereafter	23,799

$72,405

BAE Systems, Technology Management and Northrop Grumman contributed approximately 34%, 16% and 15%, respectively, of the rental income for the year ended December 31, 2003. Subsequent to December 31, 2003, BAE Systems, Technology Management and Northrop Grumman will contribute approximately 38%, 19% and 17%, respectively, of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the three months ended March 31, 2004 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the One West Fourth Street Building (the “Building”) for the year ended December 31, 2003. This statement is the responsibility of the One West Fourth Street Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the One West Fourth Street Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the One West Fourth Street Building for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 3, 2004

One West Fourth Street Building

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Six Months Ended June 30, 2004 (unaudited)

(in thousands)

	2004	2003
	(Unaudited)
Revenues:
Base rent	$4,685	$9,204
Parking revenue	487	972
Tenant reimbursements	83	134
Other revenues	10	35

Total revenues	5,265	10,345

Expenses:
Parking garage expense	300	603
Real estate taxes	304	590
Utilities	233	446
Janitorial	188	376
Professional fees	167	327
Other operating expenses	142	246
Security	101	193
Payroll	72	142
Insurance	47	93

Total expenses	1,554	3,016

Revenues over certain operating expenses	$3,711	$7,329

See accompanying notes.

One West Fourth Street Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Six Months Ended June 30, 2004 (unaudited)

1. Description of Real Estate Property Acquired

On July 23, 2004, Wells Operating Partnership II, L.P., through a wholly owned subsidiary, (“Wells OP II”) acquired the One West Fourth Street Building (the “Building”), a 13-story office building containing approximately 431,000 square feet located in Winston-Salem, NC, from Magnolia One Partners, LLC. Total consideration for the acquisition was approximately $77.7 million. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with U. S. generally accepted accounting principles and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Building after its acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $1.0 million for the year ended December 31, 2003 and $0.5 million for the six months ended June 30, 2004.

Use of Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Building is 92% leased, with Wachovia Bank, N.A. (“Wachovia”) and Womble, Carlyle, Sandridge & Rice, PLLC (“Womble Carlyle”) leasing 86% of the Building’s rentable square footage under long-term lease agreements. Wachovia and Womble Carlyle contributed 50% and 47%, respectively, of rental income for the year ended December 31, 2003. Under the terms of the Wachovia and Womble Carlyle leases, each tenant is required to reimburse to the landlord its proportionate share of the Building’s operating expenses in excess of a base-year amount. The remaining rentable square footage is leased to various office and retail tenants under lease agreements with terms that vary in length and with various reimbursement clauses.

One West Fourth Street Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Six Months Ended June 30, 2004 (unaudited)(continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$8,398
2005	8,398
2006	8,279
2007	8,987
2008	8,950
Thereafter	77,128

$120,140

Subsequent to December 31, 2003, Wachovia and Womble Carlyle will contribute approximately 50% and 47%, respectively, of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the six months ended June 30, 2004 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Wildwood Buildings (the “Buildings”) for the year ended December 31, 2003. This statement is the responsibility of the Wildwood Buildings’ management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Buildings’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Buildings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Wildwood Buildings’ revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Wildwood Buildings for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 29, 2004

The Wildwood Buildings

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)

(in thousands)

	2004	2003
	(Unaudited)
Revenues:
Base rent	$9,231	$13,332
Tenant reimbursements	5,105	6,744
Other revenues	270	243

Total revenues	14,606	20,319

Expenses:
Real estate taxes	1,368	1,653
Utilities	813	1,081
Building cleaning	716	974
Security	608	859
Salaries and benefits	514	672
Other operating expenses	491	659
Building maintenance	470	616
Management fees	353	498

Total expenses	5,333	7,012

Revenues over certain operating expenses	$9,273	$13,307

See accompanying notes.

The Wildwood Buildings

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)

1. Description of Real Estate Property Acquired

On September 20, 2004, Wells Operating Partnership II, L.P. (“Wells OP II”), through three wholly-owned subsidiaries, acquired the Wildwood Buildings (the “Buildings”), four multi-story office buildings containing approximately 832,000 square feet located in Atlanta, Georgia, from Wildwood Associates. Total consideration for the acquisition was approximately $172.2 million. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with U. S. generally accepted accounting principles and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Buildings after their acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $0.4 million for the year ended December 31, 2003 and increased revenue by approximately $0.4 million for the nine months ended September 30, 2004.

Use of Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Buildings are 100% leased, with General Electric Company (“GE”), Coca-Cola Enterprises, Inc. (“Coca-Cola”) and BlueLinx Corporation (“BlueLinx”) leasing approximately 88% of the Building’s rentable square footage under long-term lease agreements. GE, Coca-Cola and BlueLinx contributed 37%, 27% and 27%, respectively, of rental income for the year ended December 31, 2003. Under the terms of the GE, Coca-Cola and BlueLinx leases each tenant is required to reimburse to the landlord all operating expenses. The remaining rentable square footage is leased to various office and retail tenants under lease agreements with terms that vary in length and with various reimbursement clauses.

The Wildwood Buildings

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)(continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$11,321
2005	11,773
2006	12,072
2007	11,532
2008	11,445
Thereafter	67,217

$125,360

Subsequent to December 31, 2003, GE, Coca-Cola and BlueLinx will contribute approximately 42%, 33% and 22%, respectively, of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the nine months ended September 30, 2004 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Emerald Point Building (the “Building”) for the year ended December 31, 2003. This statement is the responsibility of the Emerald Point Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Emerald Point Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Emerald Point Building for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 29, 2004

Emerald Point Building

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)

(in thousands)

	2004	2003
	(Unaudited)
Revenues:
Base rent	$4,296	$5,728
Tenant reimbursements	268	417

Total revenues	4,564	6,145

Expenses:
Real estate taxes	394	515
Insurance	135	228
Repairs and maintenance	192	219
Janitorial	162	213
Utilities	266	194
Management fees	94	127
Other operating expenses	41	69

Total expenses	1,284	1,565

Revenues over certain operating expenses	$3,280	$4,580

See accompanying notes.

Emerald Point Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)

1. Description of Real Estate Property Acquired

On October 14, 2004, Wells Operating Partnership II, L.P. (“Wells OP II”), through a wholly owned subsidiary, acquired the Emerald Point Building (the “Building”), a four-story office building containing approximately 194,000 square feet located in Dublin, California, from CSDV, Limited Partnership. Total consideration for the acquisition was approximately $44.0 million. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with U. S. generally accepted accounting principles and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Building after its acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $0.07 million for the year ended December 31, 2003 and $0.06 million for the nine months ended September 30, 2004.

Use of Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Building is 100% leased, with SBC Advance Solutions, Inc. (“SBC”) and Franklin Templeton Corporate Services, Inc. (“Franklin Templeton”) leasing approximately 75% and 25%, respectively, of the Building’s rentable square footage under long-term lease agreements. SBC and Franklin Templeton contributed 77% and 23%, respectively, of rental income for the year ended December 31, 2003. Under the SBC and Franklin Templeton leases, each tenant is required to reimburse to the landlord its proportionate share of the Building’s operating expenses in excess of a base-year amount.

Emerald Point Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)(continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$5,654
2005	5,860
2006	6,212
2007	5,482
2008	4,752
Thereafter	7,919

$35,879

Subsequent to December 31, 2003, SBC and Franklin Templeton will contribute approximately 86% and 14%, respectively, of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the nine months ended September 30, 2004 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of The Corridors III Building (the “Building”) for the year ended December 31, 2003. This statement is the responsibility of The Corridors III Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of The Corridors III Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of The Corridors III Building for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 12, 2004

The Corridors III Building

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)

(in thousands)

	2004	2003
	(Unaudited)
Revenues:
Base rent	$2,014	$774
Tenant reimbursements	870	258
Other revenues	4	10

Total revenues	2,888	1,042

Expenses:
Real estate taxes	244	349
Utilities	199	160
Cleaning	204	123
Payroll	109	121
Other operating expenses	138	101
Repairs and maintenance	139	76
Landscaping	43	69
Insurance	28	47
Management fees	60	42

Total expenses	1,164	1,088

Revenues over certain operating expenses	$1,724	$(46)

See accompanying notes.

The Corridors III Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)

1. Description of Real Estate Property Acquired

On November 1, 2004, Wells Operating Partnership II, L.P., through a wholly owned subsidiary, (“Wells OP II”) acquired The Corridors III (the “Building”), a seven-story office building containing approximately 222,000 square feet located in Downers Grove, Illinois, from NBS Corridors III, L.L.C. Total consideration for the acquisition was approximately $40.4 million. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with U. S. generally accepted accounting principles and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Building after its acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $0.03 million for the year ended December 31, 2003 and $1.4 million for the nine months ended September 30, 2004.

Use of Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Building is approximately 93% leased, with MAF Bancorp, Inc. (“MAF Bancorp”), Toyota Motor Credit Corporation (“Toyota Motor Credit”), Metropolitan Life Insurance Company (“Met Life”) and Credit Suisse First Boston Corporation (“CSFB”) leasing 59%, 10%, 9% and 9%, respectively, of the Building’s rentable square footage under long-term lease agreements. Met Life and CSFB contributed 50% and 48%, respectively, of rental income for the year ended December 31, 2003. Under the MAF Bancorp, Toyota Motor Credit, Met Life and CSFB leases, each tenant is required to reimburse to the landlord its proportionate share of the Building’s operating expenses in full. During 2003, portions of the Building that are currently leased were vacant.

The Corridors III Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)(continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$1,265
2005	3,336
2006	3,419
2007	3,131
2008	3,009
Thereafter	13,348

$27,508

Subsequent to December 31, 2003, MAF Bancorp, Toyota Motor Credit, Met Life and CSFB will contribute approximately 77%, 7%, 7% and 4%, respectively, of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the nine months ended September 30, 2004 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Highland Landmark III Building (the “Building”) for the year ended December 31, 2003. This statement is the responsibility of the Highland Landmark III Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Highland Landmark III Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Highland Landmark III Building for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 21, 2004

Highland Landmark III Building

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)

(in thousands)

	2004	2003
	(Unaudited)
Revenues:
Base rent	$3,213	$3,915
Tenant reimbursements	1,468	1,818
Other revenues	17	18

Total revenues	4,698	5,751

Expenses:
Real estate taxes	508	677
Cleaning	201	307
Repairs and maintenance	234	271
Utilities	186	249
Administration	172	242
Other operating expenses	140	171
Facilities and safety	128	163
Insurance	100	128

Total expenses	1,669	2,208

Revenues over certain operating expenses	$3,029	$3,543

See accompanying notes.

Highland Landmark III Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)

1. Description of Real Estate Property Acquired

On December 28, 2004, Wells REIT II/Lincoln-Highland Landmark III, LLC (the “Joint Venture”), a joint venture between Wells REIT II – Highland Landmark III, LLC and Lincoln - Highland Landmark III, LLC (“Lincoln”), acquired the Highland Landmark III Building (the “Building”), a nine-story office building containing approximately 269,000 square feet located in Downers Grove, Illinois. Total consideration for the acquisition was approximately $52.7 million, of which $50.0 million was funded by Wells REIT II – Highland Landmark III, LLC, which is a wholly owned subsidiary of Wells Operating Partnership II, LP (“Wells OP II”). Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with U. S. generally accepted accounting principles and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Building after its acquisition by the Joint Venture.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $0.1 million for the year ended December 31, 2003 and approximately $0.2 million for the nine months ended September 30, 2004.

Use of Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Building is 92% leased, with PeopleSoft USA, Inc. (“PeopleSoft”) and New York Life Insurance Company (“New York Life”) leasing approximately 51% of the Building’s rentable square footage under long-term lease agreements. PeopleSoft and New York Life contributed 50% and 16%, respectively, of rental income for the year ended December 31, 2003. Under the terms of the PeopleSoft and New York Life leases, each tenant is required to reimburse to the landlord all operating expenses. The remaining rentable square footage is leased to various office and retail tenants under lease agreements with terms that vary in length and with various reimbursement clauses.

Highland Landmark III Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2003

and the Nine Months Ended September 30, 2004 (unaudited)(continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2004	$4,144
2005	4,254
2006	3,740
2007	2,934
2008	1,684
Thereafter	3,600

$20,356

Subsequent to December 31, 2003, PeopleSoft, New York Life and United States Steel Corporation will contribute approximately 36%, 19% and 14%, respectively, of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the nine months ended September 30, 2004 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the 180 Park Avenue 105 Building (the “Building”) for the year ended December 31, 2004. This statement is the responsibility of the Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the 180 Park Avenue 105 Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the 180 Park Avenue 105 Building for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 30, 2005

180 Park Avenue 105 Building

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2004

and the Three Months ended March 31, 2005 (unaudited)

(in thousands)

	2005	2004
	(Unaudited)
Revenues:
Base rent	$1,141	$4,564
Tenant reimbursements	62	253

Total revenues	1,203	4,817

Expenses:
Real estate taxes	138	551
Repairs and maintenance	126	348
Utilities	59	299
Cleaning	61	224
General and administrative	17	102
Property management fees	27	100
Property insurance	23	86
Other	30	68

Total expenses	481	1,778

Revenues over certain operating expenses	$722	$3,039

See accompanying notes.

180 Park Avenue 105 Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2004

and the Three Months Ended March 31, 2005 (unaudited)

1. Description of Real Estate Property Acquired

On March 14, 2005, Wells Operating Partnership II, L.P. (“Wells OP II”), through a wholly owned subsidiary, acquired the 180 Park Avenue 105 Building (the “Building”), a three-story office building containing approximately 222,000 square feet located in Florham Park, New Jersey. Total consideration for the acquisition was approximately $54.0 million. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with U. S. generally accepted accounting principles and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Building after its acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable decreased revenue by approximately $83,000 for the year ended December 31, 2004 and approximately $21,000 for the three months ended March 31, 2005.

Use of Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

Novartis Pharmaceuticals Corporation (“Novartis”) leases approximately 72% of the Building under a long-term lease agreement and approximately 28% of the Building is currently vacant. Novartis contributed approximately 100% of rental income for the year ended December 31, 2004 and for the three months ended March 31, 2005. Under the terms of the Novartis lease, the tenant is required to reimburse to landlord its proportionate share of the Building’s operating expenses in excess of a base year.

180 Park Avenue 105 Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2004

and the Three Months Ended March 31, 2005 (unaudited) (continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the Novartis Lease for the years ended December 31 are as follows (in thousands):

2005	$4,773
2006	5,124
2007	5,124
2008	5,124
2009	1,280
Thereafter	—

$21,425

Subsequent to December 31, 2004, Novartis will contribute approximately 100% of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the three months ended March 31, 2005 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Governor’s Pointe Buildings (the “Buildings”) for the year ended December 31, 2004. This statement is the responsibility of the Buildings’ management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Buildings’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Buildings’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Governor’s Pointe Buildings’ revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Governor’s Pointe Buildings for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 23, 2005

Governor’s Pointe Buildings

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2004

and the Three Months Ended March 31, 2005 (unaudited)

(in thousands)

	2005	2004
	(Unaudited)
Revenues:
Base rent	$777	$3,108
Tenant reimbursements	385	1,317

Total revenues	1,162	4,425

Expenses:
Cleaning	134	527
Repairs and maintenance	117	411
Real estate taxes	37	157
Utilities	53	153
Property management fees	21	84
Other	18	19

Total expenses	380	1,351

Revenues over certain operating expenses	$782	$3,074

See accompanying notes.

Governor’s Pointe Buildings

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2004

and the Three Months Ended March 31, 2005 (unaudited)

1. Description of Real Estate Property Acquired

On March 17, 2005, Wells Operating Partnership II, L.P. (“Wells OP II”), through a wholly owned subsidiary, acquired the Governor’s Pointe Buildings (the “Buildings”), two multi-story office buildings containing a total of approximately 302,000 square feet located in Mason, Ohio. Total consideration for the acquisition was approximately $41.5 million. Wells OP II is a Delaware limited partnership formed to acquire, own, lease, operate and manage real properties on behalf of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”), a Maryland corporation. Wells REIT II is the sole general partner of Wells OP II.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with U. S. generally accepted accounting principles and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Buildings after their acquisition by Wells OP II.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $1.1 million for the year ended December 31, 2004 and by $0.1 million for the three months ended March 31, 2005.

Use of Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Buildings are 100% leased to Community Insurance Company (“Community Insurance”) and Anthem Prescription Management (“Anthem”) under two long-term lease agreements. Community Insurance and Anthem contributed approximately 71% and 29%, respectively, of rental income for the year ended December 31, 2004 and the three months ended March 31, 2005. Under the terms of the Community Insurance and Anthem leases, each tenant is required to reimburse to the landlord it proportionate share of all operating expenses.

Governor’s Pointe Buildings

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2004

and the Three Months Ended March 31, 2005 (unaudited) (continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2005	$2,789
2006	2,789
2007	2,910
2008	3,019
2009	3,019
Thereafter	30,549

$45,075

Subsequent to December 31, 2004, Community and Anthem will contribute approximately 72% and 28%, respectively, of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the three months ended March 31, 2005 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Stockholders and Board of Directors

Wells Real Estate Investment Trust II, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the 100 East Pratt Building (the “Building”) for the year ended December 31, 2004. This statement is the responsibility of the Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. We were not engaged to perform an audit of the Building’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Building’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the 100 East Pratt Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the 100 East Pratt Building for the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 23, 2005

100 East Pratt Building

Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2004

and the Three Months Ended March 31, 2005 (unaudited)

(in thousands)

	2005	2004
	(Unaudited)
Revenues:
Base rent	$3,783	$11,976
Tenant reimbursements	1,295	4,195
Parking revenue	485	2,031
Other revenues	34	20

Total revenues	5,597	18,222

Expenses:
Real estate taxes	879	3,494
Repairs and maintenance	389	1,277
Utilities	288	1,195
Cleaning	202	768
Management Fees	147	572
Other operating expenses	111	437
Property insurance	62	252
General and administrative	43	113

Total expenses	2,121	8,108

Revenues over certain operating expenses	$3,476	$10,114

See accompanying notes.

100 East Pratt Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2004

and the Three Months Ended March 31, 2005 (unaudited)

1. Description of Real Estate Property Acquired

On May 12, 2005, Wells REIT II – 100 East Pratt LLC (the “Company”), a Delaware limited liability company, acquired all of the interest in 100 East Pratt Street Business Trust, a Maryland business trust that owns the 100 East Pratt Building (the “Building”), a twenty-eight story office building containing approximately 656,000 square feet located in Baltimore, Maryland. Total consideration for the acquisition was approximately $207.5 million. The Company was created on May 5, 2005, with Wells Real Estate Investment Trust II, Inc., a Maryland corporation, as the sole member.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with U. S. generally accepted accounting principles and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Building after its acquisition by the Company.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the terms of the related leases. The excess of rental income recognized over the amounts due pursuant to the lease terms is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable decreased revenue by approximately $0.5 million for the year ended December 31, 2004 and increased revenue by approximately $0.5 million for the three months ended March 31, 2005. Parking revenue is recognized on an accrual basis in the period earned.

Use of Estimates

The preparation of financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Building is approximately 93% leased, with T. Rowe Price Group, Inc. (“T. Rowe Price”), Tydings & Rosenberg, LLP (“Tydings & Rosenberg”), Merrill Lynch & Co. Inc. (“Merrill Lynch”), and Manufacturers and Traders Trust Company (“M&T Bank”) leasing approximately 71% of the Building’s rentable square footage under long-term lease agreements. T. Rowe Price and Tydings & Rosenberg contributed approximately 50% and 10%, respectively, of rental income for the year ended December 31, 2004. Under the terms of the T. Rowe Price, Tydings & Rosenberg, Merrill Lynch and M&T Bank leases, each tenant is required to reimburse to the landlord its proportionate share of the Building’s operating expenses in excess of a base year. The remaining rentable square footage is leased to various office and retail tenants under lease agreements with terms that vary in length and with various reimbursement clauses.

100 East Pratt Building

Notes to Statements of Revenues Over Certain Operating Expenses

for the Year Ended December 31, 2004

and the Three Months Ended March 31, 2005 (unaudited)(continued)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2005	$12,745
2006	12,996
2007	13,579
2008	11,519
2009	11,498
Thereafter	72,056

$134,393

Subsequent to December 31, 2004, T. Rowe Price will contribute approximately 75% of the future minimum rental income from the leases in place at that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the three months ended March 31, 2005 is unaudited; however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

SUMMARY OF UNAUDITED PRO FORMA FINANCIAL STATEMENTS

This pro forma information should be read in conjunction with the consolidated financial statements and notes of Wells Real Estate Investment Trust II, Inc. (“Wells REIT II”) included in its annual report filed on Form 10-K for the year ended December 31, 2004 and its quarterly report filed on Form 10-Q for the three months ended March 31, 2005. In addition, this pro forma information should be read in conjunction with the financial statements and notes of certain acquired properties included in various current reports previously filed on Form 8-K.

The following unaudited pro forma balance sheet as of March 31, 2005 has been prepared to give effect to the acquisitions of the 5995 Opus Parkway Building, the 215 Diehl Road Building and the 100 East Pratt Street Building (collectively, the “Q2 2005 Acquisitions”) as if they occurred on March 31, 2005. Other adjustments provided in the following unaudited pro forma balance sheet are comprised of certain pro forma financing-related activities, including capital raised through the issuance of additional common shares and repayments of acquisition-related borrowings subsequent to the pro forma balance sheet date. Wells Operating Partnership II, L.P. (“Wells OP II”) is a Delaware limited partnership that was organized to own and operate properties on behalf of Wells REIT II, and is a consolidated subsidiary of Wells REIT II.

The following unaudited pro forma statement of operations for the three months ended March 31, 2005 has been prepared to give effect to the acquisitions of the 180 Park Avenue 105 Building and the Governor’s Pointe Buildings (collectively, the “Q1 2005 Acquisitions”) and the Q2 2005 Acquisitions as if such acquisitions occurred on January 1, 2004.

The following unaudited pro forma statement of operations for the year ended December 31, 2004 has been prepared to give effect to the acquisition of the Weatherford Center Houston Building, the New Manchester One Building, the Republic Drive Buildings, the Manhattan Towers Property, the 9 Technology Drive Building, the 180 Park Avenue Buildings, the One Glenlake Building, the 80 M Street Building, the One West Fourth Street Building, the 3333 Finley Road, the 1501 Opus Place Buildings, the Wildwood Buildings, the Emerald Point Building, the 800 N. Frederick Building, the Corridors III Building and the Highland Landmark III Building (collectively, the “2004 Acquisitions), the Q1 2005 Acquisitions and the Q2 2005 Acquisitions as if such acquisitions occurred on January 1, 2004.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the 2004 Acquisitions, the Q1 2005 Acquisitions or the Q2 2005 Acquisitions been consummated as of January 1, 2004. In addition, the pro forma balance sheet includes pro forma allocations of the purchase price based upon preliminary estimates of the fair value of the assets and liabilities acquired in connection with the Q2 2005 Acquisitions. These allocations may be adjusted in the future upon finalization of these preliminary estimates.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA BALANCE SHEET

MARCH 31, 2005

(in thousands)

(unaudited)

ASSETS

	Wells Real Estate Investment Trust II, Inc. Historical (a)	Pro Forma Adjustments								Pro Forma Total
		Q2 2005 Acquisitions						Other
		5995 Opus Parkway Building		215 Diehl Road Building		100 East Pratt Street Building
Real estate assets, at cost:
Land	$159,096	$2,680 13	(b) (c)	$3,400 52	(b) (c)	$10,375 36	(b) (c)	$103	(d)	$175,755
Buildings and improvements, less accumulated depreciation	684,537	11,034 82	(b) (c)	16,969 329	(b) (c)	130,566 608	(b) (c)	452	(d)	844,577
Intangible lease assets, less accumulated amortization	177,946	3,772	(b)	1,350	(b)	34,818	(b)	—		217,886
Construction in progress	503	—		—		—		—		503

Total real estate assets	1,022,082	17,581		22,100		176,403		555		1,238,721

Cash and cash equivalents	26,290	(3,499	)(b)	(16,150	)(b)	(184,463	)(b)	104,824 (24,000 (2,369 (199 (750	(e) )(f) )(g) )(h) )(i)	(100,316)
Tenant receivables, net of allowance for doubtful accounts	9,294	—		—		—		—		9,294
Prepaid expenses and other assets	4,796	(799) (95)	(b) (c)	(750 (381	)(b) )(c)	(644	)(c)	199 750 (555 2,369	(h) (i) )(d) (g)	4,890
Deferred financing costs, less accumulated amortization	747	—		—		—		—		747
Deferred lease costs, less accumulated amortization	114,802	3,046	(b)	3,181	(b)	8,704	(b)	—		129,733
Investments in bonds	78,000	—		—		—		—		78,000

Total assets	$1,256,011	$16,234		$8,000		$—		$80,824		$1,361,069

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA BALANCE SHEET (CONTINUED)

MARCH 31, 2005

(in thousands)

(unaudited)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	Wells Real Estate Investment Trust II, Inc. Historical (a)	Pro Forma Adjustments							Pro Forma Total
		Q2 2005 Acquisitions
		5995 Opus Parkway Building		215 Diehl Road Building		100 East Pratt Street Building	Other
Liabilities:
Line of credit and note payable	$258,828	$16,000	(b)	$8,000	(b)	$—	$(24,000	)(f)	$258,828
Obligations under capital leases	78,000	—		—		—	—		78,000
Intangible lease liabilities, less accumulated amortization	31,049	234	(b)	—		—	—		31,283
Accounts payable and accrued expenses	9,584	—		—		—	—		9,584
Due to affiliates	2,130	—		—		—	—		2,130
Dividends payable	2,390	—		—		—	—		2,390
Deferred income	1,760	—		—		—	—		1,760

Total liabilities	383,741	16,234		8,000		—	(24,000)		383,975

Minority Interest	1,220	—		—		—	—		1,220

Redeemable Common Shares	5,501	—		—		—	—		5,501

Stockholders’ Equity:
Common shares, $ .01 par value; 900,000,000 shares authorized, 102,470,183 shares issued and outstanding at March 31, 2005	1,025	—		—		—	118	(e)	1,143
Additional paid in capital	905,680	—		—		—	104,706	(e)	1,010,386
Cumulative distributions in excess of earnings	(35,655)	—		—		—	—		(35,655)
Redeemable common shares	(5,501)	—		—		—	—		(5,501)

Total stockholders’ equity	865,549	—		—		—	104,824		970,373

Total liabilities and stockholders’ equity	$1,256,011	$16,234		$8,000		$—	$80,824		$1,361,069

(a)	Historical financial information is derived from the Registrant’s quarterly report filed on Form 10-Q as of March 31, 2005.
(b)	Reflects the purchase price of the assets and liabilities obtained by the Registrant in connection with the respective acquisition, net of any purchase price adjustments.
(c)	Reflects deferred project costs applied to land and building at approximately 2.312% of the cash paid for purchase upon acquisition.
(d)	Reflects deferred project costs applied to land and building at approximately 2.312% of the portion of capital raised, as described in note (e) below, which is assumed to be used to repay borrowings created in connection with the acquisitions of 5995 Opus Parkway and 215 Diehl Road.
(e)	Reflects capital raised through issuance of additional shares subsequent to March 31, 2005 through April 19, 2005, the date of acquisition of the 215 Diehl Road Building, net of organizational and offering costs, commissions and dealer-manager fees.
(f)	Reflects the repayment of acquisition-related borrowings using capital raised as described in note (e) above.
(g)	Reflects deferred project costs capitalized as a result of additional capital raised as described in note (e) above.
(h)	Reflects earnest money delivered in connection with the 5995 Opus Parkway Acquisition.
(i)	Reflects earnest money delivered in connection with the 215 Diehl Road Acquisition.

The accompanying notes are an integral part of this statement.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005

(in thousands, except for per share amounts)

(unaudited)

	Wells Real Estate Investment Trust II, Inc. Historical (a)	Pro Forma Adjustments										Pro Forma Total
		Q1 2005 Acquisitions and Q2 2005 Acquisitions
		180 Park Avenue 105 Building		Governor’s Pointe Buildings		5995 Opus Parkway Building		215 Diehl Road Building		100 East Pratt Street Building
Revenues:
Rental income	$25,101	$1,089	(b)	$911	(b)	$384	(b)	$(18	)(b)	$4,222	(b)	$31,689
Tenant reimbursements	5,144	70	(c)	385	(c)	198	(c)	—		1,295	(c)	7,092
Interest income	1,311	—		—		—		—		—		1,311

	31,556	1,159		1,296		582		(18)		5,517		40,092

Expenses:
Property operating costs	8,382	494	(d)	394	(d)	352	(d)	64	(d)	2,003	(d)	11,689
Asset management fees	2,029	101	(e)	78	(e)	38	(e)	47	(e)	346	(e)	2,639
General and administrative	2,121	—		—		—		—		—		2,121
Depreciation	4,059	238	(f)	208	(f)	72	(f)	109	(f)	841	(f)	5,527
Amortization	8,360	629	(g)	270	(g)	286	(g)	85	(g)	988	(g)	10,618
Interest expense	5,765	—		—		—		—		—		5,765

	30,716	1,462		950		748		305		4,178		38,359

Income before minority interest	840	(303)		346		(166)		(323)		1,339		1,733

Minority interest in income of consolidated subsidiaries	$30	$—		$—		$—		$—		$—		$30

Net income	$810	$(303)		$346		$(166)		$(323)		$1,339		$1,703

Net income per share, basic and diluted	$0.01											$0.01

Weighted-average shares outstanding, basic and diluted	90,073											114,315

(a)	Historical financial information derived from quarterly report on Form 10-Q for the three months ended March 31, 2005.
(b)	Rental income is recognized on a straight line basis.
(c)	Consists of operating cost reimbursements.
(d)	Consists of property operating expenses.
(e)	Asset management fees calculated as 0.75% of the cost of the acquisitions on an annual basis limited to 1% of the net asset value of such acquisitions after deducting debt used to finance acquisitions.
(f)	Depreciation expense on portion of purchase price allocated to Building is recognized using the straight line method and a 40-year life.
(g)	Amortization of deferred leasing costs and lease intangibles is recognized using the straight-line method over the lives of the respective leases.

The accompanying notes are an integral part of this statement.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands, except for per share amounts)

(unaudited)

	Wells Real Estate Investment Trust II, Inc. Historical (a)	Pro Forma Adjustments												Pro Forma
				Q1 2005 Acquisitions and Q2 2005 Acquisitions
		2004 Acquisitions		180 Park Avenue 105 Building		Governor’s Pointe Buildings		5995 Opus Parkway Building		215 Diehl Road Building		100 East Pratt Street Building
														Total
Revenues:
Rental income	$43,864	$40,962	(b)	$4,356	(b)	$3,646	(b)	$1,322	(b)	$(74	)(b)	$16,800	(b)	$110,876
Tenant reimbursements	6,837	10,170	(c)	332	(c)	1,317	(c)	793	(c)	—	(c)	4,195	(c)	23,644
Interest income	2,921	—		—		—		—		—		—		2,921

	53,622	51,132		4,688		4,963		2,115		(74)		20,995		137,441

Expenses:
Property operating costs	13,684	20,384	(d)	1,793	(d)	1,241	(d)	1,410	(d)	258	(d)	8,184	(d)	46,954
Asset management fees	3,032	5,347	(e)	282	(e)	218	(e)	106	(e)	131	(e)	967	(e)	10,083
General and administrative	4,380	—		—		—		—		—		0		4,380
Depreciation	7,456	8,138	(f)	950	(f)	831	(f)	286	(f)	437	(f)	3,365	(f)	21,463
Amortization	12,028	17,826	(g)	2,516	(g)	1,080	(g)	1,143	(g)	341	(g)	3,950	(g)	38,884
Interest expense	17,610	1,026	(h)	—		—		—		—		—		27,177
		1,595	(i)
		368	(j)
		3,375	(k)
		1,732	(l)
		1,471	(m)

	58,190	61,262		5,541		3,370		2,945		1,167		16,466		148,941

Loss before minority interest	(4,568)	(10,130)		(853)		1,593		(830)		(1,241)		4,529		(11,500)
Minority interest in loss of consolidated subsidiaries	$6	$—		$—		$—		$—		$—		$—		$6

Net income	$(4,562)	$(10,130)		$(853)		$1,593		$(830)		$(1,241)		$4,529		$(11,494)

Net income per share, basic and diluted	$(0.15)													$(0.10)

Weighted average shares outstanding, basic and diluted	31,372													114,315

(a)	Historical financial information derived from annual report on Form 10-K for the year ended December 31, 2004.
(b)	Rental income is recognized on a straight-line basis.
(c)	Consists of operating cost reimbursements.
(d)	Consists of property operating expenses.
(e)	Asset management fees calculated as 0.75% of the cost of the acquisitions on an annual basis limited to 1% of the net asset value of such acquisitions after deducting debt used to finance acquisitions.
(f)	Depreciation expense on portion of purchase price allocated to Building is recognized using the straight-line method and a 40-year life.
(g)	Amortization of deferred leasing costs and lease intangibles is recognized using the straight-line method over the lives of the respective leases.
(h)	Represents interest expense on an interest-only note entered into subsequent to the acquisition of and secured by the 9 Technology Drive Building, which bears interest at fixed rate of 4.31% and matures on February 1, 2008.
(i)	Represents interest expense on a mortgage loan assumed in connection with the One West Fourth Street Building acquisition that bears interest at 5.8% and matures on December 10, 2018.
(j)	Represents imputed interest expense on an interest-free note payable entered into in connection with the acquisition of the 1501 Opus Place Buildings Buildings.
(k)	Represents interest expense on a mortgage loan entered into subsequent to the acquisition of the Wildwood Buildings that bears interest at 5.0% and matures on December 1, 2014.
(l)	Represents interest expense on a mortgage loan assumed in connection with the 800 N. Frederick Building acquisition that bears interest at 4.62% and matures on November 11, 2011.
(m)	Represents interest expense on a mortgage loan entered into in connection with the acquisition of the Highland Landmark III Building that bears interest at 4.81% and matures on December 15, 2011.

The accompanying notes are an integral part of this statement.

APPENDIX A

Wells Real Estate Investment Trust II, Inc.

Subscription Agreement and Investor Instructions

Please follow these instructions carefully. Failure to do so may result in the rejection of your subscription.

1. INVESTMENT INFORMATION

A minimum investment of $1,000 is required, except for certain states that require a higher minimum investment as set forth in the Prospectus under “Plan of Distribution—Minimum Purchase Requirements,” A CHECK SHOULD BE MADE PAYABLE TO THE ORDER OF “WELLS REAL ESTATE INVESTMENT TRUST II, INC.” FOR THE FULL PURCHASE PRICE OF THE SHARES SUBSCRIBED FOR. Investors who have satisfied the minimum purchase requirements in another public real estate program sponsored by Wells Capital, Inc. or its affiliates may invest as little as $25, except for residents of Maine, Minnesota, Nebraska, or Washington. Only persons meeting the standards set forth under the section of the Prospectus entitled “Suitability Standards” may purchase shares. Please indicate the state in which the sale was made if other than state of residence.

All additional investments must be for at least $25. If additional investments in the Company are made, the investor agrees to notify the participating broker/dealer (“Broker/Dealer”) or investment adviser named in Section 8 of the Subscription Agreement.

Note: THE COMPANY WILL NOT ACCEPT CASH, STARTER OR COUNTER CHECKS, MONEY ORDERS, OR TRAVELER’S CHECKS DUE TO ANTI-MONEY LAUNDERING CONSIDERATIONS.

2. TYPE OF OWNERSHIP

Please check the appropriate box to indicate the account type of investor subscribing.

3. REGISTRATION AND CONTACT INFORMATION

Please enter the exact name in which the Shares are to be held:

•	Joint tenants with right of survivorship or tenants-in-common, include the names of both investors
•	Partnerships or corporations, include the name of an individual to whom correspondence will be addressed
•	Trusts should include the name(s) of the trustee(s)

All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 7, the investor is certifying that this number is correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee. Indicate the birth date of the registered owner unless the registered owner is a legal entity.

4. INSTITUTIONAL INFORMATION

If the investment is being made for an IRA account held with a custodian other than U.S. Bank, N.A., the custodian information should be entered here. Fill in the Custodian Name, Address, Telephone Number, and Tax ID along with the Custodian Account Number. An authorized individual must sign the form approving the investment and include either the Custodian’s Signature Guarantee Stamp or a Corporate Resolution naming the authorized signer along with an example of their signature.

If U.S. Bank, N.A. will be the custodian, enter U.S. Bank, N.A. on the Custodian Name line and complete the U.S. Bank, N.A. IRA Application.

5. ELECTRONIC DELIVERY ELECTION

Wells encourages you to reduce printing and mailing costs and to conserve natural resources by electing to receive electronic delivery of shareholder communications. By electing to receive shareholder communications electronically, you authorize Wells REIT II to either (i) e-mail shareholder communications to you directly or (ii) make them available on its Web site at www.wellsref.com and notify you via e-mail when such documents are available. The shareholder communications we may send electronically include prospectus supplements, quarterly reports, annual reports, proxy materials, and any other documents that may be required to be delivered to shareholders under federal or state securities laws. This does not include account-specific information, such as quarterly account statements, tax information, and trade confirmations. You will not receive paper copies of these electronic materials unless you request them. Wells may also choose to send one or more items to you in paper form despite your consent to access them electronically. Your consent will be effective until you revoke it by terminating your registration by calling the Wells Client Services department at 800-557-4830 or by sending an e-mail to client.services@wellsref.com. In addition, by consenting to electronic access, you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic access of shareholder relations materials.

6. DIVIDENDS

AT LEAST ONE OF THE OPTIONS MUST BE SELECTED. IF THIS SECTION IS NOT COMPLETED, DIVIDENDS WILL BE PAID TO THE REGISTERED OWNER (OR CUSTODIAN, IF APPLICABLE.)

NOTE: If you have checked “IRA” in Section 2 and listed U.S. Bank, N.A., as custodian in Section 4, please disregard this section. You must instead complete the U.S. Bank, N.A., IRA Quarterly Distribution Election Form.

Please check the appropriate block to indicate to whom the dividends should be paid, in what form they should be paid, and the address of the individual(s) or institution receiving the distribution if dividends are to be paid to a third party. If no blocks are checked in this section, the funds will be paid to the registered owner (or custodian if applicable). Wells REIT II can accommodate up to four different dividend instructions for each account. Each instruction must be given a percentage, and the sum of the various distribution options must equal 100%.

For a discussion of the Dividend Reinvestment Plan, including a discussion of selling commissions payable by the Company in connection with the dividend reinvestments, please see the section of the Prospectus entitled “Description of Shares —Dividend Reinvestment Plan.”

To receive your dividends via Electronic Funds Transfer, please check the highlighted box on the subscription document.

7. SUBSCRIBER SIGNATURES

Please separately initial the representations in paragraphs (a) through (d) where indicated. Please note the higher suitability requirements described in the Prospectus for residents of California, Iowa, Kansas, Maine, Massachusetts, Michigan, Missouri, New Jersey, and Tennessee and the requirement that residents of Iowa, Kansas, Missouri, Ohio, and Pennsylvania have a net worth of at least ten times their investment in Wells REIT II. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on his or her behalf. Each investor must sign and date this section. If title is to be held jointly, all parties must sign. If the registered owner is a partnership, corporation, or trust, a general partner, officer, or trustee of the entity must sign.

Note: THESE SIGNATURES DO NOT HAVE TO BE NOTARIZED.

8. BROKER/DEALER OR REGISTERED INVESTMENT ADVISER (RIA) INFORMATION

Who must sign this section. If the investment is made through an investment adviser unaffiliated with a broker/dealer (“Registered Investment Adviser”), Section 8 must be signed by an authorized representative of the Investment Adviser. If the investment is made through a bank acting in a trustee or fiduciary capacity (a “Bank”), there is a separate subscription agreement that must be obtained from the Dealer-Manager to complete the investment. Otherwise, this section must be signed by an authorized representative of the participating Broker/Dealer.

Required Representations. By signing this section, the Broker/Dealer or Registered Investment Adviser represents that it has made every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each investor based on information provided by the investor regarding the investor’s financial situation and investment objectives. In making this determination, the Broker/Dealer or Registered Investment Adviser ascertained that the prospective shareholder:

•	meets the minimum income and net worth standards set forth in the Prospectus at “Suitability Standards”;
•	can reasonably benefit from an investment in the shares based on the prospective shareholder’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the prospective shareholder’s overall financial situation and has apparent understanding of:

•	the fundamental risks of the investment;
•	the risk that the shareholder may lose the entire investment;
•	the lack of liquidity of the shares;
•	the restrictions on transferability of the shares;
•	the background and qualifications of Wells Capital and its affiliates; and
•	the tax consequences of the investment.

Relevant information for this purpose will include at least the age, investment objectives, investment experience, income, net worth, financial situation, and other investments of the prospective shareholder, as well as any other pertinent factors. The Broker/Dealer or Registered Investment Adviser agrees to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the shareholder for a period of six years.

In addition, the registered representative of a Broker/Dealer represents that he or she and the Broker/Dealer are duly licensed to offer the shares in the state where the investment was made and in the state of the investor’s address set forth in Section 3 of the Subscription Agreement. A Registered Investment Adviser represents that such adviser is either registered under the Investment Advisers Act of 1940 or exempt from registration.

Commission Rate. Broker/Dealers should select only one commission rate. “Full commission” may not be selected if the investment is made through an investment adviser representative compensated on a fee-for-service basis in connection with the sale or if the purchase is for a Broker/Dealer, its retirement plan, or its representative (or the retirement plan or family members of its representative).

Note: The Subscription Agreement, together with a check for the full purchase price, should be delivered or mailed to one of the addresses noted at the top of the Subscription Agreement by the Broker/Dealer or Registered Investment Adviser, as applicable. Only original, completed copies of Subscription Agreements can be accepted. The Company cannot accept photocopied or otherwise duplicated Subscription Agreements.

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT,

PLEASE CALL 800-557-4830.

SAMPLE FORM

Wells Real Estate Funds	Wells Real Estate Investment Trust II, Inc.
See pages 1-3 for instructions.	Subscription Agreement

Regular Mail: Wells Real Estate Funds • P.O. Box 2828 • Norcross, GA 30091-2828	Overnight Address: Wells Real Estate Funds • 6200 The Corners Parkway • Norcross, GA 30092-3365

For additional questions or assistance, please call Client Services at 800-557-4830 or 770-243-8282. You may also contact us by e-mail at client.services@wellsref.com or visit our Web site at www.wellsref.com.

1. Investment Information

☐ I have an existing account at Wells. My Account Number is

Investment Type (Please check one)

☐ Initial Investment (Minimum $1,000 — Some states may have higher minimums — see Prospectus for details)

☐ Additional Investment (Minimum $25)

Dollar Amount $ In the event of a discrepancy between the dollar amount indicated above and that of the actual check(s) received, the check amount(s) will govern.

State in which sale was made if other than state of residence

Method of Payment

☐  Check Enclosed         ☐  Wire         ☐  Transfer Request         ☐  Check Under Separate Cover

(Check Under Separate Cover may delay the processing of your investment)

Please make check(s) payable to: Wells Real Estate Investment Trust II, Inc.

WE DO NOT ACCEPT Money Orders, Traveler’s Checks, Starter Checks, Counter Checks, or Cash due to Anti-Money Laundering considerations.

2. Type of Ownership

☐ Individual

☐ IRA                Type

☐ Joint Tenants with Right of Survivorship

☐ Trust/Trust     Type

      Please specify Family, Living, Revocable, etc.

☐ Transfer on Death (some states prohibit)

      May be chosen in conjunction with other ownership types.

☐ UGMA                         State

☐ UTMA                         State

☐ Community Property

☐ Tenants-in-Common

☐ Qualified Plan                  MPPP                  Profit-Sharing Plan                  Keogh

☐ Other

3. Registration and Contact Information

☐ Mr.         ☐ Mrs.         ☐ Ms.         ☐ M.D.         ☐ Ph.D.         ☐ DDS.         ☐ Other

1st Registration Last Name/Entity	First	Middle	Social Security/Taxpayer ID Number	Birth Date

2nd Registration Last Name/Entity	First	Middle	Social Security/Taxpayer ID Number	Birth Date

Investor Street Address (Required by USA PATRIOT Act)		City	State	Zip

Investor Mailing Address (if different)		City	State	Zip

Investor Business Telephone			Investor Home Telephone

☐ U.S. Citizen             ☐ Resident Alien - Country of Origin                                           ☐ Nonresident Alien - Country of Origin

A U.S. street address and a U.S. Social Security Number or Taxpayer Identification Number are required to open an account. In addition, Nonresident Aliens must also supply IRS Form W-8BEN.

SAMPLE FORM

4. Institutional Information

Custodian Name

Custodian Address

City State	Zip

Telephone	Custodian Tax ID

Custodian Account Number

Custodian Signature (Required if not U.S. Bank, N.A.)

5. Electronic Delivery Election

Please carefully review the accompanying instructions and, if you desire, check the item below.

☐ Yes, I would like to receive shareholder communications electronically.

     My e-mail address is                                                                          .

Your e-mail address will be held in confidence and used only for matters relating to your Wells investments.

6. Dividend Information

NOTE: If you have checked “IRA” in Section 2 and listed U.S. Bank, N.A., as custodian in Section 4, please disregard this section. You must instead complete the U.S. Bank, N.A., IRA Quarterly Distribution Election Form.

If you elect to participate in the Dividend Reinvestment Plan, you must agree that, if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the then current Prospectus or the Subscription Agreement relating to such investment, you will promptly notify Wells REIT II in writing of that fact.

ATTACH VOIDED CHECK HERE

AT LEAST ONE OF THE FOLLOWING OPTIONS MUST BE SELECTED. If this section is not completed, dividends will be paid to the registered owner (or custodian, if applicable) at the address above.

Allocation %
☐ I prefer to participate in the Dividend Reinvestment Plan. (Attach Dividend Reinvestment Plan – Discounted Shares form, if applicable.)

☐ I prefer to receive a dividend check at the address of record for my account.

☐ I prefer to receive my dividends via an Electronic Funds Transfer into the following checking account

Institution Name Account Name Institution ABA # Account Number

NOTE: A voided check must be attached. By enclosing a voided check, you authorize and direct Wells REIT II to begin making electronic deposits into the checking account designated on the enclosed voided check. An automated deposit entry shall constitute your receipt for each transaction. This authority is to remain in force until Wells REIT II has received written notification from you of its termination at such time and in such manner as to give Wells REIT II reasonable time to act on it.

☐ I prefer my dividends be deposited into my Wells Mutual Fund or Money Market Account or be paid to a party other than the registered owner at the following address:
100%

Last Name/Entity First Middle	Telephone Number

Address

City State Zip	External Account Number

SAMPLE FORM

7. Subscriber Signatures

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce Wells REIT II to accept this subscription, I hereby represent and warrant to you as follows:

Primary Investor	Secondary Investor

(a)

I have received the Prospectus and the Wells Real Estate Funds Privacy Notice. I understand that I am entitled to a refund of my subscription amount upon written request to the Company only if the request is received within five (5) business days of either (i) completion of the Subscription Agreement or (ii) my receipt of the Prospectus, whichever is earlier.

Initials	Initials

(b)

I have (i) a net worth (exclusive of home, home furnishings, and automobiles) of $150,000 or more; or (ii) a net worth (as described above) of at least $45,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $45,000 gross annual income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “Suitability Standards.” I will not purchase additional Shares unless I meet these suitability requirements at the time of purchase.

Initials	Initials

		(c)	I acknowledge that the Shares are not liquid.
Initials	Initials

		(d)	I am purchasing the Shares for my own account. (Fiduciaries should make the representation if purchasing for the fiduciary account.)
Initials	Initials

I declare that the information supplied above is true and correct and may be relied upon by Wells REIT II in connection with my investment in Wells REIT II. Under penalty of perjury, by signing this Signature Page, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number; (b) I am not subject to back-up withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding; and (c) I am a U.S. Citizen unless I have indicated otherwise in Section 3.

I understand that I will not be admitted as a shareholder until my investment has been accepted. Depositing of my check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act, and depositing of funds.

Signature of Investor or Trustee	Signature of Joint Owner, if applicable	Date

PLEASE NOTE THAT THIS MUST BE SIGNED AND INITIALED BY TRUSTEE(S) IF A QUALIFIED PLAN.

THIS APPLICATION WILL NOT BE PROCESSED IF ANY SIGNATURES OR INITIALS ARE MISSING.

8. Broker/Dealer or Registered Investment Adviser (RIA) Information

☐ THIS IS A CHANGE IN BROKER/DEALER OR RIA	The Broker/Dealer or RIA must make the representations described in the Instructions to this Agreement by signing below to complete order.

BROKER/DEALER OR RIA		IARD/CRD number (if applicable)

Broker/Dealer or RIA Firm Name		Broker/Dealer or RIA Firm Telephone Number

Authorized Signature (if necessary)	Date	Broker/Dealer Account Number (if applicable)

INDIVIDUAL REPRESENTATIVE(S)		Rep. Number Commission Code (if applicable – only one allowed)

Primary Representative Name	Telephone Number	E-mail Address	Split % (if applicable)

Secondary Representative Name	Telephone Number	E-mail Address	Split % (if applicable)

Tertiary Representative Name	Telephone Number	E-mail Address	Split % (if applicable)

Firm Name (if different from Broker/Dealer or RIA name)	Office Address	City	State	Zip	Office Telephone

SAMPLE FORM THIS SUBSCRIPTION WAS MADE AS FOLLOWS:
☐	Through a participating Broker/Dealer – Indicate the one correct commission rate below.
	(1)	Full commission
	(2)	Waiver of selling commission; purchase through an affiliated investment adviser
	(3)	Waiver of selling commission; purchase is for participating Broker/Dealer or its retirement plan, or for a representative of participating Broker/Dealer or his or her retirement plan or family member(s)
☐	Through an RIA unaffiliated with a Broker/Dealer (Certification of Client Suitability Form must be attached).

I am aware of all of the Prospectus Supplements that constitute a part of the Prospectus as of this date. I have ensured that all such Prospectus Supplements were delivered to the investor prior to the investor’s completion of the Subscription Agreement.

Primary Representative Signature	Date	Secondary Representative Signature	Date	Tertiary Representative Signature	Date

PLEASE NOTE THAT THIS SUBSCRIPTION AGREEMENT CANNOT BE PROCESSED WITHOUT THE SIGNATURES OF ALL REPRESENTATIVES LISTED ABOVE.

Special Instructions

    ☐  I would like my RIA fees deducted from my investor’s dividends (optional) and have attached the Authorization to Make Payments Out of Dividends form.

    ☐  Other

For Internal Use Only

Accepted by:	U.S. Bank, N.A. Acceptance (if required):

Batch:	Cert:	Wells Account:

FRMRTIISUBDOC04-08	©2005 Wells Real Estate Funds

APPENDIX B

DIVIDEND REINVESTMENT PLAN

(Note: To be amended and restated and refiled in a pre-effective amendment to the registration statement of which this prospectus is a part)

Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), has adopted a Dividend Reinvestment Program (the “DRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1. Number of Shares Issuable. The number of shares of Common Stock authorized for issuance under the DRP is 185,000,000.

2. Participants. “Participants” are purchasers of Common Stock issued in the offering covered by the Company’s Registration Statement on Form S-11 (file no. 333-107066) (the “Offering”) who elect to participate in the DRP.

3. Dividend Reinvestment. The Company will apply that portion (as designated by a Participant) of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s shares of Common Stock to the purchase of additional shares of Common Stock for such Participant. Such shares will be sold through the broker-dealer and/or dealer manager through whom the Company sold the underlying shares to which the Distributions relate in the Offering unless the Participant makes a new election through a different distribution channel. The Company will pay selling commissions and the dealer manager fee as described in the registration statement relating to the Offering.

4. Procedure for Participation. Qualifying stockholders may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the dealer manager or participating broker-dealers. To increase their participation, Participants must complete a new enrollment form and make the election through the dealer manager or the Participant’s broker-dealer, as applicable. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that the Company makes a Distribution. Distributions will be paid quarterly and are calculated with a daily record and Distribution declaration date.

5. Purchase of Shares. Participants will acquire Common Stock at a price equal to the higher of $9.55 per share or 95% of the estimated value of one share as estimated by the Company’s advisor or other firm chosen by the board of directors for that purpose. Participants in the DRP may also purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed the Ownership Limit (unless exempted by the Company’s board of directors). A stockholder may not participate in the DRP through distribution channels that would be eligible to purchase shares in the Offering outside of the DRP at prices below $9.55 per share.

6. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes which may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.

7. Share Certificates. The shares issuable under the DRP shall be uncertificated until the board of directors determines otherwise.

8. Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all of the whole shares acquired by the Participant through the DRP. Fractional shares will not be voted.

B-1

9. Reports. Within 90 days after the end of the calendar year, the Company shall provide each Participant with (i) an individualized report on the Participant’s investment, including the purchase date(s), purchase price and number of shares owned, as well as the amount of Distributions received during the prior year; and (ii) all material information regarding the DRP and the effect of reinvesting dividends, including the tax consequences thereof. The Company shall provide such information reasonably requested by the dealer manager or a participating broker-dealer in the Offering in order for the dealer manager or participating broker-dealer to meet its obligation to deliver written notification to Participants of the information required by Rule 10b-10(b) promulgated under the Securities Exchange Act of 1934.

10. Termination by Participant. A Participant may terminate participation in the DRP at any time by delivering to the Company a written notice. To be effective for any Distribution, such notice must be received by the Company at least ten business days prior to the last day of the fiscal period to which the Distribution relates. Any transfer of shares by a Participant will terminate participation in the DRP with respect to the transferred shares. Upon termination of DRP participation, Distributions will be distributed to the stockholder in cash.

11. Amendment or Termination of DRP by the Company. The board of directors of the Company may amend or terminate the DRP for any reason upon 10 days’ written notice to the Participants.

12. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities act of a state, the Company has been advised that, in the opinion of the Securities and Exchange Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

13. Governing Law. This DRP shall be governed by the laws of the State of Maryland.

B-2

Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as soliciting dealers.

We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This prospectus speaks as of the date set forth below. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Our shares are not FDIC insured, may lose value and are not bank guaranteed. See “Risk Factors” beginning on page 18 to read about risks you should consider before buying shares of our common stock.

WELLS REAL ESTATE

INVESTMENT TRUST II, INC.

Maximum Offering of

480,000,000 Shares

of Common Stock

PROSPECTUS

WELLS INVESTMENT

SECURITIES, INC.

                    , 2005

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30. Quantitative and Qualitative Disclosures about Market Risk

As a result of its debt facilities, the Company is exposed to interest rate changes. The Company’s interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flow primarily through a low to moderate level of overall borrowings. However, the Company currently has a substantial amount of debt outstanding. The Company manages its ratio of fixed to floating rate debt with the objective of achieving a mix that it believes is appropriate. The Company’s line of credit is based on variable interest rates in order to take advantage of the lower rates available in the current interest rate environment and to provide the necessary financing flexibility; however, the Company is closely monitoring interest rates and will continue to consider the sources and terms of its borrowing facilities to determine whether it has appropriately guarded itself against the risk of increasing interest rates in future periods.

The Company may enter into interest rate swaps, caps or other arrangements in order to mitigate its interest rate risk on a related financial instrument. It does not enter into derivative or interest rate transactions for speculative purposes. All of its debt was entered into for other than trading purposes, and the fair value of its debt approximates its carrying amount.

The Company’s financial instruments consist of both fixed and variable rate debt. As of December 31, 2004, its consolidated debt consisted of the following, in thousands:

	2005	2006		2007	2008	2009	Thereafter
Maturing debt
Variable rate debt	$115,350	—		—	—	—	—
Fixed rate debt	$1,178	$18,323	(1)	$1,573	$1,667	$1,766	$210,648

Average interest rate on debt
Variable rate debt	4.74%	—		—	—	—	—
Fixed rate debt	5.80%	3.88	%(1)	5.80%	5.80%	5.80%	5.05%

(1)	Includes $17.1 million of debt with interest free terms. For the purposes of calculating the average interest rate, this debt was assumed to accrue interest at its imputed rate of 3.742%.

Approximately $115.4 million of the Company’s total debt outstanding as of December 31, 2004 was under its former $430 million line of credit with Bank of America, and was subject to variable rates, with a weighted average interest rate of approximately 4.74% per annum. The agreement contained borrowing arrangements that provided for interest costs based on LIBOR plus 225 basis points or the base rate plus 50 basis points, at its option. The base rate for any day was the higher of the Federal Funds Rate for such day plus 50 basis points or Bank of America’s prime rate for such day. The maturity date of the $430 million interim facility was May 10, 2005.

On May 9, 2005, the Company entered into a $400.0 million, three-year, unsecured revolving financing facility with a syndicate of banks led by Wachovia Bank, N.A. The $400.0 million credit facility replaced the Company’s $430.0 million line of credit with Bank of America, N.A. The $400.0 million credit facility contains borrowing arrangements that, at the Company’s option, provide for interest costs based on LIBOR for 7, 30, 60, 90, or 180 day periods, plus an applicable margin ranging from 0.85% to 1.20% (“LIBOR Loans”) or the floating base rate. The applicable margin for LIBOR Loans is based on the Company’s debt to total asset value ratio. The base rate for any day is the higher of the lender’s prime rate for such day or the Federal Funds Rate for such day plus 50 basis points. As of May 18, 2005, the Company’ s total indebtedness was $370.3 million, which consisted of borrowings under its $400.0 million credit facility of approximately $111.0 million and fixed-rate mortgages on certain properties totaling approximately $259.3 million. Based on the value of its borrowing-base properties, the Company had approximately $132.7 million in remaining capacity under its $400.0 million credit facility. An increase in the variable interest rate on the facility constitutes a market risk as a change in rates would increase or decrease interest incurred and therefore cash flows available for distribution to stockholders.

Approximately $235.1 million of the Company’s total debt outstanding as of December 31, 2004 is subject to fixed rates, with an average interest rate of 4.98% and expirations ranging from 2006 to 2018. A change in the market interest rate impacts the net financial instrument position of its fixed rate debt portfolio but has no impact on interest incurred or cash flows.

As of December 31, 2004, a 1% change in interest rates would result in a change in interest expense of approximately $1.2 million per year.

The Company does not believe there is any exposure to increases in interest rate risk related to the capital lease obligations of $78.0 million at December 31, 2004, as the obligation is at fixed interest rates and the Company also owns the related bonds.

Item 31. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Company in connection with the distribution of the securities being registered, other than selling commissions and the dealer manager fee. All amounts are estimated except the SEC registration fee and the NASD filing fee.

Item	Amount
SEC registration fee		$353,100
NASD filing fee		75,500
Legal fees and expenses		*
Blue sky fees and expenses		*
Accounting fees and expenses		*
Sales and advertising expenses		*
Educational conferences and seminars		*
Printing		*
Postage and delivery of materials		*
Due diligence expenses (retailing)		*
Expense reimbursement for educational conferences		*
Expense reimbursement for sales seminars		*
Legal fees – underwriter portion (retailing)		*
Miscellaneous expenses		*

Total	$	*

*	To be filed by amendment.

Item 32. Sales to Special Parties

Our directors and officers and directors, officers and employees of Wells Capital, Inc. and its affiliates may purchase shares in our primary offering at a discount. The purchase price of such shares is $9.05 per share reflecting the fact that selling commissions in the amount of $0.70 per share and dealer manager fees in the amount of $0.25 per share are not payable in connection with such sales.

Item 33. Recent Sales of Unregistered Securities

In connection with our incorporation, we issued 100 shares of our common stock to our advisor in a private offering exempt from the registration requirements pursuant to Section 4(2) of the Securities Act.

Item 34. Indemnification of Directors and Officers

Subject to the significant conditions set forth below, the Company has included in its charter a provision limiting the liability of its directors and officers to the Company and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Subject to the significant conditions set forth below, the charter also provides that the Company shall indemnify a director, officer or the advisor or any of its affiliates against any and all losses or liabilities reasonably incurred by them (other than when sued by or in right of the Company) in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company in such capacity.

Under the Company’s charter, the Company shall not indemnify a director, the advisor or any of the advisor’s affiliates (each an “Indemnitee”) for any liability or loss suffered by an Indemnitee, nor shall it exculpate an Indemnitee, unless all of the following conditions are met: (i) an Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company; (ii) the Indemnitee was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of (A) negligence or misconduct by the Indemnitee, excluding an Independent Director, or (B) gross negligence or willful misconduct by an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from its stockholders. Notwithstanding the foregoing, an Indemnitee shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

The charter provides that the advancement of Company funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if (in addition to the procedures required by Maryland law) all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Indemnitee undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, if the Indemnitee is found not to be entitled to indemnification.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

The Company will also purchase and maintain insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

Item 35. Treatment of Proceeds from Stock Being Registered

Not Applicable.

Item 36. Financial Statements and Exhibits

(a) The following financial statements are filed as part of this registration statement and included in this prospectus:

Consolidated Financial Statements

Wells Real Estate Investment Trust II, Inc. – March 31, 2005

Consolidated Balance Sheets – March 31, 2005 (unaudited) and December 31, 2004

Consolidated Statement of Operations for the Three Months Ended March 31, 2005 (unaudited) and March 31, 2004 (unaudited)

Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)

Consolidated Statement of Cash Flows for the Three Months Ended March 31, 2005 (unaudited) and March 31, 2004 (unaudited)

Condensed Notes to Consolidated Financial Statements (unaudited)

Wells Real Estate Investment Trust II, Inc. – December 31, 2004

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2004 and 2003

Consolidated Statements of Operations for the Year Ended December 31, 2004 and the Period From Inception (July 3, 2003) to December 31, 2003

Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2004 and the Period From Inception (July 3, 2003) to December 31, 2003

Consolidated Statements of Cash Flows for the Year Ended December 31, 2004 and the Period From Inception (July 3, 2003) to December 31, 2003

Notes to Consolidated Financial Statements

Schedule III – Real Estate Assets and Accumulated Depreciation

Weatherford Center Houston Building

Report of Independent Auditors

Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003

Notes to Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003

Republic Drive Buildings

Report of Independent Auditors

Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003

Notes to Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003

Manhattan Towers Property

Report of Independent Auditors

Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003

Notes to Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003

180 Park Avenue Buildings

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)

One Glenlake Building

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)

80 M Street Building

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 (unaudited)

One West Fourth Street Building

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Six Months Ended June 30, 2004 (unaudited)

Notes to Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Six Months Ended June 30, 2004 (unaudited)

Wildwood Buildings

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)

Emerald Point Building

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)

The Corridors III Building

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)

Notes to Statement of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)

The Highland Landmark III Building

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2003 and the Nine Months Ended September 30, 2004 (unaudited)

180 Park Avenue 105 Building

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)

Governor’s Pointe Buildings

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)

100 East Pratt Building

Report of Independent Auditors

Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)

Notes to Statements of Revenues Over Certain Operating Expenses for the Year Ended December 31, 2004 and the Three Months Ended March 31, 2005 (unaudited)

Unaudited Pro Forma Financial Statements

Summary of Unaudited Pro Forma Financial Statements

Pro Forma Balance Sheets as of March 31, 2005 (unaudited)

Pro Forma Statement of Operations for the Three Months Ended March 31, 2005 (unaudited)

Pro Forma Statement of Operations for the Year Ended December 31, 2004 (unaudited)

(b)	The following exhibits are filed as part of this registration statement:

Ex. No.	Description
1.1**	Form of Dealer Manager Agreement with Selected Dealer Agreement

3.1	Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Company’s Form S-11, Commission File No. 333-107066

3.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 3 to the Company’s Form S-11, Commission File No. 333-107066

4.1	Form of Subscription Agreement with Consent to Electronic Delivery Form (included as Appendix A to prospectus)

4.2	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates), incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 3 to the Company’s Form S-11, Commission File No. 333-107066

4.3	Dividend Reinvestment Plan (included as Appendix B to prospectus)

4.4	Description of Share Redemption Plan (included in prospectus under the caption “Description of Shares — Share Redemption Program”)

5**	Opinion of DLA Piper Rudnick Gray Cary US LLP re legality

8**	Opinion of DLA Piper Rudnick Gray Cary US LLP re tax matters

10.1**	Form of Advisory Agreement

10.2	Agreement of Limited Partnership of Wells Operating Partnership II, L.P., incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 2 to the Company’s Form S-11, Commission File No. 333-107066

10.3	Stock Option Plan, incorporated by reference to Exhibit 10.3 to Pre-Effective Amendment No. 1 to the Company’s Form S-11, Commission File No. 333-107066

10.4	Independent Director Stock Option Plan, incorporated by reference to Exhibit 10.4 to Pre-Effective Amendment No. 1 to the Company’s Form S-11, Commission File No. 333-107066

10.5	Purchase and Sale Agreement (relating to the acquisition of the 80 M Street Building) between CH Realty II/Navy Yards, L.P. and Wells Operating Partnership II, L.P., dated April 20, 2004, incorporated by reference to Exhibit 10.6 to the Company’s Form 10-Q for the period ended June 30, 2004

10.6	Purchase and Sale Agreement (relating to the acquisition of the 100 East Pratt Street Building) entered April 4, 2005 among Boston Properties, Inc., East Pratt Street Associates Limited Partnership and the Company, incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the period ended March 31, 2005

10.7	Purchase and Sale Agreement (relating to the acquisition of the Wildwood Buildings) between Wildwood Associates and Wells Operating Partnership II, L.P., dated August 20, 2004, incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the period ended September 30, 2004

10.8	Master Property Management, Leasing and Construction Management Agreement among Wells Management Company, Inc., the Company and Wells Operating Partnership II, L.P., dated November 24, 2004, incorporated by reference to Exhibit 10.8 to Post-Effective Amendment No. 8 to the Company’s Form S-11, Commission File No. 333-107066

Ex. No.	Description
10.9	Credit Agreement dated as of May 9, 2005 by and among Wells Operating Partnership II, L.P., as borrower, Wachovia Bank, N.A., as administrative agent, and the other financial institutions parties thereto, incorporated by reference to Exhibit 10.9 to Post-Effective Amendment No. 9 to the Company’s Form S-11, Commission File No. 333-107066

21.1	Subsidiaries of the Company, incorporated by reference to Exhibit 21.1 to Post-Effective Amendment No. 9 to the Company’s Form S-11, Commission File No. 333-107066

23.1**	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Ernst & Young LLP

24	Power of Attorney (included on signature page)

*	Filed herewith.
**	To be filed by amendment.

Item 37. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 34 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 8, 2005.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:	/S/ LEO F. WELLS, III
Leo F. Wells, III
President

We, the undersigned officers and directors of Wells Real Estate Investment Trust II, Inc., hereby severally constitute Leo F. Wells, III and Douglas P. Williams, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, including any registration statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Wells Real Estate Investment Trust II, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the SEC, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/S/ LEO F. WELLS, III Leo F. Wells, III	President and Director	June 8, 2005

/S/ DOUGLAS P. WILLIAMS Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	June 8, 2005

/S/ CHARLES R. BROWN Charles R. Brown	Director	June 8, 2005

/S/ RICHARD W. CARPENTER Richard W. Carpenter	Director	June 8, 2005

/S/ BUD CARTER Bud Carter	Director	June 8, 2005

/S/ DONALD S. MOSS Donald S. Moss	Director	June 8, 2005

/S/ JACK M. PINKERTON Jack M. Pinkerton	Director	June 8, 2005

/S/ WALTER W. SESSOMS Walter W. Sessoms	Director	June 8, 2005

/S/ NEIL H. STRICKLAND Neil H. Strickland	Director	June 8, 2005

/S/ W. WAYNE WOODY W. Wayne Woody	Director	June 8, 2005